As filed with the Securities and Exchange Commission on October 10, 2006.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EXIDE TECHNOLOGIES

(Exact name of registrant as specified in its charter)

Delaware	3691	23-0552730
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Number)	(I.R.S. Employer Identification No.)

13000 Deerfield Parkway

Building 200

Alpharetta, GA 30004

(678) 566-9000

(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Barbara A. Hatcher

Executive Vice President and General Counsel

Exide Technologies

13000 Deerfield Parkway

Building 200

Alpharetta, GA 30004

(678) 566-9000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Carter W. Emerson, P.C.

Kirkland & Ellis LLP

200 East Randolph Drive

Chicago, Illinois 60601

(312) 861-2000

Approximate date of commencement of proposed sale of the securities to the public:    The exchange will occur as soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Note	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
10 1/2% Senior Secured Notes due 2013	$290,000,000(1)	100%(2)(3)	$290,000,000(1)(2)	$31,030

(1)	Represents the aggregate principal amount of the 10½% Senior Secured Notes due 2013 issued by Exide Technologies prior to the date of this Registration Statement.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.
(3)	Exclusive of accrued interest, if any.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED OCTOBER 10, 2006

PROSPECTUS

EXIDE TECHNOLOGIES

EXCHANGE OFFER FOR

$290,000,000

10 1/2% SENIOR SECURED NOTES DUE 2013

We are offering to exchange:

up to $290,000,000 of our new 10 1/2% Senior Secured Notes due 2013, Series B

for

a like amount of our outstanding 10 1/2% Senior Secured Notes due 2013.

Material Terms of Exchange Offer

•     The terms of the exchange notes to be issued in the exchange offer are substantially identical to the outstanding notes, except that the transfer restrictions and registration rights relating to the outstanding notes will not apply to the exchange notes.

•     There is no existing public market for the outstanding notes or the exchange notes. We do not intend to list the exchange notes on any securities exchange or seek approval for quotation through any automated trading system.

•     You may withdraw your tender of notes at any time before the expiration of the exchange offer. We will exchange all of the outstanding notes that are validly tendered and not withdrawn.

•     The exchange offer expires at 5:00 p.m., New York City time, on             , 2006, unless extended.

•     The exchange of notes will not be a taxable event for U.S. federal income tax purposes.

•     The exchange offer is not subject to any condition other than that it not violate applicable law or any applicable interpretation of the Staff of the SEC.

•     We will not receive any proceeds from the exchange offer.

•     You may tender your notes in integrals of $1,000.

For a discussion of certain factors that you should consider before participating in this exchange offer, see “ Risk Factors” beginning on page 11 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

October 10, 2006

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell nor is it an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

We have not authorized anyone to give any information or represent anything to you other than the information contained in this prospectus. You must not rely on any unauthorized information or representations.

Until                     , 2006, all dealers that, buy, sell or trade the exchange notes, whether or not participating in the exchange offer, may be required to deliver a prospectus. This requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments and subscriptions.

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TRADEMARKS

We own various trademarks under which our products are marketed globally that are valuable to our business, including Exide®, Exide Select Orbital®, Absolyte®, Centra™, Classic®, DETA®, Formula™, Fulmen®, Leader™, Liberator™, Marathon®, Mega Cycle®, Millennium 3™, Nautilus®, Sonnenschein®, Sprinter®, Stowaway Nautilus®, Stowaway Powercycler®, STR/STE™, Top Start Plus™, Tudor® and Ultra™. We also license the right to use various trademarks, including the Champion® and Champion Trailblazer® marks, which we license from Federal-Mogul Corporation, and the NASCAR® and Exide NASCAR Select® marks, which we license from the National Association for Stock Car Auto Racing, Inc. (“NASCAR”).

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PROSPECTUS SUMMARY

The following summary contains basic information about us and this exchange offer. It likely does not contain all the information that is important to you. For a more complete understanding of this exchange offer, we encourage you to read this entire document. In this prospectus, except as otherwise indicated or as the context may otherwise require, the words “the Company” refer to Exide Technologies and not any of its subsidiaries and the words “we,” “our” and “us” refer to Exide Technologies and its consolidated subsidiaries, collectively. Our fiscal year end is March 31. We refer to the fiscal year ended March 31, 2007 as “fiscal 2007,” the fiscal year ended March 31, 2006 as “fiscal 2006,” the fiscal year ended March 31, 2005 as “fiscal 2005,” and the fiscal year ended March 31, 2004 as “fiscal 2004.”

As a result of our emergence from Chapter 11 bankruptcy and our adoption of fresh start accounting, our financial information as of and for any period prior to May 5, 2004 is not comparable to the financial information for the periods after that date. Our emergence from bankruptcy resulted in a new reporting entity, which we refer to as the “Successor Company,” as of the effective date. All financial information as of and for all periods prior to May 5, 2004 is presented as pertaining to our predecessor reporting company, which we refer to as the “Predecessor Company.” In order to provide a meaningful comparison for purposes of discussion of results of operations for the twelve months ended March 31, 2005, the period April 1, 2004 through May 5, 2004 (Predecessor Company) has been combined with the period May 6, 2004 through March 31, 2005 (Successor Company). This combined twelve-month period represents only supplemental information in that it combines information from two different reporting entities. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Fresh Start Accounting.”

Our Company

We are a global producer and recycler of lead-acid batteries. We provide a comprehensive range of stored electrical energy products and services for transportation and industrial applications. Transportation markets include original-equipment and aftermarket automotive, heavy-duty truck, agricultural and marine applications, and new technologies for hybrid vehicles and 42-volt automotive applications. Industrial markets include batteries for telecommunications systems, fuel-cell load leveling, electric utilities, railroads, uninterruptible power supply (UPS), lift trucks, mining and other commercial vehicles. We report our results for four business segments, Transportation North America, Transportation Europe and Rest of World (“ROW”), Industrial Energy North America and Industrial Energy Europe and ROW. Our many brands include Exide, Absolyte, Centra, Classic, DETA, Fulmen, GNB, Liberator, Marathon, Sonnenschein and Tudor.

We are a Delaware corporation organized in 1966 to succeed to the business of a New Jersey corporation founded in 1888. Our principal executive offices are located at 13000 Deerfield Parkway, Building 200, Alpharetta, Georgia 30004. Our phone number is (678) 566-9000. More comprehensive information about us and our products is available through our Internet website at www.exide.com. The information contained on our website, or other sites linked to it, is not incorporated by reference into this prospectus.

Corporate Structure

The chart below illustrates our basic corporate and debt structure.

(1)	As of and for the three months ended June 30, 2006, Exide Technologies accounted for approximately 32% of our consolidated assets and approximately 39% of our consolidated net sales. Exide Technologies is a borrower of, or guarantor with respect to, all of our senior credit facility borrowings and the issuer of our floating rate convertible senior subordinated notes due 2013.
(2)	The outstanding notes and the notes exchanged therefor will be guaranteed by any of our domestic subsidiaries that have significant assets or operations. As of the date of this prospectus, none of our domestic subsidiaries has significant assets or operations and none of our domestic subsidiaries guarantee the notes. All our domestic subsidiaries guarantee borrowings under our senior credit facility.
(3)	As of and for the three months ended June 30, 2006, our foreign subsidiaries accounted for approximately 68% of our consolidated assets and approximately 61% of our consolidated net sales. None of our foreign subsidiaries will guarantee the outstanding notes or the notes exchanged therefor. One of our foreign subsidiaries is a borrower under our senior credit facility and lends borrowed funds to other foreign subsidiaries. Certain of our foreign subsidiaries guarantee the foreign borrowings under the senior credit facility.

Summary of the Exchange Offer

The Initial Offering of Outstanding Notes

We sold the outstanding notes on March 18, 2005 to Deutsche Bank Securities Inc., Credit Suisse First Boston LLC, Banc of America Securities LLC and UBS Securities LLC. We refer to these parties in this prospectus as the “initial purchasers.” The initial purchasers subsequently resold the outstanding notes: (i) to qualified institutional buyers pursuant to Rule 144A; or (ii) outside the United States in compliance with Regulation S, each as promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

Registration Rights Agreement

Simultaneously with the initial sale of the outstanding notes, we entered into a registration rights agreement for the exchange offer. In the registration rights agreement, we agreed, among other things, to use reasonable best efforts to file a registration statement with the SEC and to commence and complete this exchange offer within 285 days of issuing the outstanding notes. The exchange offer is intended to satisfy your rights under the registration rights agreement. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your outstanding notes.

The Exchange Offer

We are offering to exchange the exchange notes, which have been registered under the Securities Act, for your outstanding notes, which were issued on March 18, 2005. In order to be exchanged, an outstanding note must be properly tendered and accepted. All outstanding notes that are validly tendered and not validly withdrawn will be exchanged. We will issue exchange notes promptly after the expiration of the exchange offer.

Resales

We believe that the exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act provided that:

•	the exchange notes are being acquired in the ordinary course of your business;

•	you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the exchange notes issued to you in the exchange offer; and

•	you are not an affiliate of ours.

If any of these conditions are not satisfied and you transfer any exchange notes issued to you in the exchange offer without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes from these requirements, you may incur liability under the Securities Act. We will not assume, nor will we indemnify you against, any such liability.

Each broker-dealer that is issued exchange notes in the exchange offer for its own account in exchange for outstanding notes that were acquired by that broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. A broker-dealer may use this prospectus for an offer to resell, resale or other retransfer of the exchange notes issued to it in the exchange offer.

Record Date	We mailed this prospectus and the related exchange offer documents to registered holders of outstanding notes as of , 2006, which is the record date for the exchange offer.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, , 2006, unless we decide to extend the expiration date.

Conditions to the Exchange Offer	The exchange offer is not subject to any condition other than that the exchange offer not violate applicable law or any applicable interpretation of the staff of the SEC.

Procedures for Tendering Outstanding Notes	If you wish to tender your notes for exchange in this exchange offer, you must transmit to the exchange agent on or before the expiration date either:

•	an original or a facsimile of a properly completed and duly executed copy of the letter of transmittal, which accompanies this prospectus, together with your outstanding notes and any other documentation required by the letter of transmittal, at the address provided on the cover page of the letter of transmittal; or

•	if the notes you own are held of record by The Depository Trust Company, or “DTC,” in book-entry form and you are making delivery by book-entry transfer, a computer-generated message transmitted by means of the Automated Tender Offer Program System of DTC, or “ATOP,” in which you acknowledge and agree to be bound by the terms of the letter of transmittal and which, when received by the exchange agent, forms a part of a confirmation of book-entry transfer. As part of the book-entry transfer, DTC will facilitate the exchange of your notes and update your account to reflect the issuance of the exchange notes to you. ATOP allows you to electronically transmit your acceptance of the exchange offer to DTC instead of physically completing and delivering a letter of transmittal to the exchange agent.

In addition, you must deliver to the exchange agent on or before the expiration date:

•	a timely confirmation of book-entry transfer of your outstanding notes into the account of the exchange agent at DTC if you are making delivery by book-entry transfer; or

•	if necessary, the documents required for compliance with the guaranteed delivery procedures.

Special Procedures for Beneficial Owners

If you are the beneficial owner of book-entry interests and your name does not appear on a security position listing of DTC as the holder of the book-entry interests or if you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the book-entry interest or outstanding notes in the exchange offer, you should contact the person in whose name your book-entry interests or outstanding notes are registered promptly and instruct that person to tender on your behalf.

Withdrawal Rights	You may withdraw the tender of your outstanding notes at any time prior to 5:00 p.m., New York City time on , 2006.

Federal Income Tax Considerations	The exchange of outstanding notes will not be a taxable event for United States federal income tax purposes.

Use of Proceeds	We will not receive any proceeds from the issuance of exchange notes pursuant to the exchange offer. We will pay all of our expenses incident to the exchange offer.

Exchange Agent	U.S. Bank National Association is serving as the exchange agent in connection with the exchange offer.

Summary of Terms of the Exchange Notes

The form and terms of the exchange notes are the same as the form and terms of the outstanding notes, except that the exchange notes will be registered under the Securities Act. As a result, the exchange notes will not bear legends restricting their transfer and will not contain the registration rights and liquidated damage provisions contained in the outstanding notes. The exchange notes represent the same debt as the outstanding notes. Both the outstanding notes and the exchange notes are governed by the same indenture. Unless the context otherwise requires, we use the term “notes” in this prospectus to collectively refer to the outstanding notes and the exchange notes.

Issuer	Exide Technologies.

Securities	$290,000,000 in aggregate principal amount of 10 1/2% senior secured notes due 2013.

Maturity	March 15, 2013.

Interest Rate	10 1/2% per year (calculated using a 360-day year).

Interest Payment Dates	March 15 and September 15.

Ranking	The notes are our senior secured obligations, secured on a junior lien basis. The notes rank:

•	equally with all of our and the guarantors’, if any, existing and future senior indebtedness; and

•	senior to all of our and the guarantors’, if any, future subordinated indebtedness.

In addition, the notes are structurally subordinated to the existing and future liabilities of our subsidiaries that do not guarantee the notes and are effectively subordinated to our existing and future senior priority lien obligations, including the indebtedness under our senior credit facility and a lien we granted to the Pension Benefit Guaranty Corporation (the “PBGC”) to secure our minimum future cash contributions to our currently underfunded U.S. pension plans, to the extent of the assets securing such debt.

As of June 30, 2006, we had $658.8 million of senior debt (including the notes), of which $333.6 million was senior priority debt, excluding approximately $16.4 million of additional available borrowing capacity under our senior credit facility.

As of June 30, 2006, the notes were structurally subordinated to approximately $1,037.3 million of liabilities (including trade payables) of our subsidiaries.

Security

The notes are secured by a junior lien on all of the assets that secure our obligations and those of our domestic subsidiaries under the senior credit facility (other than our and our domestic subsidiaries’ guarantee of foreign subsidiary obligations). These assets do not include assets located outside of the United States, assets or stock of our foreign subsidiaries (other than a pledge of 65% of the stock of certain of our foreign subsidiaries), and certain other excluded collateral as provided in the indenture that will govern the notes. The notes are effectively subordinated to our existing and future senior priority lien obligations, including the indebtedness under our senior credit facility and a lien we granted to the PBGC to secure our minimum future cash contributions to our currently underfunded U.S. pension plans, to the extent of the assets securing such debt.

Guarantees

The notes will be guaranteed by any of our domestic subsidiaries that have significant assets or operations. As of the date of this prospectus, none of our domestic subsidiaries has significant assets or operations and none of our domestic subsidiaries guarantee the notes. None of our foreign subsidiaries guarantee the notes.

Optional Redemption on or after March 15, 2009

On or after March 15, 2009, we may redeem some or all of the notes at the redemption prices listed in the “Description of the Notes” section under the heading “Optional Redemption,” plus accrued interest to, but not including the date of redemption.

Optional Redemption upon Qualified Equity Offerings

At any time (which may be more than once) before March 15, 2008, we may choose to redeem up to 35% of the outstanding notes with money that we raise in one or more qualified equity offerings, as long as:

•	we pay 110.5% of the face amount of the notes, plus interest;

•	we issue a redemption notice not more than 60 days after the qualified equity offering; and

•	at least 65% of the aggregate principal amount of notes issued remains outstanding afterwards.

Optional Redemption with Make-Whole Payment

At any time before March 15, 2009, we may redeem some or all of the notes at a redemption price equal to the sum of (i) 100% of the principal amount of the notes, plus (ii) a make-whole premium, plus (iii) accrued interest to, but not including, the date of redemption.

Change of Control Offer

If a change in control of the Company occurs, we must give holders of the notes the opportunity to sell us their notes at 101% of their face amount, plus accrued interest to, but not including, the date of purchase. We might not be able to pay you the required price for notes you present to us at the time of a change of control, because:

•	we might not have enough funds at that time; or

•	the terms of our senior credit facility may prevent us from making such payments.

Asset Sale Proceeds

If we or our subsidiaries engage in certain asset sales, we generally must either invest the net cash proceeds from such sales in our business within a period of time, prepay senior debt or make an offer to purchase a principal amount of the notes equal to the excess net cash proceeds. The purchase price of the notes will be 100% of their principal amount, plus accrued interest.

Certain Indenture Provisions	The indenture under which the outstanding notes were issued will govern the exchange notes. The indenture contains covenants limiting our (and most or all of our subsidiaries’) ability to:

•	incur additional debt or enter into sale and leaseback transactions;

•	pay dividends or distributions on our capital stock or repurchase our capital stock;

•	issue stock of subsidiaries;

•	make certain investments;

•	create liens on our assets to secure debt;

•	enter into transactions with affiliates;

•	merge or consolidate with another company;

•	transfer and sell assets; and

•	create dividend or other payment restrictions affecting our subsidiaries.

These covenants are subject to a number of important limitations and exceptions.

Risk Factors

Investing in the notes involves substantial risks. See “Risk Factors” for a description of certain of the risks you should consider before deciding to exchange your notes.

Summary Historical Consolidated Financial Data

The following table sets forth selected financial data for the Company. The reader should read this information in conjunction with the Company’s Consolidated Financial Statements (audited) and Condensed Consolidated Financial Statements (unaudited) and Notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that appear elsewhere in this prospectus. See Note 1 to the Consolidated Financial Statements regarding the Predecessor Company and the Successor Company.

	Predecessor Company				Successor Company
	Fiscal Year Ended March 31,			Period from April 1, 2004 to May 5, 2004	Period From May 6, 2004 to March 31, 2005	Fiscal Year Ended March 31, 2006	Three Months Ended June 30,
	2002	2003	2004				2005	2006
(in thousands, except per share data)
Statement of Operations Data
Net sales	$2,428,550	$2,361,101	$2,500,493	$214,607	$2,476,259	$2,819,876	$669,332	$683,190
Gross profit	463,919	516,541	509,325	35,470	377,502	406,831	102,216	109,679

Selling, marketing and advertising expenses	290,957	261,299	264,753	24,504	251,085	271,059	71,073	68,506
General and administrative expenses	178,842	175,177	161,271	17,940	150,871	190,993	43,738	45,994
Restructuring and impairment	33,122	25,658	52,708	602	42,479	21,714	2,901	8,884
Goodwill impairment charge	105,000	37,000	—	—	388,524	—	—	—
Other (income) expense net	24,554	(11,035)	(40,724)	6,222	(56,898)	3,684	3,400	(3,492)
Interest expense, net	136,241	105,788	99,027	8,870	42,636	69,464	16,100	22,287

Loss before reorganization items, income tax, minority interest and cumulative effect of change in accounting principle	(304,797)	(77,346)	(27,710)	(22,668)	(441,195)	(150,083)	(34,996)	(32,500)
Reorganization items, net	—	36,370	67,042	18,434	11,527	6,158	1,372	1,607
Fresh start accounting	—	—	—	(228,371)	—	—	—	—
Gain on discharge	—	—	—	(1,558,839)	—	—	—	—
Minority interest	211	200	467	26	(18)	529	95	211
Income tax provision (benefit)	(1,422)	26,969	3,271	(2,482)	14,219	15,962	(754)	3,578
Income (Loss) before cumulative effect of change in accounting principle	(303,586)	(140,885)	(98,490)	1,748,564	(466,923)	(172,732)	(35,709)	(37,896)
Cumulative effect of change in accounting principle(1)	(496)	—	(15,593)	—	—	—	—	—

Net income (loss)	$(304,082)	$(140,885)	$(114,083)	$1,748,564	$(466,923)	$(172,732)	$(35,709)	$(37,896)

Basic and diluted net income (loss) per share	$(11.35)	$(5.14)	$(4.17)	$63.86	$(18.68)	$(6.91)	$(1.43)	$(1.51)

Balance Sheet Data (at period end)
Working capital (deficit)(2)	$(951,866)	$(15,876)	$(270,394)	$402,076	$(180,172)	$431,570	$395,674	$439,725
Property, plant and equipment, net	530,220	533,375	543,124	826,900	799,763	685,842	752,668	684,717
Total assets	1,915,868	2,372,691	2,471,808	2,729,404	2,290,780	2,082,909	2,153,374	2,083,733
Total debt	1,413,272	1,804,903	1,847,656	547,549	653,758	701,004	665,834	718,830
Total stockholders’ equity (deficit)	(555,742)	(695,369)	(769,769)	888,391	427,259	224,739	371,015	209,012

Other Financial Data
Cash provided by (used in):
Operating activities(3)	$(6,665)	$(239,858)	$40,551	$(7,186)	$(9,691)	$(44,348)	$(15,506)	$634
Investing activities	(58,462)	(39,095)	(38,411)	(4,352)	(44,013)	(32,817)	(1,563)	(7,870)
Financing activities	73,720	278,882	(9,667)	35,168	68,925	34,646	9,001	11,170

Capital expenditures	61,323	45,878	65,128	7,152	69,114	58,133	11,545	7,967
Ratio of earnings to fixed charges(4)	—	—	—	—	—	—	—	—
Cash dividends per share	0.04	—	—	—	—	—	—	—

(1)	The cumulative effect of change in accounting principle in fiscal 2002 resulted from the adoption of SFAS 133 on April 1, 2001 and in fiscal 2004 resulted from the adoption of SFAS 143 on April 1, 2003.
(2)	Working capital (deficit) is calculated as current assets less current liabilities, which at March 31, 2005 and March 31, 2002 reflects the reclassification of certain long-term debt as current. At March 31, 2003 and March 31, 2004, working capital (deficit) excludes liabilities of the Debtors classified as subject to compromise.
(3)	Cash used in operating activities in fiscal 2003 includes the repurchase of uncollected securitized accounts receivable under the terminated U.S. and European securitization programs of $117.5 million and $124.8 million, respectively.
(4)	For purposes of computing the ratios of earnings to fixed charges, earnings consist of income before provision for fixed charges, amortization of capitalized interest and unremitted earnings from equity investments, less interest capitalized and minority interest. Fixed charges include interest expense, amortization of deferred financing costs, amortization of original issue discount on notes and the portion of rental expense under operating leases deemed by us to be representative of the interest factor. The ratio of earnings to fixed charges was less than 1.00x for all periods presented in the table above. Earnings available for fixed charges were inadequate to cover fixed charges for the years ended March 31, 2002, 2003, and 2004 and the period from April 1, 2004 to May 5, 2004, period from May 6, 2004 to March 31, 2005, year ended March 31, 2006 and the three months ended June 30, 2006 by $303.2 million, $111.5 million, $92.4 million, $41.0 million, $452.9 million, $157.1 million and $34.3 million, respectively.

RISK FACTORS

You should carefully consider the risks described below, together with the other information contained in this prospectus, when deciding whether to participate in the exchange offer. The risks described below are not the only risks we face additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. Any of the following risks could materially adversely affect our business, financial condition or results of operations which may result in the loss of all or part of your original investment.

Risks Associated with the Exchange Offer

Because there is no public market for the notes, you may not be able to resell your notes.

The exchange notes will be registered under the Securities Act, but will constitute a new issue of securities with no established trading market, and there can be no assurance as to:

•	the liquidity of any trading market that may develop;

•	the ability of holders to sell their exchange notes; or

•	the price at which the holders would be able to sell their exchange notes.

If a trading market were to develop, the exchange notes might trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar debentures and our financial performance.

We understand that the initial purchasers presently intend to make a market in the notes. However, they are not obligated to do so, and any market-making activity with respect to the notes may be discontinued at any time without notice. In addition, any market-making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and may be limited during the exchange offer or the pendency of an applicable shelf registration statement. There can be no assurance that an active trading market will exist for the notes or that any trading market that does develop will be liquid.

In addition, any holder of outstanding notes who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes may be deemed to have received restricted securities, and if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. For a description of these requirements, see “Exchange Offer.”

Your outstanding notes will not be accepted for exchange if you fail to follow the exchange offer procedures and, as a result, your notes will continue to be subject to existing transfer restrictions and you may not be able to sell your outstanding notes.

We will not accept your notes for exchange if you do not follow the exchange offer procedures. We will issue exchange notes as part of this exchange offer only after a timely receipt of your outstanding notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your outstanding notes, please allow sufficient time to ensure timely delivery. If we do not receive your notes, letter of transmittal and other required documents by the expiration date of the exchange offer, we will not accept your notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of outstanding notes for exchange. If there are defects or irregularities with respect to your tender of notes, we may not accept your notes for exchange. For more information, see “Exchange Offer.”

If you do not exchange your outstanding notes, your outstanding notes will continue to be subject to the existing transfer restrictions and you may not be able to sell your outstanding notes.

We did not register the outstanding notes, nor do we intend to do so following the exchange offer. Outstanding notes that are not tendered will therefore continue to be subject to the existing transfer restrictions and may be transferred only in limited circumstances under the securities laws. If you do not exchange your outstanding notes, you will lose your right to have your outstanding notes registered under the federal securities laws. As a result, if you hold outstanding notes after the exchange offer, you may not be able to sell your outstanding notes.

If you exchange your outstanding notes, you may not be able to resell the exchange notes you receive in the exchange offer without registering them and delivering a prospectus.

You may not be able to resell exchange notes you receive in the exchange offer without registering those exchange notes or delivering a prospectus. Based on interpretations by the SEC in no-action letters, we believe, with respect to exchange notes issued in the exchange offer, that:

•	holders who are not “affiliates” of the Company within the meaning of Section 405 of the Securities Act;

•	holders who acquire their exchange notes in the ordinary course of business;

•	holders who do not engage in, intend to engage in, or have arrangements to participate in a distribution (within the meaning of the Securities Act) of the exchange notes; and

•	holders who are not broker-dealers

do not have to comply with the registration and prospectus delivery requirements of the Securities Act.

Holders described in the preceding sentence must tell us in writing at our request that they meet these criteria. Holders that do not meet these criteria cannot rely on interpretations of the SEC in no-action letters, and will have to register the exchange notes they receive in the exchange offer and deliver a prospectus for them. In addition, holders that are broker-dealers may be deemed “underwriters” within the meaning of the Securities Act in connection with any resale of exchange notes acquired in the exchange offer. Holders that are broker-dealers must acknowledge that they acquired their outstanding exchange notes in market-making activities or other trading activities and must deliver a prospectus when they resell exchange notes they acquire in the exchange offer in order not to be deemed an underwriter.

Risks Related to Our Business

We have experienced significant increases in raw material prices, particularly lead, and further changes in the prices of raw materials or in energy costs could have a material adverse impact on our business and financial condition.

Lead is the primary material by weight used in the manufacture of lead-acid batteries, representing approximately one-third of our cost of goods sold. Average lead prices quoted on the London Metal Exchange (the “LME”) have risen dramatically, increasing from $920.00 per metric tonne for fiscal 2005 to $1,041.00 per metric tonne for fiscal 2006. As of September 20, 2006, lead prices quoted on the LME were $1,345.00 per metric tonne. If we are unable to increase the prices of our products proportionate to the increase in raw material costs, our gross margins will decline. We cannot provide assurance that we will be able to hedge our lead requirements at reasonable costs or that we will be able to pass on these costs to our customers. Increases in our prices could also cause customer demand for our products to be reduced and net sales to decline. The rising cost of lead requires us to make significant investments in inventory and accounts receivable, which reduces amounts of cash available for other purposes, including making payments on our notes and other indebtedness. We also consume significant amounts of steel and other materials in our manufacturing process and incur energy costs in connection with manufacturing and shipping of our products. The market prices of these materials are also subject to fluctuation, which could further reduce our available cash.

The going concern modification received from our independent registered public accounting firm for the fiscal year ended March 31, 2006 could cause adverse reactions from our creditors, vendors, customers and others.

Our financial statements for our fiscal year ended March 31, 2006 contain an audit report from our independent registered public accounting firm PricewaterhouseCoopers LLP that contains a “going concern modification,” stating that the uncertainty with respect to our ability to maintain compliance with our financial covenants through fiscal 2007 raises substantial doubt about our ability to continue as a going concern. This going concern modification was based on our suffering recurring losses and negative cash flows from operations and our inability to comply with one or more of the covenants of our senior secured credit facility during fiscal 2005 and fiscal 2006. There is no assurance that we will be able to meet our fiscal 2007 business plan and be in compliance with our senior secured credit facility through March 31, 2007. This going concern modification could create concerns on the part of our creditors, vendors, customers and others about whether we will be able to fulfill our contractual obligations and otherwise continue to operate our business, which could result in a tightening of our liquidity. The going concern modification could also be perceived negatively by the capital markets, which could adversely affect the prices of our common stock as well as our ability to raise capital.

We are subject to a preliminary SEC inquiry.

On July 1, 2005 we were informed by the Enforcement Division of the SEC that it has commenced a preliminary inquiry into statements we made during fiscal 2006 about our ability to comply with fiscal 2005 loan covenants and the going concern modification in the audit report in our annual report on Form 10-K for fiscal 2005, which we filed with the SEC in June 2005. If the preliminary inquiry results in a formal investigation, it could have a material adverse effect on our financial position, results of operations and cash flows.

We are subject to fluctuations in exchange rates and other risks associated with our non-U.S. operations which could adversely affect our results of operations.

We have significant manufacturing operations in, and export to, several countries outside the United States. Approximately 58% of our net sales for fiscal 2006 were generated in Europe and ROW, with the vast majority generated in Europe in Euros and British Pounds. Because such a significant portion of our operations is based overseas, we are exposed to foreign currency risk, resulting in uncertainty as to future assets and liability values, and results of operations that are denominated in foreign currencies. We invoice foreign sales and service transactions in local currencies, using actual exchange rates during the period, and translate these revenues and expenses into U.S. dollars at average monthly exchange rates. Because a significant portion of our net sales and expenses are denominated in foreign currencies, the depreciation of these foreign currencies in relation to the U.S. dollar could adversely affect our reported net sales and operating margins. We translate our non-U.S. assets and liabilities into U.S. dollars using current rates as of the balance sheet date. Therefore, foreign currency depreciation against the U.S. dollar would result in a decrease of our net investment in foreign subsidiaries.

In addition, foreign currency depreciation, particularly depreciation of the Euro, would make it more expensive for our non-U.S. subsidiaries to purchase certain of our raw material commodities that are priced globally in U.S. dollars, such as lead, which is quoted on the LME in U.S. dollars. We do not engage in significant hedging of our foreign currency exposure and cannot assure that we will be able to hedge our foreign currency exposures at a reasonable cost.

There are other risks inherent in our non-U.S. operations, including:

•	changes in local economic conditions, including disruption of markets;

•	changes in laws and regulations, including changes in import, export, labor and environmental laws;

•	exposure to possible expropriation or other government actions; and

•	unsettled political conditions and possible terrorist attacks against American interests.

These and other factors may have a material adverse effect on our non-U.S. operations or on our results of operations and financial condition.

Our liquidity is affected by the seasonality of our business. Warm winters and cool summers adversely affect us.

We sell a disproportionate share of our automotive aftermarket batteries during the fall and early winter. Resellers buy automotive batteries during these periods so they will have sufficient inventory for cold weather periods. In addition, many of our industrial battery customers in Europe do not place their battery orders until the end of the calendar year. This seasonality increases our working capital requirements and makes us more sensitive to fluctuations in the availability of liquidity. Unusually cold winters or hot summers may accelerate battery failure and increase demand for automotive replacement batteries. Mild winters and cool summers may have the opposite effect. As a result, if our sales are reduced by an unusually warm winter or cool summer, it is not possible for us to recover these sales in later periods. Further, if our sales are adversely affected by the weather, we cannot make offsetting cost reductions to protect our liquidity and gross margins in the short-term because a large portion of our manufacturing and distribution costs are fixed.

Decreased demand in the industries in which we operate may adversely affect our business.

Our financial performance depends, in part, on conditions in the automotive, material handling and telecommunications industries, which, in turn, are generally dependent on the U.S. and global economies. As a result, economic and other factors adversely affecting production by original equipment manufacturers (“OEMs”) and their customers’ spending could adversely impact our business. Relatively modest declines in customer purchases from us could have a significant adverse impact on our profitability because we have substantial fixed production costs. If our OEM and large aftermarket customers reduce their inventory levels, and reduce their orders, our performance would be significantly adversely impacted. In this environment, we cannot predict future production rates or inventory levels or the underlying economic factors. Continued uncertainty and unexpected fluctuations may have a significant negative impact on our business.

The remaining portion of our battery sales are of aftermarket batteries. The factors influencing demand for automotive replacement batteries include: (1) the number of vehicles in use; (2) average battery life; (3) the average age of vehicles and their operating environment; (4) weather conditions; and (5) population growth and overall economic conditions. Any significant adverse change in any one of these factors may have a significant negative impact on our business.

The loss of our sole supplier of polyethylene battery separators would have a material adverse effect on our business.

We rely exclusively on a single supplier to fulfill our needs for polyethylene battery separators—a critical component to many of our products. There is no second source that could readily provide the volume of polyethylene separators used by us. As a result, any major disruption in supply from this supplier would have a material adverse impact on us. If we are not able to maintain a good relationship with this supplier, or if for reasons beyond our control the supplier’s service were disrupted, our business may experience a significant negative impact.

Many of the industries in which we operate are cyclical.

Our operating results are affected by the general cyclical pattern of the industries in which our major customer groups operate. Any decline in the demand for new automobiles, light trucks, and sport utility vehicles could have a material adverse impact on the financial condition and results of operations of our transportation battery divisions. A weak capital expenditure environment in the telecommunications, uninterruptible power systems and electric industrial forklift truck markets could have a material adverse impact on the financial condition and results of operations of our industrial energy divisions.

We are subject to pricing pressure from our larger customers.

We face significant pricing pressures in all of our business segments from our larger customers. Because of our customers’ purchasing size, our larger customers can influence market participants to compete on price and other terms. Such customers also use their buying power to negotiate lower prices. If we are not able to offset pricing reductions resulting from these pressures by improved operating efficiencies and reduced expenditures, those price reductions may have an adverse impact on our business.

We face increasing competition and pricing pressure from other companies in our industries, and if we are unable to compete effectively with these competitors, our sales and profitability could be adversely affected.

We compete with a number of major domestic and international manufacturers and distributors of lead acid batteries, as well as a large number of smaller, regional competitors. Due to excess capacity in some sectors of our industry and consolidation among industrial purchasers, we have been subjected to continual and significant pricing pressures. The North American, European and Asian lead acid battery markets are highly competitive. The manufacturers in these markets compete on price, quality, technical innovation, service and warranty. In addition, we are experiencing heightened competitive pricing pressure as Asian producers, able to employ labor at significantly lower costs than producers in the U.S. and Western Europe, expand their export capacity and increase their marketing presence in our major markets.

If we are not able to develop new products or improve upon our existing products on a timely basis, our business and financial condition could be adversely affected.

We believe that our future success depends, in part, on the ability to develop, on a timely basis, new technologically advanced products or improve on our existing products in innovative ways that meet or exceed our competitors’ product offerings. Maintaining our market position will require continued investment in research and development and sales and marketing. Industry standards, customer expectations, or other products may emerge that could render one or more of our products less desirable or obsolete. We may be unsuccessful in making the technological advances necessary to develop new products or improve our existing products to maintain our market position. If any of these events occur, it could cause decreases in sales and have an adverse effect on our business and financial condition.

We may be adversely affected by the instability and uncertainty in the world financial markets and the global economy, including the effects of turmoil in the Middle East.

Instability in the world financial markets and the global economy, including (and as a result of) the turmoil in the Middle East, may create uncertainty in the industries in which we operate, and may adversely affect our business. In addition, terrorist activities may cause unpredictable or unfavorable economic conditions and could have a material adverse impact on our operating results and financial condition.

We may be unable to successfully implement our business strategy, which could adversely affect our results of operations and financial condition.

Our ability to achieve our business and financial objectives is subject to a variety of factors, many of which are beyond our control. For example, we may not be successful in increasing our manufacturing and distribution efficiency through productivity, process improvements and cost reduction initiatives. Further, we may not be able to realize the benefits of these improvements and initiatives within the time frames we currently expect. In addition, we may not be successful in increasing our percentage of captive arrangements and spent battery collections or in hedging our lead requirements, leaving us exposed to fluctuations in the price of lead. Additionally, our implementation of these strategies could be delayed due to our limited liquidity. Any failure to successfully implement our business strategy could adversely affect results of operations and financial condition, and could further impair our ability to make certain strategic capital expenditures and meet our restructuring objectives.

We are subject to costly regulation in relation to environmental, health and safety matters, which could adversely affect our business and results of operations.

In the manufacture of our products throughout the world, we manufacture, distribute, recycle and otherwise use large amounts of potentially hazardous materials, especially lead and acid. As a result, we are subject to a substantial number of costly regulations, including limits on employee blood lead levels. In particular, we are required to comply with increasingly stringent requirements of federal, state and local environmental and occupational safety and health laws and regulations in the United States and other countries, including those governing emissions to air, discharges to water, noise and odor emissions; the generation, handling, storage, transportation, treatment and disposal of waste materials; and the cleanup of contaminated properties and human health and safety. Compliance with these laws and regulations results in ongoing costs. We could also incur substantial costs, including cleanup costs, fines and civil or criminal sanctions, third party property damage or personal injury claims, or costs to upgrade or replace existing equipment, as a result of violations of or liabilities under environmental laws or non-compliance with environmental permits required at our facilities. In addition, many of our current and former facilities are located on properties with histories of industrial or commercial operations. Because some environmental laws can impose liability for the entire cost of cleanup upon any of the current or former owners or operators, regardless of fault, we could become liable for the cost of investigating or remediating contamination at these properties if contamination requiring such activities is discovered in the future. We may become obligated to pay material remediation-related costs at our Tampa, Florida facility in the amount of approximately $12.5 million to $20.5 million, at the Columbus, Georgia facility in the amount of approximately $6.0 million to $9.0 million and at the Sonalur, Portugal facility in the amount of $3.5 million to $7.0 million.

We cannot be certain that we have been, or will at all times be, in complete compliance with all environmental requirements, or that we will not incur additional material costs or liabilities in connection with these requirements in excess of amounts we have reserved. Private parties, including current or former employees, could bring personal injury or other claims against us due to the presence of, or exposure to, hazardous substances used, stored or disposed of by us, or contained in our products, especially lead. Environmental requirements are complex and have tended to become more stringent over time. These requirements or their enforcement may change in the future in a manner that could have a material adverse effect on our business, results of operations and financial condition. We have made and will continue to make expenditures to comply with environmental requirements. These requirements, responsibilities and associated expenses and expenditures, if they continue to increase, could have a material adverse effect on our business and results of operations. While our costs to defend and settle claims arising under environmental laws in the past have not been material, we cannot provide assurance that this will remain so in the future.

The EPA or state environmental agencies could take the position that we have liability under environmental laws that were not discharged in bankruptcy. To the extent these authorities are successful in disputing the pre-petition nature of these claims, we could be required to perform remedial work that has not yet been performed for alleged pre-petition contamination, which would have a material adverse effect on our financial condition, cash flows or results of operations.

The EPA or state environmental agencies could take the position that we have liability under environmental laws that were not discharged in bankruptcy. To the extent these authorities are successful in disputing the pre-petition nature of these claims, we could be required to perform remedial work that has not yet been performed for alleged pre-petition contamination, which would have a material adverse effect on our financial condition, cash flows or results of operations. We have previously been advised by the EPA or state agencies that we are a “Potentially Responsible Party” under the Comprehensive Environmental Response, Compensation and Liability Act or similar state laws at 97 federally defined Superfund or state equivalent sites. At 45 of these sites, we have paid our share of liability and believe that it is probable that our liability for most of the remaining sites will be treated as disputed unsecured claims under our Joint Plan of Reorganization (the “Plan”). However, there can be no assurance that these matters will be discharged. In addition, the EPA, in the course of negotiating this pre-petition claim, had notified us of the possibility of additional clean-up costs associated with Hamburg, Pennsylvania properties of approximately $35.0 million. To date, the EPA has not made a formal claim for this amount or provided any support for this estimate. To the extent the EPA or other environmental authorities disputed the pre-petition nature of these claims, we would intend to resist any such effort to evade the bankruptcy law’s intended result, and believe there are substantial legal defenses to be asserted in that case. However, there can be no assurance that we would be successful in challenging any such actions.

We may be adversely affected by legal proceedings to which we are, or may become, a party.

We are subject to a number of litigation and regulatory proceedings, the results of which could have a material adverse effect on our business, financial condition or results of operations. No assurances can be given that we will be able to successfully defend any such litigation and regulatory proceedings, and adverse results in one or more of such litigation and regulatory proceedings could have a material adverse effect on our business or operations.

The cost of resolving our pre-petition disputed claims, including legal and other professional fees involved in settling or litigating these matters, could have a material adverse effect on our financial condition, cash flows and results of operations.

At March 31, 2006, there were approximately 1,400 pre-petition disputed unsecured claims on file in the bankruptcy case that remain to be resolved through our 2004 plan of reorganization’s claims reconciliation and allowance procedures. We established a reserve of common stock and warrants to purchase common stock for issuance to holders of these disputed unsecured claims as the claims are allowed by the bankruptcy court. Although these claims are generally resolved through the issuance of common stock and warrants from the reserve rather than the payment of money, the process of resolving these claims through settlement or litigation requires considerable resources, including expenditures for legal and professional fees and the attention of our personnel. These costs could have a material adverse effect on our financial condition, cash flows and results of operations. We are unable to predict how the recent declines in our stock price will impact this process given that our common stock is the currency in which these claims are resolved. On the one hand, lower stock prices may make some plaintiffs less willing to litigate but, on the other hand, may make some plaintiffs less willing to settle for less than the full amount of their claims depending on a variety of factors, including the strength of the plaintiff’s claims and the size of the plaintiff’s anticipated ultimate award.

Work stoppages or other labor issues at our facilities or our customers’ or suppliers’ facilities could adversely affect our operations.

At March 31, 2006, approximately 20% of our North American and many of our non-U.S. employees were unionized. It is likely that a significant portion of our workforce will remain unionized for the foreseeable future. It is also possible that the portion of our workforce that is unionized may increase in the future. Contracts covering approximately 591 of our domestic employees will expire in 2007, and the remainder thereafter. In addition, contracts covering most of our union employees in Europe and the rest of the world expire on various dates through fiscal 2007. Although we believe that our relations with employees are generally good, if conflicts develop between us and our employees’ unions in connection with the renegotiation of these contracts or otherwise, work stoppages or other labor disputes could result. A work stoppage at one or more of our plants, or a material increase in our costs due to unionization activities, may have a material adverse effect on our business. Work stoppages at the facilities of our customers or suppliers may also negatively affect our business. If any of our customers experience a material work stoppage, that customer may halt or limit the purchase of our products. This could require us to shut down or significantly reduce production at facilities relating to those products. Moreover, if any of our suppliers experience a work stoppage, our operations could be adversely affected if an alternative source of supply is not readily available.

Our ability to operate our business effectively could be impaired if we fail to attract and retain experienced key personnel.

Our success depends, in part, on the continued contributions and experience of our senior officers and other key personnel. Certain of our senior officers are relatively new. The fact that certain of our key senior officers are recent additions to our staff and may not possess knowledge of our historical operations could adversely affect the operation of our business. Moreover, if in the future we lose or suffer an extended interruption in the service of one or more of our other senior officers or key employees, our financial condition and operating results may be adversely affected.

Our internal control over financial reporting was not effective as of March 31, 2006.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder, our management was required to furnish a report on, and our independent registered public accounting firm attested to, our internal controls over financial reporting in our Annual Report on Form 10-K for the fiscal year ended March 31, 2006. In connection with the preparation of this report, our management assessed the effectiveness of our internal control over financial reporting as of March 31, 2006, and this assessment identified several material weaknesses relating to ineffective controls over accounting for inventories and investments in affiliates, lack of sufficient resources in accounting and finance, lack of segregation of duties and ineffective controls over period-end accounting for income taxes. Because of these material weaknesses, our management concluded that our internal controls over financial reporting were not effective as of March 31, 2006 based on the criteria in the Internal Control Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. In an effort to remediate the material weaknesses and other deficiencies, we are currently implementing a number of changes to our internal controls including hiring additional personnel to focus on ongoing remediation initiatives. However, there can be no assurance that such remediation steps will be successful, that we will not have significant deficiencies or other material weaknesses in the future or that, when next evaluated, our management will conclude, and our auditors will determine, that our internal control over financial reporting is effective. Any failure to implement effective internal controls could harm our operating results or cause us to fail to meet our reporting obligations. Inadequate internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common stock, and may require us to incur additional costs to improve our internal control system.

Our substantial indebtedness could adversely affect our financial condition.

We have a significant amount of indebtedness. As of June 30, 2006, we had total indebtedness, including capital leases, of approximately $718.8 million. Our level of indebtedness could have significant consequences. For example, it could:

•	limit our ability to borrow money or sell stock to fund our working capital, capital expenditures, acquisitions and debt service requirements;

•	substantially increase our vulnerability to changes in interest rates, because a substantial portion of our indebtedness bears interest at floating rates;

•	limit our flexibility in planning for, or reacting to, changes in our business and future business opportunities;

•	make us more vulnerable to a downturn in our business or in the economy;

•	place us at a disadvantage to some of our competitors, who may be less highly leveraged than us; and

•	require a substantial portion of our cash flow from operations to be used for debt payments, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes.

One or a combination of these factors could adversely affect our financial condition. Subject to restrictions in the indenture governing our convertible notes and our senior secured credit facility, we may incur additional indebtedness, which could increase the risks associated with our already substantial indebtedness.

Restrictive covenants restrict our ability to operate our business and to pursue our business strategies, and our failure to comply with these covenants could result in an acceleration of our indebtedness.

Our senior credit facility and the indenture governing our senior secured notes contain covenants that restrict our ability to finance future operations or capital needs, to respond to changing business and economic conditions or to engage in other transactions or business activities that may be important to our growth strategy or otherwise important to us. The credit agreement and the indenture governing our senior secured notes restrict, among other things, our ability and the ability of our subsidiaries to:

•	incur additional indebtedness or enter into sale and leaseback transactions;

•	pay dividends or make distributions on our capital stock or certain other restricted payments or investments;

•	purchase or redeem stock;

•	issue stock of our subsidiaries;

•	make investments and extend credit;

•	engage in transactions with affiliates;

•	transfer and sell assets;

•	effect a consolidation or merger or sell, transfer, lease or otherwise dispose of all or substantially all of our assets; and

•	create liens on our assets to secure debt.

In addition, our senior credit facility requires us to maintain minimum consolidated earnings before interest, taxes, depreciation, amortization and restructuring costs (“Adjusted EBITDA”) and requires us to repay outstanding borrowings with portions of the proceeds we receive from certain sales of property or assets and specified future debt offerings. Our ability to comply with the covenants in our senior credit facility may be affected by events beyond our control, and we may not be able to meet the financial ratios.

Any breach of the covenants in our senior secured credit agreement or the indenture governing our senior secured notes could cause a default under our senior secured credit agreement and other debt (including our notes), which would restrict our ability to borrow under our credit facility, thereby significantly impacting our liquidity. If there were an event of default under any of our debt instruments that was not cured or waived, the holders of the defaulted debt could cause all amounts outstanding with respect to the debt instrument to be due and payable immediately. Our assets and cash flow may not be sufficient to fully repay borrowings under our outstanding debt instruments if accelerated upon an event of default. If, as or when required, we are unable to repay, refinance or restructure our indebtedness under, or amend the covenants contained in, our senior credit facility, the lenders under our senior credit facility could institute foreclosure proceedings against the assets securing borrowings under the senior credit facility.

In fiscal 2005 and 2006, we were unable to comply with certain financial and other covenants in our senior credit facility at various times. In order to avoid an event of default, we were required to obtain waivers and amendments of such covenants from the lenders. This resulted in the payment of amendment fees as well as legal fees and other costs associated with the amendments, adversely affected our ability to maintain trade credit terms and contributed to our independent auditors including a going concern modification in their reports on our fiscal 2005 and 2006 financial statements.

We have entered into a plea agreement with the U.S. Attorney for the Southern District of Illinois under which we are required to pay a fine of $27.5 million over five years. If we are unable to post adequate security for this fine by February 2007 and the U.S. District Court is unwilling to modify the plea agreement, we could be unable to remain in compliance with the provisions of our senior credit facility and the indenture governing our senior secured notes, which could have a material adverse effect on our business and financial condition.

In 2001, we reached a plea agreement with the U.S. Attorney for the Southern District of Illinois (the “U.S. Attorney”) resolving an investigation into a scheme by former officers and certain corporate entities involving fraudulent representations and promises in connection with the distribution, sale and marketing of automotive batteries between 1994 and 1997. We agreed to pay a fine of $27.5 million over five years, to five-years probation and to cooperate with the U.S. Attorney in its prosecution of the former officers. We filed for bankruptcy in April 2002 and did not pay any installments of the criminal fine before or during our bankruptcy proceedings, nor did we pay any installments of the criminal fine after we emerged from bankruptcy in May 2004. In 2002, the U.S. Attorney filed a claim against us as a general unsecured creditor and on May 31, 2006, the District Court approved a Joint Agreement and Proposed Joint Resolution of Issues Raised in the Government’s Motion Filed on November 18, 2005 Regarding the Payment of Criminal Fine and modified our schedule to pay the $27.5 million fine through quarterly payments over the next five years, ending in 2011. Under the order, we must provide security in a form acceptable to the court and to the government by February 26, 2007 for its guarantee of any remaining unpaid portion of the fine, but may petition the court if we believe our financial viability would be jeopardized by providing such security. If we are not able to provide security in a form acceptable to the court and to the government by February 26, 2007 and the district court is unwilling to modify the plea agreement, then the resulting obligation to provide such security could result in our inability to maintain compliance with our senior credit facility and the indenture governing our senior secured notes, which could have a material adverse effect on our business and financial condition.

We have large pension contributions required over the next several years.

Cash contributions to our pension plans are generally made in accordance with minimum regulatory requirements. Our U.S. plans are currently significantly under-funded. Based on current assumptions and regulatory requirements, our minimum future cash contribution requirements for our U.S. plans are expected to remain relatively high for the next few fiscal years. On November 17, 2004, we received written notification of a tentative determination from the Internal Revenue Service (“IRS”) granting a temporary waiver of its minimum funding requirements for our U.S. plans for calendar years 2003 and 2004, amounting to approximately $50.0 million, net, under Section 412(d) of the Internal Revenue Code, subject to providing a lien satisfactory to the Pension Benefit Guaranty Corporation (“PBGC”). Based upon the temporary waiver and sensitivity to varying economic scenarios, we expect our cumulative minimum future cash contributions to our U.S. pension plans will total approximately $115.0 million to $165.0 million from fiscal 2007 to fiscal 2011, including $46.7 million in fiscal 2007. We expect that cumulative contributions to our non U.S. pension plans will total approximately $84.0 million from fiscal 2007 to fiscal 2011, including $16.1 million in fiscal 2007. In addition, we expect that cumulative contributions to our other post-retirement benefit plans will total approximately $13.0 million from fiscal 2007 to fiscal 2011, including $2.8 million in fiscal 2007.

Risks Related to the Notes

As of the date of this prospectus, none of our subsidiaries guarantee our obligations under the notes and they do not have any obligations with respect to the notes, and therefore the notes are structurally subordinated to the debt and liabilities of our subsidiaries.

For fiscal 2006, our subsidiaries accounted for approximately 61% of our consolidated net sales and 68% of our consolidated assets. As of the date of this prospectus, none of our subsidiaries guarantee our obligations under the notes and they will not have any obligation with respect to the notes. Consequently, we will be dependent on dividends and other payments from our subsidiaries, none of which have guaranteed the notes, to make payments of principal and, when they elect to or are required to pay interest in cash, interest on the notes. Our subsidiaries are separate and distinct legal entities, and they have no obligation, contingent or otherwise, to pay those amounts, whether by dividend, distribution, loan or other payments. You will not have any direct claim on the cash flows or assets of our subsidiaries unless they become guarantors of the notes.

Generally, claims of creditors of a subsidiary, including trade creditors, will have priority with respect to the assets and earnings of such subsidiary over the claims of creditors of its parent company. Your rights under the notes, therefore, will be structurally subordinated to those of the creditors of our subsidiaries. In the event of bankruptcy or insolvency, you may receive less, ratably, than holders of debt of our subsidiaries. As of June 30, 2006, our subsidiaries had $1,037.3 million of indebtedness and other liabilities, including trade payables, and the notes were structurally subordinated to all such indebtedness and other liabilities.

The notes are effectively subordinated to our secured debt that is secured by a senior priority lien to the extent of the value of the assets securing that debt.

Holders of our secured debt that is secured by a senior priority lien have claims that are prior to your claims as holders of the notes, to the extent of the value of the assets securing that debt. Our and our domestic subsidiaries’ obligations under the senior credit facility are secured by substantially all of their assets, including a pledge of the stock of their respective direct foreign subsidiaries. In addition, we have granted a second priority lien to the PBGC to secure certain minimum future cash contributions to our U.S. pension plans in the amount of up to approximately $50.0 million. At June 30, 2006 we owed approximately $40.0 million relating to these amounts. The lien to the PBGC ranks junior in priority to the liens securing our senior credit facility and senior in priority to the liens securing the notes. See “Description of Other Obligations.” If we become insolvent or are liquidated, or if payment under our senior credit facility or pursuant to our arrangement with the PBGC is not made, the creditors would be entitled to exercise the remedies of a secured lender. Accordingly, these creditors will have a secured claim against our pledged assets and will have priority with respect to those assets over any other claim for payment, including payment on the notes. In such event, it is possible that there would be no assets remaining after payment to these creditors and any other creditors with a senior priority lien from which claims to the holders of the notes could be satisfied. As of June 30, 2006, there was outstanding $333.6 million of senior priority debt (excluding our U.S. pension underfunding), and approximately $16.4 million was available for borrowing as additional senior priority secured debt under our senior credit facility.

The collateral securing the notes is subject to control by creditors with senior priority liens. If there is a default, the value of the collateral may not be sufficient to repay both the senior priority creditors and the holders of the notes.

The notes are secured by a junior priority lien on certain of our assets described in this offering memorandum under “Description of the Notes—Security.” A senior priority lien on those same assets ranking prior to the lien in favor of the holders of the notes is held by the lenders of our senior credit facility, other holders of certain of our permitted indebtedness and by the PBGC in an amount up to approximately $50.0 million. At June 30, 2006 we owed approximately $40.0 million relating to these amounts. The liens will rank junior to the liens granted to the lenders under our senior credit facility and other holders of senior priority claims. As of June 30, 2006, we had approximately $333.6 million of senior priority debt outstanding (excluding our U.S. pension underfunding) and approximately $16.4 million of unused commitments, net of outstanding letters of credit under our senior credit facility.

The trustee, for the benefit of itself and the holders of the notes, has entered into an intercreditor agreement with us and with the representatives of holders of indebtedness having senior priority claims in the collateral, including the collateral agent under the senior credit facility, for the purpose of establishing the relative priorities of the claims of the creditors in the collateral and establishing their relative rights and remedies in respect of the collateral. The agreement provides that the claims of the holders of the notes in the assets constituting collateral will rank behind the claims of the lenders under the senior credit facility and other holders of senior priority claims in the collateral. The agreement gives the lenders under the senior credit facility and other holders of senior priority claims in the collateral certain significant rights with respect to the collateral that the trustee and the holders of the notes will not have and the trustee and holders of the notes will agree to waive certain rights with respect to the collateral. The intercreditor agreement applies both before and during any insolvency proceeding involving us or any of our subsidiaries. Furthermore, any monies collected by the trustee on behalf of the holders of the notes (in an insolvency proceeding or otherwise) must be turned over to the holders of senior priority claims in the collateral until those creditors are fully paid.

The collateral securing the notes is subject to any and all exceptions, defects, encumbrances, liens and other imperfections as may be accepted by the lenders under the senior credit facility and other holders of senior priority claims in the collateral from time to time, whether on or after the date the notes are issued. The existence of such exceptions, limitations, imperfections and liens could adversely affect the value of the collateral securing the notes as well as the ability of the collateral agent to realize or foreclose on such collateral.

Decisions regarding enforcement of claims in the collateral will, subject to applicable law, be determined exclusively by the creditors holding the senior priority claim on the collateral. In particular, the trustee and the holders of the notes will not be able to exercise any remedies with respect to the collateral or to commence any insolvency proceeding against us or any of our subsidiaries so long as any indebtedness under the senior credit facility secured by the collateral is outstanding. Interests of the holders of the senior priority claims may diverge from those of the holders of the notes. For example, it may be in the best interest of a senior lienholder to seek an expeditious sale of collateral, while it may be in the best interest of a junior lienholder to delay the sale. No assurance can be given that holders of the notes will be able to realize the fair market value of their interest in the collateral.

Proceeds from any sale of the collateral generally will first be used to satisfy payments due to holders of senior priority claims. There can be no assurance that the proceeds of any sales of the collateral would be sufficient to satisfy payments due to holders of the notes. If the proceeds from the collateral were not sufficient to pay such amounts, then the holders of the notes would have only an unsecured claim against our remaining assets.

Moreover, any collateral securing the notes offered hereby will be shared by additional indebtedness, including any additional notes issued under the indenture governing the notes, which may be in an unlimited amount so long as we meet the requirements of the covenant limiting our incurrence of indebtedness and certain other requirements. See “Description of the Notes—Principal, Maturity and Interest” and “Description of the Notes—Certain Covenants—Limitation on Incurrence of Additional Indebtedness.”

The fair market value of the collateral is subject to fluctuations based on factors that include, among others, the condition of the lead acid battery industry, the ability to sell the collateral in an orderly sale, the condition of the international, national and local economies, the availability of buyers and similar factors. In the event of foreclosure on the collateral, the proceeds from the sale of the collateral may not be sufficient to satisfy in full our obligations under any credit facility, the notes and any other senior priority indebtedness. The amount to be received upon such a sale would be dependent upon numerous factors, including but not limited to the timing and manner of the sale. Proceeds from any sale of the collateral generally will be used first to satisfy payments due to holders of the senior priority liens. If the proceeds from the collateral are not sufficient to pay such amounts, then noteholders will have only an unsecured claim against our remaining assets.

The book value of the collateral should not be relied on as a measure of realizable value for such assets. No appraisals of any of the collateral have been prepared in connection with the issuance of the notes. By its nature, portions of the collateral may be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the collateral can be sold in a short period of time in an orderly manner. A significant portion of the collateral includes assets that may only be usable, and thus retain value, as part of the existing operating businesses of us and our subsidiaries. Accordingly, any such sale of the collateral separate from the sale of certain of our and our subsidiaries’ operating businesses may not be feasible or of significant value. To the extent that third parties, including lenders under any credit facility, enjoy liens permitted by the indenture, such third parties will have rights and remedies with respect to the assets or property subject to such liens that, if exercised, could adversely affect the value of the collateral.

We may not be able to generate sufficient cash flows to meet our debt service obligations.

Our ability to make payments on and refinance our indebtedness, including the notes, will depend on our ability to generate cash from our future operations. Our ability to generate cash from future operations is subject, in large part, to general economic, financial, competitive, legislative and regulatory factors and other factors that are beyond our control.

Our business may not generate sufficient cash flows from operations, and future borrowings under our senior credit facility or from other sources may not be available to us in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. If we cannot service our indebtedness, we may have to take actions such as selling assets, seeking additional equity or reducing or delaying capital expenditures, strategic acquisitions, investments or alliances. We may not be able to take such actions, if necessary, on commercially reasonable terms, or at all. In addition, we may need to refinance or restructure all or a portion of our indebtedness, including our senior credit facility and the notes, on or before maturity. We may not be able to refinance any of our indebtedness on commercially reasonable terms, or at all. In the absence of such financing, we could be forced to dispose of assets under circumstances that might not be favorable to realizing the highest price for such assets.

Rights of holders of notes in the collateral may be adversely affected by the failure to perfect security interests.

The security interest in the collateral securing the notes includes certain of our assets, both tangible and intangible, whether now owned or acquired or arising in the future. Applicable law requires that certain property and rights acquired after the grant of a general security interest can only be perfected at the time such property and rights are acquired and identified. There can be no assurance that the collateral agent will monitor, or that we will inform the collateral agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after acquired collateral. The collateral agent for the notes has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest therein. Such failure may result in the loss of the security interest therein or the priority of the security interest in favor of the notes against third parties.

In addition, the collateral securing the notes is subject to any and all exceptions, defects, encumbrances, liens and other imperfections as may be accepted by the lenders under our senior credit facility and other holders of senior priority claims in the collateral from time to time (including the PBGC), whether on or after the date the notes are issued. The existence of any such exceptions, defects, encumbrances, liens and other imperfections could adversely affect the value of the collateral securing the notes as well as the ability of the collateral agent to realize or foreclose on such collateral.

Certain of our assets may be subject to existing liens and we will be permitted by the indenture governing the notes to incur liens that will take priority over the liens securing the notes.

The indenture governing the notes permits certain existing and future liens on the collateral securing the notes including a senior lien securing our obligation to the PBGC in an amount not to exceed $50.0 million. At June 30, 2006 we owed approximately $40.0 million relating to these amounts. To the extent that holders of other secured indebtedness or other third parties enjoy liens (including statutory liens), whether or not permitted by the indenture, these holders or third parties may have rights and remedies with respect to the collateral securing the notes that, if exercised, could reduce the proceeds available to satisfy the obligations under the notes.

The collateral is subject to casualty risks.

We are obligated under the security documents to maintain adequate insurance or otherwise insure against hazards to the extent done by companies operating businesses of a similar nature in the same or similar localities. There are, however, certain losses that may be either uninsurable or not economically insurable, in whole or in part. As a result, we cannot assure you that the insurance proceeds will compensate us fully for our losses. If there is a total or partial loss of any of the collateral, we cannot assure you that any insurance proceeds received by us will be sufficient to satisfy all of our secured obligations, including the notes.

Bankruptcy law could prevent the trustee from repossessing and disposing of, or otherwise exercising remedies in respect of, the collateral upon the occurrence of an event of default if a bankruptcy proceeding were to be commenced by or against us prior to the trustee having repossessed and disposed of, or otherwise exercised remedies in respect of, the collateral.

Under the U.S. Bankruptcy Code, a secured creditor such as the trustee is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, the U.S. Bankruptcy Code permits the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection” if the debtor pays cash or grants additional security, if and at such time as the court in its discretion determines, for any diminution in the value of the collateral during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments with respect to the notes could be delayed following commencement of a bankruptcy case, whether or when the trustee could repossess or dispose of the collateral or whether or to what extent noteholders would be compensated for any delay in payment or loss of the collateral through the requirement of “adequate protection.”

The laws of most jurisdictions in which our assets are located contain limitations on foreclosure that could delay or prevent realization pursuant to the security documents or discourage bidders at a foreclosure sale. These limitations may include, among others, (1) the right to reinstate the debt after commencement of foreclosure proceedings by paying any delinquent installments, costs and expenses incurred by the trustee; (2) the right to redeem the property after it has been sold in a foreclosure sale; (3) “one-action” rules which require a creditor to pursue its remedies against a defaulting debtor in a single action, and which, after a creditor determines to pursue a particular remedy, will deny that creditor any other remedy that it may have; and (4) antideficiency statutes which prohibit a creditor from seeking a deficiency judgment following a non-judicial foreclosure sale.

Federal and state statutes allow courts, under specific circumstances, to void the notes and require noteholders to return payments received from us.

Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer and conveyance laws, the notes could be voided, or claims in respect of the notes could be subordinated to all of our other debts if, among other things, we, at the time we issued the notes:

•	did so with the intent of hindering, delaying or defrauding any present or future creditor; or

•	received less than reasonably equivalent value or fair consideration for issuing the notes, and (1) were insolvent or rendered insolvent by reason of such incurrence, (2) were engaged in a business or transaction for which our remaining assets constituted unreasonably small capital, or (3) intended to incur, or believed that we would incur, debts beyond our ability to pay such debts as they mature.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, we would be considered insolvent if:

•	the sum of our debts, including contingent liabilities, was greater than the fair saleable value of all of our assets;

•	the present fair saleable value of our assets was less than the amount that would be required to pay our probable liability on our existing debts, including contingent liabilities, as they become absolute and mature; or

•	we could not pay our debts as they become due.

We cannot be certain as to the standard that a court would use to determine whether or not we were solvent upon issuance of the notes, regardless of the actual standard applied by the court, that the issuance of the notes would not be voided or subordinated to our other debt.

If a court voided the notes, you would no longer have a claim against us or our assets. In addition, the court might direct you to repay any amounts already received from us.

We may not be able to purchase the notes upon a change of control, which would result in a default in the indenture governing the notes and would adversely affect our business and financial condition.

Upon the occurrence of specific kinds of change of control events, we must offer to purchase the notes outstanding at a price equal to 101% of the principal amount plus accrued and unpaid interest if any, to the date of purchase. We may not have sufficient funds available at the time of the change of control to make the required repurchase of the notes, and restrictions in our senior credit facility may not allow that repurchase. Some events that would constitute a change of control under the indenture would also constitute a default under our senior credit facility. Moreover, even if a change of control itself does not cause a default under our senior credit facility, the exercise by the holders of the notes of their right to require us to repurchase the notes in connection with a change of control transaction could cause such a default. A default under the indenture governing the notes or our senior credit facility may have a material adverse effect on our business, financial condition and operating results.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

All statements other than statements of historical facts included in this prospectus, including, without limitation, statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. In particular, these include, among other things, statements relating to:

•	projections of revenues, cost of raw materials, income or loss, earnings or loss per share, capital expenditures, growth prospects, dividends, the effect of currency translations, capital structure and other financial items;

•	statements regarding our plans and objectives, including the introduction of new products or estimates or predictions of actions by customers, suppliers, competitors or regulating authorities;

•	statements of future economic performance;

•	statements of assumptions, such as the prevailing weather conditions in our market areas, underlying other statements and statements about our business; and

•	statements regarding our ability to obtain amendments under our debt agreements.

Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to the following general factors:

•	adverse reactions by creditors, vendors, customers and others to the going concern modification in the independent registered public accounting firm’s audit report for the fiscal year ended March 31, 2006;

•	our ability to implement and fund our business strategies and restructuring plans based on current liquidity;

•	lead, which experiences significant fluctuations in market price and which, as a hazardous material, may give rise to costly environmental and safety claims, can affect our results because it is a major constituent in most of our products;

•	unseasonable weather (warm winters and cool summers), which adversely affects demand for automotive and some industrial energy batteries;

•	our reliance on a single supplier for our polyethylene battery separators;

•	a pending preliminary SEC inquiry;

•	our substantial debt and debt service requirements which restrict our operating and financial flexibility, and impose significant interest and financing costs and our ability to comply with the covenants in our debt agreements or obtain waivers of noncompliance;

•	we are subject to a number of litigation and regulatory proceedings, the results of which could have a material adverse effect on our business, financial condition or results of operations;

•	the realization of the tax benefits of our net operating loss carry forwards, which are dependent upon future taxable income;

•	the battery markets in North America and Europe are very competitive and, as a result, it is often difficult to maintain margins;

•	foreign operations involve risk such as disruption of markets, changes in import and export laws, currency restrictions, currency exchange rate fluctuations and possible terrorist attacks against U.S. interests;

•	we are exposed to fluctuations in interest rates on our variable debt which can affect our results;

•	our ability to maintain and generate liquidity to meet our operating needs;

•	general economic conditions;

•	Asian batteries sold in North America and Europe at lower prices;

•	our ability to acquire goods and services and/or fulfill labor needs at budgeted costs;

•	our ability to attract and retain key personnel;

•	our ability to pass along increased material costs to our customers;

•	the loss of one or more of our major customers;

•	our significant pension obligations over the next several years;

•	the substantial management time and financial and other resources needed for our consolidation and rationalization of acquired entities; and

•	our ability to comply with the provisions of Section 404 of the Sarbanes-Oxley Act of 2002.

Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from our expectations are disclosed under “Risk Factors” and elsewhere in this prospectus. The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update beyond that required by law any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

We and the initial purchasers entered into a registration rights agreement in connection with the issuance of the outstanding notes on March 18, 2005. Under the registration rights agreement, we have agreed to:

•	file a registration statement within 180 days after the issue date of the outstanding notes enabling holders of outstanding notes to exchange the privately placed outstanding notes for exchange notes registered with the SEC with identical terms;

•	use our reasonable best efforts to cause the registration statement to become effective within 240 days after the issue date of the outstanding notes;

•	complete the exchange offer within 285 days after the issue date of the outstanding notes; and

•	use our reasonable best efforts to file a shelf registration statement for the resale of the notes if we cannot effect an exchange offer within the time periods listed above and in other specified circumstances.

We will pay additional interest on the notes for the periods described below if:

•	we do not file the required registration statement on or before the date specified for filing;

•	the SEC does not declare the required registration statement effective on or prior to the date specified for effectiveness;

•	the exchange offer is not consummated within the specified time; or

•	a shelf registration statement is declared effective but later ceases to be effective in connection with resales of the notes during the periods specified in the registration rights agreement.

We refer to the failure to meet these deadlines as “registration defaults.” When there is a registration default, the interest rate of the notes will increase by one-quarter of one percent per year for the first 90-day period. The interest rate (as so increased) will increase by an additional one-quarter of one percent each subsequent 90-day period until all registration defaults have been cured, up to an aggregate maximum increase in the interest rate equal to one percent (1%) per annum. We are currently paying additional interest on the notes as a result of our failure to file the registration statement by the required filing date and our failure to have the registration statement declared effective by the effectiveness target date. Our obligation to pay additional interest shall cease once we have fulfilled our obligations under the registration rights agreement to cause the registration statement to be effective and to complete the exchange offer.

Terms of the Exchange Offer

Upon the terms of and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes accepted in the exchange offer. Any holder may tender some or all of its outstanding notes pursuant to the exchange offer. However, outstanding notes may be tendered only in integral multiples of $1,000.

The form and terms of the exchange notes are the same as the form and terms of the outstanding notes except that:

•	the exchange notes bear a Series B designation and a different CUSIP Number from the outstanding notes;

•	the exchange notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof; and

•	the holders of the exchange notes will not be entitled to certain rights under the registration rights agreement, including the provisions providing for an increase in the interest rate on the outstanding notes in certain circumstances relating to the timing of the exchange offer, all of which rights will terminate when the exchange offer is terminated.

The exchange notes will evidence the same debt as the outstanding notes and will be entitled to the benefits of the indenture relating to the outstanding notes.

As of the date of this prospectus, $290,000,000 aggregate principal amount of the outstanding notes were outstanding. We have fixed the close of business on             , 2006 as the record date for the exchange offer for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially.

Holders of outstanding notes do not have any appraisal or dissenters’ rights under the General Corporation Law of the State of Delaware or the indenture relating to the notes in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

We will be deemed to have accepted validly tendered outstanding notes when, as and if we have given oral or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us.

If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of specified other events set forth in this prospectus or otherwise, the certificates for any unaccepted outstanding notes will be returned, without expense, to the tendering holder thereof promptly following the expiration date of the exchange offer.

If you hold outstanding notes through DTC and wish to accept the exchange offer, you must do so through DTC’s Automated Tender Offer Program, or “ATOP,” pursuant to which you will agree to be bound by the terms of the applicable letter of transmittal. See “—Procedures for Tendering.” If you wish to tender such notes and cannot complete the procedures for book-entry transfer prior to the expiration date, you may tender such notes according to the guaranteed delivery procedures set forth under “—Guaranteed Delivery Procedures.”

Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes pursuant to the exchange offer. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the exchange offer. See “—Fees and Expenses.”

Expiration Date; Extensions; Amendments

The term “expiration date” will mean 5:00 p.m., New York City time, on             , 2006, unless we, in our sole discretion, extend the exchange offer, in which case the term “expiration date” will mean the latest date and time to which the exchange offer is extended.

In order to extend the exchange offer, we will make a press release or other public announcement, notify the exchange agent of any extension by oral or written notice and will mail to the registered holders an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion, (1) to delay accepting any outstanding notes, to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under “—Conditions” have not been satisfied, by giving oral or written notice of any delay, extension or termination to the exchange agent or (2) to amend the terms of the exchange offer in any manner. Such decision will also be communicated in a press release or other public announcement prior to 9:00 a.m., New York City time on the next business day following such decision. Any announcement of delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders.

Interest on the Exchange Notes

The exchange notes will bear interest from their date of issuance. Holders of the outstanding notes that are accepted for exchange will receive, in cash, accrued interest thereon to, but not including, the date of issuance of the exchange notes. Interest on the outstanding notes accepted for exchange will cease to accrue upon issuance of the exchange notes.

Interest on the exchange notes is payable semi-annually on each March 15 and September 15.

Procedures for Tendering

Only a holder of outstanding notes may tender outstanding notes in the exchange offer. To tender in the exchange offer, a holder must complete, sign and date the letter of transmittal, or a facsimile thereof, have the signatures thereon guaranteed, if required, by the letter of transmittal or transmit an agent’s message in connection with a book-entry transfer, and mail or otherwise deliver the letter of transmittal or the facsimile, together with the outstanding notes and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. To be tendered effectively, the outstanding notes, the letter of transmittal or an agent’s message and other required documents must be completed and received by the exchange agent at the address set forth below under “—Exchange Agent” prior to 5:00 p.m., New York City time, on the expiration date. Delivery of the outstanding notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of the book-entry transfer must be received by the exchange agent prior to the expiration date.

The term “agent’s message” means a message, transmitted by a book-entry transfer facility to, and received by, the exchange agent and forming a part of a confirmation of a book-entry, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the outstanding notes that the participant has received and agrees: (1) to participate in ATOP; (2) to be bound by the terms of the letter of transmittal; and (3) that we may enforce the agreement against the participant.

To participate in the exchange offer, each holder will be required to make the following representations to us:

•	Any exchange notes to be received by the holder will be acquired in the ordinary course of its business.

•	At the time of the commencement of the exchange offer, neither the holder nor, to the knowledge of the holder, any other person receiving exchange notes from the holder has an arrangement or understanding to participate in the distribution of the exchange notes in violation of the provisions of the Securities Act.

•	The holder is not our affiliate as defined in Rule 405 promulgated under the Securities Act.

•	Neither the holder nor, to the knowledge of the holder, any other person receiving exchange notes from the holder is engaging in or intends to engage in, the distribution of exchange notes.

•	If the holder is a broker-dealer, such holder has acquired the notes as a result of market-making activities or other trading activities and that it will comply with the applicable provisions of the Securities Act (including the prospectus delivery requirements thereunder).

The tender by a holder and our acceptance thereof will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal or agent’s message.

The method of delivery of outstanding notes and the letter of transmittal or agent’s message and all other required documents to the exchange agent is at the election and sole risk of the holder. As an alternative to delivery by mail, holders may wish to consider overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. No letter of transmittal or outstanding notes should be sent to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for them.

Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner’s behalf. See “Instructions to Registered Holder and/or Book-Entry Transfer Facility Participant from Beneficial Owner” included with the letter of transmittal.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member of the Medallion System unless the outstanding notes tendered pursuant to the letter of transmittal are tendered (1) by a registered holder who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal or (2) for the account of a member firm of the Medallion System. In the event that signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by a member firm of the Medallion System.

If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed in this prospectus, the outstanding notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as the registered holder’s name appears on the outstanding notes with the signature thereon guaranteed by a member firm of the Medallion System.

If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, offices of corporations or others acting in a fiduciary or representative capacity, the person signing should so indicate when signing, and evidence satisfactory to us of its authority to so act must be submitted with the letter of transmittal.

We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the outstanding notes at DTC for the purpose of facilitating the exchange offer, and subject to the establishment thereof, any financial institution that is a participant in DTC’s system may make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent’s account with respect to the outstanding notes in accordance with DTC’s procedures for the transfer.

The participant should transmit its acceptance to DTC at or prior to the expiration time or comply with the guaranteed delivery procedures described below. DTC will verify its acceptance, execute a book-entry transfer of the tendered outstanding notes into the exchange agent’s account at DTC and then send to the exchange agent confirmation of this book-entry transfer. The confirmation of this book-entry transfer will include an agent’s message confirming that DTC has received an express acknowledgment from this participant that this participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this participant. Although delivery of the outstanding notes may be effected through book-entry transfer into the exchange agent’s account at DTC, unless an agent’s message is received by the exchange agent in compliance with ATOP, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below on or prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under the procedures. Delivery of documents to DTC does not constitute delivery to the exchange agent.

All questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right in our sole discretion to waive any defects, irregularities or conditions of tender as to particular outstanding notes, provided however that, to the extent such waiver includes any condition to tender, we will waive such condition as to all tendering holders. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within the time we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent nor any other person will incur any liability for failure to give the notification. Tenders of outstanding notes will not be deemed to have been made until the defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

Guaranteed Delivery Procedures

Holders who wish to tender their outstanding notes and (1) whose outstanding notes are not immediately available, (2) who cannot deliver their outstanding notes, the letter of transmittal or any other required documents to the exchange agent or (3) who cannot complete the procedures for book-entry transfer, prior to the expiration date, may effect a tender if:

(A) the tender is made through a member firm of the Medallion System;

(B) prior to the expiration date, the exchange agent receives from a member firm of the Medallion System a properly completed and duly executed Notice of Guaranteed Delivery by facsimile transmission, mail or hand delivery setting forth the name and address of the holder, the certificate number(s) of the outstanding notes and the principal amount of outstanding notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof together with the certificate(s) representing the outstanding notes or a confirmation of book-entry transfer of the outstanding notes into the exchange agent’s account at DTC, and any other documents required by the letter of transmittal will be deposited by the member firm of the Medallion System with the exchange agent; and

(C) the properly completed and executed letter of transmittal of facsimile thereof, as well as the certificate(s) representing all tendered outstanding notes in proper form for transfer or a confirmation of book-entry transfer of the outstanding notes into the exchange agent’s account at DTC, and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

Upon request to the exchange agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their outstanding notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

To withdraw a tender of outstanding notes in the exchange offer, a telegram, telex, letter or facsimile transmission notice of withdrawal, or a properly transmitted “Request Message” through DTC’s ATOP system, must be received by the exchange agent at its address set forth in this prospectus prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. Any notice of withdrawal must:

(1) specify the name of the person having deposited the outstanding notes to be withdrawn and contain a statement that the holder is withdrawing its election to have the outstanding notes exchanged;

(2) identify the outstanding notes to be withdrawn, including the certificate number(s) and principal amount of the outstanding notes, or, in the case of outstanding notes transferred by book-entry transfer, the name and number of the account at DTC to be credited;

(3) other than a notice transmitted through DTC’s ATOP system, be signed by the holder in the same manner as the original signature on the letter of transmittal by which the outstanding notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the outstanding notes register the transfer of the outstanding notes into the name of the person withdrawing the tender; and

(4) specify the name in which any outstanding notes are to be registered, if different from that of the person depositing the outstanding notes to be withdrawn.

All questions as to the validity, form and eligibility, including time of receipt, of the notices will be determined by us, which determination will be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no exchange notes will be issued with respect thereto unless the outstanding notes so withdrawn are validly retendered. Any outstanding notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to the holder promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures described above under “—Procedures for Tendering” at any time prior to the expiration date.

Acceptance of Outstanding Notes for Exchange; Issuance of New Notes

Upon the terms and subject to the conditions of the exchange offer, we will accept, promptly after the expiration time, all outstanding notes properly tendered. We will issue the exchange notes promptly after acceptance of the outstanding notes. For purposes of an exchange offer, we will be deemed to have accepted properly tendered outstanding notes for exchange when, as and if we have given oral or written notice to the exchange agent, with prompt written confirmation of any oral notice.

For each outstanding note accepted for exchange, the holder will receive an exchange note registered under the Securities Act having a principal amount equal to that of the surrendered outstanding note. As a result, registered holders of notes issued in the exchange offer on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the most recent date to which interest has been paid. Outstanding notes that we accept for exchange will cease to accrue interest from and after the date of completion of the exchange offer.

In all cases, issuance of exchange notes for outstanding notes will be made only after timely receipt by the exchange agent of:

•	certificate for the outstanding notes, or a timely book-entry confirmation of the outstanding notes, into the exchange agent’s account at the DTC;

•	a properly completed and duly executed letter of transmittal or an agent’s message; and

•	all other required documents.

Unaccepted or non-exchanged outstanding notes will be returned without expense to the tendering holder of the outstanding notes. In the case of outstanding notes tendered by book-entry transfer in accordance with the book-entry procedures described above, the non-exchanged outstanding notes will be credited to an account maintained with DTC as promptly as practicable after the expiration or termination of the exchange offer.

Conditions

Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange notes for, any outstanding notes, and may, prior to the expiration of the exchange offer, terminate or amend the exchange offer as provided in this prospectus before the acceptance of the outstanding notes, if:

(1) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which we reasonably believe might materially impair our ability to proceed with the exchange offer or any material adverse development has occurred in any existing action or proceeding with respect to us or any of our subsidiaries; or

(2) any law, statute, rule, regulation or interpretation by the Staff of the SEC is proposed, adopted or enacted, which we reasonably believe might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us; or

(3) any governmental approval has not been obtained, which approval we reasonably believe to be necessary for the consummation of the exchange offer as contemplated by this prospectus.

If we determine in our reasonable discretion that any of the conditions are not satisfied, we may (1) refuse to accept any outstanding notes and return all tendered outstanding notes to the tendering holders, (2) extend the exchange offer and retain all outstanding notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders to withdraw the outstanding notes (see “—Withdrawal of Tenders”) or (3) waive the unsatisfied conditions with respect to the exchange offer and accept all properly tendered outstanding notes which have not been withdrawn.

Exchange Agent

SunTrust Bank has been appointed as exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for Notice of Guaranteed Delivery should be directed to the exchange agent addressed as follows:

By Overnight Courier or Registered/Certified Mail:

U.S. Bank National Association

Mail Code CS-HDQ-5310

919 East Main Street

Richmond, VA 23219

Attn: Patricia Welling, Vice President and Account Manager,

Corporate Trust Services

By Hand Prior to 4:30 p.m., New York City time:

U.S. Bank National Association

919 East Main Street, 10th Floor

Richmond, VA 23219

Attn: Patricia Welling, Vice President and Account Manager,

Corporate Trust Services

Facsimile Transmission: (804) 782-7855 For Information Telephone: (804) 782-5170

Delivery to an address other than set forth above will not constitute a valid delivery.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by our and our affiliates’ officers and regular employees.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses incurred in connection with these services.

We will pay the cash expenses to be incurred in connection with the exchange offer. Such expenses include fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs, among others.

Accounting Treatment

The exchange notes will be recorded at the same carrying value as the outstanding notes, which is face value, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes as a result of the exchange offer. The expenses of the exchange offer will be deferred and charged to expense over the term of the exchange notes.

Consequences of Failure to Exchange

The outstanding notes that are not exchanged for exchange notes pursuant to the exchange offer will remain restricted securities. Accordingly, the outstanding notes may be resold only:

(1) to us upon redemption thereof or otherwise;

(2) so long as the outstanding notes are eligible for resale pursuant to Rule 144A, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act, which other exemption is based upon an opinion of counsel reasonably acceptable to us;

(3) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act; or

(4) pursuant to an effective registration statement under the Securities Act,

in each case in accordance with any applicable securities laws of any state of the United States.

Resale of the Exchange Notes

With respect to resales of exchange notes, based on interpretations by the Staff of the SEC set forth in no-action letters issued to third parties, we believe that a holder or other person who receives exchange notes in the ordinary course of the holder’s business, whether or not the person is the holder, other than a person that is our affiliate within the meaning of Rule 405 under the Securities Act, in exchange for outstanding notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the exchange notes, will be allowed to resell the exchange notes to the public without further registration under the Securities Act and without delivering to the purchasers of the exchange notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires exchange notes in the exchange offer for the purpose of distributing or participating in a distribution of the exchange notes, the holder cannot rely on the position of the Staff of the SEC expressed in the no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes.

USE OF PROCEEDS

This exchange offer is intended to satisfy certain of our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes contemplated in this prospectus, we will receive outstanding notes in like principal amount, the form and terms of which are the same as the form and terms of the exchange notes, except as otherwise described in this prospectus.

The net proceeds from the issuance and sale of the outstanding notes, together with the net proceeds from our concurrent issuance and sale of $60.0 million aggregate principal amount of our floating rate convertible senior subordinated notes due 2013, were approximately $336.0 million, after deducting the initial purchasers’ discount and other fees and expenses related to these offerings, including approximately $2.5 million of pre-payment penalties in connection with the repayment of our term loan facility. We used the net proceeds from these sales to repay the then-outstanding indebtedness under the revolving facility under our senior credit facility and approximately $250 million of indebtedness under the term loans under our senior credit facility, plus accrued interest in each case. The remaining net proceeds from the offering of the outstanding notes and the concurrent convertible notes offering were used for general corporate purposes.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of June 30, 2006. This information should be read in conjunction with “Selected Historical Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements and related notes appearing elsewhere in this prospectus.

As of June 30, 2006
(in thousands)	(unaudited)
Cash and cash equivalents	$37,029

Debt (including current portion):
Senior secured credit facility	$333,603
Capital lease obligations and other borrowings(1)	23,433
Short-term borrowings	11,794
Outstanding notes	290,000

Total senior debt (including current portion)	658,830
Convertible senior subordinated notes	60,000
Minority interest	13,413
Total stockholders’ equity	209,012

Total capitalization	$941,255

(1)	Includes various operating lines of credit and working capital facilities maintained by our non-U.S. subsidiaries.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table sets forth selected financial data for the Company. The reader should read this information in conjunction with the Company’s Consolidated Financial Statements (audited) and Condensed Consolidated Financial Statements (unaudited) and Notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that appear elsewhere in this prospectus. See Note 1 to the Consolidated Financial Statements regarding the Predecessor Company and the Successor Company.

	Predecessor Company				Successor Company
	Fiscal Year Ended March 31,			Period from April 1, 2004 to May 5, 2004	Period From May 6, 2004 to March 31, 2005	Fiscal Year Ended March 31, 2006	Three Months Ended June 30,
	2002	2003	2004				2005	2006
(in thousands, except per share data)
Statement of Operations Data
Net sales	$2,428,550	$2,361,101	$2,500,493	$214,607	$2,476,259	$2,819,876	$669,332	$683,190
Gross profit	463,919	516,541	509,325	35,470	377,502	406,831	102,216	109,679

Selling, marketing and advertising expenses	290,957	261,299	264,753	24,504	251,085	271,059	71,073	68,506
General and administrative expenses	178,842	175,177	161,271	17,940	150,871	190,993	43,738	45,994
Restructuring and impairment	33,122	25,658	52,708	602	42,479	21,714	2,901	8,884
Goodwill impairment charge	105,000	37,000	—	—	388,524	—	—	—
Other (income) expense net	24,554	(11,035)	(40,724)	6,222	(56,898)	3,684	3,400	(3,492)
Interest expense, net	136,241	105,788	99,027	8,870	42,636	69,464	16,100	22,287

Loss before reorganization items, income tax, minority interest and cumulative effect of change in accounting principle	(304,797)	(77,346)	(27,710)	(22,668)	(441,195)	(150,083)	(34,996)	(32,500)
Reorganization items, net	—	36,370	67,042	18,434	11,527	6,158	1,372	1,607
Fresh start accounting	—	—	—	(228,371)	—	—	—	—
Gain on discharge	—	—	—	(1,558,839)	—	—	—	—
Minority interest	211	200	467	26	(18)	529	95	211
Income tax provision (benefit)	(1,422)	26,969	3,271	(2,482)	14,219	15,962	(754)	3,578
Income (Loss) before cumulative effect of change in accounting principle	(303,586)	(140,885)	(98,490)	1,748,564	(466,923)	(172,732)	(35,709)	(37,896)
Cumulative effect of change in accounting principle(1)	(496)	—	(15,593)	—	—	—	—	—

Net income (loss)	$(304,082)	$(140,885)	$(114,083)	$1,748,564	$(466,923)	$(172,732)	$(35,709)	$(37,896)

Basic and diluted net income (loss) per share	$(11.35)	$(5.14)	$(4.17)	$63.86	$(18.68)	$(6.91)	$(1.43)	$(1.51)

Balance Sheet Data (at period end)
Working capital (deficit)(2)	$(951,866)	$(15,876)	$(270,394)	$402,076	$(180,172)	$431,570	$395,674	$439,725
Property, plant and equipment, net	530,220	533,375	543,124	826,900	799,763	685,842	752,668	684,717
Total assets	1,915,868	2,372,691	2,471,808	2,729,404	2,290,780	2,082,909	2,153,374	2,083,733
Total debt	1,413,272	1,804,903	1,847,656	547,549	653,758	701,004	665,834	718,830
Total stockholders’ equity (deficit)	(555,742)	(695,369)	(769,769)	888,391	427,259	224,739	371,015	209,012

Other Financial Data
Cash provided by (used in):
Operating activities(3)	$(6,665)	$(239,858)	$40,551	$(7,186)	$(9,691)	$(44,348)	$(15,506)	$634
Investing activities	(58,462)	(39,095)	(38,411)	(4,352)	(44,013)	(32,817)	(1,563)	(7,870)
Financing activities	73,720	278,882	(9,667)	35,168	68,925	34,646	9,001	11,170

Capital expenditures	61,323	45,878	65,128	7,152	69,114	58,133	11,545	7,967
Ratio of earnings to fixed charges(4)	—	—	—	—	—	—	—	—
Cash dividends per share	0.04	—	—	—	—	—	—	—

(1)	The cumulative effect of change in accounting principle in fiscal 2002 resulted from the adoption of SFAS 133 on April 1, 2001 and in fiscal 2004 resulted from the adoption of SFAS 143 on April 1, 2003.
(2)	Working capital (deficit) is calculated as current assets less current liabilities, which at March 31, 2005 and March 31, 2002 reflects the reclassification of certain long-term debt as current. At March 31, 2003 and March 31, 2004, working capital (deficit) excludes liabilities of the Debtors classified as subject to compromise.
(3)	Cash used in operating activities in fiscal 2003 includes the repurchase of uncollected securitized accounts receivable under the terminated U.S. and European securitization programs of $117.5 million and $124.8 million, respectively.
(4)	For purposes of computing the ratios of earnings to fixed charges, earnings consist of income before provision for fixed charges, amortization of capitalized interest and unremitted earnings from equity investments, less interest capitalized and minority interest. Fixed charges include interest expense, amortization of deferred financing costs, amortization of original issue discount on notes and the portion of rental expense under operating leases deemed by us to be representative of the interest factor. The ratio of earnings to fixed charges was less than 1.00x for all periods presented in the table above. Earnings available for fixed charges were inadequate to cover fixed charges for the years ended March 31, 2002, 2003, and 2004 and the period from April 1, 2004 to May 5, 2004, period from May 6, 2004 to March 31, 2005, year ended March 31, 2006 and the three months ended June 30, 2006 by $303.2 million, $111.5 million, $92.4 million, $41.0 million, $452.9 million, $157.1 million and $34.3 million, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

The statements in the discussion and analysis regarding industry outlook, the Company’s expectations regarding performance of its business and the other non-historical statements in the discussion and analysis are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in “Risk Factors.” The Company’s actual results may differ materially from those contained in or implied by any forward-looking statements. You should read the following discussion together with the sections entitled “Risk Factors,” “Selected Historical Consolidated Financial Data” and the consolidated financial statements and the related notes thereto included elsewhere in this prospectus.

Recent Developments and Other Important Matters

Going Concern Modification

On June 13, 2006, the Company was advised by its independent registered public accounting firm, PricewaterhouseCoopers LLP, that its report on the Company’s Consolidated Financial Statements as of and for the fiscal year ended March 31, 2006 would contain a going-concern modification.

Rights Offering and Additional Sale of Common Stock

On September 18, 2006, the Company closed a $75.0 million rights offering and a $50.0 million sale of additional shares to certain investors. In connection with the rights offering, the Company distributed to the record holders of its common stock as of August 23, 2006 non-transferable subscription rights to subscribe for and purchase shares of the Company’s common stock at a price of $3.50 per share, which is equal to a 20% discount to the average closing price of the Company’s common stock for the 30 trading day period ended July 6, 2006. The Company generated approximately $117.9 million from the rights offering and sale of additional shares after deducting estimated offering expenses. These proceeds are being used to provide additional liquidity for capital expenditures, restructuring costs, general corporate purposes and working capital. Such restructuring costs are principally severance and other expenses related to staff reductions in selling, marketing and general and administrative functions, primarily in Europe, and consolidation of the Company’s operations and the elimination of other redundancies in plants and equipment throughout the Company’s business.

Emergence from Bankruptcy

The following discussion and analysis provides information which management believes is relevant to an assessment and understanding of the Company’s consolidated results of operation and financial condition. The discussion should be read in conjunction with the Consolidated Financial Statements and notes thereto contained herein. In particular, this discussion should be read in conjunction with Note 1. “Basis of Presentation” which describe the filing by Exide Technologies and certain of its subsidiaries (the “Debtors”) of voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code on April 15, 2002 and the financial restructuring associated with the Company’s emergence from Chapter 11, effective May 5, 2004.

After April 15, 2002, the Debtors operated their businesses and managed their properties as debtors-in-possession throughout the course of the bankruptcy case. The Debtors, along with the Official Committee of Unsecured Creditors filed Joint Plan of Reorganization (the “Plan”) with the Bankruptcy Court on February 27, 2004 and, on April 21, 2004, the Bankruptcy Court confirmed the Plan. As of May 5, 2004 the effective date of the plan (the “Effective Date”), the Debtors substantially consummated the transactions provided for in the Plan. See “Business—Emergence from Chapter 11 Bankruptcy Protection,” which contains a summary of certain transactions that became effective on the Effective Date.

The Consolidated Financial Statements contained herein have been prepared in accordance with Statement of Position 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code” (“SOP 90-7”). Financial statements for periods subsequent to the Company’s emergence from Chapter 11 are not comparable with those of prior periods.

Some of the statements contained in the following discussion of the Company’s financial condition and results of operations refer to future expectations or include “forward-looking” information. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and was derived from numerous assumptions. See “Disclosure Regarding Forward-Looking Statements,” and “Risk Factors” for risk factors that should be considered when evaluating forward-looking information detailed below. These factors could cause actual results to differ materially from the forward-looking statements.

Factors Which Affect the Company’s Financial Performance

Lead and other Raw Materials.    Lead represents approximately one-third of the Company’s cost of goods sold. The market price of lead fluctuates. Generally, when lead prices decrease, customers may seek disproportionate price reductions from the Company, and when lead prices increase, customers may resist price increases. Both of these situations may cause customer demand for the Company’s products to be reduced and the Company’s net sales and gross margins to decline. The average of the lead prices quoted on the London Metal Exchange (“LME”) have increased from $987.00 per metric tonne for the three months ended June 30, 2005 to $1,095.00 for the three months ended June 30, 2006. At September 20, 2006, the quoted price on the LME was $1,345.00 per metric tonne. The Company is also experiencing higher costs for other raw materials, including polypropylene. To the extent that lead prices continue to be volatile, going up or down, and the Company is unable to pass on these or other higher material costs to its customers, its financial performance is adversely impacted. Inversely, as lead prices decrease the Company may not be able to retain the current pricing as customers seek disproportionate price reductions.

Energy Costs.    The Company relies on various sources of energy to support its manufacturing and distribution process, principally natural gas at its recycling plants and diesel fuel for distribution of its products. The Company seeks to recoup these increased energy costs through price increases or surcharges. To the extent the Company is unable to pass on these higher energy costs to its customers, its financial performance is adversely impacted.

Competition.    The global transportation and industrial energy battery markets are highly competitive. In recent years, competition has continued to intensify and is impacting the Company’s ability to pass along increased prices to keep pace with rising production costs. The effects of this competition have been exacerbated by excess capacity and fluctuating lead prices as well as low-priced Asian imports impacting the Company’s markets.

Exchange Rates.    The Company is exposed to foreign currency risk in most European countries, principally from fluctuations in the Euro and British Pound. The Company is also exposed, although to a lesser extent, to foreign currency risk in Australia and the Pacific Rim. Movements of exchange rates against the U.S. dollar can result in variations in the U.S. dollar value of non-U.S. sales, expenses, assets and liabilities. In some instances, gains in one currency may be offset by losses in another. Movements in European currencies impacted the Company’s results for the periods presented herein. For the three months ended June 30, 2006, approximately 58% of the Company’s net sales were generated in Europe and ROW. Further, approximately 62% of the Company’s aggregate accounts receivable and inventory as of June 30, 2006 were held by its European subsidiaries.

Markets.    The Company is subject to concentrations of customers and sales in a few geographic locations and is dependent on customers in certain industries, including the automotive, communications and data and material handling markets. Economic difficulties experienced in these markets and geographic locations impact the Company’s financial results.

Seasonality and Weather.    The Company sells a disproportionate share of its transportation aftermarket batteries during the fall and early winter (the Company’s third and fourth fiscal quarters). Retailers buy automotive batteries during these periods so they will have sufficient inventory for cold weather periods. In addition, many of the Company’s industrial battery customers in Europe do not place their battery orders until the end of the calendar year. The impact of seasonality on sales has the effect of increasing the Company’s working capital requirements and also makes the Company more sensitive to fluctuations in the availability of liquidity.

Unusually cold winters or hot summers may accelerate battery failure and increase demand for transportation replacement batteries. Mild winters and cool summers may have the opposite effect. As a result, if the Company’s sales are reduced by an unusually warm winter or cool summer, it is not possible for the Company to recover these sales in later periods. Further, if the Company’s sales are adversely affected by the weather, the Company cannot make offsetting cost reductions to protect its liquidity and gross margins in the short-term because a large portion of the Company’s manufacturing and distribution costs are fixed.

Interest Rates.    The Company is exposed to fluctuations in interest rates on its variable rate debt.

First Quarter of Fiscal 2007 Highlights and Outlook

The Company’s reported results continued to be impacted in fiscal 2007 by increases in the price of lead and other commodity costs that are primary components in the manufacture of batteries and energy costs used in the manufacturing and distribution of the Company’s products.

In the North American market, the Company obtains the vast majority of its lead requirements from six Company-owned and operated secondary lead recycling plants. These facilities reclaim lead by recycling spent lead-acid batteries, which are obtained for recycling from the Company’s customers and outside spent-battery collectors. This helps the Company in North America control the cost of its principal raw material as compared to purchasing lead at prevailing market prices. Similar to the rise in lead prices, however, the cost of spent batteries has also increased. For the first quarter of fiscal 2007, the average cost of spent batteries has increased approximately 28% versus the first quarter of fiscal 2006. Therefore, the higher market price of lead with respect to North American manufacturing continues to impact results. The Company continues to take selective pricing actions and attempts to secure higher captive spent battery return rates to help mitigate these risks.

In Europe, the Company’s lead requirements are mainly obtained from third-party suppliers. Because of the Company’s exposure to lead market prices in Europe, and based on historical price increases and apparent volatility in lead prices, the Company has implemented several measures to offset higher lead prices including selective pricing actions, lead price escalators and long-term lead supply contracts. In addition, the Company has automatic price escalators with many OEM customers. The Company currently recycles a small portion of its lead requirements in its European facilities.

The Company expects that these higher lead and other commodity costs, which affect all business segments, will continue to put pressure on the Company’s financial performance. However, the selective pricing actions, lead price escalators in some contracts, long-term lead supply contracts and fuel surcharges are intended to help mitigate these risks. The implementation of selective pricing actions and price escalators generally lags the rise in market prices of lead and other commodities. Both price escalators and fuel surcharges are subject to the risk of customer acceptance.

In addition to managing the impact of higher lead and other commodity costs on the Company’s results, the key elements of the Company’s underlying business plans and continued strategies are:

(i) Successful execution and completion of the Company’s ongoing restructuring plans, and organizational realignment of divisional and corporate functions resulting in further headcount reductions, principally in selling, general and administrative functions globally.

(ii) Actions to improve the Company’s liquidity and operating cash flow through aggressive working capital reduction plans, the sales of non-strategic assets and businesses, streamlining cash management processes, implementing plans to minimize the cash costs of the Company’s restructuring initiatives and closely managing capital expenditures.

(iii) Continuing to reduce costs, improve customer service and satisfaction through enhanced quality and reduced lead times. The Company is continuing to drive these strategies through its Take Charge initiative, including a limited engagement with the principal consultant for maximum transferability of skills and knowledge to ensure sustainability, as well as its EXCELL lean supply chain initiative, improved and focused supplier procurement initiatives across the Company and reductions in salaried headcount and discretionary spending.

Critical Accounting Policies and Estimates

The Company’s discussion and analysis of its financial condition and results of operations are based upon the Company’s Consolidated Financial Statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosure of contingent assets and liabilities. On an ongoing basis, the Company evaluates its estimates based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

The Company believes the following critical accounting policies and estimates affect the preparation of its Consolidated Financial Statements.

Inventory Reserves.    The Company adjusts its inventory carrying value to estimated market value (when below historical cost basis) based upon assumptions of future demand and market conditions. If actual market conditions are less favorable than those projected by the Company, additional inventory write-downs may be required.

Valuation of Long-lived Assets.    The Company’s long-lived assets include property, plant and equipment, and identified intangible assets. Long-lived assets (other than indefinite lived intangible assets) are depreciated and amortized over their estimated useful lives, and are reviewed for impairment whenever changes in circumstances indicate the carrying value may not be recoverable. Indefinite-lived intangible assets are reviewed for impairment on both an annual basis and whenever changes in circumstances indicate that the carrying value may not be recoverable. The fair value of indefinite-lived intangible assets are based upon the Company’s estimates of future cash flows and other factors including discount rates to determine the fair value of the respective assets. An erosion of future business results in any of the Company’s business units could create impairment in other long-lived assets and require a significant write down in future periods.

Employee Benefit Plans.    The Company’s pension plans and postretirement benefit plans are accounted for using actuarial valuations required by SFAS No. 87, “Employers’ Accounting for Pensions (“SFAS 87”)” and SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions (“SFAS 106”)”. The Company considers accounting for employee benefit plans critical because management is required to make significant subjective judgments about a number of actuarial assumptions, including discount rates, compensation growth, long-term return on plan assets, retirement, turnover, health care cost trend rates and mortality rates. Depending on the assumptions and estimates used, the pension and postretirement benefit expense could vary within a range of outcomes and have a material effect on reported results. In addition, the assumptions can materially affect accumulated benefit obligations and future cash funding. For a detailed discussion of the Company’s retirement benefits, see Employee Benefit Plans herein and Note 11 to the Consolidated Financial Statements.

Deferred Taxes.    The Company records valuation allowances to reduce its deferred tax assets to amounts that are more likely than not to be realized. While the Company has considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for valuation allowances, if the Company were to determine that it would be able to realize deferred tax assets in the future in excess of the Company’s net recorded amount, an adjustment to the net deferred tax asset would increase income in the period that such determination was made. Likewise, should the Company determine that it would not be able to realize all or part of its net deferred tax assets in the future, an adjustment to the net deferred tax asset would decrease income in the period such determination was made. The Company regularly evaluates the need for valuation allowances against its deferred tax assets, and currently has full valuation allowances recorded for deferred tax assets in the U.S., the United Kingdom, France, and several other countries in Europe and ROW.

Revenue Recognition.    The Company records sales when revenue is earned. Shipment terms are generally FOB shipping point and revenue is recognized when product is shipped to the customer. In limited cases, terms are FOB destination and in these cases, revenue is recognized when product is delivered to the customer’s delivery site. The Company records sales net of estimated reserves for discounts, customer allowances and returns.

Sales Returns Allowances.    The Company provides for an allowance for product returns and/or allowances. Based upon its manufacturing re-work process, the Company believes that the majority of its product returns are not the result of product defects. Most returns are in fact subsequently sold as seconds at a reduced price. The Company recognizes estimated cost of product returns as a reduction of sales in the period in which the related revenue is recognized. The product return estimates are based upon historical trends and claims experience, and include assessment of the anticipated lag between the date of sale and claim/return date.

Environmental Reserves.    The Company is subject to numerous environmental laws and regulations in all the countries in which it operates. In addition, the Company can be held liable for investigation and remediation of sites impacted by its past operating activities. The Company maintains reserves for the cost of addressing these liabilities once they are determined to be both probable and reasonably estimable. These estimates are determined through a combination of methods, including outside estimates of likely expense and the Company’s historical experience in the management of these matters.

Because environmental liabilities are not accrued until a liability is determined to be probable and reasonably estimable and there is a constructive obligation to remediate, not all potential future environmental liabilities have been included in the Company’s environmental reserves and, therefore, additional earnings charges are possible. Also, future findings or changes in estimates could result in either an increase or decrease in the reserves and have a significant impact on the Company’s liquidity and its results of operations.

Purchase Commitments.     The Company has three worldwide supply agreements expiring in December 2009 to purchase its polyethylene battery separators. The supply agreements were entered into in fiscal 2000 with Daramic, the party that purchased the Company’s battery separators manufacturing operation, as a condition of the sale of those operations. At the time of the sale, the agreements contained minimum annual purchase commitments in excess of the Company’s requirements. Accordingly, the Company established a reserve, and reduced the gain on sale of the manufacturing operations, for commitments in excess of the Company’s requirements and for the contractual purchase prices in excess of market. The Company currently has a reserve for the incremental purchase requirements over the remaining life of the agreement in excess of the Company’s projected requirements. Whenever there is a significant change in the Company’s unit volume outlook based on changes to its business plan, this reserve will be adjusted.

Litigation.    The Company has legal contingencies that have a high degree of uncertainty. When a contingency becomes probable and reasonably estimable, a reserve is established. Numerous lawsuits have been filed against the Company for which the liabilities are not considered probable and/or reasonably estimable. Consequently, no reserves have been established for these matters. If future litigation or the resolution of existing matters result in liability to the Company, such liability could have a significant impact on the Company’s future results and liquidity.

Recently Issued Accounting Standards.    See Note 16 to the Condensed Consolidated Financial Statements for a description of new accounting pronouncements and their impact to the Company.

Results of Operations

Three months ended June 30, 2006 compared with three months ended June 30, 2005

Overview

Net loss for the first quarter of fiscal 2007 was $37.9 million versus $35.7 million the first quarter of fiscal 2006. Reorganization items were $1.6 million and $1.4 million in the first quarter of fiscal 2007 and 2006, respectively. Also, restructuring costs were $8.9 million and $2.9 million in the first quarter of fiscal 2007 and 2006, respectively. In addition, Other (income) expense include net currency remeasurement (gain) loss of ($5.6) million and $11.7 million, primarily on U.S. dollar denominated debt in Europe, for the first quarter of fiscal 2007 and 2006, respectively. Gains on revaluation of warrants of $0.8 million and $8.1 million were recognized in the first quarter of fiscal 2007 and 2006, respectively.

Net Sales

Net sales were $683.2 million for the first quarter of fiscal 2007 versus $669.3 million in the first quarter of fiscal 2006. Currency fluctuations (primarily the weakening of the Euro against the U.S. dollar) negatively impacted net sales in the first quarter of fiscal 2007 by approximately $0.5 million. Excluding the currency impact, net sales increased by approximately $14.4 million or 2.1% primarily as a result of higher sales volumes generated by the Industrial Energy North America segment and better overall pricing.

	For the Three Months Ended		INCREASE / (DECREASE)
(in thousands)	June 30, 2006	June 30, 2005	TOTAL	Currency Related	Non-Currency Related
Transportation
North America	$214,509	$218,168	$(3,659)	—	$(3,659)
Europe & ROW	182,753	179,439	3,314	(344)	3,658

	397,262	397,607	(345)	(344)	(1)
Industrial Energy
North America	72,949	67,433	5,516	—	5,516
Europe & ROW	212,979	204,292	8,687	(157)	8,844

	285,928	271,725	14,203	(157)	14,360

TOTAL	$683,190	$669,332	$13,858	$(501)	$14,359

Transportation North America net sales were $214.5 million for the first quarter of fiscal 2007 versus $218.2 million for the first quarter of fiscal 2006. Net sales for the first quarter of fiscal 2007 were $3.7 million or 1.7% lower than the first quarter of fiscal 2006 due mainly to a decrease in aftermarket channel volumes, partially offset by the overall impact of price increases.

Transportation Europe and ROW net sales were $182.8 million for the first quarter of fiscal 2007 versus $179.4 million for the first quarter of fiscal 2006. Net sales, before the unfavorable impact of $0.3 million in net foreign exchange rate fluctuations, were higher by 2.0% mainly due to higher OE volumes and the overall impact of favorable pricing actions, offset by reduced sales in its aftermarket channels.

Industrial Energy North America net sales were $72.9 million for the first quarter of fiscal 2007 versus $67.4 million for the first quarter of fiscal 2006. Net sales were $5.5 million or 8.2% higher due to strong volume growth in the motive power market and higher average selling prices related to lead pass-through and other pricing actions.

Industrial Energy Europe and ROW net sales were $213.0 million for the first quarter of fiscal 2007 versus $204.3 million for the first quarter of fiscal 2006. Net sales, before an unfavorable currency impact of

$0.2 million, increased $8.8 million or 4.3% due to higher volumes in the material handling application and telecommunication channels, as well as higher average selling prices related to lead and other pricing actions. This favorability was, however, partially offset by competitive pricing pressures in both the original equipment and aftermarket channels.

Gross Profit

Gross profit was $109.7 million in the first quarter of fiscal 2007 versus $102.2 million in the first quarter of fiscal 2006. Gross margin increased to 16.1% in the first quarter of fiscal 2007 from 15.3% in the first quarter of fiscal 2006. Currency negatively impacted gross profit minimally in the first quarter of fiscal 2007. Gross profit in each of the Company’s business segments was negatively impacted by higher lead costs (average LME prices were $1,095.00 dollars per metric tonne in the first quarter of fiscal 2007 versus $987.00 dollars per metric tonne in the first quarter of fiscal 2006), and were only partially recovered by higher average selling prices, and improved production efficiencies.

	For the Three Months Ended June 30, 2006		For the Three Months Ended June 30, 2005		INCREASE / (DECREASE)
(in thousands)	TOTAL	Percent of Net Sales	TOTAL	Percent of Net Sales	TOTAL	Currency Related	Non-Currency Related
Transportation
North America	$32,934	15.4%	$30,473	14.0%	$2,461	—	$2,461
Europe & ROW	19,607	10.7%	18,766	10.5%	841	(29)	$870

	52,541	13.2%	49,239	12.4%	3,302	(29)	$3,331
Industrial Energy
North America	17,611	24.1%	13,000	19.3%	4,611	—	$4,611
Europe & ROW	39,527	18.6%	39,977	19.6%	(450)	(56)	$(394)

	57,138	20.0%	52,977	19.5%	4,161	(56)	$4,217

TOTAL	$109,679	16.1%	$102,216	15.3%	$7,463	$(85)	$7,548

Transportation North America gross profit was $32.9 million or 15.4% of net sales in the first quarter of fiscal 2007 versus $30.5 million or 14.0% of net sales in the first quarter of fiscal 2006. This increase is the result of higher overall average selling prices.

Transportation Europe and ROW gross profit was $19.6 million or 10.7% of net sales in the first quarter of fiscal 2007 versus $18.8 million or 10.5% of net sales in the first quarter of fiscal 2006. Currency negatively impacted gross profit during the first quarter of fiscal 2007. The net increase in gross margin was primarily due to the impact of favorable pricing actions, partially offset by higher raw material costs, and lower sales to the aftermarket channels.

Industrial Energy North America gross profit was $17.6 million or 24.1% of net sales in the first quarter of fiscal 2007 versus $13.0 million or 19.3% of net sales in the first quarter of fiscal 2006. The increase in gross profit was primarily due to higher sales volumes and higher selling prices, partially offset by higher lead costs and other commodity costs not fully recovered through price increases.

Industrial Energy Europe and ROW gross profit was $39.5 million or 18.6% of net sales in the first quarter of fiscal 2007 versus $40.0 million or 19.6% of net sales in the first quarter of fiscal 2006. Currency negatively impacted Industrial Energy Europe and ROW gross profit in the first quarter of fiscal 2007. Gross profit was generally flat and positively impacted by higher sales volume, higher average selling prices, and the benefits of headcount and other cost reduction programs, offset by higher lead and other commodity costs.

Expenses

Expenses were $142.2 million in the first quarter of fiscal 2007 versus $137.2 million in the first quarter of fiscal 2006. Included in expenses are restructuring charges of $8.9 million in the first quarter of fiscal 2007 and $2.9 million in the first quarter of fiscal 2006. Excluding these items, expenses were $133.3 million and $134.3 million in the first quarter of fiscal 2007 and 2006, respectively. Foreign currency fluctuation unfavorably impacted expenses by approximately $0.3 million in the first quarter of fiscal 2007. Excluding these items, the change in expenses was attributable to the following matters:

(i) the first quarter of fiscal 2006 included a gain on revaluation of foreign currency forward contract of $1.1 million;

(ii) interest, net increased $6.2 million due to higher interest rates and higher debt levels;

(iii) the first quarter of fiscal 2007 and the first quarter of fiscal 2006 expenses included currency remeasurement (gains) losses of ($5.6) million and $11.7 million, respectively, included in Other (income) expense, net;

(iv) the first quarter of fiscal 2007 and 2006 expenses included a gain on revaluation of Warrants of $0.8 million and $8.1 million, included in Other (income) expense, net; and

(v) the first quarter of fiscal 2007 and 2006 expenses included a loss on sale of assets of $2.8 million and $1.6 million, included in other (income) expense, net.

	For the Three Months Ended		INCREASE / (DECREASE)
(in thousands)	June 30, 2006	June 30, 2005	TOTAL	Currency Related	Non-Currency Related
Transportation
North America	$37,746	$26,391	$11,355	—	$11,355
Europe & ROW	25,750	20,413	5,337	97	5,240

	63,496	46,804	16,692	97	16,595
Industrial Energy
North America	10,120	8,631	1,489	—	1,489
Europe & ROW	35,892	30,414	5,478	79	5,399

	46,012	39,045	6,967	79	6,888
Unallocated corporate expenses	32,671	51,363	(18,692)	102	(18,794)

TOTAL	$142,179	$137,212	$4,967	$278	$4,689

Transportation North America expenses were $37.7 million in the first quarter of fiscal 2007 versus $26.4 million in the first quarter of fiscal 2006. Expenses in the first quarter of fiscal 2007 include approximately $3.7 million of corporate costs that were not allocated in the first quarter of fiscal 2006. In addition, restructuring charges of approximately $6.0 million were recorded in the first quarter of fiscal 2007, reflecting the closure of a manufacturing plant in Shreveport, Louisiana.

Transportation Europe and ROW expenses were $25.8 million in the first quarter of fiscal 2007 versus $20.4 million in the first quarter of fiscal 2006. Currency fluctuation unfavorably impacted expenses in the first quarter of fiscal 2007 by approximately $0.1 million. The increase in expenses was primarily due to the allocation of approximately $4.9 million of corporate costs that were not allocated in the first quarter of fiscal 2006.

Industrial Energy North America expenses were $10.1 million in the first quarter of fiscal 2007 versus $8.6 million in the first quarter of fiscal 2006. Expenses in the first quarter of fiscal 2007 include approximately $1.2 million of corporate costs that were not allocated in the first quarter of fiscal 2006. Excluding the allocation of corporate costs, the increase in expenses was primarily due to restructuring costs of $0.7 million associated with the closure of the Kankakee manufacturing facility, and increased variable selling costs resulting from a significant increase in net sales.

Industrial Energy Europe and ROW expenses were $35.9 million in the first quarter of fiscal 2007 versus $30.4 million in the first quarter of fiscal 2006. Currency fluctuation unfavorably impacted expenses in the first quarter of fiscal 2007 by approximately $0.1 million. The increase is due primarily to the allocation of approximately $5.2 million of corporate expenses that were not allocated in the first quarter of fiscal 2006. Excluding the change in allocated corporate expenses, overall expenses were roughly flat as compared to the first quarter of fiscal 2006.

Unallocated expenses, net, which include unallocated corporate expenses, interest expense, currency remeasurement losses (gains), and gain on revaluation of Warrants, were $32.7 million in the first quarter of fiscal 2007 versus $51.4 million in the first quarter of fiscal 2006. Expenses for the first quarter of fiscal 2006 included a gain on revaluation of foreign currency forward contract of $1.1 million. Expenses for the first quarter of fiscal 2007 and 2006 included gains on revaluation of Warrants of $0.8 million and $8.1 million, respectively. Expenses for the first quarter of fiscal 2007 and 2006 included currency remeasurement (gains) losses of ($5.6) million and $11.7 million, respectively. Currency unfavorably impacted unallocated expenses in the first quarter of fiscal 2007 by approximately $0.1 million. Corporate expenses in the first quarter of fiscal 2007 and 2006 were $16.8 million and $32.8 million, respectively. The decrease was primarily due to corporate allocation to the segments and lower general and administrative cost resulting from the Company’s continued restructuring efforts, partially offset by $3.0 million of expenses for professional fees relating to the now withdrawn potential sale of the Company’s Industrial Energy Europe and ROW business segment. Interest expense, net was $22.3 million in the first quarter of fiscal 2007 versus $16.1 million in the first quarter of fiscal 2006. The increase is due to higher outstanding debt and higher interest rates on the Company’s credit facility.

Income (loss) before reorganization items, income taxes, and minority interest

Income (loss) before reorganization items, income taxes, and minority interest was ($32.5) million or (4.8%) of net sales in the first quarter of fiscal 2007 versus ($35.0) million or (5.2%) of net sales in the first quarter of fiscal 2006 due to the items discussed above.

	For the Three Months Ended June 30, 2006		For the Three Months Ended June 30, 2005		INCREASE / (DECREASE)
(in thousands)	TOTAL	Percent of Net Sales	TOTAL	Percent of Net Sales
Transportation
North America	$(4,812)	(2.2)%	$4,082	1.9%	$(8,894)
Europe & ROW	(6,143)	(3.4)%	(1,647)	(0.9)%	(4,496)

	(10,955)	(2.8)%	2,435	0.6%	(13,390)
Industrial Energy
North America	7,491	10.3%	4,369	6.5%	3,122
Europe & ROW	3,635	1.7%	9,563	4.7%	(5,928)

	11,126	3.9%	13,932	5.1%	(2,806)
Other	(32,671)	n/a	(51,363)	n/a	18,692

TOTAL	$(32,500)	(4.8)%	$(34,996)	(5.2)%	$2,496

Transportation North America income (loss) before reorganization items, income taxes, and minority interest was ($4.8) million or (2.2%) of net sales in the first quarter of fiscal 2007 versus $4.1 million or 1.9% of net sales in the first quarter of fiscal 2006 due to the items discussed above.

Transportation Europe and ROW income (loss) before reorganization items, income taxes, and minority interest was ($6.1) million, or (3.4%) of net sales in the first quarter of fiscal 2007 versus ($1.6) million or (0.9%) of net sales in the first quarter of fiscal 2006 due to the items discussed above.

Industrial Energy North America income (loss) before reorganization items, income taxes, and minority interest was $7.5 million or 10.3% of net sales in the first quarter of fiscal 2007 versus $4.4 million or 6.5% of net sales in the first quarter of fiscal 2006 due to the items discussed above.

Industrial Energy Europe and ROW income (loss) before reorganization items, income taxes, and minority interest was $3.6 million, or 1.7% of net sales in the first quarter of fiscal 2007 versus $9.6 million or 4.7% of net sales in the first quarter of fiscal 2006 due to the items discussed above.

Reorganization Items

Reorganization items represent amounts the Company incurred as a result of the Chapter 11 filing and are presented separately in the Consolidated Statements of Operations. Reorganization items for the first quarter of fiscal 2007 and 2006 were $1.6 million and $1.4 million, respectively. These items include professional fees including financial and legal services. See Note 4 to the Condensed Consolidated Financial Statements.

Income Taxes

In the first quarter of fiscal 2007, an income tax provision (benefit) of $3.6 million was recorded on pre-tax income (loss) of ($34.1) million. In the first quarter of fiscal 2006, an income tax provision (benefit) of ($0.8) million was recorded on a pre-tax income (loss) of ($36.4) million. The effective tax rate was (10.48%) and 2.1% in the first quarter of fiscal 2007 and 2006, respectively. The effective tax rate for the first quarter of fiscal 2007 and 2006 was impacted by the generation of income in tax-paying jurisdictions, principally certain countries in Europe, Australia, New Zealand, and Canada, with limited or no offset on a consolidated basis as a result of recognition of valuation allowances on tax benefits generated from current period losses in the U.S., the United Kingdom, Italy, Spain, and France. The effective tax rate for the first quarter of fiscal 2007 was impacted by the recognition of $28.7 million of valuation allowances on current year tax benefits generated primarily in the U.S., United Kingdom, France, Spain, and Italy.

Fiscal Year Ended March 31, 2006 compared with Fiscal Year Ended March 31, 2005

The following discussions provide a comparison of the Company’s results of operations for the fiscal year ended March 31, 2006 with the combined results of its operations and those of the Predecessor Company on a combined basis for the year ended March 31, 2005, and the results of operations of the Predecessor Company for the fiscal year ended March 31, 2004. The combined results of operations for the fiscal year ended March 31, 2005 include the Company’s results of operations for the period May 6, 2004 to March 31, 2005 combined with the results of operations of the Predecessor Company for the period April 1, 2004 to May 5, 2004. The combined financial information for the year ended March 31, 2005 is merely additive and does not give pro forma effect to the transactions provided for in the Plan or the application of fresh-start accounting. As a result of the reorganization and adoption of fresh-start accounting, the Company’s results of operations after May 5, 2005 are not comparable to the results of operations of the Predecessor Company for periods prior to May 6, 2005. The discussions with respect to the years ended March 31, 2005 and 2004 are provided for comparative purposes only, but the value of such comparisons may be limited.

		Fiscal 2005
	Successor Company	COMBINED	Successor Company	Predecessor Company
(in thousands)	For the fiscal year ended March 31, 2006	For the fiscal year ended March 31, 2005	For the Period May 6, 2004 to March 31, 2005	For the Period April 1, 2004 to May 5, 2004	For the fiscal year ended March 31, 2004
NET SALES
Transportation
North America	$913,317	$847,571	$772,272	$75,299	$817,710
Europe & ROW	810,894	823,165	764,238	58,927	760,512
Industrial Energy
North America	274,976	223,008	203,815	19,193	210,572
Europe & ROW	820,689	797,122	735,934	61,188	711,699

TOTAL	$2,819,876	$2,690,866	$2,476,259	$214,607	$2,500,493

GROSS PROFIT
Transportation
North America	$97,092	$112,091	$100,970	$11,121	$146,790
Europe & ROW	102,680	114,495	106,645	7,850	159,062
Industrial Energy
North America	53,153	49,039	44,264	4,775	47,032
Europe & ROW	153,906	137,347	125,623	11,724	156,441

TOTAL	$406,831	$412,972	$377,502	$35,470	$509,325

EXPENSES
Transportation
North America	$103,172	$216,863	$208,155	$8,708	$83,770
Europe & ROW	78,284	219,987	212,828	7,159	83,422
Industrial Energy
North America	44,307	68,494	65,326	3,168	32,635
Europe & ROW	114,210	233,127	223,317	9,810	152,002
Unallocated expenses	216,941	138,364	109,071	29,293	185,206

TOTAL	$556,914	$876,835	$818,697	$58,138	$537,035

INCOME (LOSS) BEFORE REORGANIZATION ITEMS, TAXES, MINORITY INTEREST, AND CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLES
Transportation
North America	$(6,080)	$(104,772)	$(107,185)	$2,413	$63,020
Europe & ROW	24,396	(105,492)	(106,183)	691	75,640
Industrial Energy
North America	8,846	(19,455)	(21,062)	1,607	14,397
Europe & ROW	39,696	(95,780)	(97,694)	1,914	4,439
Unallocated expenses	(216,941)	(138,364)	(109,071)	(29,293)	(185,206)

TOTAL	$(150,083)	$(463,863)	$(441,195)	$(22,668)	$(27,710)

Overview

Net loss for fiscal 2006 was $172.7 million versus fiscal 2005 net income of $1,281.6 million. Included in fiscal 2006 consolidated net income were reorganization items of $6.2 million, restructuring costs of $21.7 million, and a charge of $23.8 million related to the resolution of a U.S. Attorney matter (see Note 15 to the Consolidated Financial Statements for further discussion of this matter). In addition, in Other (income) expense net currency remeasurement gains (losses) of ($11.3) million and ($3.7) million, primarily on U.S. dollar denominated debt in Europe, were recognized in fiscal 2006 and 2005, respectively. A gain (loss) on revaluation of a foreign currency forward contract of $1.1 million and ($13.2) million was recognized in fiscal 2006 and 2005 respectively. Gains on revaluation of warrants of $9.1 million and $63.1 million were recognized in fiscal 2006 and 2005, respectively. Included in fiscal 2005 consolidated net income were a gain on discharge of liabilities subject to compromise of $1,558.8 million, a gain on Fresh Start reporting adjustments of $228.4 million, and a non cash charge of $388.5 million for goodwill impairment.

Net Sales

Net sales were $2,819.9 million for fiscal 2006 versus $2,690.9 million in fiscal 2005. Currency fluctuations (primarily the weakening of the Euro against the U.S. dollar) negatively impacted net sales in fiscal 2006 by approximately $53.2 million. Excluding the currency impact, net sales increased by approximately $182.2 million or 7% as a result of higher volumes, particularly in North America, and higher average selling prices due to lead and other related pricing actions.

	For the fiscal year ended March 31, 2006	For the fiscal year ended March 31, 2005	INCREASE / (DECREASE)
(in thousands)			TOTAL	Currency Related	Non-Currency Related
Transportation
North America	$913,317	$847,571	$65,746	—	$65,746
Europe & ROW	810,894	823,165	(12,271)	(27,721)	15,450

	1,724,211	1,670,736	53,475	(27,721)	81,196
Industrial Energy
North America	274,976	223,008	51,968	—	51,968
Europe & ROW	820,689	797,122	23,567	(25,511)	49,078

	1,095,665	1,020,130	75,535	(25,511)	101,046

TOTAL	$2,819,876	$2,690,866	$129,010	$(53,232)	$182,242

Transportation North America net sales were $913.3 million for fiscal 2006 versus $847.6 million for fiscal 2005. Third party lead sales revenues for fiscal 2006 were approximately $8.6 million higher than fiscal 2005 due to rising lead prices. Net sales for fiscal 2006 were $65.7 million or 7.8% higher than fiscal 2005 due mainly to an increase in aftermarket volumes in the U.S. and Mexico. The Company also achieved higher average selling prices which, in part, reflected the pass-through of cost increases from lead, other materials, and energy. Price increases, however, have lagged rising costs, resulting in an overall net reduction in margins.

Transportation Europe and ROW net sales were $810.9 million for fiscal 2006 versus $823.2 million for fiscal 2005. Net sales, before the unfavorable impact of $27.7 million in net foreign exchange rate fluctuations, were higher by 1.8% mainly due to higher OEM and OES sales. This increase was, however, substantially offset by lower aftermarket sales.

Industrial Energy North America net sales were $275.0 million for fiscal 2006 versus $223.0 million for fiscal 2005. Net sales were $52.0 million or 23.3% higher due to strong volume growth in both the motive power and network power markets, particularly in telecommunications, and higher average selling prices related to lead and other pricing actions.

Industrial Energy Europe and ROW net sales were $820.7 million for fiscal 2006 versus $797.1 million for fiscal 2005. Net sales, before an unfavorable currency impact of $25.5 million, increased $49.1 million or 6.2% due to higher volumes in the material handling application and telecommunication channels, as well as higher average selling prices related to lead and other pricing actions. This favorability was, however, partially offset by competitive pricing pressures in both the original equipment and aftermarket channels.

Gross Profit

Gross profit was $406.8 million in fiscal 2006 versus $413.0 million in fiscal 2005. Gross margin decreased to 14.4% in fiscal 2006 from 15.3% in fiscal 2005. Currency negatively impacted gross profit in fiscal 2006 by approximately $8.4 million. Gross profit in each of the Company’s business segments was negatively impacted by higher lead costs (average LME prices were $1,041.00 dollars per metric tonne in fiscal 2006 versus $920.00 dollars per metric tonne in fiscal 2005), and were only partially recovered by higher average selling prices.

	For the fiscal year ended March 31, 2006		For the fiscal year ended March 31, 2005		INCREASE / (DECREASE)
(in thousands)	TOTAL	Percent of Net Sales	TOTAL	Percent of Net Sales	TOTAL	Currency Related	Non-Currency Related
Transportation
North America	$97,092	10.6%	$112,091	13.2%	$(14,999)	—	$(14,999)
Europe & ROW	102,680	12.7%	114,495	13.9%	(11,815)	(3,683)	$(8,132)

	199,772	11.6%	226,586	13.6%	(26,814)	(3,683)	$(23,131)
Industrial Energy
North America	53,153	19.3%	49,039	22.0%	4,114	—	$4,114
Europe & ROW	153,906	18.8%	137,347	17.2%	16,559	(4,726)	$21,285

	207,059	18.9%	186,386	18.3%	20,673	(4,726)	$25,399

TOTAL	$406,831	14.4%	$412,972	15.3%	$(6,141)	$(8,409)	$2,268

Transportation North America gross profit was $97.1 million or 10.6% of net sales in fiscal 2006 versus $112.1 million or 13.2% of net sales in fiscal 2005. The decrease in gross margin is primarily due to increases in costs for lead, other materials, and energy. Our U.S. battery recycling plants were adversely affected by a tight market for spent batteries as well as increases in the cost of ancillary materials used in the lead conversion process. The effect of higher lead, other materials and energy costs was only partially recovered by higher average selling prices. Additionally, a favorable change in the allocation of lead costs between Transportation North America and Industrial Energy North America partially offset the negative impact of the lead increases to the segment by approximately $6.3 million.

Transportation Europe and ROW gross profit was $102.7 million or 12.7% of net sales in fiscal 2006 versus $114.5 million or 13.9% of net sales in fiscal 2005. Currency negatively impacted gross profit during fiscal 2006 by approximately $3.7 million. The decrease in gross margin was primarily due to lower sales volumes in the aftermarket channel combined with higher raw material costs, partially offset by recoveries through pricing actions. Additionally, benefits of increased efficiencies resulting from the plant closure in Nanterre, France and other rationalization projects helped to mitigate the decrease in gross margins versus fiscal 2005.

Industrial Energy North America gross profit was $53.2 million or 19.3% of net sales in fiscal 2006 versus $49.0 million or 22.0% of net sales in fiscal 2005. The increase in gross profit was primarily due to higher sales volumes, partially offset by higher lead costs and other commodity costs not fully recovered through price increases and an unfavorable change of approximately $6.3 million in the allocation of lead costs between Transportation North America and Industrial Energy North America.

Industrial Energy Europe and ROW gross profit was $153.9 million or 18.8% of net sales in fiscal 2006 versus $137.3 million or 17.2% of net sales in fiscal 2005. Currency negatively impacted Industrial Energy

Europe and ROW gross profit in fiscal 2006 by approximately $4.7 million Gross profit was positively impacted by higher sales volume, higher average selling prices, and the benefits of headcount and other cost reduction programs, partially offset by higher lead and other commodity costs.

Expenses

Expenses were $556.9 million in fiscal 2006 versus $876.8 million in fiscal 2005. Included in expenses are restructuring charges of $21.7 million in fiscal 2006 and $43.1 million in fiscal 2005. Also included in fiscal 2005 expenses is a charge for goodwill impairment of $388.5 million. Excluding these items, expenses were $535.2 million and $445.2 million in fiscal 2006 and fiscal 2005, respectively. Weaker foreign currencies favorably impacted expenses by approximately $8.0 million in fiscal 2006. The change in expenses was attributable to the following matters:

(i) fiscal 2006 and 2005 included a gain (loss) on revaluation of foreign currency forward contract of $1.1 million and ($13.2) million respectively;

(ii) interest, net increased $18.0 million principally due to higher interest rates and higher debt levels;

(iii) fiscal 2006 and fiscal 2005 expenses included currency remeasurement losses of $11.3 million and $3.7 million, respectively, included in Other (income) expense, net;

(iv) fiscal 2006 and 2005 expenses included a gain on revaluation of Warrants of $9.1 million and $63.1 million, included in Other (income) expense, net;

(v) fiscal 2006 and 2005 expenses included a loss on sale of assets of $8.0 million and $7.6 million, included in other (income) expense, net; and

(vi) fiscal 2006 expenses included $23.8 million for settlement of a U.S. Attorney matter, which was recorded on a discounted basis as payments will occur over a five year period. See Note 15 to the Consolidated Financial Statements for further discussion of the U.S. Attorney matter.

	For the fiscal year ended March 31, 2006	For the fiscal year ended March 31, 2005	INCREASE / (DECREASE)
(in thousands)			TOTAL	Currency Related	Non-Currency Related
Transportation
North America	$103,172	$216,863	$(113,691)	—	$(113,691)
Europe & ROW	78,284	219,987	(141,703)	(2,001)	(139,702)

	181,456	436,850	(255,394)	(2,001)	(253,393)
Industrial Energy
North America	44,307	68,494	(24,187)	—	(24,187)
Europe & ROW	114,210	233,127	(118,917)	(3,423)	(115,494)

	158,517	301,621	(143,104)	(3,423)	(139,681)
Unallocated corporate expenses	216,941	138,364	78,577	(2,616)	81,193

TOTAL	$556,914	$876,835	$(319,921)	$(8,040)	$(311,881)

Transportation North America expenses were $103.2 million in fiscal 2006 versus $216.9 million in fiscal 2005. Expenses in fiscal 2005 were $94.8 million before a goodwill impairment charge of $122.1 million. The increase in expenses before goodwill impairment was due mainly to higher branch operating costs, including diesel fuel.

Transportation Europe and ROW expenses were $78.3 million in fiscal 2006 versus $220.0 million in fiscal 2005. Currency favorably impacted expenses in fiscal 2006 by approximately $2.0 million. Expenses in fiscal 2005 were $107.7 million before a goodwill impairment charge of $112.2 million. The decrease in expenses before goodwill impairment was primarily due to lower selling and marketing costs, lower headcount, and a general reduction in other administrative expenses.

Industrial Energy North America expenses were $44.3 million in fiscal 2006 versus $68.5 million in fiscal 2005. Expenses in fiscal 2005 were $31.1 million before a goodwill impairment charge of $37.4 million. The increase in expenses before goodwill impairment was primarily due to restructuring costs of $10.1 million associated with the closure of the Kankakee facility and increased variable selling costs resulting from a significant increase in net sales.

Industrial Energy Europe and ROW expenses were $114.2 million in fiscal 2006 versus $233.1 million in fiscal 2005. Currency favorably impacted expenses in fiscal 2006 by approximately $3.4 million. Expenses in fiscal 2005 were $116.3 million before a goodwill impairment charge of $116.8 million. The decrease in expenses before goodwill impairment was primarily due to lower selling, marketing, advertising, general and administrative expenses achieved through targeted cost reduction programs, partially offset by higher restructuring costs.

Unallocated expenses, net, which include shared service and corporate expenses, interest expense, currency remeasurement losses (gains), and gain on revaluation of Warrants, were $216.9 million in fiscal 2006 versus $138.4 million in fiscal 2005. Expenses for fiscal 2006 and 2005 included a gain (loss) on revaluation of foreign currency forward contract of $1.1 million and ($13.2) million respectively. Expenses for fiscal 2006 and 2005 expenses included gains on revaluation of Warrants of $9.1 million and $63.1 million, respectively. Expenses for fiscal 2006 and 2005 included currency remeasurement losses of $11.3 million and $3.7 million, respectively. Currency favorably impacted unallocated expenses in fiscal 2006 by approximately $2.6 million. Corporate expenses in fiscal 2006 and 2005 were $146.4 million and $133.1 million, respectively. The increase was primarily due to $23.8 million for the U.S. Attorney matter recorded in fiscal 2006 discussed above, partially offset by lower general and administrative cost resulting from the Company’s continued restructuring efforts. Interest expense, net was $69.5 million in fiscal 2006 versus $51.5 million in fiscal 2005. The increase is principally due to higher outstanding debt and higher interest rates on the Company’s credit facility.

Income (loss) before reorganization items, income taxes, minority interest and cumulative effect of change in accounting principle

Income (loss) before reorganization items, income taxes, minority interest and cumulative effect of change in accounting principle was ($150.1) million or (5.3%) of net sales in fiscal 2006 versus ($463.9) million or (17.2%) of net sales in fiscal 2005 due to the items discussed above. Fiscal 2005 included a goodwill impairment charge of $388.5 million.

	For the fiscal year ended March 31, 2006		For the fiscal year ended March 31, 2005
(in thousands)	TOTAL	Percent of Net Sales	TOTAL	Percent of Net Sales	INCREASE / (DECREASE)
Transportation
North America	$(6,080)	(0.7)%	$(104,772)	(12.4)%	$98,692
Europe & ROW	24,396	3.0%	(105,492)	(12.8)%	129,888

	18,316	1.1%	(210,264)	(12.6)%	228,580
Industrial Energy
North America	8,846	3.2%	(19,455)	(8.7)%	28,301
Europe & ROW	39,696	4.8%	(95,780)	(12.0)%	135,476

	48,542	4.4%	(115,235)	(11.3)%	163,777
Other	(216,941)	n/a	(138,364)	n/a	(78,577)

TOTAL	$(150,083)	(5.3)%	$(463,863)	(17.2)%	$313,780

Transportation North America income (loss) before reorganization items, income taxes, minority interest and cumulative effect of change in accounting principle was ($6.1) million or (0.7%) of net sales in fiscal 2006 versus ($104.8) million, or (12.4%) of net sales in fiscal 2005, due to the items discussed above. Fiscal 2005 included a goodwill impairment charge of $122.1 million.

Transportation Europe and ROW income (loss) before reorganization items, income taxes, minority interest and cumulative effect of change in accounting principle was $24.4 million, or 3.0% of net sales in fiscal 2006 versus ($105.5) million, or (12.8%) of net sales in fiscal 2005, due to the items discussed above. Fiscal 2005 included a goodwill impairment charge of $112.2 million.

Industrial Energy North America income (loss) before reorganization items, income taxes, minority interest and cumulative effect of change in accounting principle was $8.8 million or 3.2% of net sales in fiscal 2006 versus ($19.5) million, or (8.7%) of net sales in fiscal 2005, due to the items discussed above. Fiscal 2005 included a goodwill impairment charge of $37.4 million.

Industrial Energy Europe and ROW income (loss) before reorganization items, income taxes, minority interest and cumulative effect of change in accounting principle was $39.7 million, or 4.8% of net sales in fiscal 2006 versus ($95.8) million, or (12.0%) of net sales in fiscal 2005, due to the items discussed above. Fiscal 2005 included a goodwill impairment charge of $116.8 million.

Reorganization Items

Reorganization items represent amounts the Company incurred as a result of the Chapter 11 filing and are presented separately in the Consolidated Statements of Operations. Reorganization items for fiscal 2006 and 2005 were $6.2 million and $30.0 million, respectively. These items include professional fees including financial and legal services, success fees payable to the Company’s advisors related to Chapter 11 bankruptcy emergence, employee retention costs for key members of management, income from refund of preference payments made to suppliers prior to the bankruptcy filing, income associated with rejection of certain executory contracts, costs associated with directors and officers liability insurance coverage for the Predecessor Company, and interest income earned as a result of having assumed excess cash balances due to the Chapter 11 filing. See Note 6 to the Consolidated Financial Statements.

Gain on Discharge of Liabilities Subject to Compromise

For fiscal 2005, the Company recognized a $1,558.8 million gain on discharge of liabilities subject to compromise and recapitalization as a result of transactions contemplated by the Plan.

Fresh Start reporting Adjustments

For fiscal 2005 as a result of the Company’s adoption of Fresh Start reporting, upon consummation of the Plan on the Effective Date, the Company recorded certain adjustments to assets and liabilities to reflect their fair values. The Fresh Start adjustments resulted in a gain of $228.4 million.

Income Taxes

In fiscal 2006, an income tax provision of $16.0 million was recorded on pre-tax income (loss) of ($156.2) million. In fiscal 2005, an income tax provision of $11.7 million was recorded on pre-tax income (loss) of $1,293.4 million. The effective tax rate was 10.2% and 0.9% in fiscal 2006 and 2005, respectively. The effective tax rate for fiscal 2006 and 2005 was impacted by the generation of income in tax-paying jurisdictions, principally certain countries in Europe, Australia and Canada, with limited or no offset on a consolidated basis as a result of recognition of valuation allowances on tax benefits generated from current period losses in the U.S., the United Kingdom and France. The effective tax rate for fiscal 2006 was impacted by the recognition of $78.3 million of valuation allowances on current year tax benefits generated primarily in the U.S., United Kingdom, France, and Italy. The effective tax rate for fiscal 2006 was also impacted by the recognition of $5.9 million in valuation allowances on tax benefits generated from prior year losses and certain deductible temporary differences in Spain based on the Company’s assessment that it is more likely than not that the related tax benefits will now not be realized. The effective tax rate for fiscal 2005 was impacted by the gain on discharge of liabilities subject to compromise of $1,558.8 million, which is exempt from tax in the U.S., the non-taxable gain on Fresh Start reporting adjustments of $228.4 million and the non-deductibility of the $388.5 million goodwill impairment charge. The effective tax rate in fiscal 2005 was also impacted by the recognition of $41.4 million primarily in valuation allowances on tax benefits generated from prior year losses and certain deductible temporary differences in France and Italy based on the Company’s assessment that it is more likely than not that the related tax benefits will now not be realized.

Fiscal Year Ended March 31, 2005 compared with Fiscal Year Ended March 31, 2004

Overview

Net income for fiscal 2005 was $1,281.6 million versus fiscal 2004 net loss of $114.1 million. Included in fiscal 2005 consolidated net income were reorganization items of $30.0 million, restructuring costs of $43.1 million, a non-cash charge of $388.5 million for goodwill impairment, an income tax charge of $11.7 million primarily resulting from a change in valuation allowances, gain on discharge of liabilities subject to compromise of $1,558.8 million, gain on Warrants of $63.1 million and gain on Fresh Start reporting adjustments of $228.4 million. Included in fiscal 2004 consolidated net loss were reorganization items in connection with the bankruptcy of $67.0 million, restructuring costs of $52.7 million and a charge of $15.6 million for the cumulative effect of a change in accounting principle. In addition, net currency remeasurement (losses) gains of ($3.7) million and $43.8 million, primarily on U.S. dollar denominated debt in Europe, have been recognized in Other (income) expense, net in fiscal 2005 and fiscal 2004, respectively and a loss on revaluation of a foreign currency forward contract of $13.2 million was recognized in Other (income) expense, net in fiscal 2005.

Net Sales

Net sales were $2,690.9 million for fiscal 2005 versus $2,500.5 million in fiscal 2004. Currency positively impacted net sales in fiscal 2005 by approximately $104.0 million. Net sales were also higher as a result of lead related and other pricing actions.

	For the fiscal year ended March 31, 2005	For the fiscal year ended March 31, 2004	INCREASE / (DECREASE)
(in thousands)			TOTAL	Currency Related	Non-Currency Related
Transportation
North America	$847,571	$817,710	$29,861	—	$29,861
Europe & ROW	823,165	760,512	62,653	54,000	8,653

	1,670,736	1,578,222	92,514	54,000	38,514
Industrial Energy
North America	223,008	210,572	12,436	—	12,436
Europe & ROW	797,122	711,699	85,423	50,000	35,423

	1,020,130	922,271	97,859	50,000	47,859

TOTAL	$2,690,866	$2,500,493	$190,373	$104,000	$86,373

Transportation North America net sales were $847.6 million for fiscal 2005 versus $817.7 million for fiscal 2004. Third party lead sales revenues for fiscal 2005 were $19.4 million higher than fiscal 2004 due to rising lead prices. Transportation North America net sales also increased due to slightly higher unit volumes, principally in the original equipment channel and higher average selling prices from lead related pricing actions.

Transportation Europe and ROW net sales were $823.2 million for fiscal 2005 versus $760.5 million for fiscal 2004. Currency positively impacted Transportation net sales in fiscal 2005 by approximately $54.0 million. European selling prices for fiscal 2005 were higher than fiscal 2004, primarily from the effect of lead-related pricing adjustments, partially offset by the impact of lower sales volumes in both the original equipment and aftermarket channels.

Industrial Energy North America net sales were $223.0 million for fiscal 2005 versus $210.6 million for fiscal 2004. The increase was primarily due to higher material handling application volumes, lead related pricing actions and the recognition of $3.0 million previously deferred income on a customer agreement under which the Company fulfilled its obligations in fiscal 2005.

Industrial Energy Europe and ROW net sales were $797.1 million for fiscal 2005 versus $711.7 million for fiscal 2004. Currency positively impacted Industrial Energy Europe and ROW net sales in fiscal 2005 by approximately $50.0 million. Higher material handling application volumes and higher average selling prices due to lead related pricing actions were partially offset by lower telecommunication market volumes and competitive pricing pressures within both the original equipment and aftermarket channels.

Gross Profit

Gross profit was $413.0 million in fiscal 2005 versus $509.3 million in fiscal 2004. Gross margin decreased to 15.3% in fiscal 2005 from 20.4% in fiscal 2004. Currency positively impacted gross profit in fiscal 2005 by approximately $22.0 million. Gross profit in each of the Company’s business segments was negatively impacted by higher lead costs (average LME prices were $920.00 dollars per metric tonne in fiscal 2005 versus $611.00 dollars per metric tonne in fiscal 2004), only partially being recovered by higher average selling prices.

	For the fiscal year ended March 31, 2005		For the fiscal year ended March 31, 2004		INCREASE / (DECREASE)
(in thousands)	TOTAL	Percent of Net Sales	TOTAL	Percent of Net Sales	TOTAL	Currency Related	Non-Currency Related
Transportation
North America	$112,091	13.2%	$146,790	18.0%	$(34,699)	—	$(34,699)
Europe & ROW	114,495	13.9%	159,062	20.9%	(44,567)	11,000	(55,567)

	226,586	13.6%	305,852	19.4%	(79,266)	11,000	(90,266)
Industrial Energy
North America	49,039	22.0%	47,032	22.3%	2,007	—	2,007
Europe & ROW	137,347	17.2%	156,441	22.0%	(19,094)	11,000	(30,094)

	186,386	18.3%	203,473	22.1%	(17,087)	11,000	(28,087)

TOTAL	$412,972	15.3%	$509,325	20.4%	$(96,353)	$22,000	$(118,353)

Transportation North America gross profit was $112.1 million or 13.2% of net sales in fiscal 2005 versus $146.8 million or 18.0% of net sales in fiscal 2004. The effect of higher lead costs (only partially recovered by higher average selling prices), higher depreciation due to Fresh Start reporting, and the unfavorable effects of products sales mix were partially offset by the impact of slightly higher sales volumes and higher third party lead sales due to increased lead prices.

Transportation Europe and ROW gross profit was $114.5 million or 13.9% of net sales in fiscal 2005 versus $159.1 million or 20.9% of net sales in fiscal 2004. Currency positively impacted Transportation Europe and ROW gross profit in fiscal 2005 by approximately $11.0 million. The decrease was primarily due to lower sales volumes, higher lead costs (only partially recovered through higher selling prices) and higher depreciation due to Fresh Start reporting.

Industrial Energy North America gross profit was $49.0 million or 22.0% of net sales in fiscal 2005 versus $47.0 million or 22.3% of net sales in fiscal 2004. Gross profit was higher primarily due to higher sales volumes, previously deferred income on a customer agreement under which the Company fulfilled its obligations in the third quarter of fiscal 2005 and the impact of headcount and cost reduction programs, partially offset by higher lead costs not recovered through price increases and higher cost of goods sold and depreciation due to Fresh Start reporting.

Industrial Energy Europe and ROW gross profit was $137.3 million or 17.2% of net sales in fiscal 2005 versus $156.4 million or 22.0% of net sales in fiscal 2004. Currency positively impacted Industrial Energy Europe and ROW gross profit in fiscal 2005 by approximately $11.0 million. Gross profit was negatively impacted by competitive pricing pressures, higher lead costs not recovered through price increases, and higher depreciation due to Fresh Start reporting, partially offset by the impact of higher sales volume and headcount and cost reduction programs, including the full year benefit of plant closures in Italy and Germany.

Expenses

Expenses were $876.8 million in fiscal 2005 versus $537.0 million in fiscal 2004. Included in expenses are restructuring charges of $43.1 million in fiscal 2005 and $52.7 million in fiscal 2004. Also included in fiscal 2005 expenses is a charge for goodwill impairment of $388.5 million. Excluding these items, expenses were $445.2 million and $484.3 million in fiscal 2005 and fiscal 2004, respectively. Stronger foreign currencies unfavorably impacted expenses by approximately $24.5 million in fiscal 2005. The change in expenses was impacted by the following matters:

(i) fiscal 2005 selling, marketing and advertising costs and general and administration costs were favorably impacted by the Company’s cost-reduction programs, primarily through headcount reductions;

(ii) fiscal 2004 expenses include a $3.2 million gain on the sale of the Company’s European non-lead battery assets and a $9.3 million loss on the sale of receivables under the Company’s prior securitization facility, included in Other (income) expense, net;

(iii) interest, net decreased by $47.5 million principally due to the debt discharged under the Company’s Plan of Reorganization;

(iv) fiscal 2005 and fiscal 2004 expenses included currency remeasurement (losses) gains of ($3.7) million and $43.8 million, respectively, included in Other (income) expense, net;

(v) fiscal 2005 expenses included a loss on revaluation of a foreign currency forward contract of $13.2 million, included in Other (income) expense, net;

(vi) fiscal 2005 expenses included a gain on revaluation of Warrants of $63.1 million included in Other (income) expense, net; and

(vii) fiscal 2005 expenses included recognition of $10.8 million of insurance recoveries and the resulting gain from the involuntary conversion of assets related to the interruption of business due to a fire at an Industrial Energy Europe and ROW manufacturing facility, included in Other (income) expense, net.

	For the fiscal year ended March 31, 2005	For the fiscal year ended March 31, 2004	INCREASE / (DECREASE)
(in thousands)			TOTAL	Currency Related	Non-Currency Related
Transportation
North America	$216,863	$83,770	$133,093	—	$133,093
Europe & ROW	219,987	83,422	136,565	6,000	130,565

	436,850	167,192	269,658	6,000	263,658
Industrial Energy
North America	68,494	32,635	35,859	—	35,859
Europe & ROW	233,127	152,002	81,125	10,700	70,425

	301,621	184,637	116,984	10,700	106,284
Unallocated corporate expenses	138,364	185,206	(46,842)	7,800	(54,642)

TOTAL	$876,835	$537,035	$339,800	$24,500	$315,300

Transportation North America expenses were $216.9 million in fiscal 2005 versus $83.8 million in fiscal 2004. The increase in expenses was primarily due to a goodwill impairment charge of $122.1 million, increased fuel costs and higher branch operating costs.

Transportation Europe and ROW expenses were $220.0 million in fiscal 2005 versus $83.4 million in fiscal 2004. Currency unfavorably impacted expenses in fiscal 2005 by approximately $6.0 million. The increase in expenses was primarily due to a goodwill impairment charge of $112.2 million, increased restructuring costs associated with the announced closure of the Nanterre, France facility and headcount reduction programs and higher fuel and distribution costs.

Industrial Energy North America expenses were $68.5 million in fiscal 2005 versus $32.6 million in fiscal 2004. The increase in expenses was primarily due to a goodwill impairment charge of $37.4 million, partially offset by the effects of cost-reduction programs, primarily through headcount reductions.

Industrial Energy Europe and ROW expenses were $233.1 million in fiscal 2005 versus $152.0 million in fiscal 2004. Currency unfavorably impacted expenses in fiscal 2005 by approximately $10.7 million. The increase in expenses was primarily due to a goodwill impairment charge of $116.8 million, partially offset by the effects of cost-reduction programs, primarily through headcount reductions, and lower restructuring costs and the recognition of $10.8 million insurance recoveries and the resulting gain from the involuntary conversion of assets related to the interruption of business due to a fire at one of the Company’s manufacturing facilities, included in Other (income) expense, net. Fiscal 2004 expenses included a $3.2 million gain on the sale of the Company’s European non-lead battery assets.

Unallocated expenses, net, which include shared service and corporate expenses, interest expense, currency remeasurement losses (gains), losses on sales of receivables and gain on revaluation of Warrants, were $138.4 million in fiscal 2005 versus $185.2 million in fiscal 2004. Fiscal 2005 expenses included a loss on revaluation of a foreign currency forward contract of $13.2 million and a gain on revaluation of Warrants of $63.1 million. Expenses for fiscal 2005 and fiscal 2004 included currency remeasurement (losses) gains of ($3.7) million and $43.8 million, respectively. Currency unfavorably impacted unallocated expenses in fiscal 2005 by approximately $7.8 million. Corporate expenses in fiscal 2005 and fiscal 2004 were $133.1 million and $118.8 million, respectively. The increase was primarily due to costs associated with Sarbanes Oxley implementation and corporate severance costs, partially offset by the favorable impact of the Company’s cost reduction programs, primarily through headcount reductions. Interest expense, net was $51.5 million in fiscal 2005 versus $99.0 million in fiscal 2004. The decrease is principally due to the debt discharged under the Company’s Plan of Reorganization.

Income (loss) before reorganization items, income taxes, minority interest and cumulative effect of change in accounting principle

Income (loss) before reorganization items, income taxes, minority interest and cumulative effect of change in accounting principle was ($463.9) million or (17.2%) of net sales in fiscal 2005 versus ($27.7) million, or (1.1%) of net sales in fiscal 2004 due to the items discussed above. Fiscal 2005 included a goodwill impairment charge of $388.5 million.

	For the fiscal year ended March 31, 2005		For the fiscal year ended March 31, 2004
(in thousands)	TOTAL	Percent of Net Sales	TOTAL	Percent of Net Sales	INCREASE / (DECREASE)
Transportation
North America	$(104,772)	(12.4)%	$63,020	7.7%	$(167,792)
Europe & ROW	(105,492)	(12.8)%	75,640	9.9%	(181,132)

	(210,264)	(12.6)%	138,660	8.8%	(348,924)
Industrial Energy
North America	(19,455)	(8.7)%	14,397	6.8%	(33,852)
Europe & ROW	(95,780)	(12.0)%	4,439	0.6%	(100,219)

	(115,235)	(11.3)%	18,836	2.0%	(134,071)
Other	(138,364)	n/a	(185,206)	n/a	46,842

TOTAL	$(463,863)	(17.2)%	$(27,710)	(1.1)%	$(436,153)

Transportation North America income (loss) before reorganization items, income taxes, minority interest and cumulative effect of change in accounting principle was ($104.8) million, or (12.4%) of net sales in fiscal 2005 versus $63.0 million, or 7.7% of net sales in fiscal 2004, due to the items discussed above. Fiscal 2005 included a goodwill impairment charge of $122.1 million.

Transportation Europe and ROW income (loss) before reorganization items, income taxes, minority interest and cumulative effect of change in accounting principle was ($105.5) million, or (12.8%) of net sales in fiscal 2005 versus $75.6 million, or 9.9% of net sales in fiscal 2004, due to the items discussed above. Fiscal 2005 included a goodwill impairment charge of $112.2 million.

Industrial Energy North America income (loss) before reorganization items, income taxes, minority interest and cumulative effect of change in accounting principle was ($19.5) million, or (8.7%) of net sales in fiscal 2005 versus $14.4 million, or 6.8% of net sales in fiscal 2004, due to the items discussed above. Fiscal 2005 included a goodwill impairment charge of $37.4 million.

Industrial Energy Europe and ROW income (loss) before reorganization items, income taxes, minority interest and cumulative effect of change in accounting principle was ($95.8) million, or (12.0%) of net sales in fiscal 2005 versus $4.4 million, or 0.6% of net sales in fiscal 2004, due to the items discussed above. Fiscal 2005 included a goodwill impairment charge of $116.8 million.

Reorganization Items

Reorganization items for fiscal 2005 and fiscal 2004 were $30.0 million and $67.0 million, respectively. These items included professional fees including financial and legal services, success fees payable to the Company’s advisors related to Chapter 11 bankruptcy emergence, employee retention costs for key members of management, income from refund of preference payments made to suppliers prior to the bankruptcy filing, income associated with rejection of certain executory contracts, costs associated with directors and officers liability insurance coverage for the Predecessor Company and interest income earned as a result of having assumed excess cash balances due to the Chapter 11 filing.

Gain on discharge of liabilities subject to compromise

For fiscal 2005, the Company recognized a $1,558.8 million gain on discharge of liabilities subject to compromise and recapitalization as a result of transactions contemplated by the Plan.

Fresh Start reporting adjustments

For fiscal year 2005 as a result of the Company’s adoption of Fresh Start reporting, upon consummation of the Plan on the Effective Date, the Company recorded certain adjustments to assets and liabilities to reflect their fair values. The Fresh Start adjustments resulted in a gain of $228.4 million.

Income Taxes

In fiscal 2005, an income tax provision of $11.7 million was recorded on pre-tax income of $1,293.4 million. In fiscal 2004, an income tax provision of $3.3 million was recorded on a pretax loss of $94.8 million. The effective tax rate was 0.9% and 3.5% in fiscal 2005 and fiscal 2004, respectively. The effective tax rate for fiscal 2005 and fiscal 2004 was impacted by the generation of income in tax-paying jurisdictions, principally Europe, Australia and Canada, with limited or no offset on a consolidated basis as a result of recognition of valuation allowances on tax benefits generated from current period losses in the U.S., the United Kingdom and France. The effective tax rate for fiscal 2005 was impacted by the gain on discharge of liabilities subject to compromise of $1,558.8 million, which is exempt from tax in the United States, the non-taxable gain on Fresh Start reporting adjustments of $228.4 million and the non-deductibility of the $388.5 million goodwill impairment charge. The effective tax rate for fiscal 2005 was also impacted by the recognition of $41.4 million for valuation allowances on tax benefits generated from prior year losses and certain deductible temporary differences in France and Italy based on the Company’s assessment that it is more likely than not that the related tax benefits will now not be realized. The effective tax rate for fiscal 2004 was impacted by the $3.2 million gain on the sale of the Company’s European non-lead battery assets, which was a non-taxable transaction.

Liquidity and Capital Resources

As of June 30, 2006, the Company had cash and cash equivalents of $37.0 million and availability under the Revolving Loan Facility of $16.4 million as compared to cash and cash equivalents of $32.2 million and availability under the Revolving Loan Facility of $29.7 million at March 31, 2006. On September 20, 2006, total liquidity was approximately $160.7 million, consisting of availability under the revolving term loan facility of $51.9 million and an estimated $108.8 million in cash and cash equivalents. It should be noted that cash and cash equivalents fluctuate substantially on a daily basis due in part to the timing of account receivable collections, and are subject to the monthly reconciliation process of the Company’s numerous global accounts.

As of September 20, 2006, the Company believes, based upon its financial forecast and plans that it will comply with the Credit Agreement covenants for at least the period through June 30, 2007. The Company has suffered recurring losses and negative cash flows from operations. Additionally, given the Company’s past financial performance in comparison to its budgets and forecasts, there is no assurance the Company will be able to meet these budgets and forecasts and be in compliance with one or more of its debt covenants of its Senior Secured Credit Facility. These uncertainties with respect to the Company’s past performance in comparison to its budgets and forecasts and its ability to maintain compliance with its financial covenants throughout fiscal 2006 resulted in the Company’s receiving a going concern modification to the audit opinion for fiscal 2006. Failure to comply with the Credit Agreement covenants, without waiver, would result in a default under the Credit Agreement. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty. Should the Company be in default, it is not permitted to borrow under the Credit Agreement, which would have a very negative effect on liquidity. Although the Company has been able to obtain waivers of prior defaults, there can be no assurance that it can do so in the future or, if it can, what the cost and terms of obtaining such waivers would be. Future defaults would, if not waived, allow the Credit Agreement lenders to accelerate the loans and declare all amounts due and payable. Any such acceleration would also result in a default under the Indentures for the Company’s notes and their potential acceleration.

Generally, the Company’s principal sources of liquidity are cash from operations, borrowings under the Credit Agreement, and proceeds from any asset sales which are not used to repay Credit Agreement debt. The Credit Agreement requires that the proceeds from asset sales be used for the pay down of Term Loans, except for specific exceptions which permit the Company to retain $30.0 million from specified non-core asset sales and 50% of the proceeds of the sale of other specified assets with an estimated value of $100.0 million.

On May 5, 2004, the Company entered into a $600.0 million Senior Secured Credit Agreement which included a $500.0 million Multi-Currency Term Loan Facility and a $100.0 million Multi-Currency Revolving Loan Facility including a letter of credit sub-facility of up to $40.0 million. The Credit Agreement is the Company’s most important source of liquidity outside of its cash flows from operations. The Revolving Loan Facility matures on May 5, 2009 and the Term Loan Facility matures on May 5, 2010.

As part of an amendment effective February 1, 2006, the requirement to make periodic principal repayments was eliminated from the Term Loan Facility. The Term Loan Facility and Revolving Loan Facility bear interest at LIBOR plus 6.25% per annum. Credit Agreement borrowings are guaranteed by substantially all of the subsidiaries of the Company and are collateralized by substantially all of the assets of the Company and the subsidiary guarantors.

The Credit Agreement requires the Company to comply with financial covenants, including a minimum Adjusted EBITDA covenant for the relevant periods. The Credit Agreement also contains other customary covenants, including reporting covenants and covenants that restrict the Company’s ability to incur indebtedness, create or incur liens, sell or dispose of assets, make investments, pay dividends, change the nature of the Company’s business or enter into related party transactions.

In March 2005, the Company issued $290.0 million in aggregate principal amount of 10.5% Senior Secured Notes due 2013. Interest of $15.2 million is payable semi-annually on March 15 and September 15. The 10.5%

Senior Secured Notes are redeemable at the option of the Company, in whole or in part, on or after March 15, 2009, initially at 105.25% of the principal amount, plus accrued interest, declining to 100% of the principal amount, plus accrued interest on or after March 15, 2011. The 10.5% Senior Secured Notes are redeemable at the option of the Company, in whole or in part, subject to payment of a make whole premium, at any time prior to March 15, 2009. In addition, until May 15, 2008, up to 35% of the 10.5% Senior Secured Notes are redeemable at the option of the Company, using the net proceeds of one or more qualified equity offerings. In the event of a change of control or the sale of certain assets, the Company may be required to offer to purchase the 10.5% Senior Secured Notes from the note holders. Those notes are secured by a junior priority lien on the assets of the U.S. parent company, including the stock of its subsidiaries. The Indenture for these notes contains financial covenants which limit the ability of the Company and its subsidiaries to among other things incur debt, grant liens, pay dividends, invest in non-subsidiaries, engage in related party transactions and sell assets. Under the Indenture, proceeds from asset sales (to the extent in excess of a $5.0 million threshold) must be applied to offer to repurchase notes to the extent such proceeds exceed $20.0 million in the aggregate and are not applied within 365 days to retire Credit Agreement borrowings or the Company’s pension contribution obligations that are secured by a first priority lien on the Company’s assets or to make investments or capital expenditures. Under a registration rights agreement, the Company was required to file a registration statement with the SEC within 180 days of the March 15, 2005 issuance of the notes. To date, the Company has not yet filed the registration statement and is subject to certain liquidated damages until such time as the registration statement is filed. Until such time as the registration statement is filed, the Company is required to pay interest on the principal amount of the outstanding notes at an additional rate of 0.25% per annum for each ninety day period thereafter, subject to a maximum of 1.0% per annum in the aggregate.

Also, in March 2005, the Company issued Floating Rate Convertible Senior Subordinated Notes due September 18, 2013, with an aggregate principal amount of $60.0 million. These notes bear interest at a per annum rate equal to the 3-month LIBOR, adjusted quarterly, minus a spread of 1.5%. The interest rate at June 30, 2006 was 3.83%. Interest is payable quarterly. The notes are convertible into the Company’s common stock at a conversion rate of 57.5705 shares per $1,000 principal amount at maturity, subject to adjustments for any common stock splits, dividends on the common stock, tender and exchange offers by the Company for the common stock and third party tender offers. Under a change in control, holders of the Floating Rate Convertible Senior Subordinated Notes have the right to require the Company to purchase the notes for an amount equal to their principal amount plus accrued and unpaid interest. Alternatively, if the holders elect to convert their notes in connection with a change in control in cases where 10% or more of the fair market value of the consideration received for the shares or the Company’s common stock consists of cash or non-traded securities, the conversion rate increases, depending on the value offered and timing of the transaction, to as much as 70.2247 shares per $1,000 principal amount of notes.

At June 30, 2006, the Company had outstanding letters of credit with a face value of $43.9 million and surety bonds with a face value of $30.1 million. The majority of the letters of credit and surety bonds have been issued as collateral or financial assurance with respect to certain liabilities the Company has recorded, including but not limited to environmental remediation obligations and self-insured workers compensation reserves. Failure of the Company to satisfy its obligations with respect to the primary obligations secured by the letters of credit or surety bonds could entitle the beneficiary of the related letter of credit or surety bond to demand payments pursuant to such instruments. The letters of credit generally have terms up to one year. Collateral held by the surety in the form of letters of credit at June 30, 2006, pursuant to the terms of the agreement, was $30.1 million.

At June 30, 2006, the Company was in compliance with covenants contained in the Credit Agreement and Indenture agreements that cover the Senior Secured Notes and Floating Rate Convertible Senior Subordinated Notes.

Risks and uncertainties could cause the Company’s performance to differ from management’s estimates. As discussed above under “Factors Which Affect the Company’s Financial Performance - Seasonality and Weather,” the Company’s business is seasonal. During late summer and fall (second and third quarters), the Company builds inventory in anticipation of increased sales in the winter months. This inventory build increases the Company’s working capital needs. During these quarters, because working capital needs are already high, unexpected costs or increases in costs beyond predicted levels would place a strain on the Company’s liquidity and impact its ability to comply with its financial covenants.

Sources Of Cash

The Company’s liquidity requirements have been met historically through cash provided by operations, borrowed funds and the proceeds of sales of accounts receivable and sale-leaseback transactions. Additional cash has been generated in recent years from the sale of non-core businesses and assets.

Cash flows provided by (used in) operating activities were $0.6 million in the first quarter of fiscal 2007 and ($15.5) million in the first quarter of fiscal 2006. Comparative cash flows were positively impacted by lower net cash used by operating activities before working capital changes and generating net cash provided by operations resulting from improved working capital management primarily from higher customer receivable collections and lower inventory purchases for the first quarter of fiscal 2007.

Cash flows used in operating activities were $44.3 million in fiscal 2006 and $16.9 million in fiscal 2005. Comparative cash flows were negatively impacted by higher net cash used in operating activities before working capital changes, increased working capital used as a result of higher inventory carrying costs and prepayment required for lead (mainly in Europe) and $48.1 million of restructuring costs paid during the period.

The Company generated $0.1 million and $10.0 million in cash from the sale of non-core businesses and other assets in the first quarter of fiscal 2007 and fiscal 2006, respectively. Other asset sales principally relate to the sale of surplus land and buildings.

The Company generated $25.3 million and $27.9 million in cash from the sale of non-core businesses and other assets in fiscal 2006 and fiscal 2005, respectively. Other asset sales principally relate to the sale of surplus land and buildings. During fiscal 2006, $10.9 million of cash generated from the sale of these assets was used to reduce debt balances.

Cash flows provided by financing activities were $11.2 million and $9.0 million in the first quarter of fiscal 2007 and fiscal 2006, respectively. Cash flows provided by financing activities in the first quarter of fiscal 2007 relate primarily to increased borrowings. For the first quarter of fiscal 2006, cash flows provided by financing activities related primarily to an increase in short-term borrowings, partially offset by the Company’s settlement of a foreign currency forward contract with a maturity of May 9, 2005, requiring a cash payment of $12.1 million.

Cash flows provided by financing activities were $34.6 million and $104.1 million in fiscal 2006 and fiscal 2005, respectively. Cash flows provided by financing activities in fiscal 2006 relate primarily to additional borrowings under the Senior Secured Credit Facility as well as additional short-term borrowings, partially offset by repayments under these arrangements, and related debt financing costs. For fiscal 2005, cash flows provided by financing activities related primarily to the issuance of $350.0 million in notes and borrowings under the Credit Agreement, partially offset by financing costs for the borrowings and the pay off and termination of the DIP facilities.

Total debt at June 30, 2006 was $718.8 million, as compared to $701.0 million at March 31, 2006. See Note 8 to the Condensed Consolidated Financial Statements for the composition of such debt.

Going forward, the Company’s principal sources of liquidity will be cash from operations, the Credit Agreement, and proceeds from any asset sales. The Credit Agreement requires that the proceeds from asset sales are mandatorily required to be applied to the pay down of Term Loans, except for specific exceptions contained in the Credit Agreement as amended, which permit the Company to retain $30.0 million of proceeds from the sale of specified non-core assets. The Credit Agreement includes identified assets with an estimated value of approximately $100.0 million, which if disposed, 50% of the net proceeds would be retained by the Company.

Uses Of Cash

The Company’s liquidity needs arise primarily from the funding of working capital needs, obligations on indebtedness and capital expenditures. Because of the seasonality of the Company’s business, more cash has been typically generated in the third and fourth fiscal quarters than the first and second fiscal quarters. Greatest cash demands from operations have historically occurred during the months of June through October.

Restructuring costs of $10.0 million and $10.3 million were paid during the first quarter of fiscal 2007 and 2006, respectively. The Company anticipates that it will have ongoing liquidity needs to support its operational restructuring programs during fiscal 2007, including payment of remaining accrued restructuring costs of approximately $8.6 million at June 30, 2006. The Company’s ability to successfully implement these restructuring strategies on a timely basis may be impacted by its access to sources of liquidity. For further discussion see Note 14 to the Condensed Consolidated Financial Statements.

Capital expenditures were $8.0 million and $11.5 million during the first quarter of fiscal 2007 and 2006, respectively. Capital expenditures were $58.1 million and $76.3 million in fiscal 2006 and fiscal 2005, respectively.

Prior to and during the Company’s Chapter 11 proceeding, the Company experienced a tightening of trade credit availability and terms. The Company has not obtained any significant improvement in trade credit terms since its emergence.

As of June 30, 2006, the Company had five outstanding foreign currency forward contracts totaling $2.8 million with varying maturities of October 6, 2006, November 20, 2006, December 19, 2006, January 8, 2007 and January 29, 2007.

Employee Benefit Plans

Description

The Company has a noncontributory defined benefit pension plan covering substantially all hourly and salaried employees in the U.S. Most plan formulas covering hourly employees provide pension benefits of stated amounts for each year of credited service, while a few provide benefits based on final average pay. Salaried employees in the U.S. are covered by a cash balance formula providing pay credits as a percentage of salary up to qualified limits and interest credits on the account balances.

On March 31, 2006, Exide announced that it would be freezing the benefit accruals for all non-union employees in their U.S. plan effective May 15, 2006. Due to the timing of this announcement and the accounting rules, the partial plan freeze did not have an impact on the net periodic pension cost, the footnote liabilities or the balance sheet net amount recognized for the fiscal year ending March 31, 2006. The freeze is reflected in the Company’s projections of future contributions and will be recognized in the following year’s expense.

Europe and ROW subsidiaries of the Company sponsor several defined benefit plans that cover substantially all employees who are not covered by statutory plans. For defined benefit plans, charges to expense are based upon costs computed by independent actuaries. In most cases, the defined benefit plans are not funded.

The Company provides certain retiree health care and life insurance benefits for a limited number of employees. The Company accrues the estimated cost of providing post-retirement benefits during the employees’ applicable years of service.

Assets funded under both the North American and European defined benefit plans consist primarily of equity and fixed income securities. At March 31, 2006, the fair market value of assets for the Company’s defined benefit plans was $326.5 million compared to $295.3 million at March 31, 2005.

Accounting And Significant Assumptions

The Company accounts for pension benefits using the accrual method set forth in SFAS 87. The accrual method of accounting for pensions involves the use of actuarial assumptions concerning future events that impact estimates of the amount and timing of benefit obligations and future benefit payments.

The Company’s adoption of Fresh Start reporting in accordance with SOP 90-7 upon emergence from bankruptcy on the Effective Date had a significant impact on the Company’s net amount recognized for pension benefits. All previously unrecognized net actuarial losses, transition obligation and prior service cost were recognized as of the Effective Date.

Significant assumptions used in calculating the Company’s pension benefit obligations and related expense are the discount rate, rate of compensation increase and the expected long-term rate of return on plan assets. The Company establishes these underlying assumptions in consultation with its actuaries. Depending on the assumptions used, pension obligations and related expense could vary within a range of outcomes and have a material effect on reported results, benefit obligations and cash funding requirements.

The discount rates used by the Company for determining benefit obligations are generally based on high quality corporate bonds. The assumed rates of compensation increases reflect estimates of the projected change in compensation levels based on future expectations, general price levels, productivity and historical experience, among other factors. In evaluating the expected long term rate of return on plan assets, the Company considers the allocation of assets and the expected return on various asset classes in the context of the long-term nature of pension obligations.

At March 31, 2006, the Company has slightly lowered the discount rates used to value its pension benefit obligations to reflect the decline in yields on high quality corporate bonds, and increased the rate of compensation increase to reflect current inflationary expectations. The aggregate effect of these changes increased the present value of projected benefit obligations as of March 31, 2006 and had the effect of increasing pension expense in fiscal 2006. However, this was outweighed by other factors such as updated demographic data, therefore the present value of projected benefit obligations as of March 31, 2006 and the pension expense for fiscal 2006 actually reduced as compared to their 2005 equivalents. Pension expense for the Company’s defined benefit pension and other post-retirement benefit plans was $23.9 million in fiscal 2006 compared to $26.1 million in fiscal 2005.

A one-percentage point change in the weighted average expected return on plan assets for defined benefit plans would change net periodic benefit cost by approximately $2.9 million in fiscal 2006. A one-percentage point increase in the weighted average discount rate would decrease net periodic benefit cost for defined benefit plans by approximately $2.4 million in fiscal 2006. A one-percentage point decrease in the weighted average discount rate would increase net periodic benefit cost for defined benefit plans by approximately $4.2 million in fiscal 2006.

As of March 31, 2006, unrecognized actuarial losses for the Company’s defined benefit pension and other post-retirement benefit plans were $17.2 million, compared to $23.5 million at March 31, 2005. As described above, all previously unrecognized actuarial losses were recognized on adoption of Fresh Start reporting. The unrecognized actuarial losses at March 31, 2006 principally reflect the reduction in discount rates since the Effective Date. SFAS 87 provides for delayed recognition of such actuarial losses, whereby these losses, to the extent they exceed 10% of the greater of the projected benefit obligation or the market related value of plan assets are amortized as a component of pension expense over a period that approximates the average remaining service period of active employees.

Minimum Pension Obligations

To the extent that the fair market value of pension plan assets of an individual plan is less than the accumulated benefit obligation for such plan, SFAS 87 may require recognition of an additional minimum pension liability, and in such circumstances a reduction in stockholders’ equity or establishment of an intangible asset. The Company has recognized additional minimum pension liabilities of $32.3 million and $25.9 million as of March 31, 2006 and March 31, 2005, respectively, resulting in charges in accumulated other comprehensive income (loss) included in stockholders’ equity and as of March 31, 2006, establishment of an intangible asset of $0.3 million. As of the Effective Date, there was no additional minimum pension liability as the Company recognized all previously unrecognized actuarial losses, in accordance with Fresh Start reporting requirements.

Plan Funding Requirements

The estimated fiscal 2007 pension plan contributions are $62.8 million and other post-retirement contributions are $2.8 million.

Cash contributions to the Company’s pension plans are generally made in accordance with minimum regulatory requirements. Because of the downturn experienced in global equity markets and ongoing benefit payments, the Company’s U.S. plans are currently significantly under-funded. Based on current assumptions and regulatory requirements, the Company’s minimum future cash contribution requirements for its U.S. plans are expected to remain relatively high for the next few fiscal years. On November 17, 2004, the Company received written notification of a tentative determination from the Internal Revenue Service (“IRS”) granting a temporary waiver of its minimum funding requirements for its U.S. plans for calendar years 2003 and 2004, amounting to approximately $50.0 million, net, under Section 412(d) of the Internal Revenue Code, subject to providing a lien satisfactory to the Pension Benefit Guaranty Corporation (“PBGC”). In accordance with the senior credit facility and upon the agreement of the administrative agent, on June 10, 2005, the Company reached agreement with the PBGC on a second priority lien on domestic personal property, including stock of its U.S. and direct foreign subsidiaries to secure the unfunded liability. The temporary waiver provides for deferral of the Company’s minimum contributions for those years to be paid over a subsequent five-year period through 2010.

Based upon the temporary waiver and sensitivity to varying economic scenarios, the Company expects its cumulative minimum future cash contributions to its U.S. pension plans will total approximately $115.0 million to $165.0 million from fiscal 2007 to fiscal 2011, including $46.7 million in fiscal 2007.

The Company expects that cumulative contributions to its non U.S. pension plans will total approximately $84.0 million from fiscal 2007 to fiscal 2011, including $16.1 million in fiscal 2007. In addition, the Company expects that cumulative contributions to its other post-retirement benefit plans will total approximately $13.0 million from fiscal 2007 to fiscal 2011, including $2.8 million in fiscal 2007.

Financial Instruments and Market Risk

From time to time, the Company uses forward contracts to economically hedge certain currency exposures and certain lead purchasing requirements. The forward contracts are entered into for periods consistent with related underlying exposures and do not constitute positions independent of those exposures. The Company does not apply hedge accounting to such commodity contracts as prescribed by SFAS 133. The Company expects that it may increase the use of financial instruments, including fixed and variable rate debt as well as swaps, forward and option contracts to finance its operations and to hedge interest rate, currency and certain lead purchasing requirements in the future. The swap, forward, and option contracts would be entered into for periods consistent with related underlying exposures and would not constitute positions independent of those exposures. The Company has not, and does not intend to enter into contracts for speculative purposes nor be a party to any leveraged instruments.

The Company’s ability to utilize financial instruments may be restricted because of tightening, and/or elimination of credit availability with counter-parties. If the Company is unable to utilize such instruments, the Company may be exposed to greater risk with respect to its ability to manage exposures to fluctuations in foreign currencies, interest rates, and lead prices.

Accounts Receivable Factoring Arrangements

In the ordinary course of business, the Company utilizes accounts receivable factoring arrangements in countries where programs of this type are typical. Under these arrangements, the Company may sell certain of its trade accounts receivable to financial institutions. The arrangements in virtually all cases do not contain recourse provisions against the Company for its customers’ failure to pay. The Company sold approximately $40.4 million and $41.0 million of foreign currency trade accounts receivable as of June 30, 2006 and March 31, 2006, respectively. Changes in the level of receivables sold from year to year are included in the change in accounts receivable within cash flow from operations in the Consolidated Statement of Cash Flows.

Contractual Obligations and Commercial Commitments

The Company’s contractual obligations and commercial commitments at March 31, 2006 are summarized by fiscal year in which the payments are due in the following table:

(in thousands)	2007	2008	2009	2010	2011	2012 and beyond	Total
10.5% Senior Secured Notes	$—	$—	$—	$—	$—	$290,000	$290,000
Floating Rate Convertible Senior Subordinated Notes	—	—	—	—	—	60,000	60,000
Senior Secured Credit Facility	—	—	—	26,545	289,732	—	316,277
Interest on long-term debt (a)	62,173	63,848	65,523	64,342	38,972	68,755	363,613
Short term borrowings	11,375	—	—	—	—	—	11,375
Capital leases (b)	4,237	3,972	3,178	4,561	1,600	6,275	23,823
Operating leases	27,695	18,434	11,343	6,656	4,461	16,899	85,488
Purchase Obligations (c)	38,073	37,406	35,690	—	—	—	111,169
Other non-current liabilities (d)	—	14,014	13,332	12,510	10,803	47,412	98,071

Total contractual cash obligations	$143,553	$137,674	$129,066	$114,614	$345,568	$489,341	$1,359,816

(a)	Reflects the Company’s scheduled interest payments on the company’s long-term debt and assumes an interest rate of 10.58% on the Senior Secured Credit Facility and 3.41% on the Floating Rate Convertible Senior Subordinated Notes.
(b)	Capital leases reflect future minimum lease payments including imputed interest charges.
(c)	Reflects the Company’s projected annual minimum purchase commitment, including penalties under the supply agreements entered into as a result of the sale of the Company’s separator business; amounts may vary based on actual purchases. See Note 19 to the Consolidated Financial Statements.
(d)	Other non-current liabilities include amounts on the Consolidated Balance Sheet as of March 31, 2006 (payment amounts that have been discounted are reflected as such on the table above). These amounts do not include the supply agreement penalty, which is reflected in purchase obligations. See footnote (c) above.
(e)	Pension and other post-retirement benefit obligations are not included in the table above. The Company expects its cumulative minimum future cash contributions to its U.S. pension plans will total approximately $115.0 million to $165.0 million from fiscal 2007 to fiscal 2011, including $46.7 million in fiscal 2007. The Company expects that cumulative contributions to its non U.S. pension plans will total approximately $84.0 million from fiscal 2007 to fiscal 2011, including $16.1 million in fiscal 2007. In addition, the Company expects that cumulative contributions to its other post retirement benefit plans will total approximately $13.0 million from fiscal 2007 to fiscal 2011, including $2.8 million in fiscal 2007. For further discussion on these liabilities please see Note 11 to the Consolidated Financial Statements.

At March 31, 2006 the Company had outstanding letters of credit of $43.8 million and surety bonds of $30.1 million.

Certain of the Company’s European subsidiaries have bank guarantees outstanding, which have been issued as collateral or financial assurance in connection with environmental obligations, income tax claims and customer contract requirements.

At March 31, 2006, bank guarantees with a face value of $16.9 million were outstanding.

Trading Activities

The Company does not have any trading activity that involves non-exchange traded contracts accounted for at fair value.

Future Environmental Developments

As a result of its multinational manufacturing, distribution and recycling operations, the Company is subject to numerous federal, state and local environmental, occupational safety and health laws and regulations, as well as similar laws and regulations in other countries in which the Company operates. For a discussion of the legal proceedings relating to environmental matters, see Note 15 to the Consolidated Financial Statements.

Quantitative and Qualitative Disclosures About Market Risks

The Company is exposed to market risks from changes in foreign currency exchange rates, certain commodity prices and interest rates. The Company does not enter into contracts without an intent to mitigate a particular risk, nor is it a party to any leveraged instruments. A discussion of the Company’s accounting policies for derivative instruments is provided in Notes 2 and 5 to the Consolidated Financial Statements.

Foreign Currency Exchange Rate Risk

The Company is exposed to foreign currency risk related to uncertainties to which future earnings or assets and liability values are exposed due to operating cash flows and various financial instruments that are denominated in foreign currencies. More specifically, the Company is exposed to foreign currency risk in most European countries, principally Germany, France, the United Kingdom, Spain and Italy. It is also exposed, although to a lesser extent, to foreign currency risk in Australia and the Pacific Rim. Movements of exchange rates against the U.S. dollar can result in variations in the U.S. dollar value of non-U.S. sales. In some instances, gains in one currency may be offset by losses in another.

Commodity Price Risk

Lead is the primary material used in the manufacture of batteries, representing approximately one-third of the Company’s cost of goods sold. The market price of lead fluctuates. Generally, when lead prices decrease, customers may seek disproportionate price reductions from the Company, and when lead prices increase, customers may resist price increases.

Interest Rate Risk

The Company is exposed to interest rate risk on its variable rate long-term debt. The Company has on occasion entered into certain interest rate swap agreements to hedge exposure to interest costs associated with long-term debt. Interest rate swaps involve the exchange of floating rate interest payments to effectively convert floating rate debt into fixed rate debt. No such swaps were outstanding at March 31, 2006.

The following table presents the expected outstanding debt balances and related interest rates, excluding capital lease obligations and lines of credit, under the terms of the Company’s borrowing arrangements in effect at March 31, 2006.

	For the fiscal year(s) ended March 31:
(dollars in thousands)	2007	2008	2009	2010	2011	2012 and beyond
	(US equivalents)
10.5% Senior Secured Notes	$290,000	$290,000	$290,000	$290,000	$290,000	$290,000
Fixed Interest Rate (a)	10.50%	10.50%	10.50%	10.50%	10.50%	10.50%
Floating Rate Convertible Senior Subordinated Notes	$60,000	$60,000	$60,000	$60,000	$60,000	$60,000
Variable Interest Rate (b)	3.41%	3.41%	3.41%	3.41%	3.41%	3.41%
Senior Secured Credit Facility	$316,277	$316,277	$316,277	$289,732	—	—
Variable Interest Rate (b)	10.58%	10.58%	10.58%	10.58%	—	—

(a)	Until the registration statement relating to the 10.5% Senior Secured notes is declared effective, the Company is required to pay additional interest on the principal amount of the outstanding notes. The Company is currently paying 1.0% additional interest on the 10.5% Senior Secured notes. This additional interest rate is not reflected in the table above.
(b)	Variable components of interest rates based upon market rates at March 31, 2006. See Note 10 to the Consolidated Financial Statements for further discussion of debt instruments.

BUSINESS

Overview and General Discussion of the Business

Exide Technologies is a Delaware corporation organized in 1966 to succeed to the business of a New Jersey corporation founded in 1888. Exide’s principal executive offices are located at 13000 Deerfield Parkway, Building 200, Alpharetta, GA 30004.

The Company is one of the largest manufacturers of lead acid batteries in the world, with fiscal 2006 net sales of approximately $2.8 billion. The Company’s North American and European and ROW operations represented approximately 42% and 58%, respectively, of fiscal 2006 net sales. Exide manufactures and supplies lead acid batteries for transportation and industrial applications worldwide.

Narrative Description of Business

The Company is a global leader in stored electrical energy solutions and one of the world’s largest manufacturers of lead acid batteries used in transportation, motive power, network power and military applications. The Company reports its financial results through four principal business segments: Transportation North America, Transportation Europe and ROW, Industrial Energy North America, and Industrial Energy Europe and ROW. See Note 21 to the Consolidated Financial Statements for financial information regarding these segments.

Transportation

Transportation batteries include ignition and lighting batteries for cars, trucks, off-road vehicles, agricultural and construction vehicles, motorcycles, recreational vehicles, boats and other applications. The market for transportation batteries is divided between sales to aftermarket customers and original equipment manufacturers (“OEM”s).

The Company is among the leading suppliers of transportation batteries to the aftermarket and to the OEM market for a variety of applications. Transportation batteries represented 61% of the Company’s net sales in fiscal 2006. Aftermarket sales represented approximately 78% of net sales and OEM sales represented 22% of net sales in the Company’s transportation segments. The Company’s principal batteries sold in the transportation market are primarily represented by the following brands: Centra, Champion, Champion Trailblazer, DETA, Exide, Exide NASCAR Select, Exide Select Orbital, Fulmen, Tudor and private labels. The Company also sells batteries for marine and recreational vehicles, including the following products:

• Exide Select Orbital Marine	brings all the advantages of the Company’s patented spiral wound technology to the marine market, and maintains nearly a full charge during the off-season and can be quickly recharged. This battery is also sealed, making it ideal for closed environments (such as inside a boat hull);

• Nautilus Gold Dual Purpose Stowaway Dual Purpose	a combination battery, replacing separate starting and deep cycle batteries in two-battery marine and recreational vehicle systems;

• Nautilus Mega Cycle Stowaway Deep Cycle	a high performance, dual terminal battery;

• Stowaway Nautilus	employs technology to satisfy the power requirements of large engines, sophisticated electronics and on-board accessories; and

• Stowaway Powercycler	a completely sealed, valve regulated (“VRLA”) battery with absorptive glass mat (“AGM”) technology and prismatic plates that offers features and benefits similar to the Exide Select Orbital, and was the first sealed, AGM battery introduced into the marine battery market.

Most of the Company’s transportation batteries are vented, maintenance-free lead acid batteries. However, the Exide Select Orbital and Maxxima batteries have a patented spiral wound technology and state-of-the-art recombinant design. The STR/STE batteries use recombination technology to allow a lead acid battery to be installed in the passenger compartment of a vehicle with substantially reduced fluid loss and acid fumes under normal operating conditions.

Aftermarket sales are driven by a number of factors including the number of vehicles in use, average battery life, average age of vehicles, average miles driven, weather conditions and population growth. Aftermarket demand historically has been less cyclical than OEM demand due to the three to five-year replacement cycle. Some of the Company’s major aftermarket customers include Wal-Mart, NAPA, CSK Inc., ADI and GAUI. In addition, the Company is also a supplier of authorized replacement batteries for major manufacturers, including John Deere, Renault/Nissan, Ford and PACCAR.

OEM sales are driven in large part by new vehicle build rates, which are driven by consumer demand for vehicles. The OEM market is characterized by an increasing preference by OEMs for suppliers with established global production capabilities that can meet their needs as they expand internationally and increase platform standardization across multiple markets. The Company supplies batteries for four of the 10 top-selling vehicles in the United States of America (“U.S.”) and three of the 10 top-selling vehicles in Europe. Select customers include Ford, Fiat, the PSA group (Peugeot S.A./Citroën), Case/New Holland, BMW, John Deere, Volkswagen and Toyota.

Transportation North America

In North America, the Company sells aftermarket transportation products through various distribution channels including mass merchandisers, auto parts outlets, wholesale distributors, battery specialists, and OEM transportation products through dealer networks. The Company’s North American operations include a network of 67 branches that sell and distribute batteries and other products to the Company’s distributor channel network, battery specialists, national account customers’ retail stores, and OEM dealers. In addition, these branches collect spent batteries for recycling at the Company’s smelters.

The Company’s North American transportation aftermarket battery products include the following:

• Champion	enhanced power cold cranking amps and a 72 month warranty;

• Champion Trailblazer	targeted at light trucks and sport utility vehicles;

• Exide	enhanced power cold cranking amps and a 72 month warranty;

• Exide NASCAR Select	officially licensed by NASCAR; and

• Exide Select Orbital	can be recharged in less time than is needed for conventional batteries, and has high power output and superior vibration resistance compared with a conventional lead acid battery.

Transportation Europe and ROW

The Company sells aftermarket batteries primarily through battery wholesalers, OEM dealer networks, hypermarkets, service installers, purchasing groups in Europe and oil companies. Wholesalers and OEM dealers have traditionally represented the majority of this market, but supermarket chains, replacement-parts stores (represented by purchasing groups) and hypermarkets have become increasingly important. Battery wholesalers now sell and distribute batteries to a network of automotive parts retailers, service stations, independent retailers and supermarkets throughout Europe.

In Europe, the Company has five major Company-owned brands: Exide and Tudor, promoted as pan-European brands, and DETA, Centra and Fulmen, which have strong local awareness levels. In the European market, the Company generally offers transportation batteries in five categories:

• Basic Model	marketed under private label brand names in France, Germany and Spain, under the Basic name in Italy and various names in other markets;

• Upgrade Model	marketed under the Classic mark, which carries a 24-month warranty, and marketed under the Equipe name in France, the Classic name in Germany, the Leader name in Italy, the Tudor name in Spain and various other names in other markets;

• Premium Model	marketed under the Formula name in France, the Millennium 3 name in Spain, the Top Start Plus name in Germany, the Ultra name in Italy, the Ultra brand in the United Kingdom and under various other names in other markets;

• STR/STE	approved for use by BMW and was included in some models beginning with the 2000 model year; and

• Maxxima	the equivalent of the Exide Select Orbital.

Industrial Energy

The Company’s Industrial Energy segments supply both motive power and network power applications. Industrial Energy batteries represented 39% of the Company’s net sales in fiscal 2006. Motive power sales represented approximately 59% of net sales and Network Power sales represented approximately 41% of net sales in the Company’s Industrial Energy segments in fiscal 2006.

The motive power battery market is divided into the OEM market, comprised of the manufacturers of electric vehicles, and the replacement market, which includes large users of such electric vehicles as well as original equipment dealer networks. The Company’s sales are split approximately equally between OEMs and aftermarket.

Motive power batteries are used in the materials handling industry for forklifts and electric counter balance trucks, pedestrian pallet trucks, low level order pickers, turret trucks, tow tractors, reach trucks and very narrow aisle (“VNA”) trucks, as well as in other industries, including machinery in the floor cleaning market, the golf cart market, the powered wheelchair market, mining locomotives, electric road vehicles, electric boats and non-military submersible vehicles. The Company also offers a complete range of battery chargers and associated equipment for the operation and maintenance of battery-powered vehicles. Motive power batteries have useful lives lasting an average of five years.

The Company’s motive power batteries are composed of 2-volt cells assembled in numerous configurations and sizes to provide capacities ranging from 30 Ah to 1500 Ah. Battery construction for the motive power markets ranges from flooded flat plate and tubular to recombinant AGM and gel. The Company pioneered the development of recombinant valve regulated lead acid batteries in both AGM and gel constructions. These batteries provide major advantages to users by eliminating the need to add water or mix the electrolyte in order to physically maintain the batteries, as well as by providing flexibility in packaging and transport. The Company’s motive power products also include systems solutions such as intelligent chargers, automatic watering systems, and fleet management devices to meet a wide spectrum of customer application requirements.

Network power (also known as standby, stationary, or reserve) batteries are used for back-up power applications to ensure continuous power supply in case of main (primary) power failure or outage. Network power batteries are used to provide back-up power for use with telecommunications systems, computers, hospitals, process control, air traffic control, security systems, utility, railway and military applications. Telecommunications applications include central and local switching systems, satellite stations, wireless base stations and mobile switches, optical fiber repeating boxes, cable TV transmission boxes and radio transmission stations.

The Company’s network power battery products are generally sold to three principal types of end users, communications/data, industrial and military, and are used for back-up power applications. Network power batteries are designed to offer service lives ranging from five to twenty years depending on construction and application.

There are two primary network power lead acid battery technologies: valve-regulated (“VRLA”, or sealed) and vented (flooded). There are two types of VRLA technologies—AGM and gel. These technologies are described as follows:

Vented (flooded):	This technology is used in applications requiring high reliability but with the ability to allow for regular maintenance. The construction involves positive flat or tubular positive plates. Transparent containers and accessible internal construction are features of these batteries that allow end users to check the battery’s physical condition.

VRLA / AGM:	This technology utilizes an electrolyte immobilized in an absorbent glass mat separator. This technology, offering higher energy density than gel, is particularly well adapted to high rate applications and is designed to offer up to a 20-year service life, depending on environment and application.

VRLA gel:	This technology utilizes a gel electrolyte. VRLA batteries have replaced other types of network power batteries because they can enhance safety and reduce maintenance compared to vented batteries and can be used in both vertical and horizontal positions. The Sonnenschein gel technology offers the advantages of high reliability and long life. The gel product range offers a wide range of capabilities including heat resistance, deep discharge resistance, long shelf life and high cyclic performance.

The Company’s dominant network power battery brands, Absolyte and Sonnenschein, offer customers the choice of AGM and gel valve regulated battery technologies and deliver among the highest energy and power densities in their class. Service and technical assistance are important to the network power business. The Company often ships network power batteries directly to equipment manufacturers and systems integrators who include the Company’s batteries in their original equipment and distribute products to end users.

The Company offers a global product line which is marketed under the following five brands associated with product type and technology:

• Absolyte:	Large 2-volt cells, incorporating AGM technology, for long duration (e.g. telecommunications) and short duration applications;

• Classic:	Primarily 2-volt and some multi-cell vented (or flooded) products for a wide range of applications;

• Marathon:	Single- and multi-cell AGM monobloc batteries for long duration applications;

• Sonnenschein:	Multi-cell monoblocs and 2-volt cells, incorporating gel technology; and

• Sprinter:	Multi-cell AGM monobloc batteries for short duration, high discharge rate applications

The Company’s major network power battery customers for telecommunications services include China Mobile, Cingular, Deutsche Telecom, Singapore Telecom, Telecom Italia, Telefonica of Spain, Verizon Wireless and Vodafone. Major telecommunications OEM customers include Alcatel, Emerson Electric, Ericsson, Motorola, Nortel, Siemens and Tyco. UPS manufacturing and end user customers include Liebert and MGE. The Company is the sole supplier to the U.S. Navy for submarine batteries, as well as a number of major naval fleets in Europe. In addition, the Company supplies batteries for military vehicles (i.e. tanks and personnel carriers) to the German and other armies. The Company promotes its products through technical seminars, trade shows and technical literature.

Industrial Energy North America

Motive Power

Motive power products are sold primarily to independent lift truck dealers or directly to national accounts or end users. The Company’s primary motive power customers in North America include Crown, Ford, NACCO, Toyota and WalMart. Motive power products and services are distributed in North America by sales and service locations owned by the Company which are augmented by a network of independent manufacturers’ representatives who provide local service on their own behalf.

Network Power

Network power products and services are distributed in North America by sales and service locations owned by the Company which are augmented by a network of independent manufacturers’ representatives who provide local service on their own behalf. The Company’s primary network power customers in North America include Cingular, Emerson Electric, Nortel, and the U.S. Navy.

Industrial Energy Europe and ROW

Motive Power

The Company distributes motive power products and services in Europe through in-house sales and service organizations in each country and utilizes distributors and agents for export of products from Europe to the rest of the world. Motive power products in Europe are also sold to a wide range of customers in the aftermarket, ranging from large industrial companies and retail distributors to small warehouse and manufacturing operations. Motive power batteries are also sold in complete packages, including batteries, chargers and, with a growing number of customers, on-site service. The Company’s major OEM motive power customers include the Linde Group, the Jungheinrich Group and Toyota.

Network Power

The Company distributes network power products and services in Europe through in-house sales and service organizations in each country. In Australia and New Zealand, batteries and chargers are distributed through in-house sales and service organizations. In Asia, products are distributed through independent distributors. The Company utilizes distributors, agents, and direct sales for export of products from Europe and North America to the rest of the world.

Quality

The Company recognizes that product performance and quality are critical to its success. Both the EXCELL (Exide’s Customer-focused Excellence Lean Leadership) initiative and the Company’s Quality Management System are important drivers of operational excellence, which results in improved levels of quality, productivity, and delivery of goods and services to the global transportation and industrial energy markets.

EXCELL

The Company implemented EXCELL to systematically reduce and ultimately eliminate waste and implement the concepts of continuous flow and customer pull throughout the entire Company’s supply chain. The EXCELL framework follows lean production techniques and process improvements, and is also designed to prioritize improvement initiatives that drive quality improvement and customer satisfaction while achieving all business objectives for the Company. The five plateaus of EXCELL achievement include Copper, Bronze, Silver, Gold and Platinum; the Platinum level indicates the threshold beyond world-class quality status where a manufacturing location generates virtually zero waste through its best practices.

Quality Management System (QMS)

The Company’s QMS was developed to streamline and standardize the global quality systems so that key measurements could be evaluated to drive best practices as it continues to pursue improved EXCELL certifications across all facilities. The QMS plays a major role as the Company strives to achieve world-class product quality.

The Company’s quality process begins in the design phase with an in-depth understanding of customer and application requirements. The Company’s products are designed to the required performance and industry and customer quality standards using design processes, tools and materials to achieve reliability and durability. The Company’s commitment to quality continues through the manufacturing process. The Company has quality audit processes and standards in each of its production and distribution facilities. The Company’s quality process extends throughout the entire product lifecycle and operation in service.

Most of the Company’s major production facilities are approved under ISO 9000, QS 9000 or TS 16949 quality systems standards. The Company has obtained ISO 14001 Environmental Health & Safety (“EH&S”) certification at eight of its manufacturing plants and also has received quality certifications and awards from a number of OEM and aftermarket customers.

Research and Development

The Company is committed to developing new and technologically advanced products, services and systems that provide superior performance and value to customers. To support this commitment, the Company focuses on developing opportunities across its global markets.

The Company has focused its global research and development activities into one location in Europe. Scientists and engineers at this facility are currently focused on projects to enhance the lead acid battery technology for the benefit of the entire company.

In addition, the Company also operates a number of product and process-development centers of excellence around the world. These centers work cooperatively to define and improve the Company’s product design and production processes. By leveraging this network, the Company is able to transfer technologies, product and process knowledge among its various operating facilities, thereby adapting best practices from around the world for use throughout the Company.

In addition to in-house efforts, the Company continues to pursue the formation of potential alliances and collaborative partnerships to enhance system technology development. One example of this strategy is a collaborative agreement with Siemens VDO Automotive AG to develop energy-management systems for automotive electrical and electronic architectures for the global OEM market. In addition, the Company has various development activities targeted at the industrial and military markets.

Patents, Trademarks and Licenses

The Company owns or has a license to use various trademarks that are valuable to its business. The Company believes these trademarks and licenses enhance the brand recognition of the Company’s products. The Company currently owns approximately 300 trademarks and licenses from others the right to use fewer than 25 trademarks worldwide. For example, the Company licenses the NASCAR mark from NASCAR, the Exide mark in the United Kingdom and Ireland from Chloride Group Plc., and the CHAMPION mark from Federal Mogul Corporation. The Company also acts as licensor under certain licenses. For example, Exide Electronics Group, Inc., an unaffiliated company, is licensed to use the EXIDE mark on certain devices and EnerSys, Inc. is licensed to use the EXIDE mark on industrial battery products in certain countries, subject to the outcome of the litigation discussed below. The Company’s current license for CHAMPION expires March 31, 2007 and the license with NASCAR will expire on December 31, 2011.

The Company has generated a number of patents in the operation of its business and currently owns all or a partial interest in approximately 400 patents and applications for patents pending worldwide. Although the Company believes its patents and patent applications collectively are important to the Company’s business, and that technological innovation is important to the Company’s market competitiveness, currently no patent is individually material to the operation of the business or the Company’s financial condition.

In March 2003, the Company brought legal proceedings in the Bankruptcy Court to reject certain agreements relating to EnerSys, Inc.’s right to use the “Exide” trademark on certain industrial battery products in the United States and 80 foreign countries. In April 2006, the Court granted the Company’s request to reject those agreements. In June 2006, the Bankruptcy Court ordered a two-year transition period and denied EnerSys’ motion for a stay. EnerSys has appealed that order. For further information regarding this matter, see Note 15 to the Consolidated Financial Statements.

Manufacturing, Raw Materials and Suppliers

Lead is the primary material used in the manufacture of the Company’s lead acid batteries, representing approximately one third of the cost of goods produced. The Company obtains substantially all of its North American lead requirements through the operation of six secondary lead recycling plants, which reclaim lead by recycling spent lead acid batteries. In North America, spent batteries are obtained for recycling primarily from the Company’s customers, through the company-owned branch networks and from outside spent-battery collectors. In Europe, lead requirements of battery manufacturers, including the Company, are principally obtained from third party suppliers.

The Company uses both polyethylene and AGM battery separators. There are a number of suppliers from whom the Company purchases AGM separators. Polyethylene separators are purchased solely from one supplier, with supply agreements expiring in December 2009. The agreements restrict the Company’s ability to source separators from other suppliers unless there is a technical benefit that the Company’s sole supplier cannot provide. In addition, the agreements provide for substantial minimum annual purchase commitments. There is no second source that could readily provide the volume of polyethylene separators used by the Company. As a result, any major disruption in supply from the Company’s sole supplier would have a material adverse impact on the Company.

Other key raw materials and components in the production of batteries include lead oxide, acid, steel, plastics and chemicals, which are generally available from multiple sources. The Company has not experienced any material stoppage or disruption in production as a result of unavailability, or delays in the availability, of raw materials.

Competition

Transportation Segments

The North American and European transportation markets are highly competitive. The manufacturers in these markets compete on price, quality, technical innovation, service and warranty. Well-recognized brand names are also important for aftermarket customers who do not purchase private label batteries. Most sales are made without long-term contracts.

In the North American transportation aftermarket, the Company believes it has the second largest market position. Other principal competitors in this market are Johnson Controls and East Penn. Price competition in this market has been severe in recent years. Competition is strongest in the auto parts retail and mass merchandiser channels where large customers use their buying power to negotiate lower prices.

The largest competitor in the North American transportation OEM market is Johnson Controls. Due to technical and production qualification requirements, OEMs change battery suppliers less frequently than aftermarket customers but, because of their purchasing size, can influence market participants to compete on price and other terms.

The Company has the overall largest market position in Europe in transportation batteries, ranking first in aftermarket sales and second in sales to OEMs. The Company’s next largest competitor in the transportation markets is Johnson Controls. The European battery markets, particularly in the transportation OEM market, have experienced severe price competition. In addition, the strength of the Euro in the Company’s European markets has resulted in competitive pricing pressures from Asian imports, negatively impacting average selling prices.

Industrial Energy Segments

Motive Power

The Company is one of the major players in the global motive power battery market. Competitors in Europe include EnerSys, Hoppecke, BAE and MIDAC. The Company believes it ranks second to EnerSys in market share in North America, where other major competitors include C&D Technologies and East Penn. In Asia, GS/Yuasa, Shinkobe and EnerSys are the major competitors, with GS/Yuasa being the market leader. The Company currently serves markets in countries such as Brazil, China, and India on a limited basis through export sales.

Quality, product performance, in-service reliability, delivery and price are important differentiators in the motive power market. Well-known brands are also important and the Company’s Chloride Motive Power, DETA, GNB, Sonnenschein and Tudor are among the leading brands in the world. In addition, the Company has developed a range of low maintenance batteries (the Liberator series) which are combined with a matched range of Exide-regulated or high frequency chargers which work together to reduce customers’ operating costs.

Network Power

EnerSys has the largest market share for network power batteries on a global basis with the Company ranking second in the world.

The Company estimates it ranks third to C&D Technologies and EnerSys in North America and second to EnerSys in Europe. In Asia, Yuasa has a market leadership position which has been further strengthened following the merger of Yuasa with Japan Storage Battery, another leading Japanese battery company. Further consolidation in Japan took place with the merger of National Panasonic and Shinkobe. Competition for network power batteries has intensified given the decline in industry demand and overcapacity, resulting in aggressive competition in most industry segments. Emerging Chinese battery manufacturers are increasing market share.

Quality, reliability, delivery and price are important differentiators in the network power market, along with technical innovation and responsive service. Well-known brands are also important, and the Company’s Absolyte, Classic, Marathon, Sonnenschein and Sprinter are among the leading brands in the world.

Environmental, Health and Safety Matters

As a result of its manufacturing, distribution and recycling operations, the Company is subject to numerous federal, state and local environmental, occupational safety and health laws and regulations, as well as similar laws and regulations in other countries in which the Company operates (collectively, “EH&S laws”). For a discussion of the legal proceedings relating to environmental, health and safety matters see Note 15 to the Consolidated Financial Statements.

Employees

Total worldwide employment was approximately 13,982 at March 31, 2006, compared to approximately 14,268 at March 31, 2005.

North America

As of March 31, 2006, the Company employed approximately 1,432 salaried employees and approximately 4,311 hourly employees in North America, primarily in the U.S. Approximately 61% of such salaried employees are engaged in sales, service, marketing and administration and approximately 39% in manufacturing and engineering. Approximately 20% of the Company’s North American hourly employees are represented by unions. Relations with the unions are generally good. Union contracts covering approximately 591 of the Company’s domestic employees expire in fiscal 2007, and the remainder thereafter.

Europe and ROW

As of March 31, 2006, the Company employed approximately 3,062 salaried employees and approximately 5,177 hourly employees outside of North America, primarily in Europe. Approximately 62% of such salaried employees are engaged in sales, service, marketing and administration and approximately 38% in manufacturing and engineering. The Company’s hourly employees are generally represented by unions. The Company meets regularly with the European Works Councils. Relations with the unions are generally good. Contracts covering most of the Company’s union employees generally expire on various dates through fiscal 2007.

Backlog

The Company’s order backlog at June 30, 2006 was approximately $46.6 million for Industrial Energy North America and $128.9 million for Industrial Energy Europe and ROW. The Company expects to fill all of the June 30, 2006 backlog during fiscal 2007, except for $8.5 million forward orders for military phased for delivery through 2008. The Transportation backlog at June 30, 2006 was not significant.

Emergence from Chapter 11 Bankruptcy Protection

On April 15, 2002, Exide Technologies, together with certain of its U.S. subsidiaries, filed voluntary petitions for reorganization under Chapter 11 of the federal bankruptcy laws (“Bankruptcy Code” or “Chapter 11”) in the United States Bankruptcy Court for the District of Delaware (“Bankruptcy Court”). On November 21,

2002, two additional wholly-owned, non-operating subsidiaries of Exide filed voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court. All of the cases were jointly administered for procedural purposes before the Bankruptcy Court under case number 02-11125KJC.

The Debtors continued to operate their businesses and manage their properties as debtors-in-possession throughout the course of the bankruptcy case. The Debtors, along with the Official Committee of Unsecured Creditors, the Plan with the Bankruptcy Court on February 27, 2004 and, on April 21, 2004, the Bankruptcy Court confirmed the Plan. The Debtors declared May 5, 2004 as the effective date of the Plan, and substantially consummated the transactions provided for in the Plan on such date.

The following is a summary of certain transactions which became effective on the Effective Date pursuant to consummation of the Plan. This summary is qualified in its entirety by the full text of the Plan, as well as technical amendments to the Plan, which were filed as Exhibits 2.1 and 2.2 to the Report on Form 8-K filed on May 6, 2004.

•	Except to the extent otherwise provided in the Plan, all notes, instruments, certificates, and other documents evidencing (i) the Company’s 10% senior notes due 2005, (ii) the Company’s 2.9% convertible notes due 2005, (iii) equity interests in the Debtors, including, but not limited to, all issued, unissued, authorized or outstanding shares or stock, together with any warrants, options or contract rights to purchase or acquire such interests at any time, were canceled, and the obligations of the Debtors thereunder or in any way related thereto were discharged.

•	The Company was authorized to issue (i) 25 million shares of new common stock, par value $0.01 per share for distribution in accordance with the Plan, and (ii) warrants initially exercisable for 6.25 million shares of new common stock (the “Warrants”). Pursuant to the terms of the Plan, the common stock and Warrants are being distributed as follows:

•	Holders of pre-petition Senior Secured Global Credit Facility claims received, collectively, 22.5 million shares of new common stock; and

•	Holders of general unsecured claims received, collectively, 2.5 million shares of new common stock and Warrants to purchase 6.25 million shares of new common stock at $32.11 per share, with approximately 13.4% of such new common stock and Warrants to be reserved for distribution for disputed general unsecured claims under the Plan’s claim reconciliation and allowance procedures.

As claims are evaluated and processed, the Company will object to some claims or portions thereof, and upward adjustments (to the extent stock and Warrants not previously distributed remain) or downward adjustments to the reserve will be made pending or following adjudication or other resolution of such objections. Predictions regarding the allowance and classification of claims are inherently difficult to make. With respect to environmental claims in particular, there is inherent difficulty in assessing the Company’s potential liability due to the large number of other potentially responsible parties. For example, a demand for the total cleanup costs of a landfill used by many entities may be asserted by the government using joint and several liability theories. Although the Company believes that there is a reasonable basis to believe that it will ultimately be responsible for only its share of these remediation costs, there can be no assurance that the Company will prevail on these claims. In addition, the scope of remedial costs or other environmental injuries are highly variable and estimating these costs involves complex legal, scientific and technical judgments. Many of the claimants who have filed disputed claims, particularly environmental and personal injury claims produce little or no proof of fault on which the Company can assess its potential liability and either specify no determinate amount of damages or provide little or no basis for the alleged damages. In some cases, the Company is still seeking additional information needed for claims assessment and information that is unknown to the Company at the current time may significantly affect the Company’s assessment regarding the adequacy of the reserve amounts in the future.

As general unsecured claims have been allowed in the bankruptcy court, the Company has distributed approximately one share per $383.00 in allowed claim amount and approximately one Warrant per $153.00 in allowed claim amount. These rates were established based upon the assumption that the common stock and Warrants allocated to non-noteholders of general unsecured claims on the effective date of the Plan, including the reserve established for disputed general unsecured claims, would be fully distributed so that the recovery rates for all allowed unsecured claims would comply with the Plan without the need for any redistribution or supplemental issuance of securities. If the amount of non-noteholders general unsecured claims that is eventually allowed exceeds the amount of claims anticipated in the setting of the reserve, additional common stock and Warrants will be issued for the excess claim amounts at the same rates as used for the other non-noteholders general unsecured claims. If this were to occur, additional common stock would also be issued to the holders of pre-petition secured claims to maintain the ratio of their distribution in common stock at nine times the amount of common stock distributed for all unsecured claims. Based on information currently available, as of July 31, 2006, approximately 7% of new stock and warrants reserved for distribution for disputed general unsecured claims has been distributed. We also continue to resolve certain non-objected claims.

•	Holders of administrative claims, claims derived from the Company’s $500 million secured super priority debtor-in-possession credit agreement and priority tax claims were paid in full in cash pursuant to the terms of the Plan.

Properties

The chart below lists the locations of the Company’s principal facilities. All of the facilities are owned unless otherwise indicated. Most of the Company’s significant U.S. properties and some of its European properties secure its financing arrangements. For a description of the financing arrangements, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations Liquidity and Capital Resources.” The leases for leased facilities expire at various dates through 2015.

Location	Approximate Square Footage		Use
North America:
Alpharetta, GA	83,600	(leased)	Executive Offices
Aurora, IL	43,200	(leased)	Executive Offices
Baton Rouge, LA	176,000		Secondary Lead Smelting
Bristol, TN	631,000		Battery Manufacturing and Distribution Center
Cannon Hollow, MO	137,000		Secondary Lead Smelting
Columbus, GA	330,000		Industrial Battery Manufacturing and Distribution Center
Florence, MS	113,000		Battery Manufacturing
Florence, MS	95,700	(leased)	Battery Manufacturing
Fort Erie, Canada	90,000		Distribution Center
Fort Smith, AR	224,000	(leased)	Industrial Battery Manufacturing and Distribution Center
Frisco, TX	132,000		Secondary Lead Smelting
Kansas City, KS	140,000		Industrial Battery Manufacturing
Kansas City, KS	93,800	(leased)	Distribution Center
Lampeter, PA	82,000		Battery Plastics Manufacturing
Manchester, IA	286,000		Battery Manufacturing Distribution Center
Muncie, IN	174,000		Secondary Lead Smelting
Reading, PA	125,000		Secondary Lead Smelting and Polypropylene Reprocessing
Reading, PA	358,000		Distribution and Formation Center
Salina, KS	438,000		Battery Manufacturing and Distribution Center Battery
Shreveport, LA (a)	239,000	(leased)	Manufacturing
Sumner, WA	85,000	(leased)	Distribution Center
Vernon, CA	220,000		Secondary Lead Smelting
Europe and ROW:
Adelaide, Australia	436,000		Automotive Battery Manufacturing and Distribution Center
Sydney, Australia	700,000		Industrial Battery Manufacturing and Distribution Center
Florival, Belgium	228,000		Transportation Distribution Center and Offices
Bolton, England	274,000		Industrial Battery Manufacturing

Location	Approximate Square Footage		Use
Manchester, England	9,600	(leased)	Executive Offices
Trafford Park, England	40,100	(leased)	Charger Manufacturing
Auxerre, France	341,000		Automotive Battery Manufacturing
Gennevilliers, France	60,000	(leased)	Executive Offices
Lille, France	630,000		Industrial Battery Manufacturing
Peronne, France	106,000		Plastics Manufacturing
Bad Lauterberg, Germany	495,190		Manufacturing, Administrative and Warehouse
Budingen, Germany	233,062		Industrial Battery Manufacturing, Distribution and Administration
Vlaardingen, Holland	118,000		Industrial Distribution Center and Offices
Avelino, Italy	86,100		Plastics Manufacturing
Canonica d’Adda, Italy	193,800		Plastics Manufacturing
Fumane di Valipolicella, Italy	66,600		Automotive Battery Manufacturing
Romano Di Lombardia, Italy	312,200	(leased)	Automotive Battery Manufacturing
Lower Hutt, New Zealand	90,000		Automotive Battery Manufacturing
Petone, New Zealand	24,000		Secondary Lead Smelting
Poznan, Poland	698,000		Automotive Battery Manufacturing
Castanheira do Riatejo, Portugal	533,400		Industrial Battery Manufacturing
Azambuja, Portugal	39,700		Secondary Lead Smelting and Plastics Manufacturing
Azuqueca de Henares, Spain	209,100		Automotive Battery Manufacturing
San Esteban de Gomez, Spain	62,900		Secondary Lead Smelting
La Cartuja, Spain	385,000		Industrial Battery Manufacturing
Manzanares, Spain	465,000		Automotive Battery Manufacturing
Pontypool, Wales	91,000	(leased)	Distribution Center

(a)	In April 2006, the Company closed the battery manufacturing plant in Shreveport, LA.

In addition, the Company also leases sales and distribution outlets in North America, Europe and Asia.

The Company believes that its facilities are in good operating condition, adequately maintained, and suitable to meet the Company’s present needs.

Legal Proceedings

Claims Reconciliation

Holders of general unsecured claims will receive collectively 2,500 shares of new common stock and Warrants to purchase 6,250 shares of new common stock at $32.11 per share, and approximately 13.4% of such new common stock and Warrants were initially reserved for distribution for disputed general unsecured claims under the Plan’s claims reconciliation and allowance procedures. The Official Committee of Unsecured Creditors, in consultation with us, established such reserve to provide for a pro rata distribution of new common stock and Warrants to holders of disputed general unsecured claims as they become allowed. As claims are evaluated and processed, we will object to some claims or portions thereof, and upward adjustments (to the extent stock and Warrants not previously distributed remain) or downward adjustments to the reserve will be made pending or following adjudication or other resolution of such objections. Predictions regarding the allowance and classification of claims are inherently difficult to make. With respect to environmental claims in particular, there is inherent difficulty in assessing our potential liability due to the large number of other potentially responsible parties. For example, a demand for the total cleanup costs of a landfill used by many entities may be asserted by the government using joint and several liability theories. Although we believe that there is a reasonable basis to believe that we will ultimately be responsible for only our share of these remediation costs, there can be no assurance that we will prevail on these claims. In addition, the scope of remedial costs, or other environmental injuries, are highly variable and estimating these costs involves complex legal, scientific and technical judgments. Many of the claimants who have filed disputed claims, particularly environmental and personal injury claims produce little or no proof of fault on which we can assess our potential liability and either specify no determinate amount of damages or provide little or no basis for the alleged damages. In some cases, we are still seeking additional information needed for claims assessment and information that is unknown to us at the current time may significantly affect our assessment regarding the adequacy of the reserve amounts in the future.

As general unsecured claims have been allowed in the bankruptcy court, we have distributed approximately one share per $383.00 in allowed claim amount and approximately one Warrant per $153.00 in allowed claim amount. These rates were established based upon the assumption that the common stock and Warrants allocated to holders of general unsecured claims on the effective date of the Plan, including the reserve established for disputed general unsecured claims, would be fully distributed so that the recovery rates for all allowed unsecured claims would comply with the Plan without the need for any redistribution or supplemental issuance of securities. If the amount of general unsecured claims that is eventually allowed exceeds the amount of claims anticipated in the setting of the reserve, additional common stock and Warrants will be issued for the excess claim amounts at the same rates as used for the other general unsecured claims. If this were to occur, additional common stock would also be issued to the holders of pre-petition secured claims to maintain the ratio of their distribution in common stock at nine times the amount of common stock distributed for all unsecured claims.

Based on information currently available, as of Augsut 31, 2006, approximately 7% of new stock and warrants reserved for distribution for disputed general unsecured claims has been distributed. We also continue to resolve certain non-objected claims.

On July 20, 2006, we made our ninth distribution of new common stock and Warrants.

Historical Federal Plea Agreement

In 2001, we reached a plea agreement with the U.S. Attorney for the Southern District of Illinois resolving an investigation into a scheme by former officers and certain corporate entities involving fraudulent representations and promises in connection with the distribution, sale and marketing of automotive batteries between 1994 and 1997. We agreed to pay a fine of $27.5 million over five years, to five-years probation and to cooperate with the U.S. Attorney in its prosecution of the former officers. The Company was sentenced pursuant to the terms of the plea agreement in February 2002. Generally, failure to comply with the provisions of the plea agreement, including the obligation to pay the fine, would permit the U.S. Government to reopen the case against us.

On April 15, 2002, we filed for protection under Chapter 11 of the Bankruptcy Code. Later in 2002, the United States Attorney’s Office for the Southern District of Illinois filed a claim as a general unsecured creditor of the Company’s subsidiary, Exide Illinois, Inc. for $27.9 million. We did not pay any installments of the criminal fine before or during our bankruptcy proceedings, nor did we pay any installments of the criminal fine after we emerged from bankruptcy in May 2004. As previously reported, if the U.S. Government were to assert that the obligation to pay the fine was not discharged under the Plan of Reorganization, we could be required to pay it.

In December 2004, the U.S. Attorney’s Office requested additional information regarding whether the we adequately disclosed our financial condition at the time the plea agreement and the associated fine were approved by the U.S. District Court. We supplied correspondence and other materials responsive to this request.

On November 18, 2005 the U.S. Attorney’s Office filed a motion in the District Court for a hearing to make inquiry of our failure to comply with the Court’s judgment and terms of probation, principally through failure to pay the fine, and a motion to show cause why we should not be held in contempt. In its motion, the U.S. Attorney’s Office asserts that Exide Illinois is in default from its nonpayment of the criminal fine and is in violation of the terms of probation. The U.S. Attorney also asserted that bankruptcy does not discharge criminal fines, and that we did not adequately disclose our financial condition at the time the plea agreement and associated fines were approved by the District Court.

On May 31, 2006, the District Court approved a Joint Agreement and Proposed Joint Resolution of Issues Raised in the Government’s Motion Filed on November 18, 2005 Regarding the Payment of Criminal Fine. The District Court entered an order consistent with the Joint Agreement and Proposed Joint Resolution, and modified our schedule to pay the $27.5 million fine through quarterly payments over the next five years, ending in 2011.

Under the order, Exide Technologies must provide security in a form acceptable to the court and to the government by February 26, 2007 for its guarantee of any remaining unpaid portion of the fine, but may petition the court prior thereto if we believe our financial viability would be jeopardized by providing such security. The court’s order reflects that we are not obligated to pay interest on outstanding amounts of unpaid fine if we are current on all installment payments, and allows for penalties and interest to be imposed if we do not comply with the modified fine payment schedule.

Pre-Petition Litigation Settlements

We previously disclosed on Form 10-K for fiscal 2005 tentative settlements with various plaintiffs who alleged personal injury and/or property damage from the release of hazardous materials used in the battery manufacturing process prior to the Company’s filing for Chapter 11 bankruptcy protection. We have finalized a settlement of these claims, as well as claims they could have asserted against third parties who may have had claims of indemnification against the Company on a pre-petition or post-petition basis. The claims will be paid in new common stock and Warrants to be paid out of the reserve established under the claims reconciliation process. The terms of the settlement are still subject to approval of appropriate state courts.

Private Party Lawsuits and other Legal Proceedings

On March 14, 2003, we served notices to reject certain executory contracts with EnerSys, including a 1991 Trademark and Trade Name License Agreement (the “Trademark License”), pursuant to which we had licensed to EnerSys use of the “Exide” trademark on certain industrial battery products in the United States and 80 foreign countries. EnerSys objected to the rejection of certain of the executory contracts, including the Trademark License, and the Bankruptcy Court conducted a hearing on our rejection request. On April 3, 2006, the Court granted our request to reject the contracts. EnerSys has filed a notice of appeal. Unless the appeal is successful, EnerSys will likely lose all rights to use the “Exide” trademark over time and we will have greater flexibility in its ability to use that mark for industrial battery products. Because the Bankruptcy Court authorized rejection of the Trademark License, as with other executory contracts at issue, EnerSys will have a pre-petition general unsecured claim relating to the alleged damages arising therefrom. We reserve the ability to consider payment in cash of some portion of any settlement or ultimate award on Enersys’ claim of alleged rejection damages. In June 2006, the Bankruptcy Court ordered a two year transition period and denied Enersys’ motion for a stay. Enersys has appealed that order. The parties engaged in court ordered mediation on July 27, 2006 which was unsuccessful. We have filed a motion to expedite the appeal.

In July 2001, Pacific Dunlop Holdings (US), Inc. (“PDH”) and several of its foreign affiliates under the various agreements through which Exide and its affiliates acquired GNB, filed a complaint in the Circuit Court for Cook County, Illinois alleging breach of contract, unjust enrichment and conversion against Exide and three of its foreign affiliates. The plaintiffs maintain they are entitled to approximately $17.0 million in cash assets acquired by the defendants through their acquisition of GNB. In December 2001, the Court denied the defendants’ motion to dismiss the complaint, without prejudice to re-filing the same motion after discovery proceeds. The defendants filed an answer and counterclaim. On July 8, 2002, the Court authorized discovery to proceed as to all parties except Exide. In August 2002, the case was removed to the U.S. Bankruptcy Court for the Northern District of Illinois and in October 2002, the parties presented oral arguments, in the case of PDH, to remand the case to Illinois state court and, in the case of Exide, to transfer the case to the U.S. Bankruptcy Court for the District of Delaware. On February 4, 2003, the U.S. Bankruptcy Court for the Northern District of Illinois transferred the case to the U.S. Bankruptcy Court in Delaware. On November 19, 2003, the Bankruptcy Court denied PDH’s motion to abstain or remand the case and issued an opinion holding that the Bankruptcy Court had jurisdiction over PDH’s claims and that liability, if any, would lie solely against Exide Technologies and not against any of its foreign affiliates. PDH subsequently filed a motion to reconsider, and on June 16, 2005, the Bankruptcy Court denied PDH’s motion to reconsider. PDH has appealed the Bankruptcy court’s decisions to the U.S. District Court for the District of Delaware. That court, pursuant to a Standing Order requiring mandatory mediation of all appeals from the Bankruptcy Court, scheduled a mediation in Wilmington, Delaware which took place on November 3, 2005. The appeal will proceed and remains pending. In December 2001, PDH filed a separate action in the Circuit Court for Cook County, Illinois seeking recovery of approximately $3.1 million for amounts allegedly owed by Exide under various agreements between the parties. The claim arises from letters of credit and other security allegedly provided by PDH for GNB’s performance of certain of GNB’s obligations to third parties that PDH claims Exide was obligated to replace. Exide’s answer contested the amounts claimed by PDH and Exide filed a counterclaim. Although this action has been consolidated with the Cook County suit concerning GNB’s cash assets, the claims relating to this action have been transferred to the U.S. Bankruptcy Court for the District of Delaware and are currently subject to a stay injunction by that court. We plan to vigorously defend itself and pursue its counterclaims.

From 1957 to 1982, CEAC, our principal French subsidiary, operated a plant using crocidolite asbestos fibers in the formation of battery cases, which, once formed, encapsulated the fibers. Approximately 1,500 employees worked in the plant over the period. Since 1982, the French governmental agency responsible for worker illness claims received 64 employee claims alleging asbestos-related illnesses. For some of those claims, CEAC is obligated to and has indemnified the agency in accordance with French law for approximately $0.4 million in calendar 2004. In addition, CEAC has been adjudged liable to indemnify the agency for approximately $0.1 million during the same period for the dependents of four such claimants. We were not required to indemnify or make any payments in calendar year 2005 and through June 30, 2006. Although we cannot predict the number or size of any future claims, we do not believe resolution of the current or any future claims, individually or in the aggregate, will have a material adverse effect on our financial condition, cash flows or results of operations.

The Company’s Shanghai, China subsidiary, Exide Technologies (Shanghai) Company Limited (“Exide Shanghai”), has been the subject of an investigation by the Anti-Smuggling Bureau of the Shanghai Customs Administration (“Anti-Smuggling Bureau”). A report was submitted by the Anti-Smuggling Bureau to the Shanghai Municipal People’s Public Prosecutor’s Office, First Division (“Prosecutor’s Office”). The Prosecutor’s Office rejected the report, and with regard to two supplemental investigatory reports, the Company understands that in both instances no criminal prosecution was recommended against Exide Shanghai, its officers, directors and employees.

In April 2003, we sold our Torrejon, Spain nickel-cadmium plant. We have learned that the Torrejon courts are conducting an investigation of three petitions submitted to determine whether criminal charges should be filed for alleged injuries and endangerment of workers’ health at the former Torrejon plant. The petitions contain criminal allegations against current and former employees but only allegations of civil liability against us. The investigations have been consolidated into one court. We have retained counsel in the event that any charges ultimately are filed.

Between 1996 and 2002, one of our Spanish subsidiaries negotiated dual-scale salaries under collective bargaining agreements for workers at numerous facilities. Several claims challenging the dual-scale salary system have been brought in various Spanish courts covering multiple jurisdictions. To date, we have lost our challenges in only one jurisdiction, where we continue to litigate some of these claims, and have prevailed in other jurisdictions. We do not currently anticipate any material adverse affect on our financial condition, cash flows or results of operations.

In June 2005, we received notice that two former stockholders, Aviva Partners LLC and Robert Jarman, had separately filed purported class action lawsuits against us and certain of our current and former officers alleging violations of certain federal securities laws. The cases were filed in the United States District Court for the District of New Jersey purportedly on behalf of those who purchased the Company’s stock between November 16, 2004 and May 17, 2005. The complaints allege that the named officers violated Sections 10(b) and 20(a) of the Securities Exchange Act and SEC Rule 10b-5 in connection with certain allegedly false and misleading public statements made during this period by the Company and its officers. The complaints did not specify an amount of damages sought. We deny the allegations in the complaints and intend to vigorously pursue our defense.

On August 29, 2005, District Judge Mary L. Cooper consolidated the Aviva Partners and Jarman cases under the Aviva Partners v. Exide Technologies, Inc. caption, lead docket number 05-3098 (MLC). On March 24, 2006 District Judge Cooper appointed the Alaska Hotel & Restaurant Employees Pension Trust Fund and Lakeway Capital Management Co-Lead Plaintiffs for the putative class of former Exide stockholders and appointed the law firms of Lerach Coughlin Stoja Geller Rudman & Robbins LLP and Schatz & Nobel, P.C. as Co-Lead Counsel for the putative class. On May 8, 2006 Co-Lead Plaintiffs filed their consolidated amended complaint in which they reiterated the claims described above but purported to state a claim on behalf of those who purchased our stock between May 5, 2004 and May 17, 2005. Defendants have moved to dismiss all claims against them and await a ruling on their motion. Discovery is currently stayed pursuant to the discovery-stay provisions of the Private Securities Litigation Reform Act of 1995.

On October 6, 2005, Murray Capital Management, Inc., filed suit against us, certain of our current and former officers and Deutsche Bank Securities, Inc. The case was filed in the U.S. District Court for the Southern District of New York under the caption Murray Capital Management, Inc. v. Exide Technologies, et al., docket number 05 Civ. 8570 (AKH), and alleges that the defendants violated Sections 10(b) and 20(a) of the Securities Exchange Act and SEC Rule 10b-5, among other related state laws, in connection with certain allegedly false and misleading public statements made by us and our officers. While Murray’s claims are largely duplicative of those set out in the Aviva and Jarman complaints, Murray also claims that false and misleading statements were made in connection with our March 2005 issuance of convertible notes and concurrent issuance of senior notes. The complaint does not specify the amount of damages sought in the suit. In October 2005, Deutsche Bank Securities Inc. made formal written demand that we indemnify it in connection with the Murray litigation pursuant to the purchase agreement for the Senior Secured Notes and the Floating Rate Convertible Senior Subordinated Notes. We have accepted the indemnification obligations from Deutsche Bank. On August 21, 2006, the U.S. District Court for the Southern District of New York held a hearing on our Motion to Dismiss the complaint filed in 2005 by Murray Capital Management, Inc. The Court granted our Motion to Dismiss without prejudice, and permitted the plaintiff 45 days to file an amended complaint.

On August 18, 2006 a shareholder derivative complaint was filed in the District Court for the District of New Jersey against certain current and former officers and directors. The suit alleges that named parties breached their fiduciary duties to us by, among other things, making statements between November, 2004 and July, 2005 which plaintiffs claim were false and misleading and by allegedly failing to implement adequate internal controls and means of supervision at Exide. The suit seeks an unspecified amount of damages from the named parties and modifications to our corporate governance policies. The suit further alleges that the defendants gave false or misleading statements and assurances to the public and shareholders between November 2004 and the present (“Relevant Period”) when they knew or should have known that material facts were improperly concealed from shareholders and the public including the alleged facts that: information presented in financial statements and related press releases during the Relevant Period was inaccurate; that there were no (or insufficient) internal controls with the result that actual and forecasted inventories, sales, and related financial results were not accurately reported; that from November 2004 forward, the defendants knew or should have known that we would violate the Leveraged Ratio and EBITDA Covenants of our senior secured credit facility for fiscal year 2005; we presented our financial results and statements in a manner that violated generally accepted accounting principles (“GAAP”); our restructuring had not reduced costs; we did not adequately hedge against the sharp price increases in lead and other commodities and falsely assured investors otherwise; we were not able to properly forecast our inventory requirements and failed to timely write down the value of obsolete inventory thereby overstating net income; and that we violated the terms of a contract with a large customer. The allegations in the complaint are similar to the previously filed and disclosed Aviva Partners and Jarman shareholder class action suit described above. The individual defendants intend to vigorously defend the suit.

On July 1, 2005 we were informed by the Enforcement Division of the Securities and Exchange Commission (the “SEC”) that it commenced a preliminary inquiry into statements we made in fiscal 2005 regarding our ability to comply with fiscal 2005 loan covenants and the going concern modification in the audit report in our annual report on Form 10-K for fiscal 2005. The SEC noted that the inquiry should not be construed as an indication by the SEC or its staff that any violations of law have occurred. We intend to fully cooperate with the inquiry and continue to do so.

Our Norwegian subsidiary, Exide Sonnak AS, has received notice of claims for property damage in the approximate amount of $5.6 million allegedly as the result of a warehouse fire occurring on or about July 8, 2005 in Trondheim, Norway due to an alleged malfunctioning battery charger allegedly manufactured by us. We and our counsel are evaluating those claims. We currently believe that any potential liability would be covered by applicable insurance, subject to any deductible.

Environmental Matters

As a result of its manufacturing, distribution and recycling operations, the Company is subject to numerous federal, state and local environmental, occupational safety and health laws and regulations, including limits on employee blood lead levels, as well as similar laws and regulations in other countries in which the Company operates (collectively, “EH&S laws”).

The Company is exposed to liabilities under such EH&S laws arising from its past handling, release, storage and disposal of materials now designated as hazardous substances and hazardous wastes. The Company previously has been advised by the U.S. Environmental Protection Agency (“EPA”) or state agencies that it is a “Potentially Responsible Party” under the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) or similar state laws at 97 federally defined Superfund or state equivalent sites. At 45 of these sites, the Company has paid its share of liability. While the Company believes it is probable its liability for most of the remaining sites will be treated as disputed unsecured claims under the Plan, there can be no assurance these matters will be discharged. If the Company’s liability is not discharged at one or more sites, the government may be able to file claims for additional response costs in the future, or to order the Company to perform remedial work at such sites. In addition, the EPA, in the course of negotiating this pre-petition claim, had notified the Company of the possibility of additional clean-up costs associated with Hamburg, Pennsylvania properties of approximately $35 million, as described in more detail below. To date the EPA has not made a formal claim for this amount or provided any cost data in support of this estimate. To the extent the EPA or other environmental authorities dispute the pre-petition nature of these claims, the Company would intend to resist any such effort to evade the bankruptcy law’s intended result, and believes there are substantial legal defenses to be asserted in that case. However, there can be no assurance that the Company would be successful in challenging any such actions.

The Company is also involved in the assessment and remediation of various other properties, including certain Company owned or operated facilities. Such assessment and remedial work is being conducted pursuant to applicable EH&S laws with varying degrees of involvement by appropriate legal authorities. Where probable and reasonably estimable, the costs of such projects have been accrued by the Company, as discussed below. In addition, certain environmental matters concerning the Company are pending in various courts or with certain environmental regulatory agencies with respect to these currently or formerly owned or operating locations. While the ultimate outcome of the foregoing environmental matters is uncertain, after consultation with legal counsel, the Company does not believe the resolution of these matters, individually or in the aggregate, will have a material adverse effect on the Company’s financial condition, cash flows or results of operations.

On September 6, 2005, the U.S. Court of Appeals for the Third Circuit issued an opinion in U.S. v. General Battery/Exide (No. 03-3515) affirming the district court’s holding that the Company is liable, as a matter of federal common law of successor liability, for lead contamination at certain sites in the vicinity of Hamburg, Pennsylvania. On October 2, 2006, the United States Supreme Court denied review of the appellate decision, leaving Exide subject to a stipulated judgment for approximately $6.5 million, based on the ruling that Exide has successor liability for these EPA cost recovery claims. The judgment will be a general unsecured claim payable in common stock and warrants. Additionally, the EPA has asserted a general unsecured claim for costs related to other Hamburg, Pennsylvania sites. The current amount of the government’s claims for the aforementioned sites (including the stipulated judgment discussed above) is approximately $14 million. A reserve of common stock and warrants for the estimated value of all claims, including the aforementioned claims, was established as part of the Company’s Plan of Reorganization.

In October 2004, the EPA, in the course of negotiating a comprehensive settlement of all its environmental claims against the Company, had notified the Company of the possibility of additional clean-up costs associated with other Hamburg, Pennsylvania properties of approximately $35 million. To date the EPA has not made a formal claim for this amount or provided any cost data in support of this estimate.

As unsecured claims are allowed in the Bankruptcy Court, the Company is required to distribute common stock and warrants to the holders of such claims. To the extent the government is able to prove the Company is responsible for the alleged contamination at the other Hamburg, Pennsylvania properties and substantiate its estimated $35 million of additional clean-up costs, these claims would ultimately result in an inadequate reserve of common stock and warrants to the extent not offset by the reconciliation of all other claims for lower amounts than the aggregate reserve. The Company would still retain the right to perform and pay for such cleanup activities, which would preserve the existing reserved common stock and warrants discussed herein. Except for the government’s cost recovery claim resolved by the U.S. v. General Battery/Exide case discussed above, it remains the Company’s position that it is not liable for the contamination of this area, and that any liability it may have derives from pre-petition events which would be administered as a general, unsecured claim, and consequently no provisions have been recorded in connection therewith.

The Company has established reserves for on-site and off-site environmental remediation costs where such costs are probable and reasonably estimable and believes that such reserves are adequate. As of June 30, 2006 and March 31, 2006, the amount of such reserves on the Company’s consolidated balance sheet was approximately $36.37 million and $36.6 million, respectively. Because environmental liabilities are not accrued until a liability is determined to be probable and reasonably estimable, not all potential future environmental liabilities have been included in the Company’s environmental reserves and, therefore, additional earnings charges are possible. Also, future findings or changes in estimates could have a material effect on the recorded reserves and cash flows.

The Company is conducting an investigation and risk assessment of lead exposure near its Reading recycling plant from past facility emissions and non-Company sources such as lead paint. This is being done under a Consent Order with the U.S. EPA. The Company has previously removed soil from properties with the highest soil lead content, and is in negotiations and proceedings with the EPA to resolve differences regarding the need for, and extent of, further actions by the Company. Alternatives have been reviewed and appropriate reserve estimates made. At this time the Company cannot determine from available information whether additional cleanup will occur and, if so, the extent of any cleanup and costs that may finally be incurred.

The sites that currently have the largest reserves include the following:

Tampa, Florida

The Tampa site is a former secondary lead recycling plant, lead oxide production facility, and sheet lead-rolling mill that operated from 1943 to 1989. Under a RCRA Part B Closure Permit and a Consent Decree with the State of Florida, Exide is required to investigate and remediate certain historic environmental impacts to the site. Cost estimates for remediation (closure and post-closure) range from $12.5 million to $20.5 million depending on final State of Florida requirements. The remediation activities are expected to occur over the course of several years.

Columbus, Georgia

The Columbus site is a former secondary lead recycling plant that was mothballed in 1999, which is part of a larger facility that includes an operating lead acid battery manufacturing facility. Groundwater remediation activities began in 1988. Costs for supplemental investigations, remediation and site closure are currently estimated from $6 million to $9 million.

Azambuja (SONALUR) Portugal

The Azambuja (SONALUR) facility is an active secondary lead recycling plant. Materials from past operations present at the site are stored in above-ground concrete containment vessels and in underground storage deposits. The Company finalized the process of obtaining site characterization data to evaluate remediation alternatives agreeable to local authorities. Costs for remediation are currently estimated at $3.5 million to $7 million.

MANAGEMENT

Set forth below is certain information concerning our executive officers, key employees and board of directors.

Name	Age	Position
Gordon A. Ulsh	60	President, Chief Executive Officer and Director

Francis M. Corby, Jr.	62	Executive Vice President and Chief Financial Officer

Neil S. Bright.	59	President, Industrial Energy Europe

Mitchell S. Bregman	52	President, Industrial Energy Americas

Phillip A. Damaska	51	Senior Vice President and Corporate Controller

Barbara A Hatcher	51	Executive Vice President and General Counsel

Edward J. O’Leary	50	President, Transportation Americas

Rodolphe Reverchon	47	President, Transportation Europe

George S. Jones, Jr.	53	Executive Vice President—Human Resources and Communications

Allan Moore	50	Vice President and General Manager, Asia Pacific

John P. Reilly	62	Chairman of the Board of Directors

Herbert F. Aspbury	61	Director

Michael R. D’Appolonia	57	Director

Paul W. Jennings	49	Director

David S. Ferguson	61	Director

Michael P. Ressner	58	Director

Carroll R. Wetzel	63	Director

Gordon A. Ulsh was appointed to his current position in April 2005. From 2001 until March 2005, Mr. Ulsh was Chairman, President and CEO of Texas-based FleetPride Inc., the nation’s largest independent aftermarket distributor of heavy-duty truck parts. Prior to joining FleetPride in 2001, Mr. Ulsh worked with Ripplewood Equity Partners, providing analysis of automotive industry segments for investment opportunities. Earlier, he served as President and Chief Operating Officer of Federal-Mogul Corporation in 1999 and as head of its Worldwide Aftermarket Division in 1998. Prior to Federal-Mogul, he held a number of leadership positions with Cooper Industries, including Executive Vice President of its automotive products segment. Mr. Ulsh joined Cooper’s Wagner Lighting business unit in 1984 as Vice President of Operations, following 16 years in manufacturing and engineering management at Ford Motor Company.

Francis M. Corby, Jr. was appointed to his current position in February 2006. Prior to joining us, from 2004 to 2005 Mr. Corby served as Senior Vice President and Chief Financial Officer at GST Automotive Leather. Prior to that he served as Executive Vice President and Chief Financial Officer at Guide Corporation from 2001 through 2004. Mr. Corby served as Executive Vice President at Frederick & Company from 2000 through 2001. From 1986 to 1999, Mr. Corby was the Chief Financial Officer at Harnischfeger Industries, Inc., most recently with the title of Executive Vice President for Finance and Administration.

Neil S. Bright has been President, Industrial Energy Europe at Exide since April 2000. Prior to that, beginning in April 1998, Mr. Bright was Executive Vice President, Sales and Marketing for transportation and industrial batteries for Exide Europe. Prior to that he was Executive Vice President of Exide Holding Europe S.A. with responsibility for the industrial battery division in Europe.

Mitchell S. Bregman joined us in September 2000 in connection with our acquisition of GNB. Mr. Bregman has served as President, Industrial Energy Americas since March 2003 and prior to that was President Global Network Power. Mr. Bregman joined GNB in 1979. He served for 12 years as a Vice President with various responsibilities with GNB Industrial Power and nine years with GNB’s Transportation Division.

Phillip A. Damaska joined us in January 2005 as Vice President, Finance and was elected Vice President and Corporate Controller in August 2005 and was named Senior Vice President and Corporate Controller in March 2006. Prior to joining us, Mr. Damaska served in numerous capacities with Freudenberg-NOK from 1996 through 2004, most recently as President of Corteco, an automotive and industrial seal supplier that is part of the partnership’s global group of companies.

Barbara A. Hatcher has been Executive Vice President and General Counsel since May 2006 and had served as Deputy General Counsel from April 2004 through April 2006. Ms. Hatcher joined us in 2000 through our acquisition of GNB Technologies, Inc., where she served as Vice President & General Counsel.

Edward J. O’Leary joined us in June 2005. Prior to joining us, Mr. O’Leary served as President—The Americas at Oetiker Inc. From 2002 to 2004, Mr. O’Leary served in a consulting capacity with Jag Management Consultants. Mr. O’Leary served as Chief Executive Officer of iStarSystems from 2000 to 2002, and as Vice President, Sales and Distribution—The Americas at Federal-Mogul Corp. from 1998 to 1999.

Rodolphe Reverchon joined us in 2003 as Vice President—Operations Europe, and has served as our President—Transportation Europe since May 2005. Prior to joining us, Mr. Reverchon served in a number of capacities at Bosch Chassis & Systems from 1996 to 2003, including as European Manufacturing Director, Plant Manager and Manufacturing Quality Manager, Europe.

George S. Jones, Jr., joined us in July 2005 as Executive Vice President Human Resources and Communications. From 1974 to 2004, Mr. Jones served in several executive positions at Cooper Industries, most recently as Vice President—Operations at the Lighting Division from 1997 to 2004.

Allan Moore has been Managing Director, Asia Pacific since January 2004. Prior to his current position with us, Mr. Moore held various other positions dating back to October 1997, including Managing Director, Australasia and Financial Controller, Australasia. Prior to joining us, Mr. Moore held several senior finance positions over a 21-year period with Pacific Dunlop Group in a range of industrial-based industries and consumer goods.

John P. Reilly became a member of our board of directors in May 2004 and currently serves as Chairman of the board and a member of the compensation committee. Mr. Reilly is the retired Chairman, President and Chief Executive Officer of Figgie International. Mr. Reilly has more than 30 years of experience in the automotive industry, where he has served as President and CEO of a number of automotive suppliers, including Stant Corporation and Tenneco Automotive. He has also held leadership positions at the former Chrysler Corporation and Navistar, and has served as president of Brunswick Corporation. Mr. Reilly is currently on the board of directors of Material Sciences Corporation, Marshfield Door Systems, Inc. and Timken Company.

Herbert F. Aspbury became a member of our board of directors in August 2006. Mr. Aspbury currently is an investor and advisor at Private Client Resources LLC, a privately held company founded in 2001, which provides consolidated financial information for high wealth investment managers and their clients. Since 2002, Mr. Aspbury has also served as an Adjunct Professor at the Fisher Graduate School of International Business of the Monterrey Institute of International Studies. Mr. Aspbury retired from Chase Manhattan Bank in 2000 where he served in a number of capacities, most recently as the London-based Managing Director and Regional Executive for Europe, Africa and the Middle East. Mr. Aspbury was a member of Chase Manhattan Corporation’s Management Committee. Mr. Aspbury also served in a number of capacities with Chemical Bank until its merger with Chase Manhattan. Mr. Aspbury serves as Vice Chairman of the Board of Trustees of Villanova University and is the Chair of its Finance Committee, as well as Chairman of the Royal Oak Foundation, the U.S. arm of Britain’s National Trust. Mr. Aspbury is a member of our audit committee.

Michael R. D’Appolonia became a member of our board of directors in May 2004. Mr. D’Appolonia currently serves as Principal of Nightingale & Associates, LLC, a global management consulting firm providing financial and operational restructuring services to both publicly and privately held middle-market companies. Mr. D’Appolonia is currently President and Chief Executive Officer of Kinetic Systems Inc. In his consulting capacity, Mr. D’Appolonia served as the President of Reorganized Cone Mills Corporation and from October 2003 to May 2005 served as Chief Restructuring Officer of Cone Mills Corporation. From September 2002 to October 2003, Mr. D’Appolonia was President and Director of Moll Industries, Inc. Mr. D’Appolonia previously served as President and Chief Executive Officer of McCulloch Corporation, Ametech, Inc., Halston Borghese, Inc. and Simmons Upholstered Furniture Inc. Mr. D’Appolonia is a member of the board of directors of The Washington Group International, Inc. and Kinetic Systems Inc. Mr. D’Appolonia is the chairman of our compensation committee and a member of our finance committee.

David S. Ferguson became a member of our board of directors in August 2005. Mr. Ferguson is currently the principal of DS Ferguson Enterprises, LLC, a retail consulting business. From September 2000 through July 2003, Mr. Ferguson served as President and Chief Executive Officer of Wal*Mart Europe. Prior to that, Mr. Ferguson was President and Chief Executive Officer of Wal*Mart Canada from February 1996 to September 2000. Mr. Ferguson was President and Chief Operating Officer as well as a director of Stuart’s Department Store from August 1994 through October 1995. Mr. Ferguson is a member of the Board of Directors of Sobeys Inc., a Canadian grocery chain and is a member of the Dean’s Advisory Board of the Business School at Morehouse College. Mr. Ferguson is currently on the Board of Advisors of Miller Zell. Mr. Ferguson is a member of our compensation and nominating and corporate governance committees.

Paul W. Jennings became a member of our board of directors in September 2006. Since June 2005, Mr. Jennings has served as President and Chief Executive Officer of Innospec Inc., an international specialty chemicals company headquartered in England. From November 2002 through his appointment as CEO, Mr. Jennings served as Innospec’s Executive Vice President and Chief Financial Officer. He previously served as CFO from Griffin LLC, a joint venture between Griffin Corporation and Dupont, and from 1986 to 1999 held positions of CFO and Vice President of Finance for various divisions and regions of Courtaulds plc, working in the United States, Europe and Singapore.

Michael P. Ressner became a member of our board of directors in May 2004. Mr. Ressner is a retired Nortel Networks executive who, between 1981 and 2003, served in a number of senior financial and operational management positions. Mr. Ressner was an Adjunct Professor of Applied Financial Management at North Carolina State University between 2002 and 2004. He is currently an advisor with the College of Management at North Carolina State University. Mr. Ressner currently serves as a member of the board of directors for the following companies: Arsenal Digital Solutions, Entrust, Inc. and Magellan Health Services, Inc. Mr. Ressner is Chairman of the audit committee and a member of our finance committee.

Carroll R. Wetzel became a member of our board of directors in August 2005. Mr. Wetzel is a retired investment banker. Mr. Wetzel served as Chairman of the Board of Safety Components International, Inc. from 2000 to 2005. Mr. Wetzel currently serves as a member of the board of directors of Laidlow International, Inc. Mr. Wetzel is Chairman of the finance and nominating and corporate governance committees and is a member of the audit committee.

Director Compensation

Each non-employee director receives an annual retainer of $40,000 payable prospectively in quarterly cash installments. Additionally, the Chairman of the Board receives an annual retainer of $90,000 payable prospectively in quarterly installments. The Chairmen of the Audit and Compensation Committees receive an additional annual retainer of $15,000, the Chairmen of the Finance and Nominating and Corporate Governance Committees each receive annual retainers of $10,000 paid prospectively in quarterly installments. Each member of our Board of Directors also receives $2,000 for each board or committee meeting attended in person and $1,000 for each board or committee meeting attended telephonically.

Effective September 21, 2006, each non-employee director receives an annual grant of options equal to $40,000 and restricted shares each equal to $20,000, based on the average of the high and low trading prices of our stock averaged over the ten trading days prior to the date of grant. These options and restricted shares have a one-year vesting period. On October 14, 2005, each of the directors was awarded options to purchase 5,673 shares of common stock at $4.96 per share and 4,036 restricted shares.

Directors who are also our employees receive no additional compensation for service as a director. Additionally, we do not provide retirement benefits to non-employee directors under any current program.

Executive Compensation

The following table sets forth information concerning total compensation earned by or paid to the Company’s Chief Executive Officer and four other most highly compensated executive officers of the Company who served in such capacities as of March 31, 2006 (the “named executive officers”) for services rendered to the Company during each of the past three fiscal years.

Summary Compensation Table

Name	Year	Salary		Bonus(1)		Other Annual Compensation Annual(2)		Restricted Stock(3)		Securities Underlying Options	All Other Compensation(4)
Gordon Ulsh President and CEO	2006 2005 2004		$800,000 — —		$675,000 — —		$292,350 — —		$2,056,937 — —	428,925 — —		$29,508 — —

Mitchell Bregman President, Industrial Americas	2006 2005 2004	$ $ $	288,000 288,000 278,668	$	— — 69,418	$ $	— 31,500 11,500	$ $	47,827 47,100 —	30,118 20,000 —	$ $ $	17,684 69,230 23,874

Neil Bright President, Industrial Europe	2006 2005 2004	$ $ $	338,707 352,810 352,810	$	— — 4,016		— — —	$ $	58,006 47,100 —	36,529 12,500 —	$ $ $	41,083 97,642 112,608

Phillip Damaska Senior Vice President and Corporate Controller	2006 2005 2004	$ $	245,000 39,169 —	$ $	5,737 25,000 —		$100,920 17,250 —	$ $	25,406 38,400 —	16,000 12,000 —	$ $	20,003 1,958 —

Edward J. O’Leary President, Transportation America	2006 2005 2004		$267,292 — —		$100,000 — —		$45,887 — —		$120,506 — —	31,785 — —		$20,415 — —

J Timothy Gargaro Former Executive Vice President and CFO	2006 2005 2004	$ $	262,499 165,802 —	$	— 50,000 —	$ $	97,458 107,102 —	$	— 157,000 —	— 50,000 —	$ $	295,709 11,188 —

Stuart Kupinsky Former Executive Vice President and General Counsel	2006 2005 2004	$ $ $	298,003 283,250 264,583		— — —	$ $	— 145,593 11,500	$ $	58,120 109,900 —	36,602 30,000 —	$ $ $	11,019 36,407 25,601

(1)	Includes annual bonuses under the CIP Plan. Mr. Ulsh received a retention payment of $300,000 upon commencement of his employment and a fiscal 2006 bonus of $375,000 pursuant to the requirements under his employment agreement. Mr. Damaska received a retention payment of $25,000 upon commencement of his employment, Mr. O’Leary received a retention payment of $100,000 upon commencement of his employment and Mr. Gargaro received a retention payment of $50,000 upon commencement of his employment.
(2)

Payments to Mr. Ulsh in fiscal 2006 include a W-2 tax gross-up of $78,887, relocation expenses of $131,098 and a moving allowance of $66,667. Payments to Mr. Bregman in fiscal 2005 included a lump sum payment of $20,000 in lieu of any salary action. Payment to Mr. Damaska in fiscal 2006 included relocation costs of $60,115 and in fiscal 2005 included a W-2 tax gross up of $15,750. Payments to Mr. O’Leary in fiscal 2006 included relocation reimbursed relocation expenses of $20,836 and a W-2 tax gross-up of $13,027. Payments to

Mr. Gargaro in fiscal 2006 include a W-2 tax gross up of $26,476 and relocation expenses of $41,651 and in fiscal 2005 included a moving allowance of $44,090 and a W-2 tax gross up of $56,123. Payments to Mr. Kupinsky in fiscal 2005 included a W-2 tax gross up of $45,816 and relocation expenses of $14,948.

(3)	The number and value of aggregate restricted share awards as of March 31, 2006, based upon the closing price of the common stock on March 31, 2006 of $2.86, are as follows: Mr. Ulsh—$659,130; Mr. Bregman—$43,209; Mr. Bright—$50,579; Mr. Damaska—$26,976; Mr. O’Leary—$72,970; Mr. Gargaro—$28,600; and Mr. Kupinsky—$62,102. Although dividends are otherwise payable on restricted shares under the 2004 Plan, no dividends were declared in fiscal 2005 or 2006. Restricted shares under the 2004 Plan have a vesting schedule, pursuant to which 20% of the restricted shares vest on each anniversary of the grant date over the five-year period following the grant.
(4)	Includes life and accidental death and dismemberment (“AD&D”) insurance premium payments, matches to the Company’s 401(k) Plan, Cash Balance Plan payments and awards under our company’s Milestone Restructuring Plan. Payments to Mr. Ulsh include the following: a 401(k) match of $7,000 in fiscal 2006; Cash Balance Plan payments of $20,500 in fiscal 2006; and life and AD&D insurance premiums of $2,008 in fiscal 2006. Payments to Mr. Bregman include the following: a 401(k) match of $6,300 in fiscal 2006 and $2,160 in fiscal 2005; life and AD&D insurance premiums of $884 in fiscal 2006, $1,084 in fiscal 2005 and $1,033 in fiscal 2004; Cash Balance Plan payments of $10,500 in fiscal 2006, $10,250 in fiscal 2005 and $9,157 in fiscal 2004; payments under the Milestone Restructuring Incentive Plan of $55,733 in fiscal 2005 and $13,684 in fiscal 2004. Payments to Mr. Bright include the following: employer pension payments of $39,468 in fiscal 2006, $42,337 in fiscal 2005 and $50,139 in fiscal 2004; private medical insurance premiums of $1,615 in fiscal 2006, $1,733 in fiscal 2005 and $1,468 in fiscal 2004; and payments under the Milestone Restructuring Incentive Plan of $52,154 in fiscal 2005 and $61,001 in fiscal 2004. Payments to Mr. Damaska include the following: a 401(k) match of $7,522 in fiscal 2006; Cash Balance Plan payments of $11,729 in fiscal 2006 and $1,958 in fiscal 2005; and life and AD&D insurance premiums of $752 in fiscal 2006. Payments to Mr. Gargaro include the following: Cash Balance Plan payments of $7,135 in fiscal 2006 and $10,790 in fiscal 2005; life and AD&D insurance premiums of $1,075 in fiscal 2006 and $398 in fiscal 2005; and severance payments of $287,500 in fiscal 2006. Payments to Mr. Kupinsky include the following: a 401(k) match of $6,300 in fiscal 2006; Cash Balance Plan payments of $10,500 in fiscal 2006, $10,353 in fiscal 2005 and $9,756 in fiscal 2004; life and AD&D insurance premiums of $901 in fiscal 2006, $1,054 in fiscal 2005 and $1,054 in fiscal 2004; and payments under the Milestone Restructuring Incentive Plan of $25,000 in fiscal 2005 and $14,792 in fiscal 2004.

Option Grants during Fiscal 2006

The following table sets forth information with respect to options to purchase our common stock granted to the named executive officers under the 2004 Stock Incentive Plan (the “2004 Plan”) during fiscal 2006. The table sets forth:

•	the number of shares of our common stock underlying options granted during fiscal 2006;

•	the percentage that such options represent of all options granted to employees during fiscal 2006;

•	the exercise price (which in each case was equal to the closing price of the stock for the ten trading days preceding the date of grant);

•	the expiration date; and

•	the hypothetical present value, as of the grant date, of the options under the option pricing model discussed below.

The hypothetical present value of the options as of their date of grant has been calculated using the Black-Scholes option pricing model, as permitted by SEC rules, based upon a set of assumptions set forth in footnote (2) to the table. It should be noted that this model is only one method of valuing options, and our use of the model should not be interpreted as an endorsement of its accuracy. The actual value of the options may be significantly different, and the value actually realized, if any, will depend upon the excess of the market value of the common stock over the option exercise price at the time of exercise.

Name	Number of Options Granted(1)	% of Total Options Granted to Employees In Fiscal Year		Exercise Price ($/Share)		Expiration Date	Hypothetical Value Grant Date(2)
Gordon A. Ulsh	150,000 198,925	16.0 21.2	% %	$ $	13.22 4.46	8/29/15 11/28/15	$ $	1,176,000 592,747
Mitchell S. Bregman	30,118	3.2%			$4.46	11/28/15		$89,752
Neil S. Bright	36,529	3.9%			$4.46	11/28/15		$108,856
Phillip A. Damaska	16,000	1.7%			$4.46	11/28/15		$47,680
Edward J. O’Leary	30,000 1,785	3.2 0.2	% %	$ $	4.88 4.46	8/29/15 11/28/15	$ $	86,700 5,319
J. Timothy Gargaro	—	N/A			N/A	N/A		N/A
Stuart H. Kupinsky	36,602	3.9%			$4.46	11/28/15		$109,074

(1)	The Compensation Committee, which administers the 2004 Plan, has general authority to accelerate, extend or otherwise modify benefits under option grants in certain circumstances within overall plan limits.
(2)	The hypothetical present value at grant date of options granted during fiscal 2006 has been calculated using the Black-Scholes option pricing model, based upon the following assumptions: Risk-Free Interest Rate of 4.5%, Option Term of 10 years and volatility of 40.5%. The approach used in developing the assumptions upon which the Black-Scholes valuations were calculated is consistent with the requirements of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation.” The options vest in four equal annual installments beginning on the first anniversary of the date of grant, subject to acceleration in certain circumstances.

Option Exercises and Year End Values

No stock options were exercised by our named executive officers in fiscal 2006. The following table sets forth information regarding unexercised stock options held by named executive officers as of March 31, 2006. As of March 31, 2006, there were no in-the-money stock options because the exercise price of all outstanding stock options exceeded the market value of our common stock on March 31, 2006 of $2.86 per share.

	Number of Unexercised Options at March 31, 2006
Name	Exercisable	Unexercisable
Gordon A. Ulsh	0	428,925
Mitchell S. Bregman	6,667	43,451
Neil S. Bright	4,167	44,862
Phillip A. Damaska	4,000	24,000
E. J. O’Leary	0	31,785
J. Timothy Gargaro	16,667	33,333
Stuart H. Kupinsky	10,000	56,602

Long-Term Incentive Plan Awards

LONG-TERM INCENTIVE PLANS—AWARDS IN LAST FISCAL YEAR(1)

Name	Number of Shares/Units(2)	Performance or Other Period	Threshold	Target	Maximum(3)
Gordon A. Ulsh	N/A	03/01/08	$480,000	$1,200,000	$2,000,000
Mitchell S. Bregman	N/A	03/31/08	$86,400	$216,000	$432,000
Neil S. Bright	N/A	03/31/08	$104,791	$261,977	$523,954
Phillip A. Damaska	N/A	03/31/08	$45,900	$114,750	$229,500
E. J. O’Leary	N/A	03/31/08	$99,100	$247,750	$495,500
J. Timothy Gargaro	N/A	03/31/08	—	—	—
Stuart H. Kupinsky	N/A	03/31/08	$105,000	$262,500	$525.000

(1)	Performance unit awards will be payable in cash based on targets established by the Compensation Committee: 50% for achievement of an Adjusted EBITDA target and 50% for achievement of a return on net assets target. The performance period has been established by the Compensation Committee as December 1, 2005 through March 31, 2008. Payment will only be made after conclusion of the performance period and will paid as follows: 40% of the performance unit award upon achievement of 85% of the targets. 100% of the performance unit award upon achievement of 100% of the targets and up to 200% of the performance unit award upon achievement of 130% of the targets.
(2)	No units or shares were issued to eligible participants.
(3)	Pursuant to the terms of the 2004 Plan, Mr. Ulsh’s maximum Performance Award is capped at $2,000,000, which is less than 200% of the target performance unit award. Mr. Kupinsky resigned in March 2006 and has forfeited his award.

Employment Contracts, Termination of Employment and Change-in-Control Agreements

Gordon A. Ulsh (President and Chief Executive Officer)

Mr. Ulsh serves as our President and Chief Executive Officer pursuant to an employment agreement dated March 2, 2005. The agreement provides for Mr. Ulsh’s employment through February 2007 (subject to earlier termination under certain circumstances as described below). At the end of the two-year period and each anniversary thereafter, the agreement provides that the term will be automatically extended for one additional year unless either party provides advance written notice of non-renewal.

Pursuant to the terms of the agreement, Mr. Ulsh will receive annual base compensation of not less than $800,000 and a target bonus of 100% of base salary, which may be greater if justified by performance against goals established by the Compensation Committee of the Board. For fiscal 2006, Mr. Ulsh is guaranteed a minimum bonus of no less than $375,000, regardless of whether any performance goals are satisfied. Mr. Ulsh also received a bonus of $300,000 on the first day of his employment with us.

Mr. Ulsh received incentive compensation of 150,000 stock options at a per share exercise price equal to the fair market value of one share of our common stock on the date of grant and 30,000 restricted shares, both of which are subject to the terms and vesting schedules under the 2004 Plan and are contingent upon shareholder approval of the 2004 Plan.

Mr. Ulsh received inducement equity compensation of 80,000 stock options at a per share exercise price equal to the fair market value of one share of our common stock on the date of grant and 100,000 restricted shares, both of which will vest over a three-year period. Mr. Ulsh will receive, in accordance with our relocation policy, reimbursement for all reasonable expenses incurred in relocating himself and his family to Atlanta, Georgia.

Severance payments for a termination of Mr. Ulsh’s employment by us without cause or by Mr. Ulsh for good reason include earned but yet unpaid base salary through the date of termination, earned but unpaid bonus for the year prior to the year in which the date of termination occurs and any earned but unpaid vacation pay. Mr. Ulsh would also receive a pro-rata share of the bonus that would have been paid had he remained employed through the end of the fiscal year in which such termination occurs, and a lump sum payment equal to 200% of the sum of his annual base salary and target bonus.

Mr. Ulsh is entitled to a “gross-up payment” if any payment is subject to an excise tax under Section 4999 of the Internal Revenue Code of 1996, as amended.

Mr. Ulsh’s agreement contains provisions relating to non-competition during the term of employment, protection of our confidential information and intellectual property, and non-solicitation of our employees following termination of employment.

Francis M. Corby, Jr. (Executive Vice President and Chief Financial Officer)

Mr. Corby serves as our Chief Financial Officer and Executive Vice President pursuant to an employment agreement dated February 16, 2006. The agreement provides for Mr. Corby’s employment through March 2008 (subject to earlier termination under certain circumstances as described below). At the end of his employment period the agreement shall terminate unless our company provides Mr. Corby with at least 60 days prior written notice that we intend to renew or extend the agreement.

Pursuant to the terms of the agreement, Mr. Corby will receive annual base compensation of not less than $400,000 in the first year of the employment period, not less than $450,000 in the second year of the employment period and a target bonus of 50% of base salary for fiscal year 2007 and 100% of base salary for fiscal year 2008, which bonuses may be greater if justified by performance against goals established by the Compensation Committee of the Board of Directors. For fiscal 2007, Mr. Corby is guaranteed a minimum bonus of no less than $75,000, regardless of whether any performance goals are satisfied. Mr. Corby also received a performance bonus of $16,666.67 for fiscal 2006 and a signing bonus of $150,000, which must be repaid in full if Mr. Corby’s employment is terminated without good reason within six months of commencement, in connection with the commencement of his employment with our company. Mr. Corby will be eligible for a $150,000 bonus at the end of his employment period, provided that his employment with our company was not terminated for any reason other than good cause prior to the end of his employment period.

Mr. Corby received incentive compensation of stock options to acquire shares of our company’s common stock worth $200,000 at a per share exercise price equal to the fair market value of one share of our common stock on the date of grant which options vest at 100% on the secondary anniversary of the grant date, and $150,000 worth restricted shares of our stock, both of which are subject to the terms and vesting schedules under the 2004 Plan. Mr. Corby received, in accordance with our relocation policy, reimbursement for all reasonable expenses incurred in relocating to Atlanta, Georgia.

Severance payments for a termination of Mr. Corby’s employment without cause or by Mr. Corby for good reason include earned but yet unpaid base salary through the date of termination, earned but unpaid bonus for the year prior to the year in which the date of termination occurs and any earned but unpaid vacation pay. Mr. Corby would also receive 100% of the target bonus that would have been paid had he remained employed through the end of the fiscal year in which such termination occurs, and a lump sum payment equal to Mr. Corby’s base salary through the end of the employment period.

Mr. Corby’s agreement contains provisions relating to non-competition during the term of employment, protection of our confidential information and intellectual property, and non-solicitation of our Company’s employees following termination of employment.

Income Protection Plan

We have an Income Protection Plan which is intended to provide participants (including executive officers) with severance benefits in the event of termination of employment without cause or resignation under certain adverse circumstances. Under the plan, executive officers will receive twelve months of severance regardless of whether the executive officer obtains new employment within the twelve-month period. The plan previously provided 24 months of severance which would terminate or be reduced to the extent the executive officer obtained compensation from new employment during such 24-month period.

Executive and Management Incentive Compensation

Annual Incentives

In May 2002, the Board adopted an annual cash incentive plan, the Corporate Incentive Plan (“CIP”), which applies to the Chief Executive Officer, his direct reports and other senior managers and certain other managers and professionals located throughout the world. The CIP’s objective is to provide a competitive financial opportunity that will motivate key contributors to achieve or exceed our business plan. The CIP is a goal-driven plan based on annual financial performance that includes EBITDA, improvements in working capital and strategic and personal goals. The incentive compensation of the Chief Executive Officer under the CIP is based on global improvements in EBITDA, working capital, strategic goals and personal goals. Target incentive levels are established based on market competitive data and the functional responsibilities for the other participants in the CIP. The Board may approve discretionary payments under the CIP. No payments were made to the Chief Executive Officer or his direct reports for the fiscal year 2006.

For fiscal 2007, the Company implemented an Economic Profit Plan (“EP”), which replaces the CIP Plan. The EP is defined as the difference between EBITDA as adjusted for cash and taxes and the cost of capital employed to produce EBITDA. The budgeted EP contains stretch goals for EBITDA and working capital reductions. As the Company opted to forego merit increases for fiscal 2007, the EP provides the opportunity for all salaried North American employees to earn an incentive equal to 3% of the individual’s base salary upon the achievement of a midpoint between the actual fiscal 2006 and the stretch fiscal 2007 EP.

Long-Term Incentives

On October 13, 2004, the Board adopted the 2004 Plan to provide incentives and awards to our employees and directors, as well as certain of our consultants. See “—2004 Stock Incentive Plan.”

Retirement Plans

Cash Balance Plan

All employees earn benefits with every dollar they earn in eligible compensation. Contribution credits in the amount of 5% of eligible compensation are allocated to each employee’s account each month. These contribution credits earn interest, compounded daily, from the time they are allocated to the account. The interest credit for a given year is a fixed rate based on the yield rate of 30-year Treasury Bonds, as published in the month of November of the previous year. Effective May 15, 2006, we suspended future contributions to the cash balance plan.

In addition to the prior mentioned plan, Mr. Bregman has been grandfathered into the salaried component of the Exide Technologies Retirement Plan. There is an accrued benefit of $3,605.11 per month. The benefit is payable as a Single Life Annuity beginning the first of the month following the day he attains age 65. This benefit was frozen as of December 30, 2000 and no further benefits for Mr. Bregman or any of our other salaried employees have accrued under this component since that time.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee during fiscal 2006 or as of the date of this registration statement is or has been an officer or employee of the Company or any of its subsidiaries. No interlocking relationship exists between the members of the Company’s Board or Compensation Committee and the board of directors or compensation committee of any other company.

Equity Compensation Plan Information

The following table summarizes information, as of March 31, 2006, relating to equity compensation plans of the Company pursuant to which grants of options, restricted shares or other rights to acquire shares may be granted from time to time.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders (1)	1,157,080	$8.31	1,539,738
Equity compensation plans not approved by security holders (2)	80,000	$13.22	—
Total (3)	1,237,080	$8.63	1,539,738

(1)	Consists of our 2004 Stock Incentive Plan.
(2)	Consist of an increased grant of options to our Chief Executive Officer.
(3)	On August 22, 2006, the Shareholders approved an amendment to the 2004 Stock-Incentive Plan which increases by 4,000,000 the number of securities available for future awards.

2004 Stock Incentive Plan

On October 13, 2004, the board of directors adopted the 2004 Plan to provide incentives and awards to our employees and directors, as well as certain of our consultants. Under the 2004 Plan, all employees are eligible to receive awards. The 2004 Plan permits the granting of options, restricted shares and performance awards. The maximum number of shares that we may issue is 7,125,000 for all awards, but not more than 1,900,000 shares for restricted share and performance awards. As of March 31, 2006, we had granted 1,508,245 options and 515,739 shares of restricted stock to certain eligible employees.

Under the terms of the 2004 Plan, options are subject to a three-year vesting schedule and shares of restricted stock are subject to a five-year vesting schedule. The vesting schedules are subject to certain change in control provisions, including full vesting if an employee is terminated within 12 months of a change in control.

Also, pursuant to the 2004 Plan and as part of their annual compensation, each non-employee member of the our board of directors received options valued at $40,000 and shares of restricted stock valued at $20,000. Awards are subject to a one-year vesting period. The per share exercise price for the options and the restricted stock price are calculated based on a 10-day trailing average closing price of our common stock on the Nasdaq National Market immediately prior to the grant date.

The 2004 Plan and all awards granted thereunder were approved at our annual meeting on August 30, 2005. As a consequence, August 30, 2005 is the measurement date under SFAS No. 123, “Accounting for Stock-Based Compensation” for purposes of accounting for these awards. As provided for in SFAS No. 123, we utilize the intrinsic value method of expense recognition under APB Opinion No. 25.

PRINCIPAL STOCKHOLDERS

The table below sets forth certain information regarding the ownership of our common stock as of September 19, 2006 by: (1) each person or entity known by us to beneficially own five percent or more of a class of our voting equity, (2) each of the named executive officers and all members of our board of directors and (3) all members of our board of directors and our executive officers as a group. We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 60,703,053 shares of common stock outstanding at

September 19, 2006. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of September 19, 2006. We did not deem these shares outstanding, however, for purposes of computing the percentage ownership of any other person.

The information provided in the table below is based on our records, information filed with the SEC and information provided to us, except where otherwise noted. With respect to any of the information provided in the table which is based on the Stockholders’ Schedule 13D or 13G filed with the SEC prior to the consummation of our $75 million rights offering on September 18, 2006; such information does not reflect any shares that may have been acquired through the subscription of rights in the rights offering.

Principal Stockholders, Directors and Officers	Number of Shares	Percent of Class
Principal Stockholders
Jeffrey L. Gendell (1)	17,183,870	28.3%
c/o Tontine Capital Management, L.L.C. 55 Railroad Avenue, 3rd Floor Greenwich, CT 06830

Legg Mason Investment Trust, Inc. (2)	8,452,431	13.9%
100 Light Street Baltimore, MD 21202

Sterling Capital Management LLC (3)	3,459,939	5.7%
4064 Colony Road, Suite 300 Charlotte, NC 28211

Arklow Capital, LLC (8)	3,201,517	5.3%
237 Park Avenue New York, NY 10017

Directors and Officers (9)
Mitchell S. Bregman (10)	30,708	*
Neil S. Bright (11)	28,010	*
Herbert F. Aspbury	—	*

Principal Stockholders, Directors and Officers	Number of Shares	Percent of Class
Michael R. D’Appolonia (12)	17,630	*
Phillip A. Damaska (13)	29,720	*
David S. Ferguson (14)	13,170	*
Paul W. Jennings
Edward J. O’Leary (15)	45,514	*
John P. Reilly (16)	17,630	*
Michael P. Ressner (17)	13,085	*
Gordon A. Ulsh (18)	554,889	1.0%
Carroll R. Wetzel (19)	13,170	*
All Directors and Officers as a group (17 persons)	935,469	1.5%

*	Less than 1%.
(1)	The information reflects the Schedule 13D/A filed jointly by Tontine Capital Management, L.L.C., Tontine Partners, L.P., Tontine Capital Partners, L.P., Tontine Management, L.L.C., Tontine Overseas Associates, L.L.C., Tontine Capital Overseas Master Fund, L.P., Tontine Capital Overseas GP, L.L.C. and Jeffrey L. Gendell on September 20, 2006. Jeffrey L. Gendell (“Mr. Gendell”) is the managing member of Tontine Capital Management, L.L.C. (“TCM”), a Delaware limited liability company, the general partner of Tontine Capital Partners, L.P., a Delaware limited partnership (“TCP”). Mr. Gendell is the managing member of Tontine Management, L.L.C. (“TM”), a Delaware limited liability company, the general partner of Tontine Partners, L.P., a Delaware limited partnership (“TP”). Mr. Gendell is also the managing member of Tontine Overseas Associates, L.L.C., a Delaware limited liability company (“TOA”), the investment manager to Tontine Overseas Fund, Ltd., a Cayman Islands corporation (“TOF”) and certain separately managed accounts. Mr. Gendell is also the managing member of Tontine Capital Overseas GP, L.L.C., a Delaware limited liability company (“TLO”), the general partner of Tontine Capital Overseas Master Fund, L.P., a Cayman Islands Limited Partnership (“TMF”). Mr. Gendell indirectly owns 17,183,870 shares of Common Stock of which is made up of the following: TCP directly owns 8,002,971 shares of Common Stock; TP directly owns 5,798,717 shares of Common Stock; TMF beneficially owns 900,000 shares of Common Stock; TOF beneficially owns 2,389,305 shares of common stock and certain separately managed accounts own 92,877 shares of common stock. All of the foregoing shares of common stock may be deemed to be beneficially owned by Mr. Gendell. Mr. Gendell disclaims beneficial ownership of such shares of common stock for purposes of Section 16(a) of the Exchange Act, or otherwise, except as to securities representing Mr. Gendell’s pro rata interest in, and interest in the profits of, TCP, JP, TM, TOA, TMF, and TOF.
(2)	The information reflects the Schedule 13G filed by Legg Mason Investment Trust, Inc., on October , 2006. Legg Mason Investment Trust, Inc. is a registered investment company. Legg Mason Capital Management, Inc., a registered investment advisor, is the discretionary investment manager for Legg Mason Investment Trust, Inc.
(3)	The information reflects the Schedule 13G filed by Sterling Capital Management LLC on February 14, 2006. As of February 14, 2006, 3,459,939 shares of our common stock were beneficially owned by Sterling Capital Management LLC.
(8)	The information reflects the Schedule 13D/A filed by Arklow Capital, LLC on September 29, 2006. Based on Arklow’s purchase of shares through a private placement, effective September 18, 2006, 2,523,933 shares of our common stock were beneficially owned by Arklow Capital, LLC. including warrants exercisable into 677,584 shares of common stock held by Arklow Capital, LLC.
(9)	The address of each current director and officer is c/o Exide Technologies, 13000 Deerfield Parkway, building 200, Alpharetta, Georgia 30004.
(10)	Includes 13,320 options that have vested pursuant to the 2004 Stock Incentive Plan.
(11)	Includes 8,325 options that have vested pursuant to the 2004 Stock Incentive Plan.
(12)	Includes 7,785 options that have vested pursuant to the 2004 Stock Incentive Plan.
(13)	Includes 4,000 options that have vested pursuant to the 2004 Stock Incentive Plan.
(14)	Includes 5,673 options that have vested pursuant to the 2004 Stock Incentive Plan.
(15)	Includes 10,000 options that have vested pursuant to the 2004 Stock Incentive Plan.
(16)	Includes 7,785 options that have vested pursuant to the 2004 Stock Incentive Plan.
(17)	Includes 7,785 options that have vested pursuant to the 2004 Stock Incentive Plan.
(18)	Includes 50,000 options that have vested pursuant to the 2004 Stock Incentive Plan and 26,640 options that were granted as equity inducement compensation to Mr. Ulsh upon commencement of his employment.
(19)	Includes 5,673 options that have vested pursuant to the 2004 Stock Incentive Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On June 28, 2006, we entered into a Standby Purchase Agreement (the “Standby Agreement”) with Tontine Capital Partners, L.P. (“Tontine”), Arklow Capital, LLC (“Arklow”) and Legg Mason Investment Trust, Inc. (“Legg Mason”). Tontine and Arklow, or their affiliates, were owners of our common stock on June 28, 2006 and Legg Mason is currently an owner of our common stock. As of September 18, 2006, Tontine beneficially owned approximately 28.3% of our outstanding common stock, Legg Mason beneficially owned approximately 13.9% of our common stock and Arklow beneficially owned approximately 5.3% of our outstanding common stock (including through warrants Arklow owns). Under the Standby Agreement, Tontine, Legg Mason and Arklow agreed to certain standby commitments with regards to our $75.0 million rights offering to holders of our common stock (the “Rights Offering”). The subscription price in the Rights Offering was $3.50 per share, which was equal to 80% of the average closing price per share of our common stock for the 30-day-trading period ending July 6, 2006. Under the Standby Agreement, Tontine also agreed to purchase additional shares of our common stock for $3.50 per share. The Rights Offering and sale of additional shares to Tontine and Legg Mason closed on September 18, 2006 and resulted in the sale of 14,758,483, 8,452,431 and 1,574,641 shares of our common stock to Tontine, Legg Mason and Arklow, respectively, for $3.50 per share.

In connection with the Standby Agreement, we also entered into a registration rights agreement with Tontine, Arklow and Legg Mason. Pursuant to such registration rights agreement, we will register the resale of the shares of our common stock that Tontine, Arklow and Legg Mason hold.

DESCRIPTION OF OTHER OBLIGATIONS

Senior Credit Facility

General.    In May 2004, Exide Technologies (the “U.S. Borrower”) and Exide Global Holding Netherlands C.V. (the “European Borrower,” and together with the U.S. Borrower, the “Borrowers”) entered into a senior credit facility with Deutsche Bank AG New York Branch, Credit Suisse First Boston, Fleet Securities, Inc. and other lenders. The senior credit facility was amended November 10, 2004, February 14, 2005, February 24, 2005, June 14, 2005, June 29, 2005, January 25, 2006 and March 10, 2006. The senior credit facility provides for: (1) a $172.5 million term loan commitment to the U.S. Borrower, (2) a $172.5 million term loan commitment to the European Borrower, (3) a €130.0 million term loan commitment to the European Borrower and (4) a $100.0 million multicurrency facility revolving loan commitment, which includes a letter of credit sub-facility up to $50.0 million. We used the proceeds of the term portion of our senior credit facility to finance the repayment of our replacement DIP credit facility and to finance various costs and expenses associated with the exit financing and the Plan. We have accessed funds under our revolving loan facility to support certain of our environmental and workers’ compensation obligations and for general corporate purposes.

Interest Rates.    Borrowings under the senior credit facility which are maintained as Base Rate Loans (as defined in the senior credit facility) bear interest at a rate per annum equal to the sum of the base rate plus an applicable margin. Borrowings under the senior credit facility which are maintained as Eurodollar loans bear interest at a rate per annum equal to the sum of the Eurodollar rate plus an applicable margin. Borrowings under the senior credit facility which are Euro Denominated Revolving Loans or Euro Denominated Term Loans (as such terms are defined in the senior credit facility) bear interest at a rate per annum equal to the relevant applicable margin plus Euro LIBOR plus any costs imputed to any lender of compliance with any reserve asset requirements of the European Central Bank. As of June 30, 2006, borrowings under our senior credit facility bore interest at a weighted average rate of 10.5% per annum.

Security and Guarantees.     The U.S. Borrower’s domestic subsidiaries guarantee its obligations under the senior credit facility. The U.S. Borrower, all its domestic subsidiaries and most of the European Borrower’s foreign subsidiaries also guarantee the European Borrower’s obligations under the senior credit facility. However, the European Borrower and its subsidiaries (i.e., the U.S. Borrower’s foreign subsidiaries) do not guarantee the U.S. Borrower’s obligations under the senior credit facility. The obligations of the U.S. Borrower (both as a borrower and as a guarantor) and its domestic subsidiaries under the senior credit facility are secured by substantially all of their assets, including a pledge by the U.S. Borrower of the stock of the European Borrower (however, in the case of the obligations of the U.S. Borrower as a direct borrower under the senior credit facility, this pledge is limited to 65% of the stock of the European Borrower). Finally, the European Borrower and most of its subsidiaries have granted liens on certain of their assets to secure their respective obligations under the senior credit facility.

Covenants.

The senior credit facility contains certain customary covenants, including:

•	affirmative covenants requiring the U.S. Borrower to provide certain financial statements, monthly reports, financial projections, notices and officers’ certificates to the lenders and requiring each Borrower to maintain insurance on its properties, to comply in all material respects with applicable laws, to keep its material properties and equipment in good working order and condition and to satisfy in all material respects customary corporate formalities;

•	restrictive covenants, including limitations on other indebtedness, liens, investments, restricted payments, transactions with affiliates, mergers, capital expenditures and other matters customarily restricted in loan agreements; and

•	a financial covenant requiring the U.S. Borrower to maintain a minimum consolidated EBITDA for each fiscal quarter. The minimum consolidated EBITDA for the fiscal quarter ending June 30, 2006 was $105 million and the minimum increases to $110 million for the next fiscal quarter and then to $123 million beginning in the quarter ending December 31, 2006 and then to $150 million beginning in the quarter ending September 30, 2007.

Events of Default.    Our senior credit facility contains customary events of default, including, but not limited to, default in the payment of any principal when due, default in the payment of any interest or fees when such default continues for three or more business days, material inaccuracy of any representation or warranty, failure to comply with designated covenants, material default under other agreements, bankruptcy, ERISA events, failure of security documents to remain in full force and effect, invalidity of guaranties, judgments entered against the U.S. Borrower or any of its subsidiaries involving a liability equal to or in excess of $10 million in the aggregate and change of control. Certain of the defaults are subject to exceptions, materiality qualifiers and baskets.

Maturity.    Prior to the maturity date, revolving loans may be borrowed, repaid and reborrowed without penalty or premium. The revolving loan maturity date is May 5, 2009. The term loan maturity date is May 5, 2010. Repayments on term loans must be made every three months in amounts that increase over time.

Commitment Fees.    The Borrowers have jointly and severally agreed to pay a commitment fee to the lenders, which is calculated at a rate per annum based on a percentage of the difference between committed amounts and amounts actually borrowed under the revolving credit facilities. The commitment fee is payable quarterly in arrears and on any given day will be equal to (i) 1.00% per annum in the event that the unutilized portion of the revolver is more than 67% of the total commitment for the revolver, (ii) 0.750% per annum in the event that the unutilized portion of the revolver is more than 34% and less than or equal to 67% of the total commitment for the revolver and (iii) 0.500% per annum in the event that the unutilized portion of the revolver is less than or equal to 34% of the total commitment for the revolver.

Voluntary and Mandatory Prepayments.    We have the right to make voluntary prepayments at any time without premium or penalty, provided that appropriate notice of prepayment is given to the lenders and subject to certain provisions in the senior credit facility. We are required to repay amounts outstanding under the senior credit facility in certain circumstances, including:

•	100% of the net proceeds from certain asset sales, subject to certain exceptions;

•	100% of the net proceeds from the issuance of any equity or debt, subject to certain exceptions;

•	100% of insurance proceeds, subject to reinvestment provisions; and

•	a designated percentage of our excess cash flow.

Pension Underfunding and Liens

Our pension plans are currently significantly underfunded, $311.8 million as of March 31, 2006 on a GAAP basis. Based on current assumptions and regulatory requirements, our minimum future cash contribution requirements for our pension plans are expected to increase significantly in future fiscal years. The IRS has granted us a temporary waiver with respect to our minimum funding requirements, amounting to approximately $50.0 million, for our U.S. pension plans for calendar years 2003 and 2004. The temporary waiver defers our minimum contributions for those years and requires the contributions to be paid over a subsequent five-year period through 2010.

Based upon the temporary waiver and sensitivity to varying economic scenarios, we expect the cumulative minimum future cash contributions to our U.S. pension plans will total approximately $115.0 million to $165.0 million from fiscal 2007 to fiscal 2011, including $46.7 million in fiscal 2007.

We expect that cumulative contributions to our non U.S. pension plans will total approximately $84.0 million from fiscal 2007 to fiscal 2011, including $16.1 million in fiscal 2007.

Floating Rate Convertible Senior Subordinated Notes Due 2013

Concurrently with the offering of the outstanding notes on March 18, 2005, we separately offered $60.0 million aggregate principal amount of our floating rate convertible senior subordinated notes due 2013.

The convertible notes may be converted, at the option of the holder, prior to the close of business on the maturity date at the current conversion price of $16.42 per share based upon a dilution adjustment as a result of the $75 million rights offering expected to expire on September 14, 2006, which is equal to a conversion rate of 57.5705 shares per each $1,000 principal amount of the notes, subject to adjustment as described in the prospectus governing the convertible notes. Upon a change of control, under certain circumstances, we will (1) decrease the conversion price as described in the prospectus governing the convertible notes for holders converting their notes in connection with such change in control or (2) elect to adjust the conversion rate and the related conversion obligation so that the notes are convertible into shares of the acquiring or surviving company.

The convertible notes bear interest at a per annum rate equal to 3-month LIBOR, adjusted quarterly, minus a spread of 1.50%; notwithstanding any quarterly adjustments of the interest rate, the interest rate borne by the notes will never be less than zero. We pay interest on the convertible notes on June 15, September 15, December 15 and March 15 of each year. The convertible notes will mature on September 18, 2013.

The convertible notes are our general unsecured obligations, subordinate in right of payment to all of our existing and future senior indebtedness and equal in right of payment with all our future senior subordinated indebtedness and senior to all of our existing and future subordinated debt. In addition, the convertible notes are structurally subordinated to all of the existing and future debt and other liabilities of our subsidiaries.

DESCRIPTION OF THE NOTES

The Company issued the notes under an indenture (the “Indenture”) between it and U.S. Bank National Association (as successor to SunTrust Bank), as trustee (the “Trustee”) and collateral agent (the “Collateral Agent”). The following is a summary of the material provisions of the Indenture. It does not include all of the provisions of the Indenture. We urge you to read the Indenture because it defines your rights. The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”). A copy of the Indenture may be obtained from the Company or the initial purchasers. You can find definitions of certain capitalized terms used in this description under “—Certain Definitions.” For purposes of this section, references to the “Company” include only Exide Technologies, and not its Subsidiaries. Unless otherwise required by the context, references in this description to the “notes” include the notes issued to the initial purchasers in a private transaction that was not subject to the registration requirements of the Securities Act and the exchange notes, which have been registered under the Securities Act.

The Company issued the notes in fully registered form in denominations of $1,000 and integral multiples thereof. The Trustee will initially act as Paying Agent and Registrar for the notes. The notes may be presented for registration or transfer and exchange at the offices of the Registrar. The Company may change any Paying Agent and Registrar without notice to holders of the notes (the “Holders”). The Company will pay principal (and premium, if any) on the notes at the Trustee’s corporate office or agency in New York, New York. At the Company’s option, interest may be paid at the Trustee’s corporate trust office or agency or by check mailed to the registered address of Holders. Any notes that remain outstanding after the completion of the exchange offer, together with the exchange notes issued in connection with the exchange offer, will be treated as a single class of securities under the Indenture.

Ranking

The notes are the senior secured obligations of the Company, ranking equally in right of payment with all other senior obligations of the Company. The notes are secured by a junior priority Lien to the extent described under “—Security.” As of August 4, 2006, the Company had approximately $333.6 million of senior priority debt outstanding and approximately $9.3 million of unused commitments, net of outstanding letters of credit, under the Credit Agreement. In addition, due to the underfunded status of our U.S. pension plans, we granted to the PBGC liens to secure our minimum future cash contributions to such plans amounting to approximately $50.0 million for calendar years 2003 and 2004. The liens to the PBGC rank junior in priority to the liens securing our senior credit facility and senior in priority to the liens securing the notes. The notes are structurally subordinated to all liabilities of our non-Guarantor Subsidiaries. As of the date of this registration statement none of the Company’s Subsidiaries Guarantee the notes. As of and for the fiscal year ended June 30, 2006, our Subsidiaries represented in the aggregate approximately 61% of our consolidated net sales and 68% of our consolidated total assets. As of June 30, 2006, the liabilities, including trade payables, of our subsidiaries were approximately $1,037.3 million.

Principal, Maturity and Interest

The notes are limited to $400.0 million in aggregate principal amount. Notes in an aggregate principal amount of $290.0 million were issued on March 18, 2005. The notes mature on March 15, 2013. Additional notes may be issued from time to time, subject to the limitations set forth under “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness.” Interest on the notes accrues at the rate of 10 1/2% per annum and is payable semiannually in cash on each March 15 and September 15, commencing on September 15, 2005, to the persons who are registered Holders at the close of business on the March 1 and September 1 immediately preceding the applicable interest payment date. Interest on the notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

The notes are not entitled to the benefit of any mandatory sinking fund.

Security

The Obligations under the notes are secured by a junior priority Lien on all of the assets of the Company and the Company’s domestic subsidiary guarantors of the Credit Agreement that are pledged from time to time by the Company and the Company’s domestic subsidiary guarantors of the Credit Agreement to secure their Obligations under the Credit Agreement (other than the Company’s and its domestic subsidiaries’ guarantee of Foreign Subsidiary obligations) and the interest rate protection and other hedging agreements permitted thereunder, whether now owned or hereafter acquired, including, without limitation, receivables, goods, inventory, equipment, real estate, material leasehold interests, contracts, patents, copyrights, trademarks and other intellectual property and including a pledge of 65% of the stock of their respective direct Foreign subsidiaries (collectively, the “Collateral”). The Collateral does not include (A) assets of the Company and its domestic Subsidiaries located outside of the United States; (B) assets of the Company’s Foreign Subsidiaries, including the stock of other Foreign Subsidiaries; (C) the remaining 35% of the stock of the Company’s direct Foreign Subsidiaries or the remaining 35% of the stock of the direct Foreign Subsidiaries of the Company’s domestic subsidiary guarantors of the Credit Agreement; (D) the stock of the Company’s indirect Foreign Subsidiaries or indirect Foreign Subsidiaries of the Company’s domestic subsidiary guarantors of the Credit Agreement; or (E) proceeds and products from any and all of the foregoing excluded collateral described in clauses (A) through (D) above (collectively, the “Excluded Collateral”).

The Lien on the Collateral is a junior priority perfected security interest (to the extent contemplated by the Security Documents and the Indenture), and ranks junior to the senior priority Liens in effect from time to time pursuant to the Credit Agreement, the PBGC Liens, if any, and other permitted encumbrances, including Permitted Liens.

Release of Liens.    The Liens on the Collateral securing the notes will be released:

(1) in whole upon payment in full of all amounts due in respect of the notes;

(2) in part, as to any property constituting Collateral that is owned or at any time acquired by a subsidiary of the Company that has been released from its Subsidiary Guarantee in accordance with the Indenture, concurrently with the release thereof, unless that Collateral secures the Credit Agreement;

(3) in whole upon satisfaction and discharge of the Indenture in accordance with the terms of the Indenture; or

(4) in whole upon a Legal Defeasance or Covenant Defeasance in accordance with the terms of the Indenture as described below.

In addition to the release provisions described above, the Liens will be released with respect to any asset constituting Collateral:

(1) that is sold or otherwise disposed of by the Company or any Guarantor to a Person other than the Company or a Guarantor in a transaction permitted by the Indenture and the Security Documents at the time of such sale or disposition; or

(2) other than as described above, that is released from its Lien under the Credit Agreement and the Security Documents; or

(3) if the Company or any Guarantor provides substitute assets with at least an equivalent fair value, as determined in good faith by the Board of Directors of the Company, and such assets are made subject to the Lien securing the notes in accordance with the Security Documents.

The Liens granted on Collateral consisting of personal property was granted pursuant to a security agreement between the Company and the Trustee. The Liens granted on Collateral consisting of real property, fixtures and proceeds thereof were granted pursuant to mortgages, deeds of trust or deeds to secure debt in favor of the Trustee. The Company and the Trustee entered into the Intercreditor Agreement with representatives of the holders of Indebtedness secured by a senior priority Lien on the Collateral, including the collateral agent under the secured Credit Agreement, for the purpose of establishing the relative priorities of the claims of the creditors in the Collateral and establishing their relative rights and remedies in respect of the Collateral. The agreement provides that the claims of the Holders of the notes in the Collateral rank junior to the claims of the holders of senior priority Liens on the Collateral. In an insolvency proceeding, the holders of senior priority Liens on the Collateral will have rights regarding the Collateral that the Trustee and the Holders of the notes will not have and monies collected by the Trustee on behalf of the Holders of the notes must be turned over to the holders of senior priority claims in the Collateral until those creditors are fully paid.

The Indenture provides that the Company will comply with the applicable provisions of the Trust Indenture Act as they relate to the Collateral.

To the extent applicable, the Company will cause §313(b) of the TIA, relating to reports, and §314(d) of the TIA, relating to the release of property and to the substitution therefor of any property to be pledged as collateral for the notes, to be complied with. Any certificate or opinion required by §314(d) of the TIA may be made by an Officer of the Company except in cases where §314(d) requires that such certificate or opinion be made by an independent engineer, appraiser or other expert, who shall be reasonably satisfactory to the Collateral Agent. Notwithstanding anything to the contrary in this paragraph, the Company will not be required to comply with all or any portion of §314(d) of the TIA if it determines, in good faith based on advice of counsel, that under the terms of §314(d) and/or any interpretation or guidance as to the meaning thereof of the Commission and its staff, including “no action” letters or exemptive orders, all or any portion of §314(d) is inapplicable.

Priority; Sharing of Collateral.    Decisions regarding enforcement of claims in the Collateral and related matters will, subject to applicable law, be determined exclusively by the creditors holding the senior priority Liens on the Collateral. The interests of holders of the senior priority Liens may diverge from those of the Holders of the notes. For example, it may be in the best interest of a holder of a senior priority Lien to seek an expeditious sale of collateral, while it may be in the best interest of a holder of a junior priority Lien to delay the sale. In that event, the holder of the senior priority Lien will have the right to direct a sale.

Any Collateral securing the notes offered hereby may be shared by any Indebtedness, including additional notes issued under the Indenture governing the notes, incurred after the date of the Indenture provided such Indebtedness (i) shall be Senior Indebtedness of the Company and (ii) is incurred in accordance with the Indenture, including the covenant described under “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness” and the Lien is incurred in accordance with the covenant described under “Certain Covenants—Limitation on Liens.” There can be no assurance that there will be a proportionate increase in the value of the Collateral as a percentage of the aggregate principal amount of outstanding notes.

Without limiting the effect of the provisions described above under “—Release of Liens,” the Indenture provides that the Company may dispose of its properties free from the Liens of the Security Documents without obtaining any consent or release from the Trustee so long as it complies with the requirements of the Security Documents and the Indenture and any applicable appraisal and other requirements of the TIA.

Neither the Trustee nor the collateral agent under the Credit Agreement, nor any of their respective officers, directors, employees, attorneys or agents, are responsible for the existence, genuineness, value or protection of any Collateral, for the legality, enforceability, effectiveness or sufficiency of the Security Documents, for the creation, perfection, priority, sufficiency or protection of any Lien or for any failure to demand, collect, foreclose or realize upon or otherwise enforce any of the Lien or Security Documents or for any delay in doing so.

Sufficiency of Collateral.    The fair market value of the Collateral is subject to fluctuations based on factors that include, among others, the condition of the battery industry, the ability to sell the Collateral in an orderly sale, the condition of the international, national and local economies, the availability of buyers and similar factors. In the event of foreclosure on the Collateral, the proceeds from the sale of the Collateral may not be sufficient to satisfy in full the Company’s obligations under the Credit Agreement, any other senior priority indebtedness and the notes. The amount to be received upon such a sale would be dependent upon numerous factors, including but not limited to the timing and manner of the sale. In addition, the book value of the Collateral should not be relied on as a measure of realizable value for such assets. Proceeds from any sale of the Collateral generally will be used first to satisfy payments due to holders of senior priority Liens. If the proceeds from the Collateral are not sufficient to pay such amounts, then noteholders will have only an unsecured claim against our remaining assets.

By its nature, portions of the Collateral may be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the Collateral can be sold in a short period of time in an orderly manner. To the extent that third parties, including lenders under the Credit Agreement, enjoy Liens permitted by the Indenture, such third parties may have rights and remedies with respect to the assets or property subject to such Liens that, if exercised, could adversely affect the value of the Collateral. In addition, in the event of a bankruptcy, the ability of the Holders of the notes to realize upon any of the Collateral may be subject to certain bankruptcy limitations. See “Risk Factors—Bankruptcy law could prevent the trustee from repossessing and disposing of, or otherwise exercising remedies in respect of, the collateral upon the occurrence of an event of default if a bankruptcy proceeding were to be commenced by or against us prior to the trustee having repossessed and disposed of, or otherwise exercised remedies in respect of, the collateral.”

The Collateral securing the notes is subject to any and all exceptions, defects, encumbrances, liens and other imperfections as may be accepted by the lenders under the secured Credit Agreement and other holders of senior priority Liens on the Collateral from time to time.

Pursuant to the Intercreditor Agreement, the lenders under the Credit Agreement have the right to direct the Collateral Agent with respect to decisions relating to the exercise of remedies under the Security Documents, including whether to foreclose on the Collateral following a default on the notes and the junior Lien will not entitle the Trustee or the Holders of the notes to take any action whatsoever with respect to the Collateral. As a result neither the Trustee nor the Holders of the notes will be able to force a sale of the Collateral or otherwise exercise remedies normally available to secured creditors without the consent of the lenders under the Credit Agreement. Net proceeds of any sales of Collateral from an enforcement action are applied to satisfy obligations under the Credit Agreement and any other obligations secured by senior priority Liens (including the PBGC Liens, if any) prior to being applied to satisfy the obligations under the notes and any other obligations secured by junior priority Liens. Amendments to the Intercreditor Agreement necessary to permit the incurrence of additional indebtedness secured by the Collateral and to add additional secured parties thereto may be made without the consent of the Trustee or the Holders of the notes, insofar as the foregoing is not prohibited by the Indenture.

Redemption

Optional Redemption after March 15, 2009.    Except as described below, the notes are not redeemable before March 15, 2009. Thereafter, the Company may redeem the notes at its option, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on of the year set forth below:

Year	Percentage
2009	105.250%
2010	102.625%
2011 and thereafter	100.000%

In addition, the Company must pay accrued and unpaid interest on the notes redeemed to but not including the date of redemption.

Optional Redemption upon Qualified Equity Offerings.    At any time, or from time to time, on or prior to March 15, 2008, the Company may, at its option, use the net cash proceeds of one or more Qualified Equity Offerings (as defined below) to redeem up to 35% of the principal amount of the notes issued under the Indenture at a redemption price of 110.5% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to but not including the date of redemption; provided that

(1) at least 65% of the principal amount of notes issued under the Indenture remains outstanding immediately after any such redemption; and

(2) the Company issues a redemption notice not more than 60 days after the consummation of any such Qualified Equity Offering.

“Qualified Equity Offering” means the issuance or sale of Qualified Capital Stock of the Company (other than an issuance or sale to a Subsidiary of the Company).

The Company may acquire notes by means other than a redemption, whether by tender offer, open-market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.

Optional Redemption with Make Whole Payment.    At any time prior to March 15, 2009 the Company may redeem all or part of the notes upon not less than 30 nor more than 60 days’ prior notice at a redemption price equal to the sum of (i) 100% of the principal amount thereof, plus (ii) the Applicable Premium as of the date of the redemption, plus (iii) accrued and unpaid interest on the notes, if any, to but not including the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Selection and Notice of Redemption

In the event that the Company chooses to redeem less than all of the notes, selection of the notes for redemption will be made by the Trustee either

(1) in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed; or

(2) on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

No notes of a principal amount of $1,000 or less shall be redeemed in part. If a partial redemption is made with the proceeds of a Qualified Equity Offering, the Trustee will select the notes only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures). Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address. If any note is to be redeemed in part only, then the notice of redemption that relates to such note must state the portion of the principal amount thereof to be redeemed. A new note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original note. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price.

Change of Control

Upon the occurrence of a Change of Control, each Holder will have the right to require that the Company purchase all or a portion of such Holder’s notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued interest to but not including the date of purchase.

Within 30 days following the date upon which the Change of Control occurred, the Company must send, by first-class mail, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 45 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). Holders electing to have a note purchased pursuant to a Change of Control Offer will be required to surrender the note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all notes validly tendered and not withdrawn under such Change of Control Offer or if a notice of redemption has been given pursuant to the Indenture as described above under the caption “Redemption.” A Change of Control Offer may be made in advance of a Change of Control and conditioned upon the Change of Control if a definitive agreement relating to such Change of Control is entered into at or prior to the time of making the Change of Control Offer.

If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control purchase price for all the notes that might be delivered by Holders seeking to accept the Change of Control Offer. In the event the Company is required to purchase outstanding notes pursuant to a Change of Control Offer, the Company expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing.

Neither the Board of Directors of the Company nor the Trustee may waive the covenant relating to a Holder’s right to redemption upon a Change of Control. Restrictions in the Indenture described herein on the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness, to grant Liens on its property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management of the Company. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the notes, and there can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries by the management of the Company. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Change of Control” provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Change of Control” provisions of the Indenture by virtue thereof.

Certain Covenants

The Indenture contains, among others, the following covenants:

Limitation on Incurrence of Additional Indebtedness.    (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to or otherwise become responsible for payment of (collectively, “incur”)

any Indebtedness (other than Permitted Indebtedness); provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, the Company or any of its Restricted Subsidiaries may incur (x) Subordinated Indebtedness (including, without limitation, Acquired Indebtedness that constitutes Subordinated Indebtedness) if on the date of the incurrence of such Subordinated Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of the Company would have been greater than 2.25 to 1.0 (the “Fixed Charge Coverage Ratio Provision”) and (y) non-Subordinated Indebtedness (including Acquired Indebtedness that constitutes non-Subordinated Indebtedness) if on the date of the incurrence of such non-Subordinated Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charged Coverage Ratio of the Company would have been greater than 2.25 to 1.0 and the Consolidated Senior Leverage Ratio of the Company would have been less than 4.75 to 1.0.

(b) Notwithstanding the foregoing, if the notes do not have the Minimum Rating at the time of the incurrence of Indebtedness pursuant to the Fixed Charge Coverage Ratio Provision of clause (a) above by a Restricted Subsidiary that is not a Guarantor then the aggregate amount of Indebtedness (other than Permitted Indebtedness) that may be incurred by a Restricted Subsidiary that is not a Guarantor pursuant to the Fixed Charge Coverage Ratio Provision of clause (a) above shall not exceed, taken together with any other Indebtedness incurred pursuant to the Fixed Charge Coverage Ratio Provision of clause (a) above by the Company’s Restricted Subsidiaries that are not Guarantors and then outstanding, $150.0 million less the aggregate amount of Indebtedness incurred by the Company’s Restricted Subsidiaries that are not Guarantors pursuant to clause (15) of the definition of Permitted Indebtedness and then outstanding.

(c) The Company will not, and will not permit any Guarantor to, directly or indirectly, incur any Indebtedness which by its terms (or by the terms of any agreement governing such Indebtedness) is expressly subordinated in right of payment to any other Indebtedness of the Company or such Guarantor, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate to the notes or the applicable Guarantee, as the case may be, to the same extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Company or such Guarantor, as the case may be. For purposes of the foregoing, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of the Company or any Guarantor solely by virtue of such Indebtedness being unsecured or by virtue of the fact that the holders of such Indebtedness have entered into one or more intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

Limitation on Restricted Payments.    The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company) on or in respect of shares of the Company’s Capital Stock to holders of such Capital Stock;

(2) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company;

(3) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness; or

(4) make any Investment (other than Permitted Investments)

(each of the foregoing actions set forth in clauses (1), (2), (3) and (4) being referred to as a “Restricted Payment”);

if at the time of such Restricted Payment or immediately after giving effect thereto,

(i) a Default or an Event of Default shall have occurred and be continuing;

(ii) the Company is not able to incur at least $1.00 of additional Subordinated Indebtedness (other than Permitted Indebtedness) in compliance with the “Limitation on Incurrence of Additional Indebtedness” covenant; or

(iii) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined in good faith by the Board of Directors of the Company) shall exceed the sum of

(u) 50% of Consolidated Net Income for the period (taken as one accounting period) commencing on the first day of the fiscal quarter beginning following the quarter in which the Issue Date occurs to and including the last day of the fiscal quarter ended immediately prior to the date of such calculation for which internal financial statements are available (or, if such Consolidated Net Income shall be a deficit, minus 100% of such aggregate deficit), plus

(v) 100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Board of Directors of the Company, of property and marketable securities received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to the Issue Date and on or prior to the date the Restricted Payment occurs (the “Reference Date”) of Qualified Capital Stock of the Company (but excluding any debt security that is convertible into, or exchangeable for, Qualified Capital Stock); plus

(w) without duplication of any amounts included in clause (iii)(v) above, 100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Board of Directors of the Company, of property and marketable securities of any equity contribution received by the Company from a holder of the Company’s Capital Stock subsequent to the Issue Date and on or prior to the Reference Date (excluding, in the case of clauses (iii)(v) and (w), any net cash proceeds from a Qualified Equity Offering to the extent used to redeem the notes in compliance with the provisions set forth under “—Redemption—Optional Redemption upon Qualified Equity Offerings”); plus

(x) 100% of the aggregate amount by which Indebtedness (other than any Subordinated Indebtedness) incurred by the Company or any Restricted Subsidiary subsequent to the Issue Date is reduced on the Company’s balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) into Qualified Capital Stock (less the amount of any cash, or the fair value of assets, distributed by the Company or any Restricted Subsidiary upon such conversion or exchange), plus

(y) 100% of the aggregate amount received in cash and the fair market value, as determined in good faith by the Board of Directors of the Company, of property and marketable securities received by means of (A) the sale or other disposition (other than to the Company or a Restricted Subsidiary) of all or any portion of any Restricted Investments made by the Company or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Company or its Restricted Subsidiaries and repayments of or interest payments made in respect of any loans or advances which constitute Restricted Investments by the Company or its Restricted Subsidiaries or any dividends or other distributions made or payments made with respect to any Restricted Investment by the Company or any Restricted Subsidiary or (B) the sale (other than to the Company or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary or a dividend from an Unrestricted Subsidiary, plus

(z) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger or consolidation of an Unrestricted Subsidiary into the Company or a Restricted Subsidiary or the transfer of assets of an Unrestricted Subsidiary to the Company or a Restricted Subsidiary, the fair market value of the Investment in such Unrestricted Subsidiary, as determined in good faith by the Board of Directors of the Company at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, consolidation or transfer of assets.

provided, however, that the sum of clauses (y) and (z) above shall not exceed the aggregate amount of all such Investments made subsequent to the Issue Date.

Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:

(1) the payment of any dividend or other distribution within 60 days after the date of declaration of such dividend or other distribution if the dividend or other distribution would have been permitted on the date of declaration;

(2) if no Default or Event of Default shall have occurred and be continuing, the acquisition of any shares of Capital Stock of the Company either (i) solely in exchange for shares of Qualified Capital Stock of the Company or (ii) through the application of net proceeds of a substantially concurrent sale (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company;

(3) if no Default or Event of Default shall have occurred and be continuing, the acquisition of any Subordinated Indebtedness either (i) solely in exchange for shares of Qualified Capital Stock of the Company or (ii) through the application of net proceeds of a substantially concurrent sale (other than to a Subsidiary of the Company) of (a) shares of Qualified Capital Stock of the Company, (b) Refinancing Indebtedness or (c) upon a Change of Control or in connection with an Asset Sale to the extent required by the agreement governing such Subordinated Indebtedness but only if the Company shall have complied with the covenants described under “Change of Control” and “—Limitation on Asset Sales” and purchased all Notes validly tendered pursuant to the relevant offer prior to redeeming such Subordinated Indebtedness; and

(4) so long as no Default or Event of Default shall have occurred and be continuing, repurchases by the Company of Capital Stock of the Company from current or former officers, directors, employees and consultants of the Company or any of its Subsidiaries or their authorized representatives (or their transferees, estates or beneficiaries under their estates) upon the death, disability, severance or termination of employment of such employees or termination of their seat on the board of the Company or any Subsidiary in an aggregate amount not to exceed $2.5 million in any calendar year with unused amounts being available to be used in succeeding calendar years subject to a maximum of $5.0 million in any calendar year (without giving effect to clauses (B) and (C),)) plus (B) the amount of any net cash proceeds received by or contributed to the Company from the issuance and sale after the Issue Date of Qualified Capital Stock of the Company to its officers, directors, employees or consultants, plus (C) the net cash proceeds of any “key-man” life insurance policies;

(5) repurchases of Capital Stock deemed to occur upon the exercise of stock options if the Capital Stock represents a portion of the exercise price thereof;

(6) the declaration and payment of regularly scheduled or accrued dividends or distributions to (i) the holders of any class or series of Disqualified Capital Stock of the Company or any Restricted Subsidiary issued on or after the date of the Indenture in accordance with the Consolidated Fixed Charge Coverage Ratio Provision described above under “—Limitation on Incurrence of Additional Indebtedness” or (ii) the holders of any class or series of Preferred Stock of the Company issued after the date of the Indenture; provided that (x) at the time of such issuance and after giving pro forma effect thereto treating the aggregate liquidation preference of such Preferred Stock as Indebtedness, the Company would have been able to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio Provision described above under the caption “—Limitation on Incurrence of Additional Indebtedness” and (y) the net cash proceeds of such issuance of Preferred Stock shall be excluded from clause (iii)(v) above;

(7) Investments that are made with Excluded Contributions;

(8) the repurchase, redemption or other acquisition for value of Capital Stock of the Company representing fractional shares of such Capital Stock in connection with a merger, consolidation, amalgamation or other combination involving the Company; and

(9) so long as no Default or Event of Default shall have occurred and be continuing, other Restricted Payments, in an aggregate amount which, when taken together with all other Restricted Payments pursuant to this clause (9), does not exceed $10.0 million.

In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (iii) of the immediately preceding paragraph, amounts expended pursuant to clause (1) and, to the extent of any proceeds that increase the amount available for Restricted Payments pursuant to (iii)(v) above, (2)(ii) and (3)(ii)(a) shall be included in such calculation.

Limitation on Asset Sales.    The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless

(1) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Company’s Board of Directors);

(2) at least 75% of the consideration received by the Company or such Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash or Cash Equivalents; provided that the following shall be deemed to be cash for purposes of this provision;

(a) the fair market value of (i) any assets (other than securities) received by the Company or any Restricted Subsidiary to be used by it in a Permitted Business and (ii) Capital Stock in a Person that is a Restricted Subsidiary or in a Person engaged in a Permitted Business that shall become a Restricted Subsidiary immediately upon the acquisition of such Person;

(b) any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received since the date of the Indenture pursuant to this clause (b) that is at that time outstanding, not to exceed $25.0 million at the time of the receipt of such Designated Noncash Consideration (with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value);

(c) the amount of any securities, notes or other obligations received from such transferee that are within 180 days converted by the Company or such Restricted Subsidiary to cash; and

(d) the amount of any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the notes or any Guarantee of a Guarantor) that are assumed by the transferee of any such assets; and

(3) upon the consummation of an Asset Sale, the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 364 days of receipt thereof either:

(a) to permanently reduce Indebtedness or other obligations that are subject to any Prior Lien Agreement and, in the case of any Indebtedness under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility (or, effect such a permanent reduction in availability thereunder regardless of the fact that no prepayment may be required);

(b) to make an investment in properties or assets used or useful in a Permitted Business;

(c) to make capital expenditures; and/or

(d) a combination of prepayment and investment permitted by the foregoing clauses (3)(a), 3(b) and (3)(c).

Pending the final application of such Net Cash Proceeds, the Company may temporarily reduce borrowings under the Credit Agreement or any other revolving credit facility. On the 365th day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (3)(a), (3)(b), 3(c) and (3)(d) of the preceding paragraph (each, a “Net Proceeds Offer Trigger Date”), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (3)(a), (3)(b), 3(c) and (3)(d) of the preceding paragraph (each, a “Net Proceeds Offer Amount”) shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase (the “Net Proceeds Offer”) to all Holders and, to the extent required by the terms of any Pari Passu Indebtedness, to all holders of such Pari Passu Indebtedness, on a date (the “Net Proceeds Offer Payment Date”) not less than 30 nor more than 45 days following the applicable Net Proceeds Offer Trigger Date, from all Holders (and holders of any such Pari Passu Indebtedness) on a pro rata basis, that amount of Notes (and Pari Passu Indebtedness) equal to the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the notes (and Pari Passu Indebtedness) to be purchased, plus accrued and unpaid interest thereon, if any, to but not including the date of purchase; provided, however, that if at any time any non-cash consideration received by the Company or any Restricted Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant.

The Company may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $20.0 million resulting from one or more Asset Sales (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $20.0 million, shall be applied as required pursuant to the preceding paragraph).

Each Net Proceeds Offer will be mailed to the record Holders as shown on the register of Holders following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent Holders properly tender notes and holders of Pari Passu Indebtedness properly tender such Pari Passu Indebtedness in an amount exceeding the Net Proceeds Offer Amount, the tendered notes and Pari Passu Indebtedness will be purchased on a pro rata basis based on the aggregate amounts of notes and Pari Passu Indebtedness tendered (and the Trustee shall select the tendered notes of tendering Holders on a pro rata basis based on the amount of Notes tendered). A Net Proceeds Offer shall remain open for a period of 20 Business Days or such longer period as may be required by law. If any Net Cash Proceeds remain after the consummation of any Net Proceeds Offer, the Company may use those Net Cash Proceeds for any purpose not otherwise prohibited by the Indenture. Upon completion of each Net Proceeds Offer, the amount of Net Cash Proceeds will be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Asset Sale” provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Asset Sale” provisions of the Indenture by virtue thereof.

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.    The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to

(1) pay dividends or make any other distributions on or in respect of its Capital Stock;

(2) make loans or advances to the Company or any other Restricted Subsidiary or pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary of the Company; or

(3) transfer any of its property or assets to the Company or any other Restricted Subsidiary of the Company,

except in each case for such encumbrances or restrictions existing under or by reason of

(a) applicable law;

(b) the Indenture;

(c) customary non-assignment provisions of any contract or any lease governing a leasehold interest of any Restricted Subsidiary of the Company;

(d) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(e) agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date;

(f) the Credit Agreement;

(g) restrictions on the transfer of assets subject to any Lien permitted under the Indenture imposed by the holder of such Lien;

(h) restrictions imposed by any agreement to sell assets or Capital Stock permitted under the Indenture to any Person pending the closing of such sale;

(i) any Purchase Money Note or other Indebtedness or contractual requirements incurred with respect to a Qualified Receivables Transaction relating exclusively to a Receivables Entity that, in the good faith determination of the Board of Directors, are necessary to effect such Qualified Receivables Transaction;

(j) customary provisions in joint venture agreements, partnership agreements, limited liability company, organizational and governance documents or other similar agreements (in each case relating solely to the respective joint venture, partnership, limited liability company or similar entity or the equity interests therein) entered into in the ordinary course of business;

(k) an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clauses (b), (d), (e) and (g) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are not materially less favorable on the whole to the Company as determined by the Board of Directors of the Company in its reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clauses (b), (d), (e) and (g);

(l) any other agreement governing Indebtedness entered into after the Issue Date that contains encumbrances and restrictions (x) that are not materially more restrictive than those in effect on the Issue Date with respect to that Restricted Subsidiary pursuant to agreements in effect on the Issue Date, (y) with respect to any Indebtedness incurred pursuant to clauses (14) and (15) of the definition of Permitted Indebtedness and the Consolidated Fixed Charge Coverage Ratio Provision of the covenant described under “—Limitation on Incurrence of Additional Indebtedness,” that are not materially more restrictive than those imposed pursuant to the Credit Agreement as in effect on the Issue Date (which may result in encumbrances upon a Restricted Subsidiary so long as such encumbrances or restrictions are not materially more restrictive taken as a whole than the comparable encumbrances or restrictions that are applicable to the Company) or (z) that are not expected to make the Company unable to make principal or interest payments on the notes, as determined in good faith by the Board of Directors of the Company;

(m) Purchase Money Indebtedness or Capitalized Lease Obligations incurred in compliance with the covenant described under “—Limitation on Incurrence of Additional Indebtedness”; and

(n) restrictions on cash or other deposits or net worth imposed by suppliers, customers or landlords under contracts entered into in the ordinary course of business.

Limitation on Preferred Stock of Restricted Subsidiaries.    The Company will not permit any of its Restricted Subsidiaries that are not Guarantors to issue any Preferred Stock (other than to the Company or to a Wholly Owned Restricted Subsidiary of the Company) or permit any Person (other than the Company or a Wholly Owned Restricted Subsidiary of the Company) to own any Preferred Stock of any Restricted Subsidiary that is not a Guarantor of the Company.

Limitation on Liens.    The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens (the “Initial Lien”), other than Permitted Liens, of any kind against or upon any property or assets of the Company or any of its Restricted Subsidiaries whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom unless such Lien relates to assets not constituting Collateral and:

(1) in the case of Liens securing Subordinated Indebtedness, the notes or the Guarantee of such Guarantor, as the case may be, are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; and

(2) in all other cases, the notes or the Guarantee of such Guarantor, as the case may be, are equally and ratably secured.

Any Lien created for the benefit of the Holders of the notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically released and discharged upon the release and discharge of the Initial Lien.

Merger, Consolidation and Sale of Assets.    The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company’s assets (determined on a consolidated basis for the Company and the Company’s Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

(1) either:

(a) the Company shall be the surviving or continuing corporation; or

(b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company’s Restricted Subsidiaries substantially as an entirety (the “Surviving Entity”):

(x) shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; and

(y) shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee) executed, and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes, the Indenture and the Registration Rights Agreement on the part of the Company to be performed or observed.

(2) immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, (i) shall be able to incur at least $1.00 of additional Subordinated Indebtedness (other than Permitted Indebtedness) pursuant to the Fixed Charge Coverage Ratio Provision described under “—Limitation on Incurrence of Additional Indebtedness” or (ii) the Consolidated Fixed Charge Coverage Ratio of the Company or the Surviving Entity, as the case may be, would be greater than the Consolidated Fixed Charge Coverage Ratio of the Company immediately prior to such transaction;

(3) immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and

(4) the Company or the Surviving Entity shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture or any Security Documents are required in connection with such transaction, such supplemental indenture or the Security Documents, as the case may be, comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

Notwithstanding the foregoing clauses (1), (2) and (3), the Company may (i) consolidate with, merge with or into or transfer all or part of its properties and assets to any Restricted Subsidiary so long as the Company is the survivor of such merger or consolidation or all assets of the Company immediately prior to such transaction are owned by the Company and/or such Restricted Subsidiary immediately after the consummation thereof and (ii) merge with an Affiliate that is a Person that has no material assets or liabilities prior to such merger and which was organized solely for the purpose of (A) reorganizing the Company in another jurisdiction or (B) the creation of a holding company of the Company.

The Indenture provides that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing in which the Company is not the continuing corporation, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the notes with the same effect as if such Surviving Entity had been named as such.

Each Guarantor, if any (other than any Guarantor whose Guarantee is to be released in accordance with the terms of the Guarantee and the Indenture in connection with any transaction complying with the provisions of “—Limitation on Asset Sales”), will not, and the Company will not cause or permit any Guarantor to, consolidate with or merge with or into any Person other than the Company or any other Guarantor unless:

(1) the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, lease, conveyance or other disposition shall have been made is (A) a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia or (B) is an entity organized and existing under the jurisdiction of organization of such Guarantor;

(2) such entity assumes by supplemental indenture all of the obligations of the Guarantor on the Guarantee;

(3) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(4) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Company could satisfy the provisions of clause (2) of the first paragraph of this covenant.

Any merger or consolidation of a Guarantor with and into the Company (with the Company being the surviving entity) or another Guarantor that is a Wholly Owned Restricted Subsidiary of the Company need only comply with clause (4) of the first paragraph of this covenant.

The following additional conditions shall apply to each transaction described above.

(1) the Company, such Guarantor or the relevant surviving entity, as applicable, will cause to be filed such amendments or other instruments, if any, and cause to be recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien of the Security Documents on the Collateral owned by or transferred to such Person, together with such financing statements as may be required to perfect any security interests in such Collateral that may be perfected by the filing of a financing statement under the Uniform Commercial Code of the relevant states;

(2) the Collateral owned by or transferred to the Company, such Guarantor or the relevant surviving entity, as applicable, shall: (a) continue to constitute Collateral under the Indenture and the Security Documents; and (b) not be subject to any Lien other than Liens permitted by the Indenture and the Security Documents;

(3) the assets of the Person which is merged or consolidated with or into the relevant surviving entity, to the extent that they are assets of the types which would constitute Collateral under the Security Documents and which would be required to be pledged thereunder, shall be treated as after acquired property and such surviving entity shall take such action as may be reasonably necessary to cause such assets to be made subject to the Lien of the Security Documents in the manner and to the extent required in the Indenture; and

(4) the Company shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that such transaction and, if a supplemental indenture or supplemental Security Documents, are required in connection with such transaction, such supplemental indenture and Security Documents comply with the applicable provisions of the Indenture, that all conditions precedent in the Indenture relating to such transaction have been satisfied and that such supplemental indenture and Security Documents are enforceable, subject to customary qualifications.

Limitations on Transactions with Affiliates.    (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an “Affiliate Transaction”), other than (x) Affiliate Transactions permitted under paragraph (b) below and (y) Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary.

All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a fair market value in excess of $10.0 million shall be approved by the Board of Directors of the Company or such Restricted Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If the Company or any Restricted Subsidiary of the Company enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) that involves an aggregate fair market value of more than $15.0 million, the Company or such Restricted Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to the Company or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the Trustee.

(b) The restrictions set forth in this covenant shall not apply to:

(1) reasonable fees and compensation paid to and indemnity provided on behalf of officers, directors, employees or consultants of the Company or any Restricted Subsidiary of the Company as determined in good faith by the Company’s Board of Directors or senior management;

(2) transactions exclusively between or among the Company and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries, provided that such transactions are not otherwise prohibited by the Indenture;

(3) sales or other transfers or dispositions of accounts receivable and other related assets customarily transferred in an asset securitization transaction involving accounts receivable to a Receivables Entity in a Qualified Receivables Transaction, and acquisitions of Permitted Investments in connection with a Qualified Receivables Transaction;

(4) any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) or in any replacement agreement thereto so long as any such amendment or replacement agreement is not materially more disadvantageous on the whole to the Holders than the original agreement as in effect on the Issue Date; and

(5) Restricted Payments or Permitted Investments permitted by the Indenture;

(6) any transaction with a Person which would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in or otherwise controls such Person; provided that no Affiliate of the Company or any of its Subsidiaries other than the Company or a Restricted Subsidiary shall have a beneficial interest in such Person; and

(7) (a) any transaction with an Affiliate where the only consideration paid by the Company or any Restricted Subsidiary is Qualified Capital Stock or (b) the issuance or sale of any Qualified Capital Stock.

Additional Subsidiary Guarantees.    If the Company or any of its Restricted Subsidiaries organizes, acquires transfers assets to or otherwise invests in any Domestic Restricted Subsidiary such that, following such organization, acquisition, transfer or investment, the Domestic Restricted Subsidiary has total assets with a book value, in each case, equal to or in excess of $10.0 million, then such Restricted Subsidiary shall:

(1) within 10 Business Days execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Company’s obligations under the Notes and the Indenture on the terms set forth in the Indenture; and

(2) deliver to the Trustee an opinion of counsel that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Restricted Subsidiary. Thereafter, such Restricted Subsidiary shall be a Guarantor for all purposes of the Indenture.

In addition, the Company may, at its option, cause any other Subsidiary of the Company to guarantee its obligations under the notes and the Indenture and enter into a supplemental indenture with respect thereto. Notwithstanding the foregoing, this covenant shall not apply to any Receivables Entity.

Limitation on Guarantees by Restricted Subsidiaries.    The Company will not permit any of its Restricted Subsidiaries, directly or indirectly, by way of the pledge, intercompany note or otherwise, to assume, guarantee or in any other manner become liable with respect to any Indebtedness of the Company or any Domestic Restricted Subsidiary of the Company (other than guarantees of Indebtedness under the Credit Agreement and of Hedging Obligations, which guarantees are in effect on the Issue Date, and guarantees executed and delivered after the Issue Date from Restricted Subsidiaries having total assets with a book value of less than $10.0 million) unless, in any such case, such Restricted Subsidiary executes and delivers a supplemental indenture to the Indenture, providing a guarantee of payment of the notes by such Restricted Subsidiary.

Release of Guarantees.    Any Guarantee by a Restricted Subsidiary of the notes shall provide by its terms that it shall be automatically and unconditionally released and discharged, without any further action required on the part of the Trustee or any Holder, upon:

(1) the designation of the Guarantor as an Unrestricted Subsidiary;

(2) the exercise of our legal defeasance option or our covenant defeasance option as described under “—Legal Defeasance and Covenant Defeasance” (solely with respect to Guarantees of the notes), or if our obligations under the Indenture are discharged in accordance with the terms of the Indenture;

(3) any sale or other disposition (by merger or otherwise) to any Person which is not a Restricted Subsidiary of the Company of (i) all or substantially all of the assets of such Restricted Subsidiary or (ii) Capital Stock of a Restricted Subsidiary such that such Restricted Subsidiary ceases to be a Subsidiary; provided that such sale or disposition of such Capital Stock or assets is otherwise in compliance with the terms of the Indenture; or

(4) the Indebtedness that resulted in the creation of such Guarantee is released or discharged.

Conduct of Business.    The Company and its Restricted Subsidiaries will not engage in any businesses other than a Permitted Business.

Payments for Consent.    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the notes unless such consideration is offered to be paid and is paid to all Holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Impairment of Security Interest.    The Company will not, and the Company will not permit any of its domestic Subsidiaries that are guarantors under the Credit Agreement to, take, or knowingly omit to take, any action, which action or omission would have the effect of causing a Lien to be created in favor of the First-Priority Creditors on any property or assets that would constitute Collateral unless a Lien is created in favor of the Collateral Agent for the benefit of the notes with respect to such property or assets (which Lien in favor of the Notes shall have the priority set forth in the Security Documents).

Reports to Holders.    The Indenture provides that, whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, the Company will furnish the Holders of notes

(1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company, if any) and, with respect to the annual information only, a report thereon by the Company’s certified independent accountants; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports, in each case within the time periods specified in the SEC’s rules and regulations.

Any such report filed with the SEC shall be deemed to have been furnished to the Holders of the notes. In addition, following the consummation of the exchange offer, whether or not required by the rules and regulations of the SEC, the Company will file a copy of all such information and reports with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing). In addition, the Company has agreed that, for so long as any notes remain outstanding, it will furnish to the Holders and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default

The following events are defined in the Indenture as “Events of Default”:

(1) the failure to pay interest on any notes when the same becomes due and payable and the default continues for a period of 30 days;

(2) the failure to pay the principal on any notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer);

(3) a default in the observance or performance of any other covenant or agreement contained in the Indenture which default continues for a period of 30 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the notes (except in the case of a default with respect to the “Merger, Consolidation and Sale of Assets” covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

(4) the failure to pay at final stated maturity (giving effect to any applicable grace periods and any extensions thereof) the stated principal amount of any Indebtedness of the Company or any Restricted Subsidiary of the Company, or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 20 days of receipt by the Company or such Restricted Subsidiary of notice of any such acceleration), if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final stated maturity or which has been accelerated (in each case with respect to which the 20-day period described above has elapsed), aggregates $20.0 million or more at any time;

(5) one or more judgments in an aggregate amount in excess of $20.0 million shall have been rendered against the Company or any of its Restricted Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable and, in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(6) certain events of bankruptcy affecting the Company or any of its Significant Subsidiaries;

(7) any Guarantee of a Significant Subsidiary ceases to be in full force and effect or any Guarantee of a Significant Subsidiary is declared to be null and void and unenforceable or any Guarantee of a Significant Subsidiary is found to be invalid or any Guarantor that is a Significant Subsidiary denies its liability under its Guarantee (other than by reason of release of a Guarantor in accordance with the terms of the Indenture);

(8) a default by the Company or any Guarantor in the performance of any of their respective obligations under the Security Documents that materially and adversely affects the enforceability, validity, perfection or priority of the Lien on a material portion of the Collateral, which default continues for a period of 30 days after the Company receives written notice specifying the default (and demanding that such default be remedied); or

(9) except as permitted by the Security Documents and the provisions of the Indenture, any of the Security Documents is repudiated or disaffirmed by the Company or ceases to be in full force and effect or ceases to be effective, in all material respects, to create the Lien purported to be created in the Collateral (excluding immaterial portions thereof) in favor of the Holders of the notes.

If an Event of Default (other than an Event of Default specified in clause (6) above with respect to the Company) shall occur and be continuing, the Trustee or the Holders of at least 25% in principal amount of outstanding notes may declare the principal of and accrued interest on all the notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a “notice of acceleration,” and the same shall become immediately due and payable.

If an Event of Default specified in clause (6) above with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

The Indenture provides that, at any time after a declaration of acceleration with respect to the notes as described in the second preceding paragraph, the Holders of a majority in principal amount of the notes may rescind and cancel such declaration and its consequences

(1) if the rescission would not conflict with any judgment or decree;

(2) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

(3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(4) if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

(5) in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the description above of Events of Default, the Trustee shall have received an officers’ certificate and an opinion of counsel that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

The Holders of a majority in principal amount of the notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any notes.

Holders of the notes may not enforce the Indenture or the notes except as provided in the Indenture and under the TIA. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

Under the Indenture, the Company is required to provide an officers’ certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time, elect to have its obligations and the obligations of any Guarantors discharged with respect to the outstanding notes (“Legal Defeasance”). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes, except for

(1) the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the notes when such payments are due;

(2) the Company’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payments;

(3) the rights, powers, trust, duties and immunities of the Trustee and the Company’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, reorganization and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in U.S. dollars, non-callable U.S. government obligations or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

(2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that:

(a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

(b) since the date of the Indenture, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings);

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of or constitute a default under the Indenture (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings) or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6) the Company shall have delivered to the Trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;

(7) the Company shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with;

(8) the Company shall have delivered to the Trustee an opinion of counsel to the effect that assuming no intervening bankruptcy of the Company between the date of deposit and the 91st day following the date of deposit and that no Holder is an insider of the Company, after the 91st day following the date of deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally; and

(9) certain other customary conditions precedent are satisfied.

Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to a Legal Defeasance need not be delivered if all notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable or (2) will become due and payable on the maturity date or redemption date within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the notes, as expressly provided for in the Indenture) as to all outstanding notes when

(1) either:

(a) all the notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

(b) all notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable or (2) will become due and payable within one year, or are to be called for redemption within one year, under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of maturity or redemption, as the case may be, together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2) the Company has paid all other sums payable under the Indenture by the Company; and

(3) the Company has delivered to the Trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Modification of the Indenture and Security Documents

From time to time, the Company, the Guarantors, if any, and the Trustee, without the consent of the Holders, may amend the Indenture or the Security Documents for certain specified purposes, including curing ambiguities, defects or inconsistencies or conforming the Indenture to this “Description of the Notes,” so long as such change does not, in the opinion of the Trustee, adversely affect the rights of any of the Holders in any material respect. In formulating its opinion on such matters, the Trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel. Other modifications and amendments of the Indenture or the Security Documents (except as otherwise described herein) may be made with the consent of the Holders of a majority in principal amount of the then outstanding Notes issued under the Indenture, except that, without the consent of each Holder affected thereby, no amendment may

(1) reduce the amount of notes whose Holders must consent to an amendment;

(2) reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any notes;

(3) reduce the principal of or change or have the effect of changing the fixed maturity of any notes, or change the date on which any notes may be subject to redemption or reduce the redemption price therefor;

(4) make any notes payable in money other than that stated in the notes;

(5) make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of and interest on such note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of notes to waive Defaults or Events of Default;

(6) after the Company’s obligation to purchase notes arises thereunder, amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or, after such Change of Control has occurred or such Asset Sale has been consummated, modify any of the provisions or definitions with respect thereto; or

(7) modify or change any provision of the Indenture or the related definitions affecting the ranking of the notes in a manner which adversely affects the Holders.

Without the consent of the Holders of at least 75% in principal amount of the notes then outstanding, no amendment may release from the Lien of the Indenture or the notes and the Security Documents all or substantially all of the Collateral, otherwise than in accordance with the terms of such Security Documents.

Governing Law

The Indenture and the notes are governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

The Trustee

The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee is permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

“Acquired Indebtedness” means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with or into the Company or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation.

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing. Notwithstanding the foregoing, no Person (other than the Company or any Subsidiary of the Company) in whom a Receivables Entity makes an Investment in connection with a Qualified Receivables Transaction shall be deemed to be an Affiliate of the Company or any of its Subsidiaries solely by reason of such Investment.

“Applicable Premium” means, with respect to a note at any date of redemption, the greater of (i) 1.0% of the principal amount of such note and (ii) the excess of (A) the present value at such date of redemption of (1) the redemption price of such note at March 15, 2009 (such redemption price being described under the caption “Redemption—Optional Redemption with Make Whole Payment”) plus (2) all remaining required interest payments due on such note through March 15, 2009 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such note.

“Asset Acquisition” means (1) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or any Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company, or (2) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

“Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Company or a Restricted Subsidiary of the Company of: (1) any Capital Stock of any Restricted Subsidiary of the Company; or (2) any other property or assets of the Company or any Restricted Subsidiary of the Company (other than director qualifying shares or shares required by applicable law to be held by a Person other than the Company or Restricted Subsidiary) to a Person other than the Company or a Restricted Subsidiary or the minority stockholders of a Restricted Subsidiary on a pro rata basis other than in the ordinary course of business; provided, however, that asset sales or other dispositions shall not include: (a) a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration of less than $5.0 million; (b) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted under “—Merger, Consolidation and Sale of Assets”; (c) any Restricted Payment permitted by the “Limitation on Restricted Payments” covenant or that constitutes a Permitted Investment; (d) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business; (e) disposals or replacements of obsolete or worn out equipment; (f) the creation of or realization on any Lien permitted under the Indenture; (g) the sale or lease of products, services or accounts receivable in the ordinary course of business; (h) sales or grants of licenses or sublicenses to use the patents, trade secrets, know-how and other intellectual property, and licenses, leases or subleases of other assets, of the Company or any Restricted Subsidiary to the extent not materially interfering with the business of Company and the Restricted Subsidiaries; (i) foreclosures on assets; (j) any sale of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary; and (k) sales of accounts receivable and related assets or an interest therein of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Entity;

“Board of Directors” means, as to any Person, the board of directors (or similar governing body) of such Person or any duly authorized committee thereof.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.

“Capital Stock” means

(1) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person, and all options, warrants or other rights to purchase or acquire any of the foregoing; and

(2) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person, and all options, warrants or other rights to purchase or acquire any of the foregoing.

“Capitalized Lease Obligation” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Cash Equivalents” means:

(1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

(2) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Ratings Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”);

(3) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-2 from S&P or at least P-2 from Moody’s;

(4) in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(5) demand or time deposit accounts used in the ordinary course of business with overseas branches of commercial banks incorporated under the laws of the United States of America, any state thereof, the District of Columbia, Canada or any province or territory thereof, provided that such commercial bank has, at the time of the Company’s or any Restricted Subsidiary’s Investment therein, (1) capital, surplus and undivided profits (as of the date of such institution’s most recently published financial statements) in excess of $100 million and (2) the long-term unsecured debt obligations (other than such obligations rated on the basis of the credit or a Person other than such institution) of such institution, at the time of the Company’s or any Restricted Subsidiary’s Investment therein, are rated in the highest rating category of both Moody’s and S&P;

(6) obligations (including, but not limited to demand or time deposits, bankers’ acceptances and certificates of deposit) issued or guaranteed by a depository institution or trust company incorporated under the laws of the United States of America, any state thereof, the District of Columbia, Canada or any province or territory thereof, provided that (A) such instrument has a final maturity not more than one year from the date of purchase thereof by the Company or any Restricted Subsidiary of the Company and (B) such depository institution or trust company has at the time of the Company’s or such Restricted

Subsidiary’s Investment therein or contractual commitment providing for such Investment, (x) capital, surplus and undivided profits (as of the date of such institution’s most recently published financial statements) in excess of $100 million and (y) the long-term unsecured debt obligations (other than such obligations rated on the basis of the credit of a Person other than such institution) of such institution, at the time of the Company’s or such Restricted Subsidiary’s Investment therein or contractual commitment providing for such Investment, are rated in the highest rating category of both S&P and Moody’s;

(7) in the case of any Foreign Subsidiary, demand or time deposit accounts used in the ordinary course of business with reputable commercial banks located in the jurisdiction of organization of such Foreign Subsidiary;

(8) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (7) above;

(9) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (8) above; and

(10) in the case of any Restricted Subsidiary organized or having its principal place of business outside the United States, investments denominated in the currency of the jurisdiction in which such Restricted Subsidiary is organized or has its principal place of business which are similar to the items specified in the clauses above.

“Change of Control” means the occurrence of one or more of the following events:

(1) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture);

(2) the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture);

(3) any Person or Group shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company; or

(4) the replacement of a majority of the Board of Directors of the Company over a two-year period from the directors who constituted the Board of Directors of the Company at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of the Company then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved;

A change of control will not be deemed to have occurred upon the entering into of any stock purchase agreement, merger agreement or other similar agreement until the consummation of the transactions contemplated thereby.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of, such Person’s common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Consolidated EBITDA” means, with respect to any Person, for any period, the sum (without duplication) of:

(1) Consolidated Net Income; and

(2) to the extent Consolidated Net Income has been reduced thereby,

(a) all income taxes of such Person and its Restricted Subsidiaries, paid or accrued in accordance with GAAP for such period other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sales or dispositions outside the ordinary course of business;

(b) Consolidated Interest Expense; and

(c) Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period,

all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters (the “Four Quarter Period”) ending prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio for which internal financial statements are available (the “Transaction Date”) to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated EBITDA” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1) the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period;

(2) any asset sales or other dispositions or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act) attributable to the assets which are the subject of the Asset Acquisition or asset sale or other disposition during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such asset sale or other disposition or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period. If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness; and

(3) for any Four Quarter Period that includes any period of time prior to the consummation of the offering, pro forma effect shall be given for such period to the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio and the other adjustments that were added to EBITDA to calculate adjusted EBITDA as described in note 10 under “Offering Memorandum Summary—Summary Historical and Pro Forma Consolidated Financial Data,” all as calculated in good faith by a responsible financial or accounting officer of the Company, as if they had occurred on the first day of such Four Quarter Period.

Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio”:

(1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and

(2) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1) Consolidated Interest Expense; plus

(2) the product of (x) the amount of all dividend payments on any series of Preferred Stock of such Person and, to the extent permitted under the Indenture, its Restricted Subsidiaries (other than dividends paid in Qualified Capital Stock and other than dividends paid by a Restricted Subsidiary of such Person to such Person or to a Restricted Subsidiary of such Person) paid, accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local income tax rate of such Person, expressed as a decimal.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of, without duplication:

(1) the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation: (a) any amortization of debt discount and amortization or write-off of deferred financing costs; (b) the net costs under Interest Swap Obligations; (c) all capitalized interest; and (d) the interest portion of any deferred payment obligation; and

(2) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

Consolidated Interest Expense shall be calculated excluding unrealized gains and losses with respect to Hedging Obligations.

“Consolidated Net Income” means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP and prior to preferred stock dividends; provided that there shall be excluded therefrom

(1) after-tax gains from Asset Sales (without regard to the $5.0 million limitation set forth in the definition thereof) or abandonments or reserves relating thereto;

(2) any extraordinary, unusual or nonrecurring gain (or loss), together with any related provision for taxes on any such extraordinary, unusual or nonrecurring gain (or the tax effect of any such extraordinary, unusual or nonrecurring loss), realized by the Company or any Restricted Subsidiary during such period, including, without limitation, costs and expenses incurred in connection with the Company’s reorganization under Chapter 11, restructuring activities (including, without limitation, severance cost and facility closures)

or non-recurring cost and expenses incurred in connection with a Qualified Equity Offering, Permitted Investment, acquisition, recapitalization or permitted incurrence of Indebtedness);

(3) for purposes of determining Consolidated Net Income for purposes of “Limitation on Restricted Payments” covenant, except to the extent includable in the consolidated net income of the Company pursuant to clause (5), the net income or net loss of any Person accrued prior to the date it becomes a Restricted Subsidiary of the referent Person or is merged or consolidated with the referent Person or any Restricted Subsidiary of the referent Person;

(4) the net income (but not loss) of any Restricted Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise (except to the extent of the amount of dividends or distributions that have been paid to the Company or one or more Restricted Subsidiaries were not subject to any such restrictions during the relevant period);

(5) the net income of any Person, other than a Restricted Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or to a Restricted Subsidiary of the referent Person by such Person;

(6) the Company’s equity in net loss of any Person that is not a Restricted Subsidiary, except to the extent such net loss has been funded with cash from the Company or a Restricted Subsidiary; provided that such net loss shall not be included to the extent such net loss has already been included for purposes of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” in the amount of Restricted Payments made under clause (iii) thereof or under clause (9) thereof or under clause (14) of the definition of Permitted Investments;

(7) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);

(8) for purposes of determining Consolidated Net Income for purposes of “Limitation on Restricted Payments” covenant, in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person’s assets, any net income or net loss of the successor corporation prior to such consolidation, merger or transfer of assets;

(9) the cumulative effect of a change in accounting principles;

(10) any unrealized Statements of Financial Accounting Standards No. 133 gain or loss in respect of Hedging Obligations;

(11) any non-cash gains, losses or charges attributable to the early extinguishment of Indebtedness;

(12) any non-cash goodwill impairment charges resulting from the application of Statement of Financial Accounting Standards No. 142; and

(13) any non-cash compensation charge or expense, including any such charge or expense arising from grants of stock options or restricted stock or other equity-incentive programs for the benefit of officers, directors and employees of the Company or any Restricted Subsidiary of the Company.

“Consolidated Non-cash Charges” means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash expenses or charges of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charge which represents an accrual of or a reserve for cash charges for any future period).

“Consolidated Senior Leverage Ratio” means, with respect to any Person, the ratio of total non-Subordinated Indebtedness of such Person and its Restricted Subsidiaries as of the Transaction Date to the Consolidated EBITDA of such Person for the Four Quarter Period ending prior to the Transaction Date for which internal financial statements are available. In addition to and without limitation of the foregoing, for purposes of this definition, total non-Subordinated Indebtedness and “Consolidated EBITDA” shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1) the incurrence or repayment of any non-Subordinated Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other non-Subordinated Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of non-Subordinated Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period;

(2) any asset sales or other dispositions or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act) attributable to the assets which are the subject of the Asset Acquisition or asset sale or other disposition during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such asset sale or other disposition or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period. If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness; and

(3) for any Four Quarter Period that includes any period of time prior to the consummation of the offering, pro forma effect shall be given for such period to the transaction giving rise to the need to calculate the Consolidated Leverage Ratio and the other adjustments that were added to EBITDA to calculate adjusted EBITDA as described in note 10 under “Offering Memorandum Summary—Summary Historical and Pro Forma Consolidated Financial Data,” all as calculated in good faith by a responsible financial or accounting officer of the Company, as if they had occurred on the first day of such Four Quarter Period.

“Credit Agreement” means the Credit Agreement dated as of May 5, 2004, by and among the Company, one or more of its subsidiaries, the lenders party thereto in their capacities as lenders thereunder and Deutsche Bank AG New York Branch, as administrative agent, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including one or more credit agreements, loan agreements, indentures or similar agreements extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements and whether by the same or any other agent, lender or group of lenders or investors.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Designated Noncash Consideration” means the fair market value of noncash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers’ Certificate setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

“Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute a Change of Control), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control), on or prior to the final maturity date of the Notes.

“Domestic Restricted Subsidiary” means a Restricted Subsidiary incorporated or otherwise organized or existing under the laws of the United States, any state thereof or any territory of the United States.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“Excluded Contribution” means the net cash proceeds received by the Company or its Restricted Subsidiaries from:

(1) contributions to its equity capital; and

(2) the sale (other than to a Subsidiary or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Company or any Subsidiary) of Qualified Capital Stock,

in each case designated within 60 days of receipt of such net cash proceeds as Excluded Contributions pursuant to an Officers’ Certificate, the cash proceeds of which are excluded from clauses (iii)(v) and (w) of the covenant described under “Certain Covenants—Limitation on Restricted Payments.”

“fair market value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by (i) the principal financial officer of the Company for transactions less than $10.0 million and (ii) the Board of Directors of the Company acting reasonably and in good faith for transactions in excess of $10.0 million and shall be evidenced by a Board Resolution of the Board of Directors of the Company delivered to the Trustee.

“First-Priority Creditors” means the holders of Indebtedness under the Credit Agreement and any other secured Indebtedness which was incurred in accordance with the Indenture and secured by a first-priority Lien on the Collateral in accordance with the “Limitation on Liens” covenant.

“Foreign Subsidiary” means a Subsidiary of the Company which is not incorporated or otherwise organized or existing under the laws of the United States, any state thereof or any territory or possession of the United States.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

“Guarantee” means a guarantee of the Notes by a Guarantor.

“Guarantor” means each of the Company’s Restricted Subsidiaries that in the future executes a supplemental indenture in which such Restricted Subsidiary agrees to be bound by the terms of the Indenture as a

Guarantor; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of the Indenture.

“Hedging Obligations” of any Person means the obligations of such Person under swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies.

“Indebtedness” means with respect to any Person, without duplication,

(1) all Obligations of such Person for borrowed money;

(2) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all Capitalized Lease Obligations of such Person;

(4) all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business);

(5) all Obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction;

(6) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

(7) all Obligations of any other Person of the type referred to in clauses (1) through (6) which are secured by any lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured;

(8) all net amounts owing under any currency agreements and interest swap agreements of such Person; and

(9) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

“Independent Financial Advisor” means a firm (1) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Company; and (2) which, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of the Issue Date, by and among the Company, the Guarantors party thereto from time to time, the Trustee and the representatives of the First-Priority Creditors party thereto from time to time, substantially in the form attached to the Indenture, as amended from time to time as permitted by the Indenture.

“Investment” means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person. “Investment” shall exclude extensions of trade credit by the Company and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Company or such Restricted Subsidiary, as the case may be. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, the Company no longer owns, directly or indirectly, greater than 50% of the outstanding Common Stock of such Restricted Subsidiary, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

“Issue Date” means the date of original issuance of the notes.

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

“Minimum Rating” means a rating of not less than Ba3 (or equivalent successor rating) by Moody’s and not less than BB- (or equivalent successor rating) by S&P.

“Moody’s” means Moody’s Investors Services, Inc., and its successors.

“Mortgage” means each mortgage, deed of trust or deed to secure debt (in each case as amended, amended and restated, supplemented, replaced and/or otherwise modified from time to time) required to be delivered with respect to each real property required to be mortgaged pursuant to the Indenture and the Security Documents.

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of:

(1) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions);

(2) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

(3) repayment of Indebtedness that is secured by the property or assets that are the subject of such Asset Sale; and

(4) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

“Obligations” means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means any of the following of the Company: the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary.

“Officers’ Certificate” means a certificate signed by two Officers.

“Pari Passu Indebtedness” means any Indebtedness of the Company or any Guarantor that ranks pari passu in right of payment with the notes or the Guarantee of such Guarantor, as applicable.

“PBGC Liens” means any Liens granted to the PBGC to secure the Company’s minimum funding requirements under its U.S. pension plans for calendar years 2003 and 2004; provided that those Liens cannot secure minimum funding requirements in excess of $50.0 million and provided further that as the funding obligation for calendar years 2003 and 2004 is decreased below $50.0 million, the value of the Lien is permanently reduced on a dollar for dollar basis by the diminution in the minimum funding obligation for such calendar years.

“Permitted Business” means the businesses engaged in by the Company and its Subsidiaries on the Issue Date as described in this offering memorandum and businesses that are the same, similar, ancillary, reasonably related thereto or reasonable extensions thereof.

“Permitted Indebtedness” means, without duplication, each of the following:

(1) Indebtedness under the notes issued on the Issue Date and the exchange notes and, if any, the Guarantees with respect thereto;

(2) Indebtedness incurred pursuant to the Credit Agreement in an aggregate principal amount at any time outstanding not to exceed the greater of (x) $400.0 million or (y) 2.75 times the Consolidated EBITDA of the Company for the Four Quarter Period ending prior to the Transaction Date but in no event to exceed $470.0 million ($550.0 million if the Ratings Condition has been satisfied on the Transaction Date) plus (in the case of any Refinancing) the aggregate amount of fees, underwriting discounts, premiums, prepayment penalties and other costs and expenses incurred in connection with the Refinancing, less (i) the aggregate amount of Net Cash Proceeds applied to repayments under the Credit Agreement in accordance with the covenant described under “—Limitation on Asset Sales” to the extent a permanent repayment and/or commitment reduction is required thereunder as a result of such application and (ii) the aggregate principal amount of Indebtedness incurred under clause (13) of this paragraph then outstanding;

(3) other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date (other than Indebtedness represented by Capitalized Lease Obligations and Purchase Money Indebtedness);

(4) Indebtedness consisting of Hedging Obligations;

(5) Indebtedness of a Restricted Subsidiary of the Company to the Company or to a Restricted Subsidiary of the Company for so long as such Indebtedness is held by the Company or a Restricted Subsidiary of the Company or the holder of a Lien permitted under the Indenture, in each case subject to no Lien held by a Person other than the Company or a Restricted Subsidiary of the Company or the holder of a Lien permitted under the Indenture; provided that if as of any date any Person other than the Company or a Restricted Subsidiary of the Company or the holder of a Lien permitted under the Indenture owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (5) by the issuer of such Indebtedness;

(6) Indebtedness of the Company to a Restricted Subsidiary of the Company for so long as such Indebtedness is held by a Restricted Subsidiary of the Company or the holder of a Lien permitted under the Indenture, in each case subject to no Lien other than a Lien permitted under the Indenture; provided that (a) any Indebtedness of the Company to any Restricted Subsidiary of the Company that is not a Guarantor is unsecured and subordinated, pursuant to a written agreement, to the Company’s obligations under the Indenture and the notes and (b) if as of any date any Person other than a Restricted Subsidiary of the Company or the holder of a Lien permitted under the Indenture owns or holds any such Indebtedness or any Person holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (6) by the Company;

(7) (a) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence and (b) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(8) Indebtedness of the Company or any of its Restricted Subsidiaries in respect of performance bonds, bankers’ acceptances, workers’ compensation claims, surety or appeal bonds, payment obligations in connection with self-insurance or similar obligations, and bank overdrafts (and letters of credit in respect thereof) in the ordinary course of business;

(9) Indebtedness represented by Capitalized Lease Obligations and Purchase Money Indebtedness of the Company and its Restricted Subsidiaries incurred in the ordinary course of business not to exceed at any one time outstanding the greater of (i) $50.0 million and (ii) 2.5% of Total Assets;

(10) Refinancing Indebtedness;

(11) Indebtedness represented by guarantees by the Company or its Restricted Subsidiaries of Indebtedness otherwise permitted to be incurred under the Indenture;

(12) Indebtedness of the Company or any Restricted Subsidiary consisting of guarantees, indemnities, earn-outs or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets or Capital Stock of a Restricted Subsidiary;

(13) Indebtedness incurred by a Receivables Entity in a Qualified Receivables Transaction that is not recourse to the Company or any other Restricted Subsidiary (except for Standard Securitization Undertakings); provided, however, that, after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (13) and then outstanding does not exceed the greater of (x) $400.0 million or (y) 2.75 times the Consolidated EBITDA of the Company for the Four Quarter Period ending prior to the Transaction Date but in no event to exceed $470.0 million ($550.0 million if the Ratings Condition has been satisfied on the Transaction Date) less (i) the aggregate principal amount of Indebtedness incurred under clause (2) of this paragraph which is then outstanding and (ii) the Net Cash Proceeds applied to repayments under the Credit Agreement in accordance with the covenant described under “Limitation on Asset Sales” to the extent a permanent repayment and/or commitment reduction is required thereunder as a result of such application;

(14) Indebtedness of the Company and the Guarantors, if any, in aggregate principal amount not to exceed $25.0 million at any one time outstanding; and

(15) Indebtedness of non-Guarantor Restricted Subsidiaries in aggregate principal amount not to exceed $30.0 million at any one time outstanding.

For purposes of determining compliance with the “Limitation on Incurrence of Additional Indebtedness” covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (15) above or is entitled to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of such covenant, the Company shall, in its sole discretion, classify (or later reclassify) such item of Indebtedness in any manner that complies with such covenant; provided that all Indebtedness outstanding under the Credit Agreement as of the Issue Date shall be deemed to have been incurred pursuant to clause (2). Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of the “Limitations on Incurrence of Additional Indebtedness” covenant. In addition, for purposes of determining any particular amount of Indebtedness under this covenant, guarantees, Liens or letter of credit obligations supporting Indebtedness otherwise included in the determination of such particular amount shall not be included so long as incurred by a Person that could have incurred such Indebtedness.

Notwithstanding any other provision of the “Limitation on Incurrence of Additional Indebtedness” covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to the “Limitation on Incurrence of Additional Indebtedness” covenant shall not be deemed to be exceeded due solely to the result of fluctuations in the exchange rates of currencies.

“Permitted Investments” means

(1) Investments by the Company or any Restricted Subsidiary of the Company in any Person that is or will become immediately after such Investment a Restricted Subsidiary of the Company or that will merge or consolidate into the Company or a Restricted Subsidiary of the Company;

(2) Investments in the Company by any Restricted Subsidiary of the Company; provided that any Indebtedness evidencing such Investment and held by a Restricted Subsidiary that is not a Guarantor is unsecured and subordinated, pursuant to a written agreement, to the Company’s obligations under the notes and the Indenture;

(3) investments in cash and Cash Equivalents;

(4) loans and advances to employees, directors and officers of the Company and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $2.0 million at any one time outstanding;

(5) Hedging Obligations entered into in the ordinary course of the Company’s or its Restricted Subsidiaries’ businesses and otherwise in compliance with the Indenture;

(6) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy, insolvency, reorganization, workout or recapitalization of such trade creditors or customers or in good faith settlement of delinquent obligations of such trade creditors or customers;

(7) Investments made by the Company or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the “Limitation on Asset Sales” covenant;

(8) Investments represented by guarantees that are otherwise permitted under the Indenture;

(9) Investments the payment for which is Qualified Capital Stock of the Company;

(10) lease, utility and other similar deposits in the ordinary course of business;

(11) Investments existing on the date of the Indenture;

(12) Investments resulting from the acquisition of a Person that at the time of such acquisition held instruments constituting Investments that were not acquired in contemplation of the acquisition of such Person; and

(13) Investments by the Company or a Restricted Subsidiary in a Receivables Entity or any Investment by a Receivables Entity in any other Person, in each case, in connection with a Qualified Receivables Transaction;

(14) other Investments in an aggregate amount not to exceed $50.0 million at any one time outstanding (with each Investment being valued as of the date made and without regard to subsequent changes in value); provided, however, that if an Investment pursuant to this clause (14) is made in any Person that is not a Restricted Subsidiary of the Company at the date of the making of the Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1), above, and shall cease to have been made pursuant to this clause (14).

The amount of Investments outstanding at any time pursuant to clause (14) above shall be deemed to be reduced:

(a) upon the disposition or repayment of or return on any Investment made pursuant to clause (14) above, by an amount equal to the return of capital with respect to such Investment to the Company or any Restricted Subsidiary (to the extent not included in the computation of Consolidated Net Income); and

(b) upon a redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, by an amount equal to the aggregate amount of Investments in such Subsidiary that increased (and did not previously decrease) the amount of Investments outstanding pursuant to clause (14) above.

“Permitted Liens” means the following types of Liens:

(1) Liens existing as of the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date;

(2) Liens securing Obligations under the Credit Agreement incurred pursuant to clause (2) of the definition of “Permitted Indebtedness”;

(3) Liens securing the notes and the Exchange Notes and the Guarantees, if any;

(4) Liens in favor of the Company or a Restricted Subsidiary of the Company on assets of any Restricted Subsidiary of the Company;

(5) Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness which has been secured by a Lien permitted under the Indenture and which has been incurred in accordance with the provisions of the Indenture; provided, however, that such Liens: (i) are not materially less favorable to the Holders on the whole than the Liens in respect of the Indebtedness being Refinanced; and (ii) do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced;

(6) Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company or any of its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

(7) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(8) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(9) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(10) any interest or title of a lessor under any Capitalized Lease Obligation; provided that such Liens do not extend to any property or assets which are not leased property subject to such Capitalized Lease Obligation;

(11) Liens securing Purchase Money Indebtedness incurred in accordance with this Indenture; provided, however, that (a) such Purchase Money Indebtedness shall not exceed the purchase price or other cost of such property, equipment or improvement and shall not be secured by any property or equipment of the Company or any Restricted Subsidiary of the Company other than the property and equipment so acquired, constructed or improved and (b) the Lien securing such Purchase Money Indebtedness shall be created within 90 days of such acquisition, construction or improvement;

(12) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and setoff;

(14) Liens securing Hedging Obligations; and

(15) Liens securing Acquired Indebtedness incurred in accordance with the “Limitation on Incurrence of Additional Indebtedness” covenant; provided that

(a) such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company; and

(b) such Liens do not extend to or cover any property or assets of the Company or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary of the Company and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company;

(16) leases, subleases, licenses and sublicenses granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries;

(17) Liens on assets transferred to a Receivables Entity or on assets of a Receivables Entity, in either case incurred in connection with a Qualified Receivables Transaction;

(18) the PBGC Liens;

(19) Liens securing Indebtedness incurred (i) pursuant to clause (15) of the definition “Permitted Indebtedness” and (ii) by any Restricted Subsidiary that is not a Guarantor, which Indebtedness is permitted to be incurred pursuant to the Fixed Charge Coverage Ratio Provision in the covenant described under “Limitation on Incurrence of Additional Indebtedness”;

(20) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(21) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(22) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(23) Liens securing Indebtedness in an amount which, together with the aggregate outstanding amount of all other Indebtedness secured by Liens incurred pursuant to this clause (23), does not exceed $10.0 million; and

(24) Liens created by the Security Documents.

“Person” means an individual, partnership, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“Prior Lien Agreements” means the Credit Agreement, and each other agreement under which Indebtedness or any other obligation of the Company or any Restricted Subsidiary is secured by Liens on all or a portion of the

Collateral, which Liens are senior in priority to the Liens securing the Notes and the Guarantees and which Liens are incurred in accordance with the terms of the Indenture.

“Purchase Money Indebtedness” means Indebtedness of the Company and its Restricted Subsidiaries incurred in the normal course of business for the purpose of financing all or any part of the purchase price, or the cost of design, installation, construction or improvement, of property or equipment (whether through the direct acquisition of assets or the acquisition of Capital Stock of any Person).

“Purchase Money Note” means a promissory note of a Receivables Entity evidencing the deferred purchase price of Receivables (and related assets) and/or a line of credit, which may be irrevocable, from the Company or any Restricted Security in connection with a Qualified Receivables Transaction with a Receivables Entity, which deferred purchase price or line is repayable from cash available to the Receivables Entity, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts paid in connection with the purchase of newly generated Receivables.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to (1) a Receivables Entity (in the case of a transfer by the Company or any of its Restricted Subsidiaries) and (2) any other Person (in the case of a transfer by a Receivables Entity), or may grant a security interest in, any Receivables (whether now existing or arising in the future) of the Company or any of its Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such Receivables, all contracts and all guarantees or other obligations in respect of such Receivables, the proceeds of such Receivables and other assets which are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitization involving Receivables.

“Ratings Condition” means that at any time after the issuance of the notes, the notes have a rating of at least Ba2 by Moody’s and at least BB by S&P.

“Receivable” means a right to receive payment arising from a sale or lease of goods or the performance of services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit and shall include, in any event, any items of property that would be classified as an “account,” “chattel paper,” “payment intangible” or “instrument” under the Uniform Commercial Code as in effect in the State of New York and any “supporting obligations” as so defined.

“Receivables Entity” means a Wholly-Owned Subsidiary (or another Person in which the Company or any Restricted Subsidiary makes an Investment and to which the Company or any Restricted Subsidiary transfers Receivables and related assets) which engages in no activities other than in connection with the financing of Receivables and which is designated by the Board of Directors of the Company (as provided below) as a Receivables Entity:

(1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:

(a) is guaranteed by the Company or any Restricted Subsidiary (excluding Guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

(b) is recourse to or obligates the Company or any Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings; or

(c) subjects any property or asset of the Company or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2) with which neither the Company nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding (except in connection with a Purchase Money Note or Qualified Receivables Transaction) other than on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing Receivables; and

(3) to which neither the Company nor any Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Refinance” means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means any Refinancing by the Company or any Restricted Subsidiary of the Company of Indebtedness incurred in accordance with the “Limitation on Incurrence of Additional Indebtedness” covenant (other than pursuant to clause (2), (4), (5), (6), (7), (8), (9), (11), (12), (13), (14) and (15) of the definition of “Permitted Indebtedness”), in each case that does not:

(1) result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by the Company in connection with such Refinancing); or

(2) create Indebtedness with: (a) with respect to any portion of such Indebtedness with a final maturity earlier than the maturity date of the notes, a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced; or (b) if the stated maturity of the Indebtedness being refinanced has a stated maturity earlier than the maturity date of the notes, a final maturity earlier than the final maturity of the Indebtedness being Refinanced; provided that (x) if such Indebtedness being Refinanced is Indebtedness solely of the Company (and is not otherwise guaranteed by a Restricted Subsidiary of the Company), then such Refinancing Indebtedness shall be Indebtedness solely of the Company and (y) if such Indebtedness being Refinanced is subordinate or junior to the notes or any Guarantee, then such Refinancing Indebtedness shall be subordinate to the notes or such Guarantee, as the case may be, at least to the same extent and in the same manner as the Indebtedness being Refinanced.

“Restricted Subsidiary” of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

“Restricted Investment” means any Investment other than a Permitted Investment.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

“Security Agreement” means the Security Agreement, to be entered into on the Issue Date, by and among the Company, the Guarantors, if any, party thereto from time to time and the Trustee, securing the obligations of the Company and the Guarantors, if any, under the notes, as amended from time to time as permitted by the Indenture.

“Security Documents” means the Security Agreement, the Intercreditor Agreement and any other security agreement, Mortgage, financing statement or other document applicable to the Collateral.

“Significant Subsidiary,” with respect to any Person, means any Restricted Subsidiary of such Person that satisfies the criteria for a “significant subsidiary” set forth in Rule 1-02(w) of Regulation S-X under the Exchange Act.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Restricted Subsidiary of the Company which are reasonably customary in securitization or Receivables transactions.

“Subordinated Indebtedness,” means Indebtedness of the Company or any Guarantor that is subordinated or junior in right of payment to the notes or the Guarantee of such Guarantor, as the case may be. For purposes of the foregoing, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of the Company or any Guarantor solely by virtue of such Indebtedness being unsecured or by virtue of the fact that the holders of such Indebtedness have entered into one or more intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

“Subsidiary”, means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock is at the time owned or controlled, directly or indirectly, by:

(1) such Person;

(2) such Person and one or more Subsidiaries of such Person; or

(3) one or more Subsidiaries of such Person.

“Total Assets” means, with respect to any Person, the aggregate of all assets of such Person and its Restricted Subsidiaries as would be shown on the consolidated balance sheet of such Person.

“Treasury Rate” means, with respect to any redemption date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source for similar market data)) most nearly equal to the then remaining term of the notes to March 15, 2009; provided, however, that if the then remaining term of the notes to March 15, 2009 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the then remaining term of the notes to March 15, 2009 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Unrestricted Subsidiary” of any Person means:

(1) any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided that:

(1) the Company certifies to the Trustee that such designation complies with the “Limitation on Restricted Payments” covenant; and

(2) each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries.

For purposes of making the determination of whether any such designation of a Subsidiary as an Unrestricted Subsidiary complies with the “Limitation on Restricted Payments” covenant, the portion of the fair market value of the net assets of such Subsidiary of the Company at the time that such Subsidiary is designated as an Unrestricted Subsidiary that is represented by the interest of the Company and its Restricted Subsidiaries in such Subsidiary, in each case as determined in good faith by the Board of Directors of the Company, shall be deemed to be an Investment. Such designation will be permitted only if such Investment would be permitted at such time under the “Limitation on Restricted Payments” covenant.

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if:

(1) immediately after giving effect to such designation, the Company is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the “Limitation on Incurrence of Additional Indebtedness” covenant; and

(2) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing provisions.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“Wholly Owned Restricted Subsidiary” of any Person means any Wholly Owned Subsidiary of such Person which at the time of determination is a Restricted Subsidiary of such Person.

“Wholly Owned Subsidiary” of any Person means any Subsidiary of such Person of which all the outstanding voting securities (other than in the case of a foreign Subsidiary, directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly Owned Subsidiary of such Person.

BOOK-ENTRY; DELIVERY AND FORM

The certificates representing the exchange notes will be issued in fully registered form without interest coupons.

The exchange notes will be represented by permanent global notes in fully registered form without interest coupons (each a “Global Note”) and will be deposited with the Trustee as a custodian for The Depositary Trust Company (“DTC”) and registered in the name of a nominee of such depositary.

Any beneficial interest in a Global Note that is transferred to a person who takes delivery in the form of an interest in a Global Note, will, upon transfer, cease to be an interest in the type of Global Note previously held and become an interest in the other type of Global Note and, accordingly, will thereafter be subject to all transfer restrictions, if any, and other procedures applicable to beneficial interests in such other type of Global Note for as long as it remains such an interest.

The Global Notes

The Company expects that pursuant to procedures established by DTC (i) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the initial purchasers and ownership of beneficial interests in the Global Notes will be limited to persons who have accounts with DTC (“participants”) or persons who hold interests through participants. Holders may hold their interests in the Global Notes directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

So long as DTC, or its nominee, is the registered owner or holder of the notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Notes for all purposes under the Indenture. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the Indenture with respect to the notes.

Payments of the principal of, premium (if any), interest (including Additional Interest) on, the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, the Trustee or any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

The Company expects that DTC or its nominee, upon receipt of any payment of principal, premium, if any, interest (including Additional Interest) on the Global Notes, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same day funds. If a holder requires physical delivery of a Certificated Security for any reason, including to sell notes to persons in states which require physical delivery of the notes, or to pledge such securities, such holder must transfer its interest in a Global Note, in accordance with the normal procedures of DTC and with the procedures set forth in the Indenture.

DTC has advised the Company that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Indenture, DTC will exchange the Global Notes for Certificated Securities, which it will distribute to its participants and which will bear the appropriate legend.

DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Securities

Certificated Securities shall be issued in exchange for beneficial interests in the Global Notes (i) if requested by a holder of such interests or (ii) if DTC is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by the Company within 90 days.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the certain United States federal income tax consequences relevant to the purchase, ownership and disposition of the notes, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended, or the “Code,” United States Treasury regulations issued thereunder, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Some such changes may be applied retroactively in a manner that could adversely affect a holder of the notes. This discussion does not address all of the United States federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, including, but not limited to, certain financial institutions, U.S. expatriates, insurance companies, dealers in securities or currencies, traders in securities, United States Holders (as defined below) whose functional currency is not the U.S. dollar, tax-exempt organizations and persons holding the notes as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction. In addition, this discussion is limited to persons purchasing the notes for cash at original issue and at their “issue price” within the meaning of Section 1273 of the Code (i.e., the first price at which a substantial amount of notes are sold to the public for cash). Moreover, the effect of any applicable state, local, foreign or other tax laws, including gift and estate tax laws is not discussed. The discussion deals only with notes held as “capital assets” (generally, property for investment) within the meaning of Section 1221 of the Code.

As used herein, “United States Holder” means a beneficial owner of the notes who or that is, for United States federal income tax purposes:

•	an individual who is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the “substantial presence” test under Section 7701(b) of the Code;

•	a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or a State thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income tax regardless of its source; or

•	a trust, if a United States court can exercise primary supervision over the administration of the trust and one or more United States persons can control all substantial trust decisions, or, if the trust was in existence on August 20, 1996, a trust that has elected to continue to be treated as a United States person.

If a partnership or other entity taxable as a partnership holds notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the notes, you should consult your tax advisor regarding the tax consequences of the ownership and disposition of the notes.

We have not sought and will not seek any rulings from the Internal Revenue Service, or the IRS, with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the notes or that any position would not be sustained.

THIS DISCUSSION IS FOR GENERAL INFORMATION PURPOSE ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX CONSEQUENCES DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, INCLUDING GIFT AND ESTATE TAX LAWS, AND ANY TAX TREATIES.

In certain circumstances (see “Exchange Offer—Purpose and Effect of the Exchange Offer”) we may be obligated to pay amounts in excess of stated interest or principal on the notes. The obligation to make such payments may implicate the provisions of Treasury regulations relating to “contingent payment debt instruments.” According to Treasury regulations, the possibility that any such payments in excess of stated interest or principal will be made will not cause the notes to be considered contingent payment debt instrument if there is only a remote chance as of the date the notes were issued that such payments will be made or if such payment are considered “incidental.” We believe that the likelihood that we will be obligated to make any such payments is remote. Therefore, we do not intend to treat the notes as contingent payment debt instruments. Our determination that these contingencies are remote is binding on the holder unless such holder discloses its contrary position in the manner required by applicable Treasury regulations. Our determination is not, however, binding on the IRS, and if the IRS were to challenge this determination, a holder might be required to accrue income on its notes in excess of stated interest, and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a note. The remainder of this disclosure assumes that the notes will not be treated as contingent payment debt instruments.

United States Holders

Interest

Payments of stated interest on the notes generally will be taxable to a United States Holder as ordinary income at the time that such payments are received or accrued, in accordance with such United States Holder’s method of accounting for United States federal income tax purposes.

Sale or Other Taxable Disposition of the Notes

A United States Holder will recognize gain or loss on the sale, exchange (other than for exchange notes pursuant to the exchange offer), redemption, retirement or other taxable disposition of a note equal to the difference between the sum of the cash and the fair market value of any property received in exchange therefor (less any portion allocable to any accrued and unpaid interest, which generally will be taxable as ordinary income if not previously included in such holder’s income) and the United States Holder’s adjusted tax basis in the note. A United States Holder’s adjusted tax basis in a note generally will be the United States Holder’s cost therefor. This gain or loss generally will be a capital gain or loss. In the case of a non-corporate United States Holder, such capital gain will be subject to tax at a reduced rate if a note is held for more than one year. The deductibility of capital losses is subject to limitation.

Exchange Offer

The exchange of the notes for the exchange notes will not constitute a taxable exchange. As a result, (1) a United States Holder will not recognize taxable gain or loss as a result of exchanging such holder’s notes; (2) the holding period of the exchange notes will include the holding period of the notes exchanged therefor; and (3) the adjusted tax basis of the exchange notes received will be the same as the adjusted tax basis of the notes exchanged therefor immediately before such exchange.

Discharge

If a discharge were obtained of an Indenture with respect to a series of notes issued thereunder and then outstanding, as described above under “Description of the Notes—Satisfaction and Discharge,” such discharge generally would be deemed to constitute a taxable exchange of such outstanding notes for other property. In such case, a United States holder would be treated as described above under “—United States Holders—Sale or Other Taxable Disposition of the Notes.” In addition, after such deemed exchange, a United States holder also might be required to recognize income from the property deemed to have been received in such exchange over the remaining life of the transaction in a manner or amount that is different than if the discharge had not occurred. United States holders should consult their tax advisors as to the specific consequences arising from a discharge in their particular situations.

Backup Withholding

A United States Holder may be subject to a backup withholding tax (currently at a rate of 28%) when such holder receives interest and principal payments on the notes held or upon the proceeds received upon the sale or other disposition of such notes. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. A United States Holder will be subject to this backup withholding tax if such holder is not otherwise exempt and such holder:

•	fails to furnish its taxpayer identification number, or TIN, which, for an individual, is ordinarily his or her social security number;

•	furnishes an incorrect TIN;

•	is notified by the IRS that it has failed to properly report payments of interest or dividends; or

•	fails to certify, under penalties of perjury, that it has furnished a correct TIN and that the IRS has not notified the United States Holder that it is subject to backup withholding.

United States Holders should consult their own tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. The backup withholding tax is not an additional tax and taxpayers may use amounts withheld as a credit against their United States federal income tax liability or may claim a refund as long as they timely provide certain information to the IRS.

Non-United States Holders

A non-United States Holder is a beneficial owner of the notes who or that, for United States federal income tax purposes, is not a United States Holder or a partnership.

Interest

Interest paid to a non-United States Holder that is not effectively connected with the conduct of a United States trade or business by such non-United States Holder will not be subject to United States federal withholding tax of 30% (or, if applicable, a lower treaty rate) provided that:

•	such holder does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all of our classes of stock;

•	such holder is not a controlled foreign corporation that is related to us through stock ownership and is not a bank that received such notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•	either (1) the non-United States Holder certifies in a statement provided to us or our paying agent, under penalties of perjury, that it is not a “United States person” within the meaning of the Code and provides its name and address (generally by completing IRS Form W-8BEN), (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the notes on behalf of the non-United States Holder certifies to us or our paying agent under penalties of perjury that it, or the financial institution between it and the non-United States Holder, has received from the non-United States Holder a statement, under penalties of perjury, that such holder is not a “United States person” and provides us or our paying agent with a copy of such statement or (3) the non-United States Holder holds its notes directly through a “qualified intermediary” and certain conditions are satisfied.

If the above conditions are not met, a non-United States Holder may be entitled to a reduction in or an exemption from withholding tax on interest under a tax treaty between the United States and the non-United States Holder’s country of residence. To claim a reduction or exemption under a tax treaty, a non-United States

Holder must generally complete an IRS Form W-8BEN and claim the reduction or exemption on the form. In some cases, a non-United States Holder may instead be permitted to provide documentary evidence of its claim to the intermediary, or a qualified intermediary may already have some or all of the necessary evidence in its files.

The certification requirements described above may require a non-United States Holder that provides an IRS form, or that claims the benefit of an income tax treaty, to also provide its United States TIN.

A non-United States Holder will be entitled to an exemption from withholding tax with respect to interest if the interest is effectively connected to a United States trade or business (and not exempt from taxation under an applicable tax treaty) and an appropriate certification is provided (generally an IRS Form W-8ECI).

Payments of additional interest if we fail to register the notes as agreed may, if they become payable, be subject to United States withholding tax. We intend to withhold tax at a rate of 30% on any payment of such interest made to non-United States Holders unless we receive certain certifications from the non-United States Holder claiming that such payments are subject to reduction or elimination of withholding under an applicable treaty, or that such payments are effectively connected with the holder’s conduct of a trade or business in the United States, as described above. If we withhold tax from any payment of additional interest made to a non-United States Holder and such payment were determined not to be subject to United States federal tax, a non-United States Holder generally would be entitled to a refund of all tax withheld.

Sale or Other Taxable Disposition of the Notes

A non-United States Holder will generally not be subject to United States federal income tax or withholding tax on gain recognized on the sale, exchange, redemption, retirement or other taxable disposition of a note so long as (i) the gain is not effectively connected with the conduct by the non-United States Holder of a trade or business within the United States, as described below, and (ii) in the case of a Non-United States Holder who is an individual, such non-United States Holder is not present in the United States for 183 days or more in the taxable year of disposition.

United States Trade or Business

If interest or gain from a disposition of the notes is effectively connected with a non-United States Holder’s conduct of a United States trade or business, and if an income tax treaty applies and the non-United States Holder maintains a United States “permanent establishment” (or a fixed base, in the case of an individual) to which the interest or gain is generally attributable, the non-United States Holder may be subject to United States federal income tax on the interest or gain on a net basis in the same manner as if it were a United States Holder. If interest income received with respect to the notes is taxable on a net basis, the 30% withholding tax described above will not apply (as described above). A foreign corporation that is a holder of a note also may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty. For this purpose, interest on a note or gain recognized on the disposition of a note will be included in earnings and profits if the interest or gain is effectively connected with the conduct by the foreign corporation of a trade or business in the United States.

Discharge

As described above under “—United States Holders—Discharge,” a discharge generally would be deemed to constitute a taxable exchange of outstanding notes for other property. In such case, a non-United States Holder would be treated as described above under “—Non-United States Holders—Sale or Other Taxable Disposition of the Notes.” A non-United States Holder also may be required to recognize income with respect to the property deemed to have been received in such exchange over the remaining life of the transaction in a manner or amount that is different than if the discharge had not occurred, and such income may be subject to United States income and/or withholding taxes. Non-United States Holders should consult their tax advisors as to the specific consequences arising from a discharge in their particular situations.

Backup Withholding and Information Reporting

Backup withholding will likely not apply to payments of interest made by us or our paying agents, in their capacities as such, to a non-United States Holder of a note if the holder provides appropriate certification that it is not a United States person (generally an IRS Form W-8BEN). However, information reporting on IRS Form 1042-S may still apply with respect to interest payments. Payments of the proceeds from a disposition by a non-United States Holder of a note (including a redemption) made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that information reporting (but generally not backup withholding) may apply to those payments if the broker is:

•	a United States person;

•	a controlled foreign corporation for United States federal income tax purposes;

•	a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period; or

•	a foreign partnership, if at any time during its tax year, one or more of its partners are United States persons, as defined in Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, the foreign partnership is engaged in a United States trade or business.

Payment of the proceeds from a disposition by a non-United States Holder of a note made to or through the United States office of a broker is generally subject to information reporting and backup withholding unless the holder certifies as to its non-United States status or otherwise establishes an exemption from information reporting and backup withholding.

Non-United States Holders should consult their own tax advisors regarding application of withholding and backup withholding in their particular circumstance and the availability of and procedure for obtaining an exemption from withholding and backup withholding under current Treasury regulations. In this regard, the current Treasury regulations provide that a certification may not be relied on if we or our agent (or other payor) knows or has reason to know that the certification may be false. Any amounts withheld under the backup withholding rules from a payment to a non-United States Holder will be allowed as a credit against the holder’s United States federal income tax liability or may be refunded, provided the required information is furnished in a timely manner to the IRS.

PLAN OF DISTRIBUTION

Each participating broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer in connection with resales of exchange notes received by it in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of 90 days after the expiration date, unless such period is extended we will make this prospectus, as amended or supplemented, available to any participating broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sales of the exchange notes by participating broker-dealers. Exchange notes received by participating broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such participating broker-dealer and/or the purchasers of any such exchange notes. Any participating broker-dealer that resells the exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 90 days after the expiration date, unless such period is extended, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any participating broker-dealer that requests such documents in the letter of transmittal.

Prior to the exchange offer, there has not been any public market for the outstanding notes. The outstanding notes have not been registered under the Securities Act and will be subject to restrictions on transferability to the extent that they are not exchanged for exchange notes by holders who are entitled to participate in this exchange offer. The holders of outstanding notes, other than any holder that is our affiliate within the meaning of Rule 405 under the Securities Act, who are not eligible to participate in the exchange offer are entitled to certain registration rights, and we may be required to file a shelf registration statement with respect to their outstanding notes. The exchange notes will constitute a new issue of securities with no established trading market. We do not intend to list the exchange notes on any national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. The initial purchasers have advised us that they currently intend to make a market in the exchange notes. Such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the exchange offer and the pendency of any shelf registration statements. Accordingly, no assurance can be given that an active public or other market will develop for the exchange notes or as to the liquidity of the trading market for the exchange notes. If a trading market does not develop or is not maintained, holders of the exchange notes may experience difficulty in reselling the exchange notes or may be unable to sell them at all. If a market for the exchange notes develops, any such market may be discontinued at any time.

In reliance on interpretations of the staff of the SEC set forth in no-action letters issued to third parties in similar transactions, we believe that the exchange notes issued in the exchange offer in exchange for the original notes may be offered for resale, resold and otherwise transferred by holders without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the exchange notes are acquired in the ordinary course of such holders’ business and the holders are not engaged in and do not intend to engage in and have no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of exchange notes. This position does not apply to any holder that is:

•	an “affiliate” of Exide within the meaning of Rule 405 under the Securities Act; or

•	a broker-dealer.

LEGAL MATTERS

The validity of the exchange notes and the guarantees and other legal matters, including the tax-free nature of the exchange, will be passed upon on our behalf by Kirkland & Ellis LLP, a partnership that includes professional corporations, Chicago, Illinois.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements of Exide Technologies and Exide Global Holding Netherlands C.V. as of March 31, 2006 and 2005 and for the year ended March 31, 2006, the period from May 6, 2004 to March 31, 2005, the period from April 1, 2004 to May 5, 2004, and for the year ended March 31, 2004 included in this prospectus, have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their reports appearing herein.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form S-4 (Reg. No. 333-          ) with respect to the securities being offered hereby. This prospectus does not contain all of the information contained in the registration statement, including the exhibits and schedules. You should refer to the registration statement, including the exhibits and schedules, for further information about use and the securities being offered hereby. Statements we make in this prospectus about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement because those statements are qualified in all respects by reference to those exhibits. As described below, the registration statement, including exhibits and schedules is on file at the offices of the SEC and may be inspected without charge.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any materials that we file with the SEC at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. The SEC also maintains an internet website, at http://www.sec.gov, that contains our filed reports, proxy and information statements and other information that we file electronically with the SEC. Additionally, we make these filings available, free of charge, on our website at www.exide.com as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. The information on our website, other than these filings, is not, and should not be, considered part of this prospectus and is not incorporated by reference into this document.

You may request a copy of our filings, at no cost, by written or oral request made to us at the following address or telephone number:

Exide Technologies

13000 Deerfield Parkway

Building 200

Alpharetta, GA 30004

(678) 566-9000

Attention: Brad S. Kalter

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

EXIDE TECHNOLOGIES AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS (AUDITED)

REPORTS OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-2

CONSOLIDATED STATEMENTS OF OPERATIONS	F-6

CONSOLIDATED BALANCE SHEETS	F-7

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY	F-8

CONSOLIDATED STATEMENTS OF CASH FLOWS	F-9

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	F-10

FINANCIAL STATEMENT SCHEDULE:

II—VALUATION AND QUALIFYING ACCOUNTS AND RESERVES	F-48

All other schedules are omitted because they are not applicable, not required, or the information required to be set forth therein is included in the Consolidated Financial Statements or in the Notes thereto.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS	F-49

CONDENSED CONSOLIDATED BALANCE SHEETS	F-50

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS	F-51

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS	F-52

EXIDE GLOBAL HOLDING NETHERLANDS C.V. AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

Exide Technologies

We have completed integrated audits of Exide Technologies’ 2006 and 2005 consolidated financial statements and of its internal control over financial reporting as of March 31, 2006 in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

Consolidated financial statements and financial statement schedule

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, stockholders’ equity and cash flows present fairly, in all material respects, the financial position of Exide Technologies and its subsidiaries (Successor Company) at March 31, 2006 and 2005, and the results of their operations and cash flows for the year ended March 31, 2006 and for the period from May 6, 2004 to March 31, 2005 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index, for the year ended March 31, 2006 and for the period May 6, 2004 to March 31, 2005 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses and negative cash flows from operations. Additionally, given the Company’s past financial performance in comparison to its budgets and forecasts there is no assurance the Company will be able to meet these budgets and forecasts and be in compliance through March 31, 2007 with one or more of the debt covenants of its Senior Secured Credit Facility. These issues raise substantial doubt about its ability to continue as a going concern. Management plans in regard to these matters are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 1 to the consolidated financial statements, on April 15, 2002, Exide Technologies, together with certain of its U.S. subsidiaries (Debtors), filed voluntary petitions for reorganization under Chapter 11 of the federal bankruptcy laws in the United States Court for the District of Delaware. The Debtors’ Joint Plan of Reorganization was confirmed by the Bankruptcy Court on April 21, 2004 and the Debtors declared May 5, 2004 as the effective date of the Plan as the transactions provided for in the Plan had been substantially consummated on such date. Confirmation of the plan resulted in the discharge of substantially all claims against the Company that arose before April 15, 2002 and terminated all rights and interests of equity security holders as provided for in the plan. In connection with its emergence from bankruptcy, the Company adopted Fresh Start reporting as of May 5, 2004.

Internal control over financial reporting

Also, we have audited management’s assessment, included in Management’s Report on Internal Control Over Financial Reporting appearing under Item 9A of Exide Technologies’ annual report on Form 10-K for the year ended March 31, 2006, that Exide Technologies did not maintain effective internal control over financial reporting as of March 31, 2006, as the Company did not maintain (i) sufficient resources in the accounting and finance function, (ii) effective controls over accounting for inventories, (iii) effective controls over accounting for investments in affiliates, (iv) effective controls over accounting for income taxes and (v) segregation of duties, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit.

We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The following material weaknesses have been identified and included in management’s assessment as of March 31, 2006.

1. Lack of sufficient resources in our accounting and finance organization. The Company did not maintain a sufficient complement of personnel to maintain an appropriate accounting and financial reporting organizational structure to support the activities of the Company. Specifically, the Company did not maintain personnel with an appropriate level of accounting knowledge, experience and training in the selection and application of generally accepted accounting principles commensurate with the Company’s financial reporting requirements. This material weakness contributed to the material weaknesses in 2 through 5 below.

2. Accounting for inventories. The Company did not maintain effective controls over the completeness, accuracy and valuation of certain inventories. Specifically, the Company did not maintain effective controls over: (i) consigned inventory quantities, (ii) the cost of lead content used in the Company’s operations in Spain, (iii) inventory variances in the Company’s operations in both the United States and the United Kingdom, and (iv) the lower of cost or market adjustments in accordance with generally accepted accounting principles. These control deficiencies resulted in audit adjustments to the Company’s fiscal 2006 annual consolidated financial statements. Additionally, these control deficiencies, in the aggregate, could result in a misstatement of inventory and cost of sales that would result in a material misstatement to the Company’s annual or interim consolidated financial statements that would not be prevented or detected.

3. Accounting for investments in affiliates. The Company did not maintain effective controls over accounting for investments in affiliates. Specifically, the company did not have effective controls over the completeness and accuracy over the accounting for its equity-method investees in accordance with generally accepted accounting principles. This control deficiency resulted in audit adjustments to the Company’s fiscal 2006 consolidated financial statements. Additionally, this control deficiency could result in a misstatement of investments in affiliates and related income statement accounts that would result in a material misstatement to the Company’s annual or interim consolidated financial statements that would not be prevented or detected.

4. Accounting for income taxes. The Company did not maintain effective controls over accounting for income taxes. Specifically, the Company’s processes, procedures and controls related to the preparation and review of the quarterly and annual tax provisions were not effective to ensure that the tax provision and related deferred tax asset and liability accounts were accurate, recorded in the proper period and determined in accordance with generally accepted accounting principles. In addition, the Company did not adequately monitor the effect of changes-in-control to ensure the completeness and accuracy of net operating loss carry-forwards for income tax purposes in the United States. This control deficiency resulted in audit adjustments to the Company’s fiscal 2006 consolidated financial statements. Additionally, this control deficiency could result in a misstatement of the tax provision and deferred tax asset and liability balances that would result in a material misstatement to the Company’s annual or interim consolidated financial statements that would not be prevented or detected.

5. Segregation of duties. The Company did not maintain effective segregation of duties. Specifically, in connection with the lack of sufficient accounting and finance resources described in material weakness 1 above, certain financial accounting and reporting personnel had incompatible duties that permitted creation, review, and processing of financial data without independent review and authorization affecting payroll, inventory, purchasing, payables, cost of sales, revenue and accounts receivable. This control deficiency could result in a misstatement of the Company’s accounts and disclosures that would result in a material misstatement to the Company’s interim or annual consolidated financial statements that would not be prevented or detected.

These material weaknesses were considered in determining the nature, timing, and extent of audit tests applied in our audit of the 2006 consolidated financial statements, and our opinion regarding the effectiveness of the Company’s internal control over financial reporting does not affect our opinion on those consolidated financial statements.

In our opinion, management’s assessment that Exide Technologies did not maintain effective internal control over financial reporting as of March 31, 2006, is fairly stated, in all material respects, based on criteria established in Internal Control—Integrated Framework issued by the COSO. Also, in our opinion, because of the effect of the material weaknesses described above on the achievement of the objectives of the control criteria, Exide Technologies has not maintained effective internal control over financial reporting as of March 31, 2006, based on criteria established in Internal Control—Integrated Framework issued by the COSO.

PricewaterhouseCoopers LLP

Atlanta, Georgia

June 28, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

Exide Technologies

In our opinion, the accompanying consolidated statements of operations, stockholders’ equity (deficit) and cash flows present fairly, in all material respects, the results of operations and cash flows of Exide Technologies and its subsidiaries (Predecessor Company) for the period from April 1, 2004 to May 5, 2004 and for the year ended March 31, 2004 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index for the period from April 1, 2004 to May 5, 2004 and for the year ended March 31, 2004 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 4 to the consolidated financial statements, on April 1, 2003, the Company adopted Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations.

As discussed in Note 1 to the consolidated financial statements, on April 15, 2002, Exide Technologies, together with certain of its U.S. subsidiaries (Debtors), filed voluntary petitions for reorganization under Chapter 11 of the federal bankruptcy laws in the United States Court for the District of Delaware. The Debtors’ Joint Plan of Reorganization was confirmed by the Bankruptcy Court on April 21, 2004 and the Debtors declared May 5, 2004 as the effective date of the Plan. The transactions provided for in the Plan had been substantially consummated on such date. In connection with its emergence from bankruptcy, the Company adopted Fresh Start reporting as of May 5, 2004.

PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

June 28, 2005

EXIDE TECHNOLOGIES AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per-share data)

	Successor Company		Predecessor Company
	For the fiscal year ended March 31, 2006	For the Period May 6, 2004 to March 31, 2005	For the Period April 1, 2004 to May 5, 2004	For the fiscal year ended March 31, 2004
NET SALES	$2,819,876	$2,476,259	$214,607	$2,500,493
COST OF SALES	2,413,045	2,098,757	179,137	1,991,168

Gross profit	406,831	377,502	35,470	509,325

EXPENSES:
Selling, marketing and advertising	271,059	251,085	24,504	264,753
General and administrative	190,993	150,871	17,940	161,271
Restructuring and impairment	21,714	42,479	602	52,708
Goodwill impairment charge	—	388,524	—	—
Other (income) expense, net	3,684	(56,898)	6,222	(40,724)
Interest expense, net	69,464	42,636	8,870	99,027

	556,914	818,697	58,138	537,035

Loss before reorganization items, income taxes, minority interest and cumulative effect of change in accounting principle	(150,083)	(441,195)	(22,668)	(27,710)
REORGANIZATION ITEMS, NET	6,158	11,527	18,434	67,042
FRESH START ACCOUNTING ADJUSTMENTS, NET	—	—	(228,371)	—
GAIN ON DISCHARGE OF LIABILITIES SUBJECT TO COMPROMISE	—	—	(1,558,839)	—
INCOME TAX PROVISION (BENEFIT)	15,962	14,219	(2,482)	3,271
MINORITY INTEREST	529	(18)	26	467

Income (loss) before cumulative effect of change in accounting principle	(172,732)	(466,923)	1,748,564	(98,490)
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	—	—	—	(15,593)

Net income (loss)	$(172,732)	$(466,923)	$1,748,564	$(114,083)

NET INCOME (LOSS) PER SHARE, BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE

Basic and Diluted	$(6.91)	$(18.68)	$63.86	$(3.60)

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE PER SHARE
Basic and Diluted	$—	$—	$—	$(0.57)
NET INCOME (LOSS) PER SHARE

Basic and Diluted	$(6.91)	$(18.68)	$63.86	$(4.17)

WEIGHTED AVERAGE SHARES

Basic and Diluted	25,000	25,000	27,383	27,383

The accompanying notes are an integral part of these statements.

EXIDE TECHNOLOGIES AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except per-share data)

	March 31, 2006	March 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$32,161	$76,696
Restricted cash	561	1,323
Receivables, net of allowance for doubtful accounts of $21,637 and $22,471	617,677	687,715
Inventories	414,943	397,689
Prepaid expenses and other	30,243	21,275
Deferred financing costs, net	3,169	1,725
Deferred income taxes	11,066	4,305

Total current assets	1,109,820	1,190,728

Property, plant and equipment, net	685,842	799,763

Other assets:
Other intangibles, net	186,820	192,854
Investments in affiliates	4,783	9,010
Deferred financing costs, net	15,196	12,784
Deferred income taxes	56,358	55,896
Other	24,090	29,745

	287,247	300,289

Total assets	$2,082,909	$2,290,780

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$11,375	$1,595
Current maturities of long-term debt	5,643	632,116
Accounts payable	360,538	340,480
Accrued expenses	298,631	385,521
Warrants liability	2,063	11,188

Total current liabilities	678,250	1,370,900
Long-term debt	683,986	20,047
Noncurrent retirement obligations	333,248	329,628
Deferred income tax liability	33,590	24,178
Other noncurrent liabilities	116,430	106,004

Total liabilities	1,845,504	1,850,757

Commitments and contingencies	—	—
Minority interest	12,666	12,764

STOCKHOLDERS’ EQUITY
Common stock, $0.01 par value, 61,500 shares authorized, 24,546 and 24,407 shares issued and outstanding at March 31, 2006 and March 31, 2005	245	234
Preferred stock, $0.01 par value, 1,000 shares authorized, 0 shares issued and outstanding at March 31, 2006 and March 31, 2005	—	—
Additional paid-in capital	888,647	888,157
Accumulated deficit	(639,655)	(466,923)
Accumulated other comprehensive income (loss)	(24,498)	5,791

Total stockholders’ equity	224,739	427,259

Total liabilities and stockholders’ equity	$2,082,909	$2,290,780

The accompanying notes are an integral part of these statements.

EXIDE TECHNOLOGIES AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

(In thousands)

					Accumulated Other Comprehensive Income (Loss)
	Common Stock	Additional Paid-in Capital	Notes Receivable- Stock Award Plan	Accumulated Deficit	Minimum Pension Liability, Net of Tax	Cummulative Transalation Adjustment	Comprehensive Income (Loss)
Balance at March 31, 2003 (Predecessor Company)	$274	$570,589	$(665)	$(932,004)	$(137,507)	$(196,056)

Net loss for fiscal 2004	—	—	—	(114,083)	—	—	$(114,083)
Minimum pension liability adjustment, net of tax	—	—	—	—	(18,391)	—	(18,391)
Translation adjustment	—	—	—	—	—	58,074	58,074

Comprehensive loss	—	—	—	—	—	—	$(74,400)

Balance at March 31, 2004 (Predecessor Company)	$274	$570,589	$(665)	$(1,046,087)	$(155,898)	$(137,982)

Net income for the period April 1, 2004 to May 5, 2004	—	—	—	1,748,564	—	—	$1,748,564
Translation adjustment	—	—	—	—	—	(7,591)	(7,591)
Cancellation of Predecessor Company common stock	$(274)	$(570,589)	—	—	—	—	—
Fresh Start elimination of equity account balances	—	—	665	(702,477)	155,898	145,573	—

Comprehensive income	—	—	—	—	—	—	$1,740,973

Balance at May 5, 2004 (Predecessor Company)	$—	$—	$—	$—	$—	$—

Issuance of Successor Company common stock	234	888,157	—	—	—	—

Balance at May 5, 2004 (Successor Company)	$234	$888,157	$—	$—	$—	$—

Net loss for the period May 6, 2004 to March 31, 2005	—	—	—	(466,923)	—	—	$(466,923)
Minimum pension liability adjustment, net of tax of $1,559	—	—	—	—	(24,350)	—	(24,350)

Translation adjustment	—	—	—	—	—	30,141	30,141

Comprehensive loss	—	—	—	—	—	—	$(461,132)

Balance at March 31, 2005 (Successor Company)	$234	$888,157	$—	$(466,923)	$(24,350)	$30,141

Net loss for the fiscal year ended March 31, 2006	—	—	—	(172,732)	—	—	$(172,732)
Minimum pension liability adjustment, net of tax of $315	—	—	—	—	(6,026)	—	(6,026)
Translation adjustment	—	—	—	—	—	(24,263)	(24,263)

Comprehensive loss	—	—	—	—	—	—	$(203,021)

Common stock issuance	11	(11)	—	—	—	—
Restricted stock issanuce	—	501	—	—	—	—

Balance at March 31, 2006 (Successor Company)	$245	$888,647	$—	$(639,655)	$(30,376)	$5,878

The accompanying notes are an integral part of these statements.

EXIDE TECHNOLOGIES AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Successor Company		Predecessor Company
	For the fiscal year ended March 31, 2006	For the Period May 6, 2004 to March 31, 2005	For the Period April 1, 2004 to May 5, 2004	For the fiscal year ended March 31, 2004
Cash Flows From Operating Activities:
Net income (loss)	$(172,732)	$(466,923)	$1,748,564	$(114,083)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities—
Depreciation and amortization	122,429	108,752	7,848	97,816
Cumulative effect of change in accounting principle	—	—	—	15,593
Gain on discharge of liabilities subject to compromise	—	—	(1,558,839)	—
Fresh start accounting adjustments, net	—	—	(228,371)	—
Unrealized gain on Warrants	(9,125)	(63,112)	—	—
Net loss (gain) on asset sales	8,044	7,649	—	(9,700)
Gain on insurance recoveries	(4,791)	(13,645)	—	—
Deferred income taxes	(36)	6,551	(3,179)	(7,343)
Provision for doubtful accounts	4,116	1,973	473	5,140
Non-cash provision for restructuring	1,280	4,000	18	217
Reorganization items, net	6,158	11,527	18,434	67,042
Goodwill impairment charge	—	388,524	—	—
Insurance proceeds	11,144	7,290	—	—
Minority interest	529	(18)	26	467
Amortization of deferred financing costs	2,048	—	1,251	18,537
Changes in assets and liabilities excluding effects of Fresh Start accounting and acquisitions and divestitures—
Receivables	34,022	(31,777)	45,924	32,486
Inventories	(34,703)	38,826	(10,873)	12,451
Prepaid expenses and other	(8,997)	(108)	286	(13,151)
Payables	33,958	41,120	(20,967)	13,077
Accrued expenses	(68,907)	(32,932)	(20,564)	(3,250)
Noncurrent liabilities	27,500	(4,454)	(294)	(18,401)
Other, net	3,715	(12,934)	13,077	(56,347)

Net cash (used in) provided by operating activities	(44,348)	(9,691)	(7,186)	40,551

Cash Flows From Investing Activities:
Capital expenditures	(58,133)	(69,114)	(7,152)	(65,128)
Proceeds from sales of assets	25,316	25,101	2,800	26,717

Net cash used in investing activities	(32,817)	(44,013)	(4,352)	(38,411)

Cash Flows From Financing Activities:
Increase (decrease) in short-term borrowings	10,347	(11,588)	2,425	(107)
Repayments under 9.125% Senior Notes (Deutschemark denominated)	—	—	(110,082)	—
Borrowings under DIP Credit Facility	—	—	—	836,834
Repayments under DIP Credit Facility	—	—	—	(1,005,598)
Borrowings under Replacement DIP Credit Facility	—	—	121,258	510,106
Repayments under Replacement DIP Credit Facility	—	—	(452,875)	(178,488)
Borrowings under Senior Secured Credit Facility	46,250	—	500,000	—
Repayments under Senior Secured Credit Facility	(17,224)	(250,000)	—	—
Borrowings under Senior Secured Notes	—	290,000	—	—
Borrowings under Convertible Senior Subordinated Notes	—	60,000	—	—
European asset securitization	—	—	—	(160,221)
Currency Swap	(12,084)	—	—	—
Increase/Decrease in other debt	15,667	(5,967)	(2,412)	(6,152)
Financing costs and other	(8,310)	(13,520)	(23,146)	(6,041)

Net cash provided by (used in) financing activities	34,646	68,925	35,168	(9,667)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(2,016)	1,879	(1,447)	5,174

Net Increase (Decrease) In Cash and Cash Equivalents	(44,535)	17,100	22,183	(2,353)
Cash and Cash Equivalents, Beginning of Period	76,696	59,596	37,413	39,766

Cash and Cash Equivalents, End of Period	$32,161	$76,696	$59,596	$37,413

Supplemental Disclosures Of Cash Flow Information:
Cash paid during the period for—
Interest	$54,923	$32,991	$13,765	$56,628
Income taxes (net of refunds)	$10,568	$10,580	$1,139	$14,355

The accompanying notes are an integral part of these statements.

EXIDE TECHNOLOGIES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2006

(In thousands, except per-share and headcount data)

(1)    BASIS OF PRESENTATION

The Consolidated Financial Statements include the accounts of Exide Technologies (referred together with its subsidiaries, unless the context requires otherwise, as “Exide” or the “Company”) and all of its majority-owned subsidiaries.

On April 15, 2002, the “Petition Date”, Exide Technologies, together with certain of its U.S. subsidiaries, filed voluntary petitions for reorganization under Chapter 11 of the federal bankruptcy laws (“Bankruptcy Code” or “Chapter 11”) in the United States Bankruptcy Court for the District of Delaware (“Bankruptcy Court”). On November 21, 2002, two additional wholly owned, non-operating subsidiaries of Exide filed voluntary petitions for reorganization under Chapter 11 in the Bankruptcy Court. All of the cases were jointly administered for procedural purposes before the Bankruptcy Court under case number 02-11125KJC.

Exide Technologies and such subsidiaries (the “Debtors”) continued to operate their businesses and manage their properties as debtors-in-possession throughout the course of the bankruptcy case. The Debtors, along with the Official Committee of Unsecured Creditors, filed a Joint Plan of Reorganization (the “Plan”) with the Bankruptcy Court on February 27, 2004 and, on April 21, 2004, the Bankruptcy Court confirmed the Plan. The Debtors declared May 5, 2004 as the effective date of the Plan, and substantially consummated the transactions provided for in the Plan on such date (the “Effective Date”). For accounting purposes the Company also recognized the emergence as of May 5, 2004, as this was the date upon which the material conditions related to emergence, most significantly the finalization of the Company’s exit financing, were resolved.

The emergence from Chapter 11 resulted in a new reporting entity (the “Successor Company”) and adoption of Fresh Start reporting and reporting in accordance with Statement of Position 90-7 (“SOP 90-7”), “Financial Reporting by Entities in Reorganization under the Bankruptcy Code.” Fresh Start reporting required the Company to allocate the reorganization value to its assets based upon their estimated fair values in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations” (“SFAS 141”). In connection with the development of the plan of reorganization the Company was primarily responsible for the valuation and directed its financial advisors to prepare a valuation analysis of its business. Management considered a number of factors, including valuations or appraisals, when estimating the fair values of the Company’s assets and liabilities. Each liability existing at the Plan confirmation date, other than deferred taxes, was stated at present values of amounts to be paid determined at appropriate current interest rates. Adoption of Fresh Start reporting has resulted in material adjustments to the historical carrying value of the Company’s assets and liabilities.

These Consolidated Financial Statements have been prepared on a going concern basis, which assumes continuity of operations and realization of assets and satisfaction of liabilities in the ordinary course of business. The ability of the Company to continue as a going concern is predicated upon, among other things, compliance with the provisions of the covenants of its current borrowing arrangements, the ability to generate cash flows from operations and, where necessary, obtaining financing sources sufficient to satisfy the Company’s future obligations, as well as certain contingencies described in Note 15. On February 1, 2006, the Company obtained amendments to its Senior Secured Credit Facility (the “Credit Agreement”) which, provided $46,250 of additional borrowings, eliminated scheduled amortization of principal payments during the term of the facility, eliminated most financial covenants, relaxed the covenant related to minimum earnings before interest, taxes, depreciation, amortization and restructuring (“Adjusted EBITDA”), modified covenants for the maximum capital expenditures and leverage ratios for permitted acquisitions, expanded the amount of non-core asset sale proceeds to be retained by the Company and enhanced existing call protection for the lenders as well as extended such call protection to include outstanding amounts under the Company’s revolving loan facility.

EXIDE TECHNOLOGIES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On March 15, 2006, the Company obtained further amendments to the Credit Agreement, which relaxed the covenant related to Adjusted EBITDA, eliminated the “going concern” covenant for fiscal year 2006, increased call protection for the lenders in the event the Company refinances the senior credit facility, increased the applicable margin for the outstanding loans and an agreement to pay certain fees for a financial advisor for the lenders.

As of June 14, 2006, the Company believes, based upon its financial forecast and plans that it will comply with the Credit Agreement covenants for at least the period through March 31, 2007. The Company has suffered recurring losses and negative cash flows from operations. Additionally, given the Company’s past financial performance in comparison to its budgets and forecasts, there is no assurance the Company will be able to meet these budgets and forecasts and be in compliance with one or more of its debt covenants of its Senior Secured Credit Facility through March 31, 2007. These uncertainties with respect to the Company’s past performance in comparison to its budgets and forcasts, and its ability to maintain compliance with its financial covenants throughout fiscal 2006 resulted in the Company’s receiving a going concern modification to the audit opinion for fiscal 2006. Failure to comply with the Credit Agreement covenants, without waiver, would result in a default under the Credit Agreement. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty. Should the Company be in default, it is not permitted to borrow under the Credit Agreement, which would have a very negative effect on liquidity. Although the Company has been able to obtain waivers of prior defaults, there can be no assurance that it can do so in the future or, if it can, what the cost and terms of obtaining such waivers would be. Future defaults would, if not waived, allow the Credit Agreement lenders to accelerate the loans and declare all amounts due and payable. Any such acceleration would also result in a default under the Indentures for the Company’s notes and their potential acceleration.

Generally, the Company’s principal sources of liquidity are cash from operations, borrowings under the Credit Agreement, and proceeds from any asset sales which are not used to repay Credit Agreement debt. The Credit Agreement requires that the proceeds from asset sales be used for the pay down of Term Loans, except for specific exceptions which permit the Company to retain $30,000 from specified non-core asset sales and 50% of the proceeds of the sale of other specified assets with an estimated value of $100,000.

The Company’s current liquidity position at June 16, 2006 of $55,600 remains constrained. The Company has an operational plan that would provide adequate liquidity to fund its operations through the remainder of the fiscal year. The Company has reduced its planned capital expenditures and has reduced planned restructuring activities in order to provide additional liquidity. On June 28, 2006, the Company entered into a Standby Purchase Agreement with investors who would backstop a rights offering of common stock by the Company to its shareholders and purchase additional shares of common stock. Such transactions would provide gross proceeds to the Company of up to $125,000 before expenses. The closing of such transactions is subject to several conditions, including shareholder approval (which the Company plans to seek at its annual meeting of shareholders in August 2006), there being no material adverse effect on the Company’s business and there not being trading suspensions or other adverse developments in the financial markets. Subsequent to this transaction the Company will have more common stock issued and as a result this transaction will have a dilutive affect.

If the Company fails to meet its operations objectives, including working capital reductions, and if such shortfall is not replaced through proceeds from a rights offering or other means, the lack of liquidity would have a material adverse impact on the Company’s ability to fund its operations and financial obligations and cause the Company to evaluate a restructuring of its obligations.

The accompanying Consolidated Financial Statements of the Company prior to emergence from Chapter 11 (the “Predecessor Company”) have also been prepared in accordance with SOP 90-7. Revenues, expenses, realized gains and losses and provision for losses resulting from the reorganization are reported separately as Reorganization items, net in the consolidated statements of operations.

EXIDE TECHNOLOGIES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Since the Company’s emergence from bankruptcy resulted in a new reporting entity as of the Effective Date, the Consolidated Financial Statements for periods subsequent to May 5, 2004 are not comparable with those of prior periods. All financial information as of and for periods prior to May 5, 2004 is presented as pertaining to the Predecessor Company, while all financial information after that date is presented as pertaining to the Successor Company. The Consolidated Statements of Operations reflect the results of the reorganization and Fresh Start adjustments in accordance with SOP 90-7 in the period April 1, 2004 to May 5, 2004 as Predecessor Company information.

In the fourth quarter of fiscal year 2006, the Company’s results were impacted by certain adjustments to correct prior period errors that were identified in connection with the year-end reporting process. These adjustments included write-offs related to consignment inventory and adjustments to properly state certain ending accrual balances. In addition, adjustments were also identified and recorded to reduce an investment in affiliate to the correct equity income balance, write down a value added tax (“VAT”) receivable in Spain to net realizable value, properly discount a non-interest bearing note and push down entries to the appropriate consolidating entity. The Company also identified and recorded adjustments to deferred taxes to correct errors identified during the year-end income tax reporting process. A full valuation allowance was also recorded on the deferred tax assets in Spain due to the entity’s historical and expected future losses. The net impact of these adjustments would have been a decrease of fourth quarter net loss by $540 for items that should have been recorded in prior periods. After evaluating these adjustments, the Company concluded that they did not have a material impact on any quarters in fiscal year 2006 or prior periods.

(2)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The Consolidated Financial Statements include the accounts of Exide Technologies and all of it’s majority owned subsidiaries in which the Company exercises control (collectively the “Company”). Investments in affiliates of less than a 20% interest are accounted for by the cost method. Investments in 20% to 50% owned companies are accounted for by the equity method. The Company’s equity in the net income (loss) of these companies is not material. All significant intercompany transactions have been eliminated.

Nature of Operations

The Company is one of the largest manufacturers and marketers of lead acid batteries in the world. The Company manufactures industrial and automotive batteries in North America, Europe, the Middle East, India, Australia and New Zealand. The Company’s industrial batteries consist of motive power batteries, such as those used in forklift trucks and other electronic vehicles, and network power batteries used for back-up power applications, such as those used for telecommunication systems. The Company markets its automotive batteries to a broad range of retailers and distributors of replacement batteries and automotive original equipment manufacturers.

The Company currently has four business segments, Transportation North America, Transportation Europe and ROW, Industrial Energy North America, Industrial Energy Europe and ROW. For a discussion of the Company’s segments, see Note 21.

Major Customers and Concentration of Credit

The Company has a number of major end-user, retail and original equipment manufacturer customers, both in North America and Europe. No single customer accounted for more than 10% of consolidated net sales during any of the fiscal years presented. The Company does not believe a material part of its business is dependent upon

EXIDE TECHNOLOGIES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

a single customer, the loss of which would have a material long-term impact on the business of the Company. However, the loss of one or more of the Company’s largest customers would most likely have a negative short-term impact on the Company’s results of operations.

Foreign Currency Translation

The functional currencies of the Company’s foreign subsidiaries are primarily the respective local currency. Assets and liabilities of the Company’s foreign subsidiaries and affiliates are translated into U.S. dollars at the year-end exchange rate, and revenues and expenses are translated at average monthly exchange rates. Translation gains and losses are recorded as a component of accumulated other comprehensive income (loss) within stockholders’ equity. Foreign currency gains and losses from certain intercompany transactions meeting the permanently advanced criteria of SFAS No. 52 “Foreign Currency Translation” are also recorded as a component of accumulated other comprehensive income (loss). All other foreign currency gains and losses are included in other (income) expense, net. The Company recognized net foreign currency (gains) losses of $11,280, $(2,580), $6,283, and ($43,846), in fiscal 2006, the period May 6, 2004 to March 31, 2005, the period April 1, 2004 to May 5, 2004, and fiscal 2004, respectively.

Cash Equivalents

Cash equivalents consist of highly liquid instruments with maturities at the time of acquisition of three months or less. Cash equivalents are stated at cost, which approximates fair value, because of the short-term maturity of these instruments.

Allowance for Doubtful Accounts

The Company maintains allowances for doubtful accounts for estimated probable losses resulting from the inability of the Company’s customers to make required payments. The Company continues to assess the adequacy of the reserves for doubtful accounts based on the financial condition of the Company’s customers and other external factors that may impact collectibility. The majority of the Company’s accounts receivable are due from trade customers. Credit is extended based on an evaluation of the Company’s customers’ financial condition and generally, collateral is not required. Payment terms vary and accounts receivable are stated in the Consolidated Financial Statements at amounts due from customers net of an allowance for doubtful accounts. Accounts outstanding longer than the payment terms are considered past due. The Company considers a number of factors in determining the allowance for doubtful accounts, including the length of time trade accounts receivable are past due, the customers’ current ability to pay their obligations to the Company, the Company’s previous loss history, and the condition of the general economy and the industry as a whole. The Company writes off accounts receivable when they become uncollectible.

Inventories

Inventories, which consist of material, labor and overhead, are stated at the lower of cost or market using the first-in, first-out (“FIFO”) method. The Company writes down its inventory to estimated market value (when below historical cost) based on assumptions of future demand and market conditions.

Property, Plant and Equipment

Property, plant and equipment at March 31 consists of:

	2006	2005
Land	$72,709	$85,283
Buildings and improvements	232,512	264,036
Machinery and equipment	555,565	514,109

EXIDE TECHNOLOGIES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	2006	2005
Construction in progress	34,166	35,470

	894,952	898,898
Less—Accumulated depreciation	209,110	99,135

Property, plant and equipment, net	$685,842	$799,763

Depreciation is provided on a straight-line basis over the estimated useful lives of the assets. The range of original estimated useful lives is: buildings and improvements, 25-40 years; machinery and equipment, 3-14 years.

Cost and accumulated depreciation for property retired or disposed of are removed from the accounts, and any gain or loss on disposal is credited or charged to earnings. Expenditures for maintenance and repairs are charged to expense as incurred. Additions, improvements and major renewals are capitalized. Depreciation expense was $109,975, $99,135, $7,728, and $96,358, for fiscal 2006, the period May 6, 2004 to March 31, 2005, the period April 1, 2004 to May 5, 2004, and fiscal 2004, respectively.

Capitalized Software Costs

The Company capitalizes the cost of computer software acquired or developed for internal use, in accordance with SOP 98-1 “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” The capitalized costs are amortized over the estimated useful life of the software, ranging from 3 to 5 years, on a straight-line basis.

Deferred Financing Costs

Deferred financing costs are amortized to interest expense over the life of the related debt.

Valuation of Long-Lived Assets

The Company’s long-lived assets include property, plant and equipment, and identified intangible assets. Long-lived assets (other than indefinite lived intangible assets) are depreciated and amortized over their estimated useful lives, and are reviewed for impairment whenever changes in circumstances indicate the carrying value may not be recoverable. Indefinite-lived intangible assets, which consist of trademarks and tradenames, are reviewed for impairment on both an annual basis and whenever changes in circumstances indicate the carrying value may not be recoverable. If these assets or their related assumptions change in the future, the Company may be required to record impairment charges.

Hedging Activities

The Company’s ability to utilize financial instruments as hedges was significantly restricted due to the Chapter 11 filing.

In accordance with SFAS 133, “Accounting for Derivative Instruments and Hedging Activities”, as amended and interpreted, the Company reports all derivative financial instruments on the balance sheet at their fair values. For derivative instruments designated as cash flow hedges, the effective portion of any hedge is reported in Accumulated Other Comprehensive Income (Loss) until it is cleared to earnings during the same period in which the hedged item affects earnings. The ineffective portion of all hedges is recognized in current period earnings. The Company uses no derivative instruments designated as fair value hedges. In the Consolidated Statement of Cash Flows, the Company reports the cash flows resulting from its hedging activities in the same category as the related item that is being hedged.

EXIDE TECHNOLOGIES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company enters into foreign exchange rate agreements to hedge exposure to the currency fluctuation of certain transactions denominated in a currency other than the applicable local currency.

The Company has also entered into certain lead forward purchase and put option agreements to economically hedge the cost of externally purchased lead.

Counterparties to foreign exchange and commodity and option agreements are major financial institutions. The Company believes the risk of incurring losses related to credit risk is remote.

Warranty and Return Allowance

For a majority of the Company’s sales, an up-front “warranty discount” is provided at the time of sale, after which there is no additional warranty obligation or customer right-of-return. For the remaining sales on which an up-front discount is not provided, the Company provides for an allowance for product returns and/or allowances. Based upon its manufacturing re-work process, the Company believes that the majority of its product returns are not the result of product defects. Many returns are in fact subsequently sold as seconds at a reduced price. The Company recognizes warranty discounts and the estimated cost of product returns as a reduction of sales in the period in which the related revenue is recognized. The product return estimates are based on historical trends and claims experience, and include assessment of the anticipated lag between the date of sale and claim/return date.

Income Taxes

The Company accounts for income taxes under the provisions of SFAS 109 “Accounting for Income Taxes”, which requires the use of the liability method in accounting for deferred taxes. If it is more likely than not that some portion, or all, of a deferred tax asset will not be realized, a valuation allowance is recognized.

Revenue Recognition

The Company records sales when revenue is earned. Shipment terms are generally FOB shipping point and revenue is recognized when product is shipped to the customer. In limited cases, terms are FOB destination and in these cases, revenue is recognized when product is delivered to the customer’s delivery site.

Accounting for Shipping and Handling Costs

The Company records shipping and handling costs incurred in cost of sales and records shipping and handling costs billed to customers in net sales.

Advertising

The Company expenses advertising costs as incurred.

EXIDE TECHNOLOGIES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Stock Options

As provided for in SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”) the Company utilizes the intrinsic value method of expense recognition under APB Opinion No. 25. Accordingly, no compensation cost has been recognized for the stock option plans as the fair market value at date of grant was less than or equal to the exercise price. Had compensation expense for the stock option plans been determined consistently with the provisions of SFAS 123, the Company’s net income (loss) and net income (loss) per share would have been the pro forma amounts indicated below:

	Fiscal Year Ended March 31, 2006	Period from May 6, 2004 to March 31, 2005	Period from April 1, 2004 to May 5, 2004	Fiscal Year Ended March 31, 2004
Net income (loss) as reported:	$(172,732)	$(466,923)	$1,748,564	$(114,083)
Less: total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(1,041)	—	(86)	(587)

Pro forma net income (loss)	$(173,773)	$(466,923)	$1,748,478	$(114,670)

Basic and diluted net income (loss) per share:
As reported	$(6.91)	$(18.68)	$63.86	$(4.17)
Pro forma	$(6.95)	$(18.68)	$63.85	$(4.19)

The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following range of assumptions:

Volatility	75.0%
Risk-free interest rate	4.1% to 4.7%
Expected life in years	10.0
Dividend yield	0.0%

Net Income (Loss) Per Share

Basic net income (loss) per share is computed using the weighted average number of common shares outstanding for the period, while diluted net income (loss) per share is computed assuming conversion of all dilutive securities. Shares which are contingently issuable under the Plan have been included as outstanding common shares for purposes of calculating net loss per share for the fiscal year ended March 31, 2006 and the period May 6, 2004 to March 31, 2005. Options to purchase 3,925,000 shares of common stock and warrants to purchase 1,286,000 shares of common stock were outstanding during the period April 1, 2004 to May 5, 2004. These common stock equivalents were not included in the computation of diluted earnings per share for the period April 1, 2004 to May 5, 2004 because the exercise prices of the options and warrants were greater than the average market price of the common shares and they would have had an anti-dilutive effect. These options and warrants were cancelled upon emergence from bankruptcy. For fiscal year ended March 31, 2004 and 2006 and the period from May 6, 2004 to March 31, 2005 the Company incurred net losses, therefore, dilutive common stock equivalents were not used in the calculation of loss per share as they would have an anti-dilutive effect.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets

EXIDE TECHNOLOGIES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recently Issued Accounting Standards

In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”). SFAS 123R requires that a public entity measure the cost of equity based service awards based on the grant date fair value of the award (with limited exceptions) and that cost will be recognized over the period during which an employee is required to provide service in exchange for the award or the requisite service period. SFAS 123R is effective as of the beginning of the first annual reporting period that begins after June 15, 2005. The Company will adopt SFAS 123R effective April 1, 2006. The Company expects the adoption of SFAS 123R will not have a material impact on its financial position or results of operations.

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs, an Amendment of ARB No. 43, Chapter 4” (“SFAS 151”). The standard requires that abnormal amounts of idle capacity and spoilage costs within inventory should be excluded from the cost of inventory and expensed when incurred. The provisions of SFAS 151 are applicable to inventory costs incurred during fiscal years beginning after June 15, 2005. The Company will adopt SFAS 151 effective April 1, 2006. The Company expects the adoption of SFAS 151 will not have a material impact on its financial position or results of operations.

In December 2004, the FASB issued Staff Position No. FAS 109-1, “Application of FASB Statement No. 109, Accounting for Income Taxes, to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004” (“FAS 109-1”), and Staff Position No. FAS 109-2, “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004” (“FAS 109-2”). These staff positions provide accounting guidance on how companies should account for the effects of the American Jobs Creation Act of 2004 (“AJCA”) that was signed into law on October 22, 2004. FAS 109-1 states that the tax relief (special tax deduction for domestic manufacturing) from this legislation should be accounted for as a “special deduction” instead of a tax rate reduction. FAS 109-2 gives a company additional time to evaluate the effects of the legislation on any plan for reinvestment or repatriation of foreign earnings for purposes of applying SFAS No. 109. FAS 109-1 and FAS 109-2 will not have a material impact on the Company’s financial position or results of operations.

(3)    WARRANTS

In connection with the consummation of the Plan, the Company issued Warrants entitling the holders to purchase up to 6,250 shares of new common stock at an exercise price of $32.11 per share (the number of Warrants issuable being subject to adjustments allowed for by the claims reconciliation and allowance process set forth in the Plan.) The Company has accounted for the Warrants in accordance with Emerging Issues Task Force (“EITF”) Issue No. 00-19 “Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in a Company’s Own Stock” (“EITF 00-19”) and SFAS No. 150 “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity” (“SFAS 150”). Because the Warrant Agreement provides for a cash settlement upon a change in control under certain specified conditions, the Warrants have been accounted for and classified as a liability in the Consolidated Balance Sheets.

Upon the adoption of Fresh Start reporting, on the Effective Date, May 5, 2004, the Warrants were ascribed a fair value of approximately $74,300, reflecting the underlying enterprise value of the Company underlying the Plan. The fair value of the Warrants was determined using a Black Scholes Model with an assumed volatility of 40%, a risk free rate of 3%, fair value of common shares and exercise price of $32.11 and a dividend yield of 0%.

EXIDE TECHNOLOGIES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As no active market existed when the Warrants were initially valued, the Company believed a Black Scholes Model, which is widely accepted in valuing warrants and call options, was the appropriate valuation model to use as no active market existed for the warrants at the date of emergence. Subsequent to the Company’s emergence from bankruptcy, the Warrants began to trade on the NASDAQ National Market under the ticker “XIDEW.” Subsequent to the Warrants becoming actively traded, the Warrants were measured using market prices as quoted market prices are the best indicator of fair value.

The Warrants are exercisable through May 5, 2011. The exercise price, the number of shares purchasable upon the exercise of each Warrant and the number of Warrants outstanding are subject to adjustment from time to time upon occurrence of certain events described in the Warrant Agreement. In accordance with EITF 00-19 and SFAS 150, the Warrants have been marked-to-market based upon quoted market prices. This mark-to-market resulted in recognition of unrealized gain of $9,125 and $63,112 for fiscal 2006 and the period May 6, 2004 to March 31, 2005, which is reported in Other (income) expense, net in the Consolidated Statements of Operations. Future results of operations may be subject to volatility from changes in the market value of such Warrants.

(4)    ASSET RETIREMENT OBLIGATIONS

Effective April 1, 2003, the Company adopted SFAS No. 143, “Accounting for Asset Retirement Obligations” (“SFAS 143”). The provisions of SFAS 143 address financial accounting and reporting requirements for obligations associated with the retirement of tangible long-lived assets. This statement requires companies to record an asset and related liability for the cost associated with the retirements. The adoption of SFAS 143 resulted in a charge, which is reflected in the Consolidated Statements of Operations as a cumulative effect of change in accounting principle, of $15,593, or $0.57 per share for the fiscal year ended March 31, 2004. The charge results primarily from certain commitments made in accordance with permit requirements for its North American lead recycling and hazardous waste facilities. The Company is obligated under these permits to undertake agreed-upon remediation and decommissioning activities in the event of a facility closure. The recorded asset retirement obligations are based upon estimated investigation, remediation and decommissioning costs.

In March 2005, the FASB issued Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations, an interpretation of SFAS 143.” (“FIN 47”). This Interpretation clarifies that the term conditional asset retirement obligation refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and/or method of settlement. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. This Interpretation also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. The Company’s adoption of FIN 47, which was effective March 31, 2006, did not have a material effect on its consolidated financial position, results of operations or cash flows.

(5)    ACCOUNTING FOR DERIVATIVES

The Company accounts for derivative instruments and hedging activities in accordance with SFAS 133 “Accounting for Derivative Instruments and Hedging Activities”, as amended by SFAS 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities” and SFAS 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”, (collectively, “SFAS 133”). SFAS 133 establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS 133 requires that all derivatives be recognized as either assets or liabilities at fair value. The Company does not enter into derivative contracts for trading purposes. Derivatives are used only to hedge the volatility arising from movements in a

EXIDE TECHNOLOGIES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

portion of the cost of lead purchases as well as hedging certain interest rates and foreign currency exchange rates. Changes in the fair value of cash flow hedges for which the hedged item affects earnings immediately (foreign currency transaction hedges and interest rate hedges), ineffective portions of changes in the fair value of cash flow hedges and fair value changes on certain derivatives that, despite being utilized to effectively manage the above mentioned activities, do not qualify for hedge accounting, are recognized in earnings immediately. The change in fair value of cash flow hedges for which the hedged item affects earnings immediately, related to hedge ineffectiveness and of derivatives not qualifying for hedge accounting, and for the fiscal year ended March 31, 2006 resulted in a net gain of $7,390, of which a gain of $1,081 was recognized in other (income) expense and a gain of $6,309 was recognized in cost of sales. For the period May 6, 2004 to March 31, 2005 the net loss was $7,128, of which a loss of $13,165 was recognized in other (income) expense and a gain of $6,037 was recognized in cost of sales. At March 31, 2006, a net liability of $2,812 was recorded for outstanding derivative contracts.

(6)    REORGANIZATION ITEMS

Reorganization items represent amounts the Company incurred as a result of the Chapter 11 process and are presented separately in the consolidated statements of operations. The following have been incurred:

	For the fiscal year ended March 31, 2006	For the period May 6, 2004 to March 31, 2005	For the period April 1, 2004 to May 5, 2004	For the fiscal year ended March 31, 2004
Professional fees	$4,051	$9,817	$18,515	$64,441
Employee costs	—	—	—	2,169
Preference Payments	—	(788)	—	—
Interest income	—	—	(81)	(1,171)
Income from rejected contract	—	(600)	—	—
Other	2,107	3,098	—	1,603

Total reorganization items, net	6,158	11,527	18,434	67,042
Gain on settlement of liabilities subject to compromise and recapitalization	—	—	(1,558,839)	—
Fresh Start accounting adjustments	—	—	(228,371)	—

Loss (gain) on reorganization items	$6,158	$11,527	$(1,768,776)	$67,042

Net cash paid for reorganization items during fiscal 2006, the period May 6, 2004 to March 31, 2005, the period April 1, 2004 to May 5, 2005 and fiscal 2004 was $11,626, $41,320, $6,074, and $46,914, respectively.

The following paragraphs provide additional information relating to the above reorganization items:

Professional fees

Professional fees include financial, legal and valuation services directly associated with the reorganization process, including fees incurred related to asset sales, success fees payable to the Company’s advisors related to emergence from Chapter 11 and fees for the ongoing claims reconciliation process. Professional fees for the period April 1, 2004 to May 5, 2004 include success fees of $12,466 payable to the Company’s advisors upon emergence from Chapter 11.

Employee costs

The Company implemented a Bankruptcy Court-approved retention plan that provided cash incentives to key members of the Company’s management team. The retention plan was a milestone-based plan established to encourage employees to continue their employment through the reorganization process.

EXIDE TECHNOLOGIES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Preference Payments

In the period May 6, 2004 to March 31, 2005, the Company received refunds related to payments made to suppliers prior to the bankruptcy filing.

Income from rejected contract

In connection with the bankruptcy, the Company recorded $600 upon rejection of a contract providing retirement benefits to a former employee.

Interest income

Interest income represents interest income earned by the Debtors as a result of assumed excess cash balances due to the Chapter 11 filing.

Other

Other reorganization costs for fiscal year 2004 primarily represents the net write-off of deposits and cash collateral associated with certain leases rejected under the Bankruptcy Code. During fiscal 2006 and the period May 6, 2004 to March 31, 2005, the Company recognized annual expenses of approximately $2,000 related to Predecessor Company directors and officer’s liability insurance coverage.

(7)    ACCOUNTING FOR INTANGIBLE ASSETS AND GOODWILL

Intangible Assets

The Company completed its most recent annual impairment assessment of intangible assets (as required under SFAS 142) effective March 31, 2006, utilizing its updated five-year business plan as the basis for development of cash flows and an estimate of fair values. As a result of the comparison of the book carrying values of its reporting units against these estimated fair values, no adjustment of carrying values was deemed necessary.

Intangible assets consist of:

	Trademarks and Tradenames (not subject to amortization)	Trademarks and Tradenames (subject to amortization)	Customer relationships	Technology	Total
As of March 31, 2005
Gross Amount	$56,331	$12,813	$105,968	$23,781	$198,893
Accumulated Amortization	—	(928)	(4,029)	(1,082)	(6,039)

Net	$56,331	$11,885	$101,939	$22,699	$192,854

As of March 31, 2006
Gross Amount	$56,331	$12,813	$106,594	$23,781	$199,519
Accumulated Amortization	—	(1,939)	(8,499)	(2,261)	(12,699)

Net	$56,331	$10,874	$98,095	$21,520	$186,820

Aggregate annual amortization expense was $6,660, $6,039, and $1,120 for the fiscal year ended March 31, 2006, the period May 6, 2004 to March 31, 2005, and the fiscal year ended March 31, 2004, respectively, and is expected to amount to approximately $6,600 for each of the next five fiscal years.

EXIDE TECHNOLOGIES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Goodwill

The Company’s emergence from bankruptcy on May 6, 2004 resulted in a new reporting entity (the “Successor Company”) and adoption of Fresh Start reporting and reporting in accordance with SOP 90-7. Fresh Start reporting required the Company to allocate the reorganization value to its assets based upon their estimated fair values in accordance with SFAS No. 141.

The fair values of the assets as determined by Fresh Start reporting were based on estimates of future cash flows. The estimated enterprise value of the Company of $1,500,000 which served as the basis for the Plan approved by the Bankruptcy Court, was used to determine the reorganization value, which was estimated at $2,729,404. The portion of reorganization value which could not be attributed to specific tangible or identified intangible assets was $399,388. The determination of fair values of assets and liabilities is subject to significant estimation and assumptions. The enterprise value that served as the basis for determining the reorganization value was calculated using the discounted cash flow method. The cash flows, taken from the Company’s Plan of Reorganization, were projected over five years, utilizing discount rates of 9% to 11%, respectively, for the transportation and industrial businesses in order to reflect the inherent risks of each business. The enterprise value was based on an assumed tax rate of 0% in the U.S. in years 1 through 3 (in consideration of the Company’s NOL tax position), and 38% in the remaining years. For Europe and ROW, a tax rate of 25% was assumed for all periods reflected.

The Company completed its annual impairment assessment of goodwill effective December 31, 2004, utilizing its five-year business plan as the basis for development of discounted cash flows and an estimate of fair values. The Company’s impairment assessment also considered the market value of the Company’s securities as of December 31, 2004. As a result of the comparison of the book carrying values of its reporting units, including goodwill, against these estimated fair values, the Company determined that goodwill was fully impaired and a write-down of the entire $399,388 balance of goodwill was recorded in the third quarter of fiscal 2005. During the fourth quarter of fiscal 2005, the Company revised its estimate of deferred income tax liabilities recognized on the step-up of fixed assets and intangible assets in Fresh Start reporting. This resulted in a reduction in deferred tax liabilities of $10,864. A corresponding amount was recognized in the statement of operations as a reduction of the goodwill impairment charge previously recognized, resulting in a net goodwill impairment charge for the period from May 6, 2004 to March 31, 2005 of $388,524.

(8)    INVENTORIES

Inventories, valued using the first-in, first-out (“FIFO”) method, consist of:

	March 31, 2006	March 31, 2005
Raw materials	$64,248	$62,552
Work-in-process	79,923	76,097
Finished goods	270,772	259,040

	$414,943	$397,689

EXIDE TECHNOLOGIES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(9)    OTHER ASSETS

Other assets consist of:

	Fiscal Year ended March 31, 2006	Fiscal Year ended March 31, 2005
Deposits	$10,317	$10,211
Capitalized software, net	6,524	10,390
Loan to affiliate	3,563	4,930
Other	3,686	4,214

	$24,090	$29,745

Deposits above principally represent amounts drawn and held by the beneficiaries as cash collateral for those parties’ contingent obligations with respect to certain environmental matters, workers compensation insurance and operating lease commitments.

(10)    DEBT

At March 31, 2006 and 2005, short-term borrowings of $11,375 and $1,595, respectively, consisted of various operating lines of credit and working capital facilities maintained by certain of the Company’s non-U.S. subsidiaries. Certain of these borrowings are collateralized by receivables, inventories and/or property. These borrowing facilities, which are typically for one-year renewable terms, generally bear interest at current local market rates plus up to one percent per annum. The weighted average interest rate on short-term borrowings was approximately 3.6% and 11.1% at March 31, 2006 and 2005, respectively

Total long-term debt at March 31, 2006 comprised the following:

March 31, 2006
Senior Secured Credit Facility	$316,277
10.5% Senior Secured Notes due 2013	290,000
Floating Rate Convertible Senior Subordinated Notes due 2013	60,000
Other, including capital lease obligations and other loans at interest rates generally ranging up to 11.0% due in installments through 2015(1)	23,352

Total	689,629
Less—current maturities	5,643

$683,986

Total debt at March 31, 2006 was $701,004.

Total long-term debt at March 31, 2005 comprised the following:

March 31, 2005
Senior Secured Credit Facility	$266,470
10.5% Senior Secured Notes due 2013	290,000
Floating Rate Convertible Senior Subordinated Notes due 2013	60,000
Other, including capital lease obligations and other loans at interest rates generally ranging up to 11.0% due in installments through 2015(1)	35,693

Total	652,163
Less—current maturities(2)	632,116

$20,047

Total debt at March 31, 2005 was $653,758.

EXIDE TECHNOLOGIES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(1)	Includes various operating lines of credit and working capital facilities maintained by certain of the Company’s non-U.S. subsidiaries.
(2)	The Company had reclassified its borrowings under the Credit Agreement, the 10.5% Senior Secured Notes and the Floating Rate Convertible Senior Subordinated Notes as current as a result of the default under the Credit Agreement. The default was cured in the first quarter of fiscal 2006.

On May 5, 2004, the Company entered into a $600,000 Senior Secured Credit Agreement (the “Credit Agreement”) which included a $500,000 Multi-Currency Term Loan Facility and a $100,000 Multi-Currency Revolving Loan Facility including a letter of credit sub-facility of up to $40,000. The Credit Agreement is the Company’s most important source of liquidity outside of its cash from operations. The Revolving Loan Facility matures on May 5, 2009, while the Term Loan Facility matures on May 5, 2010. The Term Loan Facility and the Revolving Loan Facility bear interest at LIBOR plus 6.25% per annum. Credit Agreement borrowings are guaranteed by substantially all of the subsidiaries of the Company and are collateralized by substantially all of the assets of the Company and the subsidiary guarantors. Availability under the Revolving Loan Facility was $29,669 as of March 31, 2006. At March 31, 2006 and 2005, weighted average interest on the Credit Agreement was 10.58% and 7.06%, respectively.

The Credit Agreement requires the Company to comply with financial covenants, including a minimum consolidated earnings before interest, taxes, depreciation, amortization and restructuring (“Adjusted EBITDA”) covenant and a leverage ratio of consolidated debt to adjusted EBITDA for the relevant periods. The Credit Agreement also contains other customary covenants, including reporting covenants and covenants that restrict the Company’s ability to incur indebtedness, create or incur liens, sell or dispose of assets, make investments, pay dividends, change the nature of the Company’s business or enter into related party transactions.

On February 1, 2006, the Company obtained amendments to the Credit Agreement which, provided $46,250 of additional borrowings, eliminated scheduled amortization of principal payments during the term of the facility, eliminated most financial covenants, relaxed the covenant related to Adjusted EBITDA modified covenants for the maximum capital expenditures and leverage ratios for permitted acquisitions, expanded the amount of non-core asset sale proceeds to be retained by the Company and enhanced existing call protection for the lenders as well as extended such call protection to include outstanding amounts of the Company’s revolving loan facility.

On March 15, 2006, the Company obtained further amendments to the Credit Agreement, which relaxed the covenant related to Adjusted EBITDA, eliminated the “going concern” covenant for fiscal year 2006, increased call protection for the lenders in the event the Company refinances the senior credit facility, increased the applicable margin for the outstanding loans and an agreement to pay certain fees for a financial advisor for the lenders.

In March 2005, the Company issued $290,000 in aggregate principal amount of 10.5% Senior Secured Notes due 2013. Interest of $15,225 is payable semi-annually on March 15 and September 15. The 10.5% Senior Secured Notes are redeemable at the option of the Company, in whole or in part, on or after March 15, 2009, initially at 105.25% of the principal amount, plus accrued interest, declining to 100% of the principal amount, plus accrued interest on or after March 15, 2011. The 10.5% Senior Secured Notes are redeemable at the option of the Company, in whole or in part, subject to payment of a make whole premium, at any time prior to March 15, 2009. In addition, until May 15, 2008, up to 35% of the 10.5% Senior Secured Notes are redeemable at the option of the Company, using the net proceeds of one or more qualified equity offerings. In the event of a change of control or the sale of certain assets, the Company may be required to offer to purchase the 10.5% Senior Secured Notes from the note holders. Those notes are secured by a junior priority lien on the assets of the U.S. parent company, including the stock of its subsidiaries. The indenture for these notes contains financial covenants which limit the ability of the Company and its subsidiaries to among other things incur debt, grant liens, pay dividends, invest in non-subsidiaries, engage in related party transactions and sell assets.

EXIDE TECHNOLOGIES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Also, in March 2005, the Company issued Floating Rate Convertible Senior Subordinated Notes due September 18, 2013, with an aggregate principal amount of $60,000. These notes bear interest at a per annum rate equal to the 3-month LIBOR, adjusted quarterly, minus a spread of 1.5%. The weighted average interest on these notes was 3.41% and 1.53% at March 31, 2006 and 2005, respectively. Interest is payable quarterly. The notes are convertible into the Company’s common stock at a conversion rate of 57.5705 shares per one thousand dollars principal amount at maturity, subject to adjustments for any common stock splits, dividends on the common stock, tender and exchange offers by the Company for the common stock and third party tender offers, and in the case of a change in control in which 10% or more of the consideration for the common stock is cash or non-traded securities, the conversion rate increases, depending on the value offered and timing of the transaction, to as much as 70.2247 shares per one thousand dollars principal amount.

At March 31, 2006, the Company was in compliance with covenants contained in the Credit Agreement and Indenture agreements that cover the Senior Secured Notes and Floating Rate Convertible Senior Subordinated Notes.

The Company’s variable rate debt at March 31, 2006 and 2005 was $387,652 and $328,064, respectively, none of which was hedged.

Annual principal payments required under long-term debt obligations at March 31, 2006 are as follows:

Fiscal Year	Amount
2007	$—
2008	—
2009	—
2010	26,545
2011	289,732
2012 and beyond	350,000

$666,277

(11)    EMPLOYEE BENEFIT PLANS AND POSTRETIREMENT HEALTH CARE AND LIFE INSURANCE BENEFITS

The Company has a noncontributory defined benefit pension plan covering substantially all hourly and salaried employees in the U.S. Most plan formulas covering hourly employees provide pension benefits of stated amounts for each year of credited service, while a few provide benefits based on final average pay. Salaried employees in the U.S. are covered by a cash balance formula providing pay credits as a percentage of salary up to qualified limits and interest credits on the account balances.

On March 31, 2006, Exide announced that it would be freezing the benefit accruals for all non-union employees in their U.S. plan effective May 15, 2006. Due to the timing of this announcement and the accounting rules, the partial plan freeze did not have an impact on the net periodic pension cost, the footnote liabilities or the balance sheet net amount recognized for the fiscal year ending March 31, 2006. The freeze is reflected in the Company’s projections of future contributions and will be recognized in the following year’s expense.

Europe and ROW subsidiaries of the Company sponsor several defined benefit plans that cover substantially all employees who are not covered by statutory plans. For defined benefit plans, charges to expense are based upon costs computed by independent actuaries. In most cases, the defined benefit plans are not funded.

The Company also has some defined contribution plans in North America, Europe and ROW with related expense of $7,030, $5,267, $482, and $5,325 for fiscal 2006, the period May 6, 2004 to March 31, 2005, the period April 1, 2004 to May 5, 2005, and fiscal 2004, respectively.

EXIDE TECHNOLOGIES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company provides certain health care and life insurance benefits for a limited number of retirees. The Company accrues the estimated cost of providing post-retirement benefits during the employees’ applicable years of service.

The following tables set forth the plans’ funded status and the amounts recognized in the Company’s Consolidated Financial Statements at March 31, 2006 and 2005:

Pension Benefits:

	Fiscal Year Ended March 31, 2006	Period From May 6, 2004 to March 31, 2005	Period From April 1, 2004 to May 5, 2004
Change in benefit obligation:
Benefit obligation at beginning of period	$650,318	$605,638	$614,129
Service cost	10,638	9,596	856
Interest cost	32,552	31,586	2,798
Actuarial loss (gain)	2,408	24,913	63
Plan participants’ contributions	1,218	1,210	106
Benefits paid	(30,003)	(28,177)	(2,477)
Plan amendments	259	—	—
Currency translation	(22,699)	22,934	(9,808)
Settlements and other	(6,461)	(17,382)	(29)

Benefit obligation at end of period	638,230	650,318	605,638

Change in plan assets:
Fair value of plan assets at beginning of period	295,298	284,804	283,967
Actual return on plan assets	36,136	24,258	4,394
Employer contributions	41,082	21,442	3,245
Plan participants’ contributions	1,218	1,210	106
Benefits paid	(30,003)	(28,177)	(2,477)
Currency translation	(10,129)	8,255	(4,431)
Settlements and other	(7,122)	(16,494)	—

Fair value of plan assets at end of period	326,480	295,298	284,804

Reconciliation of funded status:
Funded status	(311,750)	(355,020)	(320,834)
Prior service cost	258	—	—
Actuarial loss (gain)	11,654	24,290	—
Contributions after measurement date	7,908	1,264	—

Net amount recognized	(291,930)	(329,466)	(320,834)

Amounts recognized in Statement of Financial Position:
Prepaid benefit cost	332	86	—
Accrued benefit cost	(324,770)	(355,461)	(320,834)
Intangible asset	258	—	—
Accumulated other comprehensive (income) loss	32,250	25,909	—

Net amount recognized	$(291,930)	$(329,466)	$(320,834)

EXIDE TECHNOLOGIES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Other Post-Retirement Benefits:

	Fiscal Year Ended March 31, 2006	Period From May 6, 2004 to March 31, 2005	Period From April 1, 2004 to May 5, 2004
Change in benefit obligation:
Benefit obligation at beginning of period	$24,684	$26,962	$29,099
Service cost	101	82	6
Interest cost	1,573	1,222	147
Actuarial loss (gain)	6,509	(1,475)	(1,922)
Plan participants’ contributions	195	199	19
Benefits paid	(3,023)	(2,865)	(235)
Currency translation	109	559	(152)

Benefit obligation at end of period	30,148	24,684	26,962

Change in plan assets:
Fair value of plan assets at beginning of period	—	—	—
Employer contributions	2,828	2,666	216
Plan participants’ contributions	195	199	19
Benefits paid	(3,023)	(2,865)	(235)

Fair value of plan assets at end of period	—	—	—

Reconciliation of funded status:
Funded status	(30,148)	(24,684)	(26,962)
Actuarial loss (gain)	5,532	(783)	—
Contributions after measurement date	505	577	—

Net amount recognized	(24,111)	(24,890)	(26,962)

Amounts recognized in statement of financial position:
Accrued benefit cost	(24,111)	(24,890)	(26,962)

Net amount recognized	$(24,111)	$(24,890)	$(26,962)

Disclosure Assumptions:

	Pension Benefits		Other Post-Retirement Benefits
	March 31, 2006	March 31, 2005	March 31, 2006	March 31, 2005
Weighted-average assumptions as of
Discount rate	5.2%	5.3%	5.4%	5.4%
Rate of compensation increase	3.7%	3.1%	n/a	n/a
Expense Assumptions:

	Pension Benefits		Other Post-Retirement Benefits
	FY 2007 Expense	FY 2006 Expense	FY 2007 Expense	FY 2006 Expense
Weighted-average assumptions for
Discount rate	5.2%	5.3%	5.4%	5.4%
Expected return on plan assets	6.9%	7.3%	n/a	n/a
Rate of compensation increase	3.7%	3.6%	n/a	n/a

EXIDE TECHNOLOGIES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For fiscal year 2006 expense, the Company assumed an expected weighted average return on plan assets of 7.3%. In developing this rate assumption, the Company evaluated input from third party pension plan asset managers, including their review of asset class return expectations and long-term inflation assumptions.

For other post-retirement benefit measurement purposes, a 9.7% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2006 and 2005. The rate was assumed to decrease gradually to 5.0% over seven and eight years for 2006 and 2005, respectively, and remain at that level thereafter.

The following tables set forth the plans’ expense recognized in the Company’s Consolidated Financial Statements:

	Pension Benefits
	Fiscal Year Ended March 31, 2006	Period From May 6, 2004 to March 31, 2005	Period From April 1, 2004 to May 05, 2004	Fiscal Year Ended March 31, 2004
Components of net periodic benefit cost:
Service cost	$10,638	$9,596	$856	$10,131
Interest cost	32,552	31,586	2,798	32,336
Expected return on plan assets	(21,179)	(19,406)	(1,640)	(17,932)
Amortization of: Transition obligation	—	—	—	11
Prior service cost	—	—	4	35
Actuarial loss	—	—	836	10,069

Net periodic benefit cost(a)	$22,011	$21,776	$2,854	$34,650

(a)	Excludes the impact of settlement net losses (gains) of $622, $156 and ($1,437) in fiscal 2006, in the period from May 6, 2004 to March 31, 2005 and fiscal 2004, respectively, and curtailment net losses (gains) of ($829), ($646), and ($2,744) in fiscal 2006, in the period from May 6, 2004 to March 31, 2005 and fiscal 2004, respectively.

	Other Post-Retirement Benefits
	Fiscal Year Ended March 31, 2006	Period From May 6, 2004 to March 31, 2005	Period From April 1, 2004 to May 05, 2004	Fiscal Year Ended March 31, 2004
Components of net periodic benefit cost:
Service cost	$101	$82	$6	$69
Interest cost	1,573	1,222	147	1,773
Amortization of: Transition obligation	—	—	3	23
Prior service cost	—	—	(52)	(629)
Actuarial loss	208	—	20	229

Net periodic benefit cost	$1,882	$1,304	$124	$1,465

The measurement dates for the Company’s U.S. Pension and Other Post-Retirement benefit plans were December 31, 2005 and December 31, 2004 for the fiscal years ending March 31, 2006 and March 31, 2005, respectively. The measurement dates equaled the fiscal year ends for the non-U.S. plans.

The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets were $488,604, $479,970 and $189,782, respectively, as of March 31, 2006 and $641,855, $604,880, and $286,434 respectively, as of March 31, 2005.

EXIDE TECHNOLOGIES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The accumulated benefit obligation for the Company’s pension plans was $603,331 as of March 31, 2006. Expected future benefit payments are as follows:

Fiscal Year	Pension Benefits	Other Post- Retirement Gross Expected Benefit Payment	Other Post- Retirement Expected Medicare Subsidy Payments
2007	$30,155	$3,012	$170
2008	30,370	2,964	190
2009	31,949	2,731	200
2010	32,604	2,604	210
2011	33,175	2,597	210
2012 to 2016	188,054	12,611	1,090

The asset allocation for the Company’s pension plans at March 31, 2006, and the long term target allocation, by asset category, are as follows:

	Target Allocation	Percentage of Plan Assets at Year End
Asset Category	2007	2006	2005
Equity securities	68%	71%	69%
Fixed income securities	30%	26%	28%
Real estate and other	—	1%	2%
Cash	2%	2%	1%

Total	100%	100%	100%

The Company invests in a diversified portfolio of investments consisting almost entirely of equity and fixed income securities. The equity portfolio includes direct and indirect interests in both U.S. and global equity securities, both in developed and emerging market companies. The fixed income portfolio is primarily U.S. and global high-quality bond funds.

The estimated fiscal 2007 pension plan contributions are $62,754 and other post-retirement contributions are $2,842. If the provisions of the Pension Funding Equity Act of 2004 are not extended to the 2006 plan year, the estimated fiscal 2007 pension plan contributions would be $72,254.

Cash contributions to the Company’s pension plans are generally made in accordance with minimum regulatory requirements. Because of the downturn experienced in global equity markets and ongoing benefit payments, the Company’s U.S. plans are currently significantly under-funded. Based on current assumptions and regulatory requirements, the Company’s minimum future cash contribution requirements for its U.S. plans are expected to remain relatively high for the next few fiscal years. On November 17, 2004, the Company received written notification of a tentative determination from the Internal Revenue Service (“IRS”) granting a temporary waiver of its minimum funding requirements for its U.S. plans for calendar years 2003 and 2004, amounting to approximately $50,000, net, under Section 412(d) of the Internal Revenue Code, subject to providing a lien satisfactory to the Pension Benefit Guaranty Corporation (“PBGC”). In accordance with the senior credit facility and upon the agreement of the administrative agent, on June 10, 2005, the Company reached agreement with the PBGC on a second priority lien on domestic personal property, including stock of its U.S. and direct foreign subsidiaries to secure the unfunded liability. The temporary waiver provides for deferral of the Company’s minimum contributions for those years to be paid over a subsequent five-year period through 2010.

EXIDE TECHNOLOGIES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Based upon the temporary waiver and sensitivity to varying economic scenarios, the Company expects its cumulative minimum future cash contributions to its U.S. pension plans will total approximately $115,000 to $165,000 from fiscal 2007 to fiscal 2011, including $46,700 in fiscal 2007. These projections also assume that the provisions of the Pension Funding Equity Act of 2004 are extended for the 2006 plan year and funding reform legislation similar to the bills currently before Congress is passed and takes effect for the 2007 plan year.

The Company expects that cumulative contributions to its non U.S. pension plans will total approximately $84,000 from fiscal 2007 to fiscal 2011, including $16,054 in fiscal 2007. In addition, the Company expects that cumulative contributions to its other post-retirement benefit plans will total approximately $13,000 from fiscal 2007 to fiscal 2011, including $2,842 in fiscal 2007.

Assumed health care cost trend rates have a significant effect on the amounts reported for other post-retirement benefits. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

	One Percentage- Point Increase	One Percentage- Point Decrease
Effect on total of service and interest cost components	$179	($149)

Effect on the postretirement benefit obligation	$2,830	($2,435)

Several plans had under-funded accrued benefit obligations that exceeded their accrued benefit liabilities at March 31, 2006 and 2005. Additional minimum liabilities of $32,508 and $25,909 were established at March 31, 2006 and 2005, respectively, to increase the accrued benefit liabilities to the values of the under-funded accrued benefit obligations. The additional minimum liability at March 31, 2006 was partially offset by an intangible asset of $258. The intangible relates to unrecognized prior service cost in France.

(12)    STOCK BASED COMPENSATION PLANS

On August 30, 2005, the stockholders approved the 2004 Stock Incentive Plan (the “2004 Plan”) to provide incentives and awards to employees and directors of the Company as well as certain consultants. Under the 2004 Plan, all employees are eligible to receive awards. The 2004 Plan permits the granting of stock options, restricted shares and performance awards. The maximum number of shares that the Company may issue is 3,125 for all awards, but not more than 850 shares as restricted shares.

During the fiscal year ended March 31, 2006 and the period from May 6, 2004 to March 31, 2005, 525 and 105 shares of restricted stock, respectively, were approved to be granted to certain eligible employees. The restricted stock awards were approved by the Compensation Committee of the Company’s Board of Directors.

Under the terms of the 2004 Plan, stock options are generally subject to a three-year vesting schedule and shares of restricted stock are generally subject to a five-year vesting schedule. The vesting schedules are subject to certain change in control provisions, including full vesting if an employee is terminated within 12 months of a change in control. The per share exercise price for the stock options was calculated based on a 10-day trailing average closing price of the Company’s common stock as listed on the NASDAQ National Market immediately prior to the award date.

Also, pursuant to the 2004 Plan and as part of their annual compensation, each non-employee member of the Company’s Board of Directors received stock options and restricted stock, each valued at $20. These awards are 100% vested as of the grant date. The per share exercise price for the stock options and the restricted stock price

EXIDE TECHNOLOGIES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

were calculated based on a 10-day trailing average closing price of the Company’s common stock as listed on the NASDAQ National Market immediately prior to the grant date. Stock option activity for the fiscal years ended March 31, 2006, 2005, and 2004 is summarized as follows:

	The 2004 Plan		Predecessor Company Plan
	Stock Options	Weighted Average Exercise Price	Stock Options	Weighted Average Exercise Price
Shares under option:

Outstanding at March 31, 2003	—	—	4,250	$10.67

Forfeited	—	—	(325)	$11.09

Outstanding at March 31, 2004	—	—	3,925	$10.63

Granted	521	$15.73	—	—
Forfeited	(35)	$15.82	—	—
Cancelled	—	—	(3,925)	$10.63

Outstanding at March 31, 2005	486	$15.72	—	—

Granted	1,059	$6.63	—	—
Forfeited	(225)	$13.39	—	—

Outstanding at March 31, 2006:			—	—
Total:	1,320	$8.83
By Exercise Price Range:
$ 3.89 - $ 5.00	753	$4.49
$12.87 - $15.82	567	$14.58
Exercisable at March 31, 2004	—	—	3,292	$10.47
Exercisable at March 31, 2005	—	—	—	—
Exercisable at March 31, 2006	114	$15.67	—	—

All stock options outstanding at March 31, 2006 have a remaining contractual life of approximately 9 to 12 years.

EXIDE TECHNOLOGIES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(13)    INCOME TAXES

The provision for income taxes includes federal, state and foreign taxes currently payable and those deferred because of net operating losses and temporary differences between the financial statement and tax bases of assets and liabilities. The components of the provision for income taxes for the fiscal year ended March 31, 2006, the period May 6, 2004 to March 31, 2005, the period April 1, 2004 to May 5, 2004, and fiscal year ended March 31, 2004 are as follows:

	Year Ended March 31, 2006	Period From May 6, 2004 to March 31, 2005	Period From April 1, 2004 to May 5, 2004	Year Ended March 31, 2004
Current:
Federal	637	$—	$—	$—
State	—	—	—	—
Foreign	15,361	7,668	697	10,614

	15,998	7,668	697	10,614

Deferred:
Federal	—	—	—	—
State	—	—	—	—
Foreign	(36)	6,551	(3,179)	(7,343)

	(36)	6,551	(3,179)	(7,343)

Total provision (benefit)	15,962	$14,219	$(2,482)	$3,271

Major differences between the federal statutory rate and the effective tax rate are as follows:

	Year Ended March 31, 2006	Period From May 6, 2004 to March 31, 2005	Period From April 1, 2004 to May 5, 2004	Year Ended March 31, 2004
Federal statutory rate	(35.0)%	(35.0)%	(35.0)%	(35.0)%
Loss on Liquidation	2.8	—	—	—
I/C Debt Forgiveness	(20.0)	—	—	—
Thin Cap Disallowance	2.5	—	2.1	—
Nondeductible goodwill impairment/amortization	—	30.1	—	—
Fresh start accounting adjustments	—	—	4.6	—
Discharge of liabilities subject to compromise	—	—	31.2	—
Tax losses not benefited	—	(9.9)	0.2	41.7
Increase (decrease) in valuation allowances	61.4	9.2	—	(10.1)
Revaluation of Warrants	(2.0)	(4.9)	—	—
Rate differences on foreign subsidiaries	(3.7)	7.1	(0.2)	3.3
Intercompany stock sales	—	3.2	—	(2.8)
Other, net	4.2	3.3	(2.8)	6.4

Effective tax rate	10.2%	3.1%	0.1%	3.5%

EXIDE TECHNOLOGIES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following is a summary of the significant components of the Company’s deferred tax assets and liabilities as of March 31, 2006 and 2005:

	March 31, 2006	March 31, 2005
Deferred tax assets:
Operating loss and tax credit carry-forwards	$298,312	$496,022
Compensation reserves	80,659	78,134
Environmental reserves	12,797	24,058
Warranty	11,434	12,311
Asset and other realization reserves	—	4,795
Purchase commitments	7,160	10,817
Other	32,412	65,617
Valuation allowance	(300,718)	(597,500)

	142,056	94,254

Deferred tax liabilities:
Property, plant and equipment	(46,849)	(31,169)
Intangible assets	(61,373)	(27,062)

	(108,222)	(58,231)

Net deferred tax assets	$33,834	$36,023

The net deferred income tax asset is classified in the consolidated balance sheet as follows:

	March 31, 2006	March 31, 2005
Current asset	$11,066	$4,305
Noncurrent asset	56,358	55,896
Noncurrent liability	(33,590)	(24,178)

	$33,834	$36,023

As of March 31, 2006 the Company has net operating loss carry-forwards (“NOLs”) for U.S. and state income tax purposes of approximately $465,000. This amount reflects a reduction of $398,000 required by Sec 108 of the Internal Revenue Code (“IRC”) when the Company emerged from bankruptcy under Chapter 11 of the U.S. bankruptcy laws. These loss carry-forwards will expire in years 2022 through 2026. The Company has determined that a Sec. 382 ownership change occurred during the fiscal year ending March 31, 2006. IRC Sec. 382 places annual limits on the amount of the Company’s U.S. NOLs that may be used to offset future taxable income. The Company estimates the annual Sec. 382 limitation to be approximately $6,000. The U.S. NOLs available to the Company, given the limitation provisions of IRC Sec 382, are estimated to be $182,000 . Due to the complexity of Sec. 382, the Company is performing an ongoing analysis of IRC Sec. 382, which may result in revisions to the NOLs available and the related full valuation allowance currently provided on the NOLs. (see discussion below).

At March 31, 2006, certain of the Company’s foreign subsidiaries have net operating loss carry-forwards for income tax purposes of approximately $742,747, of which approximately $102,336 expire in years 2006 through 2019. The remaining losses are available for carry-forward indefinitely.

EXIDE TECHNOLOGIES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

A full valuation allowance has been provided on Exide Technologies (the US parent company) and all of its U.S. subsidiaries. Additionally, valuation allowances have been recognized in certain foreign tax jurisdictions, to reduce the deferred tax assets for net operating loss carry-forwards and temporary differences for which it is more likely than not that the related tax benefits will not be realized. In other jurisdictions, the Company’s net deferred tax assets include net operating loss carry-forwards and temporary differences which management believes are realizable through a combination of forecasted future taxable income and anticipated tax planning strategies. The Company has implemented certain tax planning strategies in prior years to utilize a portion of such deferred tax assets. Failure to achieve forecasted future taxable income might affect the ultimate realization of any remaining deferred tax assets.

As of March 31, 2006, the Company had not provided for withholding or U.S. Federal income taxes on current year undistributed earnings of certain other foreign subsidiaries since such earnings are expected to be reinvested indefinitely or be substantially offset by available foreign tax credits and operating loss carry forwards. As of March 31, 2006, the Company had approximately $205,000 of undistributed earnings in its foreign subsidiaries.

(14)    ENVIRONMENTAL MATTERS

As a result of its multinational manufacturing, distribution and recycling operations, the Company is subject to numerous federal, state and local environmental, occupational safety and health laws and regulations, as well as similar laws and regulations in other countries in which the Company operates. For a discussion of environmental matters, see Note 15 to the Consolidated Financial Statements.

(15)    COMMITMENTS AND CONTINGENCIES

Claims Reconciliation

Holders of general unsecured claims will receive collectively 2,500 shares of new common stock and Warrants to purchase 6,250 shares of new common stock at $32.11 per share, and approximately 13.4% of such new common stock and Warrants were initially reserved for distribution for disputed claims under the Plan’s claims reconciliation and allowance procedures. The Official Committee of Unsecured Creditors, in consultation with the Company, established such reserve to provide for a pro rata distribution of new common stock and Warrants to holders of disputed claims as they become allowed. As claims are evaluated and processed, the Company will object to some claims or portions thereof, and upward adjustments (to the extent stock and Warrants not previously distributed remain) or downward adjustments to the reserve will be made pending or following adjudication of such objections. Predictions regarding the allowance and classification of claims are inherently difficult to make. With respect to environmental claims in particular, there is inherent difficulty in assessing the Company’s potential liability due to the large number of other potentially responsible parties. For example, a demand for the total cleanup costs of a landfill used by many entities may be asserted by the government using joint and several liability theories. Although the Company believes that there is a reasonable basis to believe that it will ultimately be responsible for only its share of these remediation costs, there can be no assurance that the Company will prevail on these claims. In addition, the scope of remedial costs, or other environmental injuries, are highly variable and estimating these costs involves complex legal, scientific and technical judgments. Many of the claimants who have filed disputed claims, particularly environmental and personal injury claims produce little or no proof of fault on which the Company can assess its potential liability and either specify no determinate amount of damages or provide little or no basis for the alleged damages. In some cases, the Company is still seeking additional information needed for claims assessment and information that is unknown to the Company at the current time may significantly affect the Company’s assessment regarding the adequacy of the reserve amounts in the future.

EXIDE TECHNOLOGIES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As general unsecured claims have been allowed in the bankruptcy court, the Company has distributed approximately one share per $383.00 in allowed claim amount and approximately one Warrant per $153.00 in allowed claim amount. These rates were established based upon the assumption that the common stock and Warrants allocated to holders of general unsecured claims on the effective date of the Plan, including the reserve established for disputed claims, would be fully distributed so that the recovery rates for all allowed unsecured claims would comply with the Plan without the need for any redistribution or supplemental issuance of securities. If the amount of general unsecured claims that is eventually allowed exceeds the amount of claims anticipated in the setting of the reserve, additional common stock and Warrants will be issued for the excess claim amounts at the same rates as used for the other general unsecured claims. If this were to occur, additional common stock would also be issued to the holders of pre-petition secured claims to maintain the ratio of their distribution in common stock at nine times the amount of common stock distributed for all unsecured claims.

On April 20, 2006, the Company made its eighth distribution of new common stock and Warrants.

Historical Federal Plea Agreement

In 2001, the Company reached a plea agreement with the U.S. Attorney for the Southern District of Illinois resolving an investigation into a scheme by former officers and certain corporate entities involving fraudulent representations and promises in connection with the distribution, sale and marketing of automotive batteries between 1994 and 1997. The Company agreed to pay a fine of $27,500 over five years, to five-years probation and to cooperate with the U.S. Attorney in its prosecution of the former officers. The Company was sentenced pursuant to the terms of the plea agreement in February 2002. Generally, failure to comply with the provisions of the plea agreement, including the obligation to pay the fine, would permit the U.S. Government to reopen the case against the Company.

On April 15, 2002, the Company filed for protection under Chapter 11 of the Bankruptcy Code. Later in 2002, the United States Attorney’s Office for the Southern District of Illinois filed a claim as a general unsecured creditor of the Company’s subsidiary, Exide Illinois, Inc. for $27,900. The Company did not pay any installments of the criminal fine before or during its bankruptcy proceedings, nor did it pay any installments of the criminal fine after the Company emerged from bankruptcy in May 2004. As previously reported, if the U.S. Government were to assert that the obligation to pay the fine was not discharged under the Plan of Reorganization, the Company could be required to pay it.

In December 2004, the U.S. Attorney’s Office requested additional information regarding whether the Company adequately disclosed its financial condition at the time the plea agreement and the associated fine were approved by the U.S. District Court. The Company supplied correspondence and other materials responsive to this request.

On November 18, 2005 the U.S. Attorney’s Office filed a motion in the District Court for a hearing to make inquiry of the Company’s failure to comply with the Court’s judgment and terms of probation, principally through failure to pay the fine, and a motion to show cause why the Company should not be held in contempt. In its motion, the U.S. Attorney’s Office asserts that Exide Illinois is in default from its nonpayment of the criminal fine and is in violation of the terms of probation. The U.S. Attorney also asserted that bankruptcy does not discharge criminal fines, and that the Company did not adequately disclose its financial condition at the time the plea agreement and associated fines were approved by the District Court.

On May 31, 2006, the District Court approved a Joint Agreement and Proposed Joint Resolution of Issues Raised in the Government’s Motion Filed on November 18, 2005 Regarding the Payment of Criminal Fine. The District Court entered an order consistent with the Joint Agreement and Proposed Joint Resolution, and modified the Company’s schedule to pay the $27,500 fine through quarterly payments over the next five years, ending in 2011.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Under the order, Exide Technologies must provide security in a form acceptable to the court and to the government by February 26, 2007 for its guarantee of any remaining unpaid portion of the fine, but may petition the court prior thereto if the Company believes its financial viability would be jeopardized by providing such security. The court’s order reflects that the Company is not obligated to pay interest on outstanding amounts of unpaid fine if the Company is current on all installment payments, and allows for penalties and interest to be imposed if the Company does not comply with the modified fine payment schedule.

Pre-Petition Litigation Settlements

The Company previously disclosed in its most recent Report on Form 10-K for fiscal 2005 tentative settlements with various plaintiffs who alleged personal injury and/or property damage from the release of hazardous materials used in the battery manufacturing process prior to the Company’s filing for Chapter 11 bankruptcy protection. The Company has finalized a settlement of these claims, as well as claims they could have asserted against third parties who may have had claims of indemnification against the Company on a pre-petition or post-petition basis. The claims will be paid in new common stock and Warrants to be paid out of the reserve established under the claims reconciliation process. The terms of the settlement are still subject to approval of appropriate state courts.

Private Party Lawsuits and other Legal Proceedings

On March 14, 2003, the Company served notices to reject certain executory contracts with EnerSys, including a 1991 Trademark and Trade Name License Agreement (the “Trademark License”), pursuant to which the Company had licensed to EnerSys use of the “Exide” trademark on certain industrial battery products in the United States and 80 foreign countries. EnerSys objected to the rejection of certain of the executory contracts, including the Trademark License, and the Bankruptcy Court conducted a hearing on the Company’s rejection request. On April 3, 2006, the Court granted the Company’s request to reject the contracts. EnerSys has filed a notice of appeal. Unless the appeal is successful, EnerSys will likely lose all rights to use the “Exide” trademark over time and the Company will have greater flexibility in its ability to use that mark for industrial battery products. Because the Bankruptcy Court authorized rejection of the Trademark License, as with other executory contracts at issue, EnerSys will have a pre-petition general unsecured claim relating to the alleged damages arising therefrom. The Company reserves the ability to consider payment in cash of some portion of any settlement or ultimate award on Enersys’ claim of alleged rejection damages.

In July 2001, Pacific Dunlop Holdings (US), Inc. (“PDH”) and several of its foreign affiliates under the various agreements through which Exide and its affiliates acquired GNB, filed a complaint in the Circuit Court for Cook County, Illinois alleging breach of contract, unjust enrichment and conversion against Exide and three of its foreign affiliates. The plaintiffs maintain they are entitled to approximately $17,000 in cash assets acquired by the defendants through their acquisition of GNB. In December 2001, the Court denied the defendants’ motion to dismiss the complaint, without prejudice to re-filing the same motion after discovery proceeds. The defendants filed an answer and counterclaim. On July 8, 2002, the Court authorized discovery to proceed as to all parties except Exide. In August 2002, the case was removed to the U.S. Bankruptcy Court for the Northern District of Illinois and in October 2002, the parties presented oral arguments, in the case of PDH, to remand the case to Illinois state court and, in the case of Exide, to transfer the case to the U.S. Bankruptcy Court for the District of Delaware. On February 4, 2003, the U.S. Bankruptcy Court for the Northern District of Illinois transferred the case to the U.S. Bankruptcy Court in Delaware. On November 19, 2003, the Bankruptcy Court denied PDH’s motion to abstain or remand the case and issued an opinion holding that the Bankruptcy Court had jurisdiction over PDH’s claims and that liability, if any, would lie solely against Exide Technologies and not against any of its foreign affiliates. PDH subsequently filed a motion to reconsider, and on June 16, 2005, the Bankruptcy Court denied PDH’s motion to reconsider. PDH has appealed the Bankruptcy court’s decisions to the U.S. District Court for the District of Delaware. That court, pursuant to a Standing Order requiring mandatory mediation of all

EXIDE TECHNOLOGIES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

appeals from the Bankruptcy Court, scheduled a mediation in Wilmington, Delaware which took place on November 3, 2005. The appeal will proceed and remains pending. In December 2001, PDH filed a separate action in the Circuit Court for Cook County, Illinois seeking recovery of approximately $3,100 for amounts allegedly owed by Exide under various agreements between the parties. The claim arises from letters of credit and other security allegedly provided by PDH for GNB’s performance of certain of GNB’s obligations to third parties that PDH claims Exide was obligated to replace. Exide’s answer contested the amounts claimed by PDH and Exide filed a counterclaim. Although this action has been consolidated with the Cook County suit concerning GNB’s cash assets, the claims relating to this action have been transferred to the U.S. Bankruptcy Court for the District of Delaware and are currently subject to a stay injunction by that court. The Company plans to vigorously defend itself and pursue its counterclaims.

From 1957 to 1982, CEAC, the Company’s principal French subsidiary, operated a plant using crocidolite asbestos fibers in the formation of battery cases, which, once formed, encapsulated the fibers. Approximately 1,500 employees worked in the plant over the period. Since 1982, the French governmental agency responsible for worker illness claims received 56 employee claims alleging asbestos-related illnesses. For some of those claims, CEAC is obligated to and has indemnified the agency in accordance with French law for approximately $260 and $378 in calendar 2003 and 2004, respectively. In addition, CEAC has been adjudged liable to indemnify the agency for approximately $200 and $107 during the same periods to date for the dependents of four such claimants. The Company was not required to indemnify or make any payments in calendar year 2005. Although the Company cannot predict the number or size of any future claims, the Company does not believe resolution of the current or any future claims, individually or in the aggregate, will have a material adverse effect on the Company’s financial condition, cash flows or results of operations.

The Company’s Shanghai, China subsidiary, Exide Technologies (Shanghai) Company Limited (“Exide Shanghai”), has been the subject of an investigation by the Anti-Smuggling Bureau of the Shanghai Customs Administration (“Anti-Smuggling Bureau”). A report was submitted by the Anti-Smuggling Bureau to the Shanghai Municipal People’s Public Prosecutor’s Office, First Division (“Prosecutor’s Office”). The Prosecutor’s Office rejected the report, and with regard to two supplemental investigatory reports, the Company understands that in both instances no criminal prosecution was recommended against Exide Shanghai, its officers, directors and employees.

In April 2003, the Company sold its Torrejon, Spain nickel-cadmium plant. The Company has learned that the Torrejon courts are conducting an investigation of three petitions submitted to determine whether criminal charges should be filed for alleged injuries and endangerment of workers’ health at the former Torrejon plant. The petitions contain criminal allegations against current and former employees but only allegations of civil liability against the Company. The investigations have been consolidated into one court. The Company has retained counsel in the event that any charges ultimately are filed.

Between 1996 and 2002, one of the Company’s Spanish subsidiaries negotiated dual-scale salaries under collective bargaining agreements for workers at numerous facilities. Several claims challenging the dual-scale salary system have been brought in various Spanish courts covering multiple jurisdictions. To date, the Company has lost its challenges in only one jurisdiction, and prevailed in other jurisdictions. The Company continues to litigate these matters in the one jurisdiction and does not currently anticipate any material adverse affect on the Company’s financial condition, cash flows or results of operations.

In June 2005, the Company received notice that two former stockholders, Aviva Partners LLC and Robert Jarman, had separately filed purported class action lawsuits against the Company and certain of its current and former officers alleging violations of certain federal securities laws. The cases were filed in the United States District Court for the District of New Jersey purportedly on behalf of those who purchased the Company’s stock

EXIDE TECHNOLOGIES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

between November 16, 2004 and May 17, 2005. The complaints allege that the named officers violated Sections 10(b) and 20(a) of the Securities Exchange Act and SEC Rule 10b-5 in connection with certain allegedly false and misleading public statements made during this period by the Company and its officers. The complaints did not specify an amount of damages sought. The Company denies the allegations in the complaints and intends to vigorously pursue its defense.

On August 29, 2005, District Judge Mary L. Cooper consolidated the Aviva Partners and Jarman cases under the Aviva Partners v. Exide Technologies, Inc. caption, lead docket number 05-3098 (MLC). On March 24, 2006 District Judge Cooper appointed the Alaska Hotel & Restaurant Employees Pension Trust Fund and Lakeway Capital Management Co-Lead Plaintiffs for the putative class of former Exide stockholders and appointed the law firms of Lerach Coughlin Stoja Geller Rudman & Robbins LLP and Schatz & Nobel, P.C. as Co-Lead Counsel for the putative class. On May 8, 2006 Co-Lead Plaintiffs filed their consolidated amended complaint in which they reiterated the claims described above but purported to state a claim on behalf of those who purchased the Company’s stock between May 5, 2004 and May 17, 2005. Defendants intend to move to dismiss all claims against them on or before June 22, 2006. Discovery is currently stayed pursuant to the discovery-stay provisions of the Private Securities Litigation Reform Act of 1995.

On October 6, 2005, Murray Capital Management, Inc., filed suit against the Company, certain of its current and former officers and Deutsche Bank Securities, Inc. The case was filed in the U.S. District Court for the Southern District of New York under the caption Murray Capital Management, Inc. v. Exide Technologies, et al., docket number 05 Civ. 8570 (AKH), and alleges that the defendants violated Sections 10(b) and 20(a) of the Securities Exchange Act and SEC Rule 10b-5, among other related state laws, in connection with certain allegedly false and misleading public statements made by the Company and its officers. While Murray’s claims are largely duplicative of those set out in the Aviva and Jarman complaints, Murray also claims that false and misleading statements were made in connection with the Company’s March 2005 issuance of convertible notes and concurrent issuance of senior notes. The complaint does not specify the amount of damages sought in the suit. All Defendants have moved to dismiss the Murray Capital complaint in its entirety and the parties await a ruling on Defendants’ motions to dismiss. Discovery in the case has not yet begun and Defendants believe it will be stayed throughout the pendency of their motions to dismiss pursuant to the discovery-stay provisions of the Private Securities Litigation Reform Act of 1995. The Company denies the allegations in the complaint and intends to vigorously pursue its defense.

In October 2005, Deutsche Bank Securities Inc. made formal written demand that the Company indemnify it in connection with the Murray litigation pursuant to the purchase agreement for the Senior Secured Notes and the Floating Rate Convertible Senior Subordinated Notes. The Company has accepted its indemnification obligations from Deutsche Bank.

The Company has been informed by the Enforcement Division of the Securities and Exchange Commission (the “SEC”) that it has commenced a preliminary inquiry into statements the Company made earlier this year regarding its ability to comply with fiscal 2005 loan covenants and the going concern modification in the audit report in the Company’s annual report on Form 10-K for fiscal 2005. The SEC noted that the inquiry should not be construed as an indication by the SEC or its staff that any violations of law have occurred. The Company intends to fully cooperate with the inquiry and continues to do so.

The Company’s Norwegian subsidiary, Exide Sonnak AS, has received notice of claims for property damage in the approximate amount of $5,300 allegedly as the result of a warehouse fire occurring on or about July 8, 2005 in Trondheim, Norway due to an alleged malfunctioning battery charger allegedly manufactured by the Company. The Company and its counsel are evaluating those claims.

EXIDE TECHNOLOGIES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Environmental Matters

As a result of its manufacturing, distribution and recycling operations, the Company is subject to numerous federal, state and local environmental, occupational safety and health laws and regulations, including limits on employee blood lead levels, as well as similar laws and regulations in other countries in which the Company operates (collectively, “EH&S laws”).

The Company is exposed to liabilities under such EH&S laws arising from its past handling, release, storage and disposal of hazardous substances and hazardous wastes. The Company previously has been advised by the U.S. Environmental Protection Agency (“EPA”) or state agencies that it is a “Potentially Responsible Party” under the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) or similar state laws at 96 federally defined Superfund or state equivalent sites. At 44 of these sites, the Company has paid its share of liability. While the Company believes it is probable its liability for most of the remaining sites will be treated as disputed unsecured claims under the Plan, there can be no assurance these matters will be discharged. If the Company’s liability is not discharged at one or more sites, the government may be able to file claims for additional response costs in the future, or to order the Company to perform remedial work at such sites. In addition, the EPA, in the course of negotiating this pre-petition claim, had notified the Company of the possibility of additional clean-up costs associated with Hamburg, Pennsylvania properties of approximately $35,000, as described in more detail below. To date the EPA has not made a formal claim for this amount or provided any support for this estimate. To the extent the EPA or other environmental authorities dispute the pre-petition nature of these claims, the Company would intend to resist any such effort to evade the bankruptcy law’s intended result, and believes there are substantial legal defenses to be asserted in that case. However, there can be no assurance that the Company would be successful in challenging any such actions.

The Company is also involved in the assessment and remediation of various other properties, including certain Company owned or operated facilities. Such assessment and remedial work is being conducted pursuant to applicable EH&S laws with varying degrees of involvement by appropriate legal authorities. Where probable and reasonably estimable, the costs of such projects have been accrued by the Company, as discussed below. In addition, certain environmental matters concerning the Company are pending in various courts or with certain environmental regulatory agencies with respect to these currently or formerly owned or operating locations. While the ultimate outcome of the foregoing environmental matters is uncertain, after consultation with legal counsel, the Company does not believe the resolution of these matters, individually or in the aggregate, will have a material adverse effect on the Company’s financial condition, cash flows or results of operations.

On September 6, 2005, the U.S. Court of Appeals for the Third Circuit issued an opinion in U.S. v. General Battery/Exide (No. 03-3515) affirming the district court’s holding that the Company is liable, as a matter of federal common law of successor liability, for lead contamination at certain sites in the vicinity of Hamburg, Pennsylvania. This case involves several of the pre-petition environmental claims of the federal government for which the Company, as part of its Chapter 11 proceeding, had established a reserve of common stock and Warrants. The current amount of the government claims for these sites is approximately $14,000. In October 2004, the EPA, in the course of negotiating a comprehensive settlement of all its environmental claims against the Company, had notified the Company of the possibility of additional clean-up costs associated with other Hamburg, Pennsylvania properties of approximately $35,000. To date the EPA has not made a formal claim for this amount or provided any support for this estimate.

As unsecured claims are allowed in the Bankruptcy Court, the Company is required to distribute common stock and Warrants to the holders of such claims. To the extent the government is able to prove the Company is responsible for the alleged contamination at the other Hamburg, Pennsylvania properties and substantiate its estimated $35,000 of additional clean-up costs, and if the Company is unsuccessful in challenging the Third Circuit’s decision above, these claims would ultimately result in an inadequate reserve of common stock and

EXIDE TECHNOLOGIES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Warrants to the extent not offset by the reconciliation of all other claims for lower amounts than the aggregate reserve. The Company would still retain the right to perform and pay for such cleanup activities, which would preserve the existing reserved common stock and Warrants discussed in this Note 15. It is the Company’s position that it is not liable for the contamination of this area, and that any liability it may have derives from pre-petition events which would be administered as a general, unsecured claim, and consequently no provisions have been recorded in connection therewith.

The Company has established reserves for on-site and off-site environmental remediation costs where such costs are probable and reasonably estimable and believes that such reserves are adequate. As of March 31, 2006 and 2005, the amount of such reserves on the Company’s consolidated balance sheet was approximately $36,650 and $39,742, respectively. Because environmental liabilities are not accrued until a liability is determined to be probable and reasonably estimable, not all potential future environmental liabilities have been included in the Company’s environmental reserves and, therefore, additional earnings charges are possible. Also, future findings or changes in estimates could have a material effect on the recorded reserves and cash flows.

The Company is conducting an investigation and risk assessment of lead exposure near its Reading smelter from past facility emissions and non-Company sources such as lead paint. This is being done under a Consent Order with the USEPA. The Company has previously removed soil from properties with the highest soil lead content, and is in negotiations and proceedings with USEPA to resolve differences regarding the need for, and extent of, further actions by the Company. Alternatives have been reviewed and appropriate reserve estimates made. At this time the Company cannot determine from available information whether additional cleanup will occur and, if so, the extent of any cleanup and costs that may finally be incurred.

The sites that currently have the largest reserves include the following:

Tampa, Florida

The Tampa site is a former secondary lead smelter, lead oxide production facility, and sheet lead-rolling mill that operated from 1943 to 1989. Under a RCRA Part B Closure Permit and a Consent Decree with the State of Florida, Exide is required to investigate and remediate certain historic environmental impacts to the site. Cost estimates for remediation (closure and post-closure) range from $12,500 to $20,500 depending on final State of Florida requirements. The remediation activities are expected to occur over the course of several years.

Columbus, Georgia

The Columbus site is a former secondary lead smelter that was mothballed in 1999, which is part of a larger facility that includes an operating lead acid battery manufacturing facility. Groundwater remediation activities began in 1988. Costs for supplemental investigations, remediation and site closure are currently estimated from $6,000 to $9,000.

Azambuja (SONALUR) Portugal

The Azambuja (SONALUR) facility is an active secondary lead smelter. Materials from past operations present at the site are stored in above-ground concrete containment vessels and in underground storage deposits. The Company finalized the process of obtaining site characterization data to evaluate remediation alternatives agreeable to local authorities. Costs for remediation are currently estimated at $3,500 to $7,000.

Guarantees

At March 31, 2006, the Company had outstanding letters of credit with a face value of $43,785 and surety bonds with a face value of $30,089. The majority of the letters of credit and surety bonds have been issued as

EXIDE TECHNOLOGIES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

collateral or financial assurance with respect to certain liabilities the Company has recorded, including but not limited to environmental remediation obligations and self-insured workers compensation reserves. Failure of the Company to satisfy its obligations with respect to the primary obligations secured by the letters of credit or surety bonds could entitle the beneficiary of the related letter of credit or surety bond to demand payments pursuant to such instruments. The letters of credit generally have terms up to one year. The Company expects limited availability of new surety bonds from traditional sources, which could impact the Company’s liquidity needs in future periods. Pursuant to authorization from the Bankruptcy Court, the Company reached an agreement with the surety to maintain its current surety bonds through July 31, 2006. Collateral held by the surety in the form of letters of credit at March 31, 2006, pursuant to the terms of the agreement, was $30,089.

Certain of the Company’s European subsidiaries have bank guarantees outstanding, which have been issued as collateral or financial assurance in connection with environmental obligations, income tax claims and customer contract requirements. At March 31, 2006, bank guarantees with a face value of $16,849 were outstanding.

Warranty and Return Allowance

For a majority of the Company’s sales, an up-front “warranty discount” is provided at the time of sale, after which there is no additional warranty obligation or customer right-of-return. For the remaining sales on which an up-front discount is not provided, the Company provides for an allowance for product returns and/or allowances. Based upon its manufacturing re-work process, the Company believes that the majority of its product returns are not the result of product defects. Many returns are in fact subsequently sold as seconds at a reduced price. The Company recognizes warranty discounts and the estimated cost of product returns as a reduction of sales in the period in which the related revenue is recognized. The product return estimates are based upon historical trends and claims experience, and include assessment of the anticipated lag between the date of sale and claim/return date.

A reconciliation of changes in the Company’s consolidated warranty and return liability follows:

Balance at March 31, 2005	$49,030
Accrual for warranties and returns provided during the period	48,473
Settlements made (in cash or credit) during the period	(50,543)
Currency translation	(1,342)

Balance at March 31, 2006	$45,618

Leases

Future minimum lease payments under operating and capital leases that have initial or remaining noncancelable lease terms in excess of one year at March 31, 2006, are:

Fiscal Year	Operating	Capital
2007	$27,695	$4,237
2008	18,434	3,972
2009	11,343	3,178
2010	6,656	4,561
2011	4,461	1,600
Thereafter	16,899	6,275

Total minimum payments	$85,488	23,823

Less—Interest on capital leases		3,947

Total principal payable on capital leases (included in Long-term debt)		$19,876

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Rent expense amounted to $58,016, $51,074, $5,488, and $62,143 for the fiscal year ended March 31, 2006, the period May 6, 2004 to March 31, 2005, the period April 1, 2004 to May 5, 2004 and the fiscal year ended March 31, 2004, respectively.

The Company has various purchase commitments for materials, supplies and other items incident to the ordinary course of business. See Note 19 for discussion of the battery separator agreement entered into as part of the Company’s sale of these operations.

(16)    RESTRUCTURING

During fiscal 2006, the Company has continued to implement operational changes to streamline and rationalize its structure in an effort to simplify the organization and eliminate redundant and/or unnecessary costs. As part of these restructuring programs, the nature of the positions eliminated range from plant employees and clerical workers to operational and sales management.

During the year ended March 31, 2006, the Company recognized restructuring and impairment charges of $21,714, representing $14,392 for severance and $7,322 for related closure costs. These charges resulted from actions completed during fiscal 2006, which related to consolidation efforts in the Industrial Energy Europe and ROW segment, closure costs for the Company’s Casalnuovo, Italy industrial facility, corporate severance, headcount reductions in the Transportation Europe and ROW segment, the closure of the Lawrenceville, New Jersey office and fiscal 2006 North America headcount reductions in corporate and in the Transportation North America and Industrial Energy North America segments. Approximately 476 positions have been eliminated in connection with the fiscal 2006 restructuring activities. The following is a summary of restructuring reserve movements from March 31, 2003 through March 31, 2006:

	Severance	Closure Costs	Total
Balance, March 31, 2003	$19,360	$13,524	$32,884
Charges, Fiscal 2004	43,519	8,972	52,491
Payments and Currency Changes	(25,185)	(5,716)	(30,901)
Reclassification	(8,120)	(3,855)	(11,975)

Balance, March 31, 2004	29,574	12,925	42,499
Charges, April 1, 2004 to May 5, 2004	190	394	584
Payments and currency translation	(4,900)	(1,556)	(6,456)

Balance at May 5, 2004	24,864	11,763	36,627
Charges, May 6, 2004 to March 31, 2005	32,066	6,413	38,479
Payments and currency translation	(31,071)	(9,039)	(40,110)
Reclassification	1,159	—	1,159

Balance, March 31, 2005	27,018	9,137	36,155
Charges, Fiscal 2006	14,392	7,322	21,714
Payments and Currency Translation	(34,637)	(13,434)	(48,071)

Balance, March 31, 2006	$6,773	$3,025	$9,798

Remaining expenditures principally represent a) severance and related benefits payable per employee agreements over periods up to three years and/or regulatory requirements; b) lease commitments for certain closed facilities, branches and offices, as well as leases for excess and permanently idle equipment payable in accordance with contractual terms, over periods up to five years; and c) certain other closure costs including dismantlement and costs associated with removal obligations incurred in connection with the exit of facilities.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following tables provide additional detail of specific restructuring actions taken during each of the fiscal periods covered in the table above:

Fiscal 2006	Severance Costs	Closure Costs	Totals
U.S. Headcount Reductions (including Corporate)	$1,930	$216	$2,146
Closure of Nanterre, France	234	2,711	2,945
Closure of Transportation North America Facilities	1,228	1,570	2,798
Closure of Casalnuovo, Italy	2,004	2,670	4,674
Headcount Reductions (Transportation Europe and ROW)	2,953	317	3,270
European Headcount Reductions (including Corporate)	3,135	—	3,135
Headcount Reductions and Closure Costs (Industrial Energy Europe and ROW)	2,908	(162)	2,746

Total Charge in the Statement of Operations	$14,392	$7,322	$21,714

Period May 6, 2004 to March 31, 2005	Severance Costs	Closure Costs	Total
U.S. Headcount Reductions (including Corporate)	$3,200	$—	$3,200
Closure of Nanterre, France	15,475	1,518	16,993
Closure of Weiden, Germany	323	606	929
Closure of Transportation North America Facilities	3,000	494	3,494
Closure of Casalnuovo, Italy	529	2,696	3,225
Headcount Reductions (Transportation Europe and ROW)	6,011	1,034	7,045
European Headcount Reductions (including Corporate)	1,356	112	1,468
Headcount Reductions and Closure Costs (Industrial Energy Europe and ROW)	2,172	(47)	2,125

Total Charge in the Statement of Operations	$32,066	$6,413	$38,479

Period April 1, 2004 to May 5, 2004	Severance Costs	Closure Costs	Total
Closure of Transportation North America Facilities	$—	$65	$65
Closure of Casalnuovo, Italy	—	143	143
Headcount Reductions (Transportation Europe and ROW)	152	180	332
European Headcount Reductions (including Corporate)	12	—	12
Headcount Reductions and Closure Costs (Industrial Energy Europe and ROW)	26	6	32

Total Charge in the Statement of Operations	$190	$394	$584

Fiscal 2004	Severance Costs	Closure Costs	Total
U.S. Headcount Reductions (including Corporate)	$600	$—	$600
Closure of Weiden, Germany	11,189	2,862	14,051
Closure of Transportation North America Facilities	411	1,570	1,981
Closure of Casalnuovo, Italy	7,361	708	8,069
Headcount Reductions (Transportation Europe and ROW)	6,934	1,173	8,107
European Headcount Reductions (including Corporate)	3,121	164	3,285
Headcount Reductions and Closure Costs (Industrial Energy Europe and ROW)	13,903	2,495	16,398

Total Charge in the Statement of Operations	$43,519	$8,972	$52,491

EXIDE TECHNOLOGIES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(17)    INTEREST EXPENSE, NET

Interest income of $1,013, $2,026, $21, and $1,129 is included in interest expense, net for the fiscal year ended March 31, 2006, the period May 6, 2004 to March 31, 2005, the period April 1, 2004 to May 5, 2005 and the fiscal year end March 31, 2004, respectively. Interest income earned as a result of assumed excess cash balances due to the Chapter 11 filing was recorded in Reorganization items, net in the Consolidated Statements of Operations for the period April 1, 2004 to May 5, 2004. See Note 6.

As of the Petition Date, the Company ceased accruing interest on certain unsecured pre-petition debt classified as Liabilities subject to compromise in the Consolidated Balance Sheets in accordance with SOP 90-7. Interest was accrued on certain pre-petition debt to the extent that the Company believed it was probable of being deemed an allowed claim by the Bankruptcy Court. Interest at the stated contractual amount on pre-petition debt that was not charged to results of operations for the period April 1, 2004 to May 5, 2004 was approximately $3,339.

(18)    OTHER (INCOME) EXPENSE, NET

Other (income) expense, net consist of:

	Year Ended March 31, 2006	Period From May 6, 2004 to March 31, 2005	Period From April 1, 2004 to May 5, 2004	Year Ended March 31, 2004
Net loss on sales of accounts receivable	$—	$—	$—	$11,260
Net (gain) loss on asset sales	8,044	7,649	—	(9,700)
Equity income	(1,881)	(2,160)	(164)	(2,089)
Currency (gain) loss	11,280	(2,580)	6,283	(43,846)
(Gain) loss on revaluation of foreign currency forward contract	(1,081)	13,165	—	—
Gain on revaluation of Warrants	(9,125)	(63,112)	—	—
Other(a)	(3,553)	(9,860)	103	3,651

	$3,684	$(56,898)	$6,222	$(40,724)

(a)	On September 24, 2004, the Company experienced a fire at one of its facilities in Europe. While damage to the facility was contained, the Company has experienced disruption to certain of its business operations and activities while the Company restored production capacity and diverted production to alternative sites. During fiscal 2005, the Company recognized $13,645 of insurance recoveries; $10,807 included above in other and $2,838 in cost of sales. This represents partial reimbursement for both business interruption and replacement of property damaged by the fire. In fiscal 2006, the Company recognized the remaining $4,791(included in Other above) of total insurance recoveries of $18,436 related to this incident.

(19)    PURCHASE COMMITMENTS

The Company’s primary purchase obligation relates to an arrangement with its sole supplier of polyethylene battery separators. The Company sold its separator manufacturing operations in fiscal 2000 for approximately $47,000, including $26,100 in cash proceeds, to an unrelated party, Daramic, Inc. (“Daramic” or the “Buyer”). In connection with the sale, the Company entered into a ten-year supply agreement with Daramic that includes minimum annual purchase commitments and penalty payments if such minimum annual purchase commitments are not met. The agreement also required adjustment for the minimum annual purchase commitments if the Company acquired any customers of Daramic during the term of the agreement. The Company recorded a gain on this sale of $9,500 and established a liability for estimated purchase commitment shortfall penalties of $8,500 based on anticipated future purchases from Daramic.

EXIDE TECHNOLOGIES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As a result of acquiring GNB, which was a customer of Daramic, the Company renegotiated the supply agreement. Under the renegotiated terms and based on the Company’s estimates of its purchases from the Buyer given the Company’s plan to integrate GNB, the Company recorded a charge of $29,000 to cost of sales in fiscal 2001.

Based on development of its five-year business plan, in fiscal 2002, the Company revised its unit volume outlook. This revision increased its expected liability related to purchase commitment shortfall penalties to a total of $53,400 for the then remaining eight years of this supply agreement. This resulted in recognition of an additional charge to cost of sales of $15,500 in fiscal 2002. At March 31, 2006, the remaining estimated liability was $18,359.

The Company uses both polyethylene and absorbed glass microfibre (“AGM”) separators. There are a number of suppliers from whom the Company purchases AGM separators. Polyethylene separators are purchased solely from Daramic, with supply agreements expiring in December 2009. The agreements restrict the Company’s ability to source separators from other suppliers unless there is a technical benefit that Daramic cannot provide. In addition, the agreements provide for substantial minimum annual purchase commitments. There is no second source that could readily provide the volume of polyethylene separators used by the Company. As a result, any major disruption in supply from Daramic would have an adverse impact on the Company

(20)    FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair value of financial instruments has been determined by the Company using available market information and appropriate methodologies; however, considerable judgment is required in interpreting market data to develop these estimates. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. Certain of these financial instruments are with major financial institutions and expose the Company to market and credit risks and may at times be concentrated with certain counterparties or groups of counterparties. The creditworthiness of counterparties is continually reviewed, and full performance is anticipated.

The methods and assumptions used to estimate the fair value of each class of financial instruments are set forth below:

•	Cash and cash equivalents, accounts receivable and accounts payable—the carrying amounts of these items are a reasonable estimate of their fair values.

•	Long-term receivables—the carrying amounts of these items are a reasonable estimate of their fair value.

•	Short-term borrowings—Borrowings under miscellaneous line of credit arrangements have variable rates that reflect currently available terms and conditions for similar debt. The carrying amount of these line of credit arrangements is a reasonable estimate of its fair value.

•	Long-term debt—Borrowings by foreign subsidiaries have variable rates that reflect currently available terms and conditions for similar debt.

The carrying values and estimated fair values of these obligations are as follows at March 31, 2006 and 2005:

	March 31, 2006		March 31, 2005
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Senior Secured Credit Facility	$316,277	$319,440	$266,470	$264,700
Senior Secured Notes due 2013	290,000	218,950	290,000	276,950
Convertible Senior Subordinated Notes due 2013	60,000	30,000	60,000	55,044

EXIDE TECHNOLOGIES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At March 31, 2006, the Company had a liability of $2,812 representing the estimated fair value of various outstanding foreign currency forward contracts. At March 31, 2005, the Company recognized an asset of $2,656 representing the estimated fair value of outstanding lead forward contracts.

(21)    SEGMENT INFORMATION

The Company reports its results in four business segments Transportation North America, Transportation Europe and ROW, Industrial Energy North America and Industrial Energy Europe and ROW. The Company will continue to evaluate its reporting segments pending future organizational changes that may take place.

The Company is a global producer and recycler of lead-acid batteries. The Company’s four business segments provide a comprehensive range of stored electrical energy products and services for transportation and industrial applications.

Transportation markets include original-equipment and aftermarket automotive, heavy-duty truck, agricultural and marine applications, and new technologies for hybrid vehicles and 42-volt automotive applications. Industrial markets include batteries for telecommunications systems, fuel-cell load leveling, electric utilities, railroads, uninterruptible power supply (UPS), lift trucks, mining and other commercial vehicles.

The Company’s four reportable segments are determined based upon the nature of the markets served and the geographic regions in which they operate. The Company’s chief decision-maker monitors and manages the financial performance of these four business groups. Costs of shared services and other corporate costs are not allocated or charged to the business groups.

Certain asset information required to be disclosed is not reflected below as it is not allocated by segment nor utilized by management in the Company’s operations.

Selected financial information concerning the Company’s reportable segments is as follows:

	Fiscal 2006
	Transportation		Industrial
	North America	Europe and ROW	North America	Europe and ROW	Other (a)	Consolidated
Net sales	$913,317	$810,894	$274,976	$820,689	—	$2,819,876
Gross profit(b)	97,092	102,680	53,153	153,906		406,831
Income (loss) before reorganization items, income taxes, minority interest and cumulative effect of change in accounting principle(b)	(6,080)	24,396	8,846	39,696	(216,941)	(150,083)
Depreciation and amortization	29,720	31,567	10,869	33,107	17,166	122,429

	Period May 6, 2004 to March 31, 2005
	Transportation		Industrial
	North America	Europe and ROW	North America	Europe and ROW	Other (a)	Consolidated
Net sales	$772,272	$764,238	$203,815	$735,934	—	$2,476,259
Gross profit	100,970	106,645	44,264	125,623	—	377,502
Income (loss) before reorganization items, income taxes, minority interest and cumulative effect of change in accounting principle	(107,185)	(106,183)	(21,062)	(97,694)	(109,071)	(441,195)
Depreciation and amortization	24,634	30,469	9,576	31,335	12,738	108,752

EXIDE TECHNOLOGIES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Period April 1, 2004 to May 5, 2004
	Transportation		Industrial
	North America	Europe and ROW	North America	Europe and ROW	Other (a)	Consolidated
Net sales	$75,299	$58,927	$19,193	$61,188	—	$214,607
Gross profit	11,121	7,850	4,775	11,724	—	35,470
Income (loss) before reorganization items, income taxes, minority interest and cumulative effect of change in accounting principle	2,413	691	1,607	1,914	(29,293)	(22,668)
Depreciation and amortization	1,904	1,817	1,052	2,223	852	7,848

	Fiscal 2004
	Transportation		Industrial
	North America	Europe and ROW	North America	Europe and ROW	Other (a)	Consolidated
Net sales	$817,710	$760,512	$210,572	$711,699	—	$2,500,493
Gross profit	146,790	159,062	47,032	156,441	—	509,325
Income (loss) before reorganization items, income taxes, minority interest and cumulative effect of change in accounting principle	63,020	75,640	14,397	4,439	(185,206)	(27,710)
Depreciation and amortization	23,794	24,438	12,568	26,786	10,230	97,816

(a)	Other includes shared services and corporate expenses, interest expense, net, currency remeasurement loss (gain) and losses on sales of accounts receivable.
(b)	For fiscal 2006, gross profit and income (loss) before reorganization items, income taxes and minority interest and cumulative effect of change in accounting principle for Transportation North America and Industrial Energy North America reflect a change in the allocation of lead costs between the two segments as compared to the prior period. The amounts for Industrial Energy North America would have been higher and Transportation North America lower by $6,275 if the allocation change had not been made.

Geographic information is as follows:

	Revenues from External Customers
	Year Ended March 31, 2006	Period From May 6, 2004 to March 31, 2005	Period From April 1, 2004 to May 5, 2004	Year Ended March 31, 2004
United States	$1,103,453	$907,813	$88,950	$956,596
France	204,839	197,195	14,644	213,235
Germany	348,435	329,147	25,143	327,014
UK	153,396	139,500	12,097	158,069
Italy	170,305	170,463	11,375	180,001
Spain	228,225	213,957	16,954	195,574
Other	611,223	518,184	45,444	470,004

Total	$2,819,876	$2,476,259	$214,607	$2,500,493

EXIDE TECHNOLOGIES AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Long-Lived Assets
	2006	2005
United States	$267,356	$300,666
France	65,529	76,192
Germany	77,189	91,233
UK	37,637	44,266
Portugal	42,346	49,735
Italy	54,165	65,135
Spain	89,705	111,008
Other	51,915	61,528

Total	$685,842	$799,763

(22)    SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

The following is a summary of the Company’s quarterly consolidated results of operations for fiscal years 2006 and 2005:

	2006
	First	Second	Third	Fourth
Net sales	$669,332	$686,485	$733,442	$730,617
Gross profit	102,216	103,898	118,833	81,884
Net loss	$(35,709)	$(33,023)	$(27,658)	$(76,342)
Basic and diluted loss per share	$(1.43)	$(1.32)	$(1.11)	$(3.05)

	2005
	Period From April 1, 2004 to May 5, 2004 (a)	Period From May 6, 2004 to June 30, 2004	Second	Third (b)	Fourth (c)
Net sales	$214,607	$397,928	$637,599	$727,902	$712,830
Gross profit	35,470	64,799	95,012	125,751	91,940
Net income (loss)	$1,748,564	$33,627	$(17,101)	$(439,040)	$(44,409)
Basic and diluted income (loss) per share	$63.86	$1.35	$(0.68)	$(17.56)	$(1.78)

(a)	Includes gain on discharge of liabilities subject to compromise of $1,558,839 and Fresh Start reporting adjustments of $228,371
(b)	Includes the Company’s goodwill impairment charge of $399,388.
(c)	Includes an adjustment to the goodwill impairment charge of $10,864.

(23)    SUBSEQUENT EVENTS

On June 28, 2006, the Company entered into a Standby Purchase Agreement with investors who would backstop a rights offering of common stock by the Company to its shareholders and purchase additional shares of common stock. Such transactions would provide gross proceeds to the Company of up to $125,000 before expenses. The closing of such transactions is subject to several conditions, including shareholder approval (which the Company plans to seek at its annual meeting of shareholders in August 2006), there being no material adverse effect on the Company’s business and there not being trading suspensions or other adverse developments in the financial markets. Subsequent to this transaction the Company will have more common stock issued and as a result this transaction will have a dilutive affect.

EXIDE TECHNOLOGIES AND SUBSIDIARIES

Valuation and Qualifying Accounts and Reserves

Schedule II

	Balance at Beginning of period	Additions Charged to Expense	Deductions/ Charge-offs	Other (1)	Balance at end of period
	(Amounts in thousands)
Allowance for Doubtful Accounts
Year ended March 31, 2004	$35,666	5,140	(19,031)	2,658	$24,433

Period April 1, 2004 to May 5, 2004	$24,433	473	(189)	(516)	$24,201

Period May 6, 2004 to March 31, 2005	$24,201	1,973	(4,041)	338	$22,471

Year ended March 31, 2006	$22,471	4,116	(3,378)	(1,572)	$21,637

Valuation Allowance on Deferred Tax Assets
Year ended March 31, 2004	$495,111	37,556	(9,540)	14,032	$537,159

Period April 1, 2004 to May 5, 2004	$537,159	15,547	(4,096)	(2,700)	$545,910

Period May 6, 2004 to March 31, 2005	$545,910	90,515	(45,058)	6,133	$597,500

Year ended March 31, 2006	$597,500	$48,905	$(339,642)	$(6,045)	$300,718

(1)	Primarily the impact of currency changes as well as the acquisitions and divestitures of certain businesses.

EXIDE TECHNOLOGIES AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per-share data)

	For the Three Months Ended
	June 30, 2006	June 30, 2005
NET SALES	$683,190	$669,332
COST OF SALES	573,511	567,116

Gross profit	109,679	102,216

EXPENSES:
Selling, marketing and advertising	68,506	71,073
General and administrative	45,994	43,738
Restructuring and impairment	8,884	2,901
Other (income) expense, net	(3,492)	3,400
Interest expense, net	22,287	16,100

	142,179	137,212

Loss before reorganization items, income taxes, and minority interest	(32,500)	(34,996)
REORGANIZATION ITEMS, NET	1,607	1,372
INCOME TAX PROVISION (BENEFIT)	3,578	(754)
MINORITY INTEREST	211	95

Net loss	$(37,896)	$(35,709)

NET LOSS PER SHARE

Basic and Diluted	$(1.51)	$(1.43)

WEIGHTED AVERAGE SHARES

Basic and Diluted	25,058	25,000

The accompanying notes are an integral part of these statements.

EXIDE TECHNOLOGIES AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands, except per-share data)

	June 30, 2006	March 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$37,029	$32,161
Restricted cash	629	561
Receivables, net of allowance for doubtful accounts of $26,041 and $21,637	589,628	617,677
Inventories	437,663	414,943
Prepaid expenses and other	26,503	30,243
Deferred financing costs, net	3,248	3,169
Deferred income taxes	11,341	11,066

Total current assets	1,106,041	1,109,820

Property, plant and equipment, net	684,717	685,842

Other assets:
Other intangibles, net	191,322	186,820
Investments in affiliates	4,863	4,783
Deferred financing costs, net	14,716	15,196
Deferred income taxes	58,974	56,358
Other	23,100	24,090

	292,975	287,247

Total assets	$2,083,733	$2,082,909

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$11,794	$11,375
Current maturities of long-term debt	5,209	5,643
Accounts payable	353,374	360,538
Accrued expenses	294,689	298,631
Warrants liability	1,250	2,063

Total current liabilities	666,316	678,250
Long-term debt	701,827	683,986
Noncurrent retirement obligations	342,355	333,248
Deferred income tax liability	34,398	33,590
Other noncurrent liabilities	116,412	116,430

Total liabilities	1,861,308	1,845,504

Commitments and contingencies	—	—
Minority interest	13,413	12,666

STOCKHOLDERS’ EQUITY
Common stock, $0.01 par value, 61,500 shares authorized, 24,551 and 24,546 shares issued and outstanding	245	245
Preferred stock, $0.01 par value, 1,000 shares authorized, 0 shares issued and outstanding	—	—
Additional paid-in capital	889,048	888,647
Accumulated deficit	(677,551)	(639,655)
Accumulated other comprehensive loss	(2,730)	(24,498)

Total stockholders’ equity	209,012	224,739

Total liabilities and stockholders’ equity	$2,083,733	$2,082,909

The accompanying notes are an integral part of these statements.

EXIDE TECHNOLOGIES AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)

	For the Three Months Ended
	June 30, 2006	June 30, 2005
Cash Flows From Operating Activities:
Net loss	$(37,896)	$(35,709)
Adjustments to reconcile net loss to net cash provided by (used in) operating
Depreciation and amortization	30,464	30,341
Unrealized gain on Warrants	(813)	(8,126)
Net loss (gain) on asset sales	2,804	1,596
Deferred income taxes	(591)	0
Provision for doubtful accounts	1,956	1,426
Non-cash provision for restructuring	1,207	5
Reorganization items, net	1,607	1,372
Minority interest	211	95
Amortization of deferred financing costs	814	454
Changes in assets and liabilities—
Receivables	47,526	42,282
Inventories	(9,388)	(22,687)
Prepaid expenses and other	4,643	2,147
Payables	(19,520)	(18,414)
Accrued expenses	(15,245)	(17,058)
Noncurrent liabilities	(3,318)	(5,192)
Other, net	(3,827)	11,962

Net cash provided by (used in) operating activities	634	(15,506)

Cash Flows From Investing Activities:
Capital expenditures	(7,967)	(11,545)
Proceeds from sales of assets	97	9,982

Net cash used in investing activities	(7,870)	(1,563)

Cash Flows From Financing Activities:
Increase in short-term borrowings	9	11,352
Borrowings under Senior Secured Credit Facility	152	0
Currency Swap	0	(12,084)
Increase in other debt	11,005	9,733
Financing costs and other	4	0

Net cash provided by financing activities	11,170	9,001

Effect of Exchange Rate Changes on Cash and Cash Equivalents	934	(1,766)

Net Increase (Decrease) In Cash and Cash Equivalents	4,868	(9,834)
Cash and Cash Equivalents, Beginning of Period	32,161	76,696

Cash and Cash Equivalents, End of Period	$37,029	$66,862

The accompanying notes are an integral part of these statements.

EXIDE TECHNOLOGIES AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2006

(In thousands, except share and per-share data)

(Unaudited)

(1)    BASIS OF PRESENTATION

The Condensed Consolidated Financial Statements include the accounts of Exide Technologies (referred together with its subsidiaries, unless the context requires otherwise, as “Exide” or the “Company”) and all of its majority-owned subsidiaries. These statements are presented in accordance with the requirements of Form 10-Q and consequently do not include all of the disclosures normally required by generally accepted accounting principles (“GAAP”), or those normally made in the Company’s Annual Report on Form 10-K. Accordingly, the reader of this Form 10-Q should refer to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2006 for further information. The financial information contained herein is unaudited.

The financial information has been prepared in accordance with the Company’s customary accounting practices. In the Company’s opinion, the accompanying condensed consolidated financial information includes all adjustments of a normal recurring nature necessary for a fair statement of the results of operations and financial position for the periods presented.

These Condensed Consolidated Financial Statements have been prepared on a going concern basis, which assumes continuity of operations and realization of assets and satisfaction of liabilities in the ordinary course of business. The ability of the Company to continue as a going concern is predicated upon, among other things, compliance with the provisions of the covenants of its current borrowing arrangements, the ability to generate cash flows from operations and, where necessary, obtaining financing sources sufficient to satisfy the Company’s future obligations, as well as certain contingencies described in Note 13.

As of August 4, 2006, the Company believes, based upon its financial forecast and plans that it will comply with the Credit Agreement covenants for at least the period through June 30, 2007. The Company has suffered recurring losses and negative cash flows from operations. Additionally, given the Company’s past financial performance in comparison to its budgets and forecasts, there is no assurance the Company will be able to meet these budgets and forecasts and be in compliance with one or more of its covenants of its Credit Agreement. These uncertainties with respect to the Company’s past performance in comparison to its budgets and forecasts and its ability to maintain compliance with its financial covenants throughout fiscal 2006 resulted in the Company’s receiving a going concern modification to the audit opinion for fiscal 2006. Failure to comply with the Credit Agreement covenants, without waiver, would result in a default under the Credit Agreement. The accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainties. Should the Company be in default, it is not permitted to borrow under the Credit Agreement, which would have a very negative effect on liquidity. Although the Company has been able to obtain waivers of prior defaults, there can be no assurance that it can do so in the future or, if it can, what the cost and terms of obtaining such waivers would be. Future defaults would, if not waived, allow the Credit Agreement lenders to accelerate the loans and declare all amounts due and payable. Any such acceleration would also result in a default under the Indentures for the Company’s notes and their potential acceleration.

Generally, the Company’s principal sources of liquidity are cash from operations, borrowings under the Credit Agreement, and proceeds from any asset sales which are not used to repay Credit Agreement debt. The Credit Agreement requires that the proceeds from asset sales be used for the pay down of Term Loans, except for specific exceptions which permit the Company to retain $30,000 from specified non-core asset sales and 50% of the proceeds of the sale of other specified assets with an estimated value of $100,000.

The Company’s current liquidity position, which includes cash and cash equivalents and availability under the Revolving Loan Facility, at August 4, 2006 of $54,980 remains constrained. The Company has an operational

EXIDE TECHNOLOGIES AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

plan that would provide adequate liquidity to fund its operations through the remainder of the fiscal year. The Company has reduced its planned capital expenditures and has reduced planned restructuring activities in order to provide additional liquidity. On June 28, 2006, the Company entered into a Standby Purchase Agreement with investors who would backstop a rights offering of common stock by the Company to its shareholders and purchase additional shares of common stock. Such transactions would provide gross proceeds to the Company of up to $125,000 before expenses. The closing of such transactions is subject to several conditions, including shareholder approval (which the Company plans to seek at its annual meeting of shareholders in August 2006), there being no material adverse effect on the Company’s business and there not being trading suspensions or other adverse developments in the financial markets. Subsequent to this transaction the Company will have more common stock issued and as a result this transaction will have a dilutive effect.

If the Company fails to meet its operations objectives, including working capital reductions, and if such shortfall is not replaced through proceeds from a rights offering or other means, the lack of liquidity would have a material adverse impact on the Company’s ability to fund its operations and financial obligations and cause the Company to evaluate a restructuring of its obligations.

On April 15, 2002, the “Petition Date”, Exide Technologies, together with certain of its subsidiaries (the “Debtors”), filed voluntary petitions for reorganization under Chapter 11 of the federal bankruptcy laws (“Bankruptcy Code” or “Chapter 11”) in the United States Bankruptcy Court for the District of Delaware (“Bankruptcy Court”). The Debtors continued to operate their businesses and manage their properties as debtors-in-possession throughout the course of the bankruptcy case. The Debtors, along with the Official Committee of Unsecured Creditors, filed a Joint Plan of Reorganization (the “Plan”) with the Bankruptcy Court on February 27, 2004 and, on April 21, 2004, the Bankruptcy Court confirmed the Plan. The Debtors declared May 5, 2004 as the effective date of the Plan, and substantially consummated the transactions provided for in the Plan on such date (the “Effective Date”).

The emergence from Chapter 11 resulted in a new reporting entity (the “Successor Company”) and adoption of Fresh Start reporting in accordance with Statement of Position 90-7 (“SOP 90-7”), “Financial Reporting by Entities in Reorganization under the Bankruptcy Code.” Fresh Start reporting required the Company to allocate the reorganization value to its assets based upon their estimated fair values in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations” (“SFAS 141”). In connection with the development of the plan of reorganization the Company was primarily responsible for the valuation and directed its financial advisors to prepare a valuation analysis of its business. Management considered a number of factors, including valuations or appraisals, when estimating the fair values of the Company’s assets and liabilities. Each liability existing at the Plan confirmation date, other than deferred taxes, was stated at present values of amounts to be paid determined at appropriate current interest rates. Adoption of Fresh Start reporting has resulted in material adjustments to the historical carrying value of the Company’s assets and liabilities.

(2)    WARRANTS

In connection with the consummation of the Plan, the Company issued Warrants entitling the holders to purchase up to 6,250 shares of new common stock at an exercise price of $32.11 per share (the number of Warrants issuable being subject to adjustments allowed for by the claims reconciliation and allowance process set forth in the Plan.) The Company has accounted for the Warrants in accordance with Emerging Issues Task Force (“EITF”) Issue No. 00-19 “Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in a Company’s Own Stock” (“EITF 00-19”) and SFAS No. 150 “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity” (“SFAS 150”). Because the Warrant Agreement provides for a cash settlement upon a change in control under certain specified conditions, the Warrants have been accounted for and classified as a liability in the Condensed Consolidated Balance Sheets.

EXIDE TECHNOLOGIES AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Upon the adoption of Fresh Start reporting, on the Effective Date, May 5, 2004, the Warrants were ascribed a fair value of approximately $74,300, reflecting the underlying enterprise value of the Company underlying the Plan. The fair value of the Warrants was determined using a Black Scholes Model with an assumed volatility of 40%, a risk free rate of 3%, fair value of common shares and exercise price of $32.11 and a dividend yield of 0%. As no active market existed when the Warrants were initially valued, the Company believed a Black Scholes Model, which is widely accepted in valuing warrants and call options, was the appropriate valuation model to use at the date of emergence. Subsequent to the Company’s emergence from bankruptcy, the Warrants began to trade on the NASDAQ National Market under the ticker “XIDEW.” Subsequent to the Warrants becoming actively traded, the Warrants were measured using market prices as quoted market prices are the best indicator of fair value.

The Warrants are exercisable through May 5, 2011. The exercise price, the number of shares purchasable upon the exercise of each Warrant and the number of Warrants outstanding are subject to adjustment from time to time upon occurrence of certain events described in the Warrant Agreement. In accordance with EITF 00-19 and SFAS 150, the Warrants have been marked-to-market based upon quoted market prices. This mark-to-market resulted in recognition of unrealized gain of $813 and $8,126 for the first quarter of fiscal 2007 and 2006, respectively, which is reported in Other (income) expense, net in the Condensed Consolidated Statements of Operations. Future results of operations may be subject to volatility from changes in the market value of such Warrants.

Upon closing of the aforementioned rights offering, the dilution provisions under the Warrant Agreement will cause the Company to reduce the strike price for the Warrants, and the Company will issue additional Warrants.

(3)    COMPREHENSIVE LOSS

Total comprehensive loss and its components are as follows:

	For the Three Months Ended
	June 30, 2006	June 30, 2005
Net loss	$(37,896)	$(35,709)
Additions and changes to minimum pension liability	(352)	—
Change in cumulative translation adjustment	22,120	(20,535)

Total comprehensive loss	$(16,128)	$(56,244)

(4)    REORGANIZATION ITEMS, NET

Reorganization items, net represent amounts the Company continues to incur as a result of the Chapter 11 process and are presented separately in the Condensed Consolidated Statements of Operations. The following have been incurred:

	For the Three Months Ended
	June 30, 2006	June 30, 2005
Professional fees	$830	$828
Other (a)	777	544

Total reorganization items, net	$1,607	$1,372

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Net cash paid for reorganization items during the three months ended June 30, 2006 and 2005, was $1,566, and $6,530, respectively.

(a)	Other primarily represents expenses related to directors and officer’s liability insurance coverage for directors and officers of the Predecessor Company.

(5)    INTANGIBLE ASSETS, NET AND GOODWILL

Intangible assets, net:

	Trademarks and Tradenames (not subject to amortization)	Trademarks and Tradenames (subject to amortization)	Customer relationships	Technology	Total
As of March 31, 2006:
Gross Amount	$56,331	$12,813	$106,594	$23,781	$199,519
Accumulated Amortization	—	(1,939)	(8,499)	(2,261)	(12,699)

Net	$56,331	$10,874	$98,095	$21,520	$186,820

As of June 30, 2006:
Gross Amount	$58,210	$13,241	$110,185	$24,574	$206,210
Accumulated Amortization	—	(2,265)	(9,982)	(2,641)	(14,888)

Net	$58,210	$10,976	$100,203	$21,933	$191,322

Amortization of intangible assets for the first quarter of fiscal 2007 and 2006 was $1,688 and $1,647, respectively. Excluding the impact of any future acquisitions (if any), the Company anticipates annual amortization of intangible assets for each of the next five years to average $6,600. Intangible assets have been pushed down to the proper legal entity and are subject to foreign currency fluctuation.

Goodwill:

During fiscal 2005, as part of the annual goodwill impairment assessment, the Company determined based on its market capitalization—which was allocated to the Company’s reporting units—that the Company’s net assets for each reporting unit exceeded the fair value of each reporting unit. The Company viewed market capitalization as the best indicator of fair value for each reporting unit for the following reasons: given it is the value placed on the Company as a whole by third party shareholders; the value of the Company’s common shares had decreased from the date of emergence from bankruptcy and had failed to recover for over six months; and the Company continued to fail to meet its business plan and forecasts. The Company utilized its revised 5 year plan and cash flow analysis to allocate total Company market capitalization to the reporting units in which goodwill resided as it was believed this was the most appropriate way to allocate the market capitalization. As a result, it was determined that the goodwill in each of the Company’s reporting units was fully impaired and, accordingly, an impairment charge of $388,524 was recorded.

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(6)    INVENTORIES

Inventories, valued by the first-in, first-out (“FIFO”) method, consist of:

	June 30, 2006	March 31, 2006
Raw materials	$67,602	$64,248
Work-in-process	88,050	79,923
Finished goods	282,011	270,772

	$437,663	$414,943

(7)    OTHER ASSETS

Other assets consist of:

	June 30, 2006	March 31, 2006
Deposits	$10,317	$10,317
Capitalized software, net	5,311	6,524
Loan to affiliate	3,565	3,563
Other	3,907	3,686

	$23,100	$24,090

Deposits above principally represent amounts held by the beneficiaries as cash collateral for those parties’ contingent obligations with respect to certain environmental matters, workers compensation insurance and operating lease commitments.

(8)    DEBT

At June 30, 2006 and March 31, 2006, short-term borrowings of $11,794 and $11,375, respectively, consisted of various operating lines of credit and working capital facilities maintained by certain of the Company’s non-U.S. subsidiaries. Certain of these borrowings are collateralized by receivables, inventories and/or property. These borrowing facilities, which are typically for one-year renewable terms, generally bear interest at current local market rates plus up to one percent per annum.

Total long-term debt is as follows:

	June 30, 2006	March 31, 2006
Senior Secured Credit Facility	$333,603	$316,277
10.5% Senior Secured Notes due 2013	290,000	290,000
Floating Rate Convertible Senior Subordinated Notes due 2013	60,000	60,000
Other, including capital lease obligations and other loans at interest rates generally ranging up to 11% due in installments through 2015	23,433	23,352

Total	707,036	689,629
Less—current maturities	5,209	5,643

	$701,827	$683,986

Total debt including above and short-term borrowings at June 30, 2006 and March 31, 2006 was $718,830 and $701,004, respectively.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(9)    INTEREST EXPENSE, NET

Interest income of $298 and $441 is included in Interest expense, net for the three months ended June 30, 2006 and 2005.

(10)    OTHER (INCOME) EXPENSE, NET

Other (income) expense, net consist of:

	For the Three Months Ended
	June 30, 2006	June 30, 2005
Net loss on asset sales	$2,804	$1,596
Equity income	(19)	(535)
Currency (gain) loss	(5,588)	11,674
(Gain) loss on revaluation of foreign currency forward contract	—	(1,081)
Gain on revaluation of Warrants	(813)	(8,126)
Other	124	(128)

	$(3,492)	$3,400

(11)    EMPLOYEE BENEFITS

The components of the Company’s net periodic pension and other post-retirement benefit cost are as follows:

	Pension Benefits
	For the Three Months Ended
	June 30, 2006	June 30, 2005
Components of net periodic benefit cost:
Service cost	$2,223	$2,745
Interest cost	8,275	8,305
Expected return on plan assets	(6,149)	(5,370)
Amortization of:
Prior service cost	4	—
Actuarial loss	(292)	—

Net periodic benefit cost	$4,061	$5,680

	Other Post-Retirement Benefits
	For the Three Months Ended
	June 30, 2006	June 30, 2005
Components of net periodic benefit cost:
Service cost	$42	$25
Interest cost	389	334
Amortization of:
Actuarial loss	53	—

Net periodic benefit cost	$484	$359

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

During the first quarter of fiscal 2007, the Company amended its U.S. pension plan to freeze future accruals for non-collectively bargained employees effective May 15, 2006. The partial plan freeze did not trigger any curtailment charges or credits under SFAS 88. The above SFAS 87 net periodic pension cost reflects the partial plan freeze.

The estimated fiscal 2007 pension plan contributions are $62,754 and other post-retirement contributions are $2,842. If the provisions of the Pension Funding Equity Act of 2004 are not extended to the 2006 plan year, the estimated fiscal 2007 pension plan contributions would be $72,254.

Cash contributions to the Company’s pension plans are generally made in accordance with minimum regulatory requirements. Because of the downturn experienced in global equity markets and ongoing benefit payments, the Company’s U.S. plans are currently significantly under-funded. Based on current assumptions and regulatory requirements, the Company’s minimum future cash contribution requirements for its U.S. plans are expected to remain relatively high for the next few fiscal years. On November 17, 2004, the Company received written notification of a tentative determination from the Internal Revenue Service (“IRS”) granting a temporary waiver of its minimum funding requirements for its U.S. plans for calendar years 2003 and 2004, amounting to approximately $50,000, net, under Section 412(d) of the Internal Revenue Code, subject to providing a lien satisfactory to the Pension Benefit Guaranty Corporation (“PBGC”). In accordance with the senior credit facility and upon the agreement of the administrative agent, on June 10, 2005, the Company reached agreement with the PBGC on a second priority lien on domestic personal property, including stock of its U.S. and direct foreign subsidiaries to secure the unfunded liability. The temporary waiver provides for deferral of the Company’s minimum contributions for those years to be paid over a subsequent five-year period through 2010. At June 30, 2006 the Company owes $40,000 relating to these amounts previously waived.

Based upon the temporary waiver and sensitivity to varying economic scenarios, the Company expects its cumulative minimum future cash contributions to its U.S. pension plans will total approximately $115,000 to $165,000 from fiscal 2007 to fiscal 2011, including $46,700 in fiscal 2007. These projections also assume that the provisions of the Pension Funding Equity Act of 2004 are extended for the 2006 plan year and funding reform legislation similar to the bills currently before Congress is passed and takes effect for the 2007 plan year.

The Company expects that cumulative contributions to its non U.S. pension plans will total approximately $84,000 from fiscal 2007 to fiscal 2011, including $16,054 in fiscal 2007. In addition, the Company expects that cumulative contributions to its other post-retirement benefit plans will total approximately $13,000 from fiscal 2007 to fiscal 2011, including $2,842 in fiscal 2007.

(12)    ENVIRONMENTAL MATTERS

As a result of its multinational manufacturing, distribution and recycling operations, the Company is subject to numerous federal, state and local environmental, occupational safety and health laws and regulations, as well as similar laws and regulations in other countries in which the Company operates. For a discussion of environmental matters, see Note 13.

(13)    COMMITMENTS AND CONTINGENCIES

Claims Reconciliation

Holders of general unsecured claims will receive collectively 2,500 shares of new common stock and Warrants to purchase 6,250 shares of new common stock at $32.11 per share, and approximately 13.4% of such new common stock and Warrants were initially reserved for distribution for disputed general unsecured claims under the Plan’s claims reconciliation and allowance procedures. The Official Committee of Unsecured

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Creditors, in consultation with the Company, established such reserve to provide for a pro rata distribution of new common stock and Warrants to holders of disputed general unsecured claims as they become allowed. As claims are evaluated and processed, the Company will object to some claims or portions thereof, and upward adjustments (to the extent stock and Warrants not previously distributed remain) or downward adjustments to the reserve will be made pending or following adjudication or other resolution of such objections. Predictions regarding the allowance and classification of claims are inherently difficult to make. With respect to environmental claims in particular, there is inherent difficulty in assessing the Company’s potential liability due to the large number of other potentially responsible parties. For example, a demand for the total cleanup costs of a landfill used by many entities may be asserted by the government using joint and several liability theories. Although the Company believes that there is a reasonable basis to believe that it will ultimately be responsible for only its share of these remediation costs, there can be no assurance that the Company will prevail on these claims. In addition, the scope of remedial costs, or other environmental injuries, are highly variable and estimating these costs involves complex legal, scientific and technical judgments. Many of the claimants who have filed disputed claims, particularly environmental and personal injury claims produce little or no proof of fault on which the Company can assess its potential liability and either specify no determinate amount of damages or provide little or no basis for the alleged damages. In some cases, the Company is still seeking additional information needed for claims assessment and information that is unknown to the Company at the current time may significantly affect the Company’s assessment regarding the adequacy of the reserve amounts in the future.

As general unsecured claims have been allowed in the bankruptcy court, the Company has distributed approximately one share per $383.00 in allowed claim amount and approximately one Warrant per $153.00 in allowed claim amount. These rates were established based upon the assumption that the common stock and Warrants allocated to holders of general unsecured claims on the effective date of the Plan, including the reserve established for disputed general unsecured claims, would be fully distributed so that the recovery rates for all allowed unsecured claims would comply with the Plan without the need for any redistribution or supplemental issuance of securities. If the amount of general unsecured claims that is eventually allowed exceeds the amount of claims anticipated in the setting of the reserve, additional common stock and Warrants will be issued for the excess claim amounts at the same rates as used for the other general unsecured claims. If this were to occur, additional common stock would also be issued to the holders of pre-petition secured claims to maintain the ratio of their distribution in common stock at nine times the amount of common stock distributed for all unsecured claims.

Based on information currently available, as of July 31, 2006, approximately 7% of new stock and warrants reserved for distribution for disputed general unsecured claims has been distributed. The Company also continues to resolve certain non-objected claims.

On July 20, 2006, the Company made its ninth distribution of new common stock and Warrants.

Historical Federal Plea Agreement

In 2001, the Company reached a plea agreement with the U.S. Attorney for the Southern District of Illinois resolving an investigation into a scheme by former officers and certain corporate entities involving fraudulent representations and promises in connection with the distribution, sale and marketing of automotive batteries between 1994 and 1997. The Company agreed to pay a fine of $27,500 over five years, to five-years probation and to cooperate with the U.S. Attorney in its prosecution of the former officers. The Company was sentenced pursuant to the terms of the plea agreement in February 2002. Generally, failure to comply with the provisions of the plea agreement, including the obligation to pay the fine, would permit the U.S. Government to reopen the case against the Company.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On April 15, 2002, the Company filed for protection under Chapter 11 of the Bankruptcy Code. Later in 2002, the United States Attorney’s Office for the Southern District of Illinois filed a claim as a general unsecured creditor of the Company’s subsidiary, Exide Illinois, Inc. for $27,900. The Company did not pay any installments of the criminal fine before or during its bankruptcy proceedings, nor did it pay any installments of the criminal fine after the Company emerged from bankruptcy in May 2004. As previously reported, if the U.S. Government were to assert that the obligation to pay the fine was not discharged under the Plan of Reorganization, the Company could be required to pay it.

In December 2004, the U.S. Attorney’s Office requested additional information regarding whether the Company adequately disclosed its financial condition at the time the plea agreement and the associated fine were approved by the U.S. District Court. The Company supplied correspondence and other materials responsive to this request.

On November 18, 2005 the U.S. Attorney’s Office filed a motion in the District Court for a hearing to make inquiry of the Company’s failure to comply with the Court’s judgment and terms of probation, principally through failure to pay the fine, and a motion to show cause why the Company should not be held in contempt. In its motion, the U.S. Attorney’s Office asserts that Exide Illinois is in default from its nonpayment of the criminal fine and is in violation of the terms of probation. The U.S. Attorney also asserted that bankruptcy does not discharge criminal fines, and that the Company did not adequately disclose its financial condition at the time the plea agreement and associated fines were approved by the District Court.

On May 31, 2006, the District Court approved a Joint Agreement and Proposed Joint Resolution of Issues Raised in the Government’s Motion Filed on November 18, 2005 Regarding the Payment of Criminal Fine. The District Court entered an order consistent with the Joint Agreement and Proposed Joint Resolution, and modified the Company’s schedule to pay the $27,500 fine through quarterly payments over the next five years, ending in 2011.

Under the order, Exide Technologies must provide security in a form acceptable to the court and to the government by February 26, 2007 for its guarantee of any remaining unpaid portion of the fine, but may petition the court prior thereto if the Company believes its financial viability would be jeopardized by providing such security. The court’s order reflects that the Company is not obligated to pay interest on outstanding amounts of unpaid fine if the Company is current on all installment payments, and allows for penalties and interest to be imposed if the Company does not comply with the modified fine payment schedule.

Pre-Petition Litigation Settlements

The Company previously disclosed on Form 10-K for fiscal 2005 tentative settlements with various plaintiffs who alleged personal injury and/or property damage from the release of hazardous materials used in the battery manufacturing process prior to the Company’s filing for Chapter 11 bankruptcy protection. The Company has finalized a settlement of these claims, as well as claims they could have asserted against third parties who may have had claims of indemnification against the Company on a pre-petition or post-petition basis. The claims will be paid in new common stock and Warrants to be paid out of the reserve established under the claims reconciliation process. The terms of the settlement are still subject to approval of appropriate state courts.

Private Party Lawsuits and other Legal Proceedings

On March 14, 2003, the Company served notices to reject certain executory contracts with EnerSys, including a 1991 Trademark and Trade Name License Agreement (the “Trademark License”), pursuant to which the Company had licensed to EnerSys use of the “Exide” trademark on certain industrial battery products in the

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

United States and 80 foreign countries. EnerSys objected to the rejection of certain of the executory contracts, including the Trademark License, and the Bankruptcy Court conducted a hearing on the Company’s rejection request. On April 3, 2006, the Court granted the Company’s request to reject the contracts. EnerSys has filed a notice of appeal. Unless the appeal is successful, EnerSys will likely lose all rights to use the “Exide” trademark over time and the Company will have greater flexibility in its ability to use that mark for industrial battery products. Because the Bankruptcy Court authorized rejection of the Trademark License, as with other executory contracts at issue, EnerSys will have a pre-petition general unsecured claim relating to the alleged damages arising therefrom. The Company reserves the ability to consider payment in cash of some portion of any settlement or ultimate award on Enersys’ claim of alleged rejection damages. In June 2006, the Bankruptcy Court ordered a two year transition period and denied Enersys’ motion for a stay. Enersys has appealed that order. The parties engaged in court ordered mediation on July 27, 2006 which was unsuccessful. The Company will file a motion to expedite the appeal.

In July 2001, Pacific Dunlop Holdings (US), Inc. (“PDH”) and several of its foreign affiliates under the various agreements through which Exide and its affiliates acquired GNB, filed a complaint in the Circuit Court for Cook County, Illinois alleging breach of contract, unjust enrichment and conversion against Exide and three of its foreign affiliates. The plaintiffs maintain they are entitled to approximately $17,000 in cash assets acquired by the defendants through their acquisition of GNB. In December 2001, the Court denied the defendants’ motion to dismiss the complaint, without prejudice to re-filing the same motion after discovery proceeds. The defendants filed an answer and counterclaim. On July 8, 2002, the Court authorized discovery to proceed as to all parties except Exide. In August 2002, the case was removed to the U.S. Bankruptcy Court for the Northern District of Illinois and in October 2002, the parties presented oral arguments, in the case of PDH, to remand the case to Illinois state court and, in the case of Exide, to transfer the case to the U.S. Bankruptcy Court for the District of Delaware. On February 4, 2003, the U.S. Bankruptcy Court for the Northern District of Illinois transferred the case to the U.S. Bankruptcy Court in Delaware. On November 19, 2003, the Bankruptcy Court denied PDH’s motion to abstain or remand the case and issued an opinion holding that the Bankruptcy Court had jurisdiction over PDH’s claims and that liability, if any, would lie solely against Exide Technologies and not against any of its foreign affiliates. PDH subsequently filed a motion to reconsider, and on June 16, 2005, the Bankruptcy Court denied PDH’s motion to reconsider. PDH has appealed the Bankruptcy court’s decisions to the U.S. District Court for the District of Delaware. That court, pursuant to a Standing Order requiring mandatory mediation of all appeals from the Bankruptcy Court, scheduled a mediation in Wilmington, Delaware which took place on November 3, 2005. The appeal will proceed and remains pending. In December 2001, PDH filed a separate action in the Circuit Court for Cook County, Illinois seeking recovery of approximately $3,100 for amounts allegedly owed by Exide under various agreements between the parties. The claim arises from letters of credit and other security allegedly provided by PDH for GNB’s performance of certain of GNB’s obligations to third parties that PDH claims Exide was obligated to replace. Exide’s answer contested the amounts claimed by PDH and Exide filed a counterclaim. Although this action has been consolidated with the Cook County suit concerning GNB’s cash assets, the claims relating to this action have been transferred to the U.S. Bankruptcy Court for the District of Delaware and are currently subject to a stay injunction by that court. The Company plans to vigorously defend itself and pursue its counterclaims.

From 1957 to 1982, CEAC, the Company’s principal French subsidiary, operated a plant using crocidolite asbestos fibers in the formation of battery cases, which, once formed, encapsulated the fibers. Approximately 1,500 employees worked in the plant over the period. Since 1982, the French governmental agency responsible for worker illness claims received 64 employee claims alleging asbestos-related illnesses. For some of those claims, CEAC is obligated to and has indemnified the agency in accordance with French law for approximately $378 in calendar 2004. In addition, CEAC has been adjudged liable to indemnify the agency for approximately $107 during the same period for the dependents of four such claimants. The Company was not required to indemnify or make any payments in calendar year 2005 and through June 30, 2006. Although the Company

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

cannot predict the number or size of any future claims, the Company does not believe resolution of the current or any future claims, individually or in the aggregate, will have a material adverse effect on the Company’s financial condition, cash flows or results of operations.

The Company’s Shanghai, China subsidiary, Exide Technologies (Shanghai) Company Limited (“Exide Shanghai”), has been the subject of an investigation by the Anti-Smuggling Bureau of the Shanghai Customs Administration (“Anti-Smuggling Bureau”). A report was submitted by the Anti-Smuggling Bureau to the Shanghai Municipal People’s Public Prosecutor’s Office, First Division (“Prosecutor’s Office”). The Prosecutor’s Office rejected the report, and with regard to two supplemental investigatory reports, the Company understands that in both instances no criminal prosecution was recommended against Exide Shanghai, its officers, directors and employees.

In April 2003, the Company sold its Torrejon, Spain nickel-cadmium plant. The Company has learned that the Torrejon courts are conducting an investigation of three petitions submitted to determine whether criminal charges should be filed for alleged injuries and endangerment of workers’ health at the former Torrejon plant. The petitions contain criminal allegations against current and former employees but only allegations of civil liability against the Company. The investigations have been consolidated into one court. The Company has retained counsel in the event that any charges ultimately are filed.

Between 1996 and 2002, one of the Company’s Spanish subsidiaries negotiated dual-scale salaries under collective bargaining agreements for workers at numerous facilities. Several claims challenging the dual-scale salary system have been brought in various Spanish courts covering multiple jurisdictions. To date, the Company has lost its challenges in only one jurisdiction, where it continues to litigate some of these claims and prevailed in other jurisdictions. The Company does not currently anticipate any material adverse affect on the Company’s financial condition, cash flows or results of operations.

In June 2005, the Company received notice that two former stockholders, Aviva Partners LLC and Robert Jarman, had separately filed purported class action lawsuits against the Company and certain of its current and former officers alleging violations of certain federal securities laws. The cases were filed in the United States District Court for the District of New Jersey purportedly on behalf of those who purchased the Company’s stock between November 16, 2004 and May 17, 2005. The complaints allege that the named officers violated Sections 10(b) and 20(a) of the Securities Exchange Act and SEC Rule 10b-5 in connection with certain allegedly false and misleading public statements made during this period by the Company and its officers. The complaints did not specify an amount of damages sought. The Company denies the allegations in the complaints and intends to vigorously pursue its defense.

On August 29, 2005, District Judge Mary L. Cooper consolidated the Aviva Partners and Jarman cases under the Aviva Partners v. Exide Technologies, Inc. caption, lead docket number 05-3098 (MLC). On March 24, 2006 District Judge Cooper appointed the Alaska Hotel & Restaurant Employees Pension Trust Fund and Lakeway Capital Management Co-Lead Plaintiffs for the putative class of former Exide stockholders and appointed the law firms of Lerach Coughlin Stoja Geller Rudman & Robbins LLP and Schatz & Nobel, P.C. as Co-Lead Counsel for the putative class. On May 8, 2006 Co-Lead Plaintiffs filed their consolidated amended complaint in which they reiterated the claims described above but purported to state a claim on behalf of those who purchased the Company’s stock between May 5, 2004 and May 17, 2005. Defendants intend to move to dismiss all claims against them on or before June 22, 2006. Discovery is currently stayed pursuant to the discovery-stay provisions of the Private Securities Litigation Reform Act of 1995. On June 22, 2006, Defendants filed their motion to dismiss Plaintiffs’ Consolidated Amended Complaints Briefing. The motion is expected to be completed on or about September 6, 2006, and Defendants expect a ruling on the motion some time thereafter.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On October 6, 2005, Murray Capital Management, Inc., filed suit against the Company, certain of its current and former officers and Deutsche Bank Securities, Inc. The case was filed in the U.S. District Court for the Southern District of New York under the caption Murray Capital Management, Inc. v. Exide Technologies, et al., docket number 05 Civ. 8570 (AKH), and alleges that the defendants violated Sections 10(b) and 20(a) of the Securities Exchange Act and SEC Rule 10b-5, among other related state laws, in connection with certain allegedly false and misleading public statements made by the Company and its officers. While Murray’s claims are largely duplicative of those set out in the Aviva and Jarman complaints, Murray also claims that false and misleading statements were made in connection with the Company’s March 2005 issuance of convertible notes and concurrent issuance of senior notes. The complaint does not specify the amount of damages sought in the suit. All Defendants have moved to dismiss the Murray Capital complaint in its entirety and a hearing on Defendant’s motion is currently scheduled for August 22, 2006. Discovery in the case has not yet begun and Defendants believe it will be stayed throughout the pendency of their motions to dismiss pursuant to the discovery-stay provisions of the Private Securities Litigation Reform Act of 1995. The Company denies the allegations in the complaint and intends to vigorously pursue its defense.

In October 2005, Deutsche Bank Securities Inc. made formal written demand that the Company indemnify it in connection with the Murray litigation pursuant to the purchase agreement for the Senior Secured Notes and the Floating Rate Convertible Senior Subordinated Notes. The Company has accepted its indemnification obligations from Deutsche Bank.

The Company has been informed by the Enforcement Division of the Securities and Exchange Commission (the “SEC”) that it has commenced a preliminary inquiry into statements the Company made in fiscal 2005 regarding its ability to comply with fiscal 2005 loan covenants and the going concern modification in the audit report in the Company’s annual report on Form 10-K for fiscal 2005. The SEC noted that the inquiry should not be construed as an indication by the SEC or its staff that any violations of law have occurred. The Company intends to fully cooperate with the inquiry and continues to do so.

The Company’s Norwegian subsidiary, Exide Sonnak AS, has received notice of claims for property damage in the approximate amount of $5,600 allegedly as the result of a warehouse fire occurring on or about July 8, 2005 in Trondheim, Norway due to an alleged malfunctioning battery charger allegedly manufactured by the Company. The Company and its counsel are evaluating those claims. The Company currently believes that any potential liability would be covered by applicable insurance, subject to any deductible.

Environmental Matters

As a result of its manufacturing, distribution and recycling operations, the Company is subject to numerous federal, state and local environmental, occupational safety and health laws and regulations, including limits on employee blood lead levels, as well as similar laws and regulations in other countries in which the Company operates (collectively, “EH&S laws”).

The Company is exposed to liabilities under such EH&S laws arising from its past handling, release, storage and disposal of materials now designated as hazardous substances and hazardous wastes. The Company previously has been advised by the U.S. Environmental Protection Agency (“EPA”) or state agencies that it is a “Potentially Responsible Party” under the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) or similar state laws at 97 federally defined Superfund or state equivalent sites. At 45 of these sites, the Company has paid its share of liability. While the Company believes it is probable its liability for most of the remaining sites will be treated as disputed unsecured claims under the Plan, there can be no assurance these matters will be discharged. If the Company’s liability is not discharged at one or more sites, the government may be able to file claims for additional response costs in the future, or to order the Company to

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

perform remedial work at such sites. In addition, the EPA, in the course of negotiating this pre-petition claim, had notified the Company of the possibility of additional clean-up costs associated with Hamburg, Pennsylvania properties of approximately $35,000, as described in more detail below. To date the EPA has not made a formal claim for this amount or provided any support for this estimate. To the extent the EPA or other environmental authorities dispute the pre-petition nature of these claims, the Company would intend to resist any such effort to evade the bankruptcy law’s intended result, and believes there are substantial legal defenses to be asserted in that case. However, there can be no assurance that the Company would be successful in challenging any such actions.

The Company is also involved in the assessment and remediation of various other properties, including certain Company owned or operated facilities. Such assessment and remedial work is being conducted pursuant to applicable EH&S laws with varying degrees of involvement by appropriate legal authorities. Where probable and reasonably estimable, the costs of such projects have been accrued by the Company, as discussed below. In addition, certain environmental matters concerning the Company are pending in various courts or with certain environmental regulatory agencies with respect to these currently or formerly owned or operating locations. While the ultimate outcome of the foregoing environmental matters is uncertain, after consultation with legal counsel, the Company does not believe the resolution of these matters, individually or in the aggregate, will have a material adverse effect on the Company’s financial condition, cash flows or results of operations.

On September 6, 2005, the U.S. Court of Appeals for the Third Circuit issued an opinion in U.S. v. General Battery/Exide (No. 03-3515) affirming the district court’s holding that the Company is liable, as a matter of federal common law of successor liability, for lead contamination at certain sites in the vicinity of Hamburg, Pennsylvania. This case involves several of the pre-petition environmental claims of the federal government for which the Company, as part of its Chapter 11 proceeding, had established a reserve of common stock and Warrants. The current amount of the government claims for these sites is approximately $14,000. In October 2004, the EPA, in the course of negotiating a comprehensive settlement of all its environmental claims against the Company, had notified the Company of the possibility of additional clean-up costs associated with other Hamburg, Pennsylvania properties of approximately $35,000. To date the EPA has not made a formal claim for this amount or provided any support for this estimate. A petition for certiorari is pending with the United States Supreme Court for review of the Third Circuit decision.

As unsecured claims are allowed in the Bankruptcy Court, the Company is required to distribute common stock and Warrants to the holders of such claims. To the extent the government is able to prove the Company is responsible for the alleged contamination at the other Hamburg, Pennsylvania properties and substantiate its estimated $35,000 of additional clean-up costs, and if the Company is unsuccessful in challenging the Third Circuit’s decision above, these claims would ultimately result in an inadequate reserve of common stock and Warrants to the extent not offset by the reconciliation of all other claims for lower amounts than the aggregate reserve. The Company would still retain the right to perform and pay for such cleanup activities, which would preserve the existing reserved common stock and Warrants discussed in this Note 13. It is the Company’s position that it is not liable for the contamination of this area, and that any liability it may have derives from pre-petition events which would be administered as a general, unsecured claim, and consequently no provisions have been recorded in connection therewith.

The Company has established reserves for on-site and off-site environmental remediation costs where such costs are probable and reasonably estimable and believes that such reserves are adequate. As of June 30, 2006 and March 31, 2006, the amount of such reserves on the Company’s consolidated balance sheet was approximately $36,373 and $36,650, respectively. Because environmental liabilities are not accrued until a liability is determined to be probable and reasonably estimable, not all potential future environmental liabilities have been included in the Company’s environmental reserves and, therefore, additional earnings charges are possible. Also, future findings or changes in estimates could have a material effect on the recorded reserves and cash flows.

EXIDE TECHNOLOGIES AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company is conducting an investigation and risk assessment of lead exposure near its Reading recycling plant from past facility emissions and non-Company sources such as lead paint. This is being done under a Consent Order with the U.S. EPA. The Company has previously removed soil from properties with the highest soil lead content, and is in negotiations and proceedings with the EPA to resolve differences regarding the need for, and extent of, further actions by the Company. Alternatives have been reviewed and appropriate reserve estimates made. At this time the Company cannot determine from available information whether additional cleanup will occur and, if so, the extent of any cleanup and costs that may finally be incurred.

The sites that currently have the largest reserves include the following:

Tampa, Florida

The Tampa site is a former secondary lead recycling plant, lead oxide production facility, and sheet lead-rolling mill that operated from 1943 to 1989. Under a RCRA Part B Closure Permit and a Consent Decree with the State of Florida, Exide is required to investigate and remediate certain historic environmental impacts to the site. Cost estimates for remediation (closure and post-closure) range from $12,500 to $20,500 depending on final State of Florida requirements. The remediation activities are expected to occur over the course of several years.

Columbus, Georgia

The Columbus site is a former secondary lead recycling plant that was mothballed in 1999, which is part of a larger facility that includes an operating lead acid battery manufacturing facility. Groundwater remediation activities began in 1988. Costs for supplemental investigations, remediation and site closure are currently estimated from $6,000 to $9,000.

Azambuja (SONALUR) Portugal

The Azambuja (SONALUR) facility is an active secondary lead recycling plant. Materials from past operations present at the site are stored in above-ground concrete containment vessels and in underground storage deposits. The Company finalized the process of obtaining site characterization data to evaluate remediation alternatives agreeable to local authorities. Costs for remediation are currently estimated at $3,500 to $7,000.

Guarantees

At June 30, 2006, the Company had outstanding letters of credit with a face value of $43,945 and surety bonds with a face value of $30,089. The majority of the letters of credit and surety bonds have been issued as collateral or financial assurance with respect to certain liabilities the Company has recorded, including but not limited to environmental remediation obligations and self-insured workers compensation reserves. Failure of the Company to satisfy its obligations with respect to the primary obligations secured by the letters of credit or surety bonds could entitle the beneficiary of the related letter of credit or surety bond to demand payments pursuant to such instruments. The letters of credit generally have terms up to one year. Collateral held by the surety in the form of letters of credit at June 30, 2006, pursuant to the terms of the agreement, was $30,089.

Certain of the Company’s European subsidiaries have bank guarantees outstanding, which have been issued as collateral or financial assurance in connection with environmental obligations, income tax claims and customer contract requirements. At June 30, 2006, bank guarantees with a face value of $15,689 were outstanding.

EXIDE TECHNOLOGIES AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Sales Returns and Allowances

The Company provides for an allowance for product returns and/or allowances. Based upon its manufacturing re-work process, the Company believes that the majority of its product returns are not the result of product defects. Many returns are in fact subsequently sold as seconds at a reduced price. The Company recognizes the estimated cost of product returns as a reduction of sales in the period in which the related revenue is recognized. The product return estimates are based upon historical trends and claims experience, and include assessment of the anticipated lag between the date of sale and claim/return date.

A reconciliation of changes in the Company’s consolidated sales returns and allowances liability follows:

Balance at March 31, 2006	$45,618
Accrual for sales returns and allowances provided during the period	11,352
Settlements made (in cash or credit) during the period	(10,875)
Currency translation	1,072

Balance at June 30, 2006	$47,167

(14)    RESTRUCTURING

During the first quarter of fiscal 2007, the Company has continued to implement operational changes to streamline and rationalize its structure in an effort to simplify the organization and eliminate redundant and/or unnecessary costs. As part of these restructuring programs, the nature of the positions eliminated range from plant employees and clerical workers to operational and sales management.

During the three months ended June 30, 2006, the Company recognized restructuring charges of $8,884, representing $5,431 for severance and $3,453 for related closure costs. These charges resulted from closure of the Shreveport, Louisiana manufacturing plant in the Transportation North America segment, consolidation efforts in the Industrial Energy Europe and Rest of World (“ROW”) segment, headcount reductions in the Transportation Europe and ROW segment, headcount reductions in the Transportation North America and Industrial Energy North America segments and corporate severance. Approximately 241 positions have been eliminated in connection with fiscal 2007 restructuring activities.

Summarized restructuring reserve activity follows:

	Severance Costs	Closure Costs	Total
Balance at March 31, 2006	$6,773	$3,025	$9,798

Charges, Three Months Ended June 30, 2006	5,431	3,453	8,884
Payments and Currency Translation	(6,410)	(3,636)	(10,046)

Balance at June 30, 2006	$5,794	$2,842	$8,636

Remaining expenditures principally represent (i) severance and related benefits payable per employee agreements and regulatory requirements over periods up to three years (ii) lease commitments for certain closed facilities, branches and offices, as well as leases for excess and permanently idle equipment payable in accordance with contractual terms, over periods up to five years and (iii) certain other closure costs including dismantlement and costs associated with removal obligations incurred in connection with the exit of facilities.

EXIDE TECHNOLOGIES AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(15)    NET LOSS PER SHARE

Basic net loss per share is computed using the weighted average number of common shares outstanding for the period, while diluted net loss per share is computed assuming conversion of all dilutive securities. Shares which are contingently issuable under the Plan have been included as outstanding common shares for purposes of calculating net loss per share for the three months ended June 30, 2006 and 2005.

For the three months ended June 30, 2006 and 2005, the Company incurred net losses, therefore, dilutive common stock equivalents were not used in the calculation of loss per share as they would have an anti-dilutive effect.

(16)    RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In November 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 151 (“SFAS 151”), “Inventory Costs—an amendment of ARB No. 43, Chapter 4.” SFAS 151 discusses the general principles applicable to the pricing of inventory. Paragraph 5 of ARB 43, Chapter 4 provides guidance on allocating certain costs to inventory. This Statement amends ARB 43, Chapter 4, to clarify that abnormal amounts of idle facility expense, freight, handling costs and wasted materials (spoilage) should be recognized as current-period charges. In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of production facilities. As required by SFAS 151, we adopted this new accounting standard on April 1, 2006. The adoption of SFAS 151 did not have a material impact on the Company’s financial position or results of operations.

In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” (“SFAS 123R”). SFAS 123R requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. SFAS 123R also establishes fair value as the measurement method in accounting for share-based payments. The FASB required the provisions of SFAS 123R be adopted for interim or annual periods beginning after June 15, 2005. In April 2005, the SEC adopted a new rule amending the compliance dates for SFAS 123R for public companies. In accordance with this rule, we adopted SFAS 123R effective April 1, 2006 using the modified prospective transition method. This method requires the Company to expense the remaining unrecognized portion of unvested awards outstanding at the effective date and any awards granted or modified at the effective date, but does not require restatement of prior periods. Prior to the adoption of SFAS 123R, as permitted by SFAS No. 123, the Company applied intrinsic value accounting for its stock option plan under APB 25. Compensation cost for stock options, if any, was measured as the excess of the market price of the company’s common stock at the date of grant over the exercise price to be paid by the grantee to acquire the stock. The Company applied the disclosure-only provisions of SFAS 123. We did not modify the terms of any previously granted options in anticipation of the adoption of SFAS 123R. The adoption of SFAS 123R did not have a material impact on the Company’s financial position or results of operations.

In June 2005, the FASB issued Statement of Financial Accounting Standards No. 154 (“SFAS 154”), “Accounting Changes and Error Corrections.” SFAS 154 changes the requirements for the accounting for and reporting of a change in accounting principle. This Statement requires retrospective applications to prior periods’ financial statements of a voluntary change in accounting principle unless it is impracticable. In addition, this Statement requires that a change in depreciation, amortization or depletion for long-lived, non-financial assets be accounted for as a change in accounting estimate effected by a change in accounting principle. This new accounting standard was effective April 1, 2006. The adoption of SFAS 154 had no impact on our financial statements.

EXIDE TECHNOLOGIES AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In February 2006, the FASB issued Statement of Financial Accounting Standards No. 155 (“SFAS 155”), “Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140.” SFAS 155 allows financial instruments that have embedded derivatives to be accounted for as a whole, eliminating the need to separate the derivative from its host, if the holder elects to account for the whole instrument on a fair value basis. This new accounting standard is effective April 1, 2007. The adoption of SFAS 155 is not expected to have an impact on our financial statements.

In March 2006, the FASB issued Statement of Financial Accounting Standards No. 156 (“SFAS 156”), “Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140.” SFAS 156 requires that all separately recognized servicing rights be initially measured at fair value, if practicable. In addition, this Statement permits an entity to choose between two measurement methods (amortization method or fair value measurement method) for each class of separately recognized servicing assets and liabilities. This new accounting standard is effective April 1, 2007. The adoption of SFAS 156 is not expected to have an impact on our financial statements.

In July 2006, the FASB issued FIN 48 “Accounting For Uncertainty In Income Taxes—an Interpretation of FASB Statement 109.” FIN 48 clarifies that an entity’s tax benefits recognized in tax returns must be more likely than not of being sustained prior to recording the related tax benefit in the financial statements. As required by FIN 48, we will adopt this new accounting standard effective April 1, 2007. We are currently reviewing the impact of FIN 48 on our financial statements.

(17)    SEGMENT INFORMATION

The Company reports its results for four business segments, Transportation North America, Transportation Europe and ROW, Industrial Energy North America and Industrial Energy Europe and ROW. The Company will continue to evaluate its reporting segments pending future organizational changes that may take place. The Company is a global producer and recycler of lead-acid batteries. The Company’s four business segments provide a comprehensive range of stored electrical energy products and services for transportation and industrial applications.

Transportation markets include original-equipment and aftermarket automotive, heavy-duty truck, agricultural and marine applications, and new technologies for hybrid vehicles and 42-volt automotive applications. Industrial markets include batteries for telecommunications systems, electric utilities, railroads, uninterruptible power supply (UPS), lift trucks and other material handling equipment, mining and other commercial vehicles.

The Company’s four reportable segments are determined based upon the nature of the markets served and the geographic regions in which they operate. The Company’s chief decision-maker monitors and manages the financial performance of these four business groups.

Commencing with the first quarter of fiscal 2007, the Company’s chief decision-maker has determined it to be more appropriate to allocate certain costs to its segments, which were previously reflected in “Other” as unallocated corporate costs. These costs include the Company’s global Information Technology organization, its Shared Services expenses including country related finance organizations in Europe and ROW, its country Human Resource organizations, and certain of its legal costs which can be directly attributed to a business segment. This change in reporting was made to better align the Company’s cost structure with the business segments responsible for driving the cost. This change resulted in an allocation of corporate costs to the reportable segments in the quarter ended June 30, 2006 of $3,702 for Transportation North America, $4,922 to Transportation Europe and ROW, $1,170 to Industrial Energy North America, and $5,158 to Industrial Energy Europe and ROW as compared to prior periods. Certain other corporate costs, including interest expense, are not allocated or charged to the business segments.

EXIDE TECHNOLOGIES AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Certain asset information otherwise required to be disclosed is not reflected below as it is not allocated by segment nor utilized by management in the Company’s operations.

Selected financial information concerning the Company’s reportable segments is as follows:

	For the Three Months Ended June 30, 2006
	Transportation		Industrial
	North America	Europe and ROW	North America	Europe and ROW	Other (a)	Consolidated
Net sales	$214,509	$182,753	$72,949	$212,979	—	$683,190
Gross profit	32,934	19,607	17,611	39,527		109,679
Income (loss) before reorganization items, income taxes, and minority interest	(4,812)	(6,143)	7,491	3,635	(32,671)	(32,500)

	For the Three Months Ended June 30, 2005
	Transportation		Industrial
	North America	Europe and ROW	North America	Europe and ROW	Other(a)	Consolidated
Net sales	$218,168	$179,439	$67,433	$204,292	—	$669,332
Gross profit	30,473	18,766	13,000	39,977	—	102,216
Income (loss) before reorganization items, income taxes, and minority interest	4,082	(1,647)	4,369	9,563	(51,363)	(34,996)

(a)	Other includes unallocated corporate expenses, interest expense, net, currency remeasurement losses (gains), and gains on revaluation of Warrants.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners and Board of Directors of Exide Global Holdings Netherlands C.V.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, equity and cash flows present fairly, in all material respects, the financial position of Exide Global Holdings Netherlands C.V., a wholly-owned subsidiary of Exide Technologies, and its subsidiaries (the Successor Company or Company) at March 31, 2006 and 2005, and the results of their operations and cash flows for the year ended March 31, 2006 and for the period from May 6, 2004 to March 31, 2005 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As more fully discussed in Note 1, Exide Technologies (Exide), the parent of the Company, has suffered recurring losses and negative cash flows from operations. Additionally, given Exide’s past financial performance in comparison to its budgets and forecasts there is no assurance that Exide will be able to meet their budgets and forecasts and be in compliance through March 31, 2007 with one or more of the debt covenants of its Senior Secured Credit Facility. These issues raise substantial doubt about Exide’s and the Company’s ability to continue as a going concern. Managements plans in regard to these matters are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 1 to the consolidated financial statements, on April 15, 2002, Exide, together with certain of its U.S. subsidiaries (Debtors), filed voluntary petitions for reorganization under Chapter 11 of the federal bankruptcy laws in the United States Court for the District of Delaware. The Debtor’s Joint Plan of Reorganization was confirmed by the Bankruptcy Court on April 21, 2004 and the Debtors declared May 5, 2004 as the effective date of the Plan as it had substantially consummated the transactions provided for in the Plan on such date. Confirmation of the plan resulted in the discharge of substantially all claims against Exide that arose before April 15, 2002 and terminated all rights and interests of equity security holders as provided for in the plan. For accounting purposes, the Company also recognized Exide’s emergence from bankruptcy as of May 5, 2004.

PricewaterhouseCoopers LLP

Atlanta, Georgia

October 6, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners and Board of Directors of

Exide Global Holdings Netherlands C.V.

In our opinion, the accompanying consolidated statements of operations, equity and cash flows present fairly, in all material respects, the results of operations and cash flows of Exide Global Holdings Netherlands C.V., a wholly-owned subsidiary of Exide Technologies (Exide), and its subsidiaries, Exide Holding Europe SAS and Exide Holding Asia Pte. Limited, (Predecessor Company or Company) for the period from April 1, 2004 to May 5, 2004 and for the year ended March 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the consolidated financial statements, on April 15, 2002, Exide, together with certain of its U.S. subsidiaries (Debtors), filed voluntary petitions for reorganization under Chapter 11 of the federal bankruptcy laws in the United States Court for the District of Delaware. The Debtor’s Joint Plan of Reorganization was confirmed by the Bankruptcy Court on April 21, 2004 and the Debtors declared May 5, 2004 as the effective date of the Plan as it had substantially consummated the transactions provided for in the Plan on such date. In connection with Exide’s emergence from bankruptcy, the Company adopted Fresh Start accounting as of May 5, 2004.

As discussed in Note 1 to the consolidated financial statements, on April 14, 2004, the Predecessor Company was formed by the contribution of ownership of Exide Holding Europe SAS and Exide Holding Asia Pte. Limited and their subsidiaries by Exide Technologies to the Predecessor Company. For reporting purposes, the combined financial statements of Exide Holding Europe SAS and Exide Holding Asia Pte Limited and their subsidiaries have been presented for periods through April 14, 2004.

PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

October 6, 2006

EXIDE GLOBAL HOLDING NETHERLANDS C.V. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

	Successor Company		Predecessor Company
	For the fiscal year ended March 31, 2006	For the Period May 6, 2004 to March 31, 2005	For the Period April 1, 2004 to May 5, 2004	For the fiscal year ended March 31, 2004
NET SALES
Net customer sales	$1,672,430	$1,543,081	$123,699	$1,516,580
Net affiliate sales	46,359	42,231	3,385	27,850
COST OF SALES
Customer sales	1,402,957	1,294,861	103,159	1,182,318
Affiliate sales	46,359	42,723	3,425	27,213

Gross profit	269,473	247,728	20,500	334,899

EXPENSES:
Selling, marketing and advertising	160,979	156,529	15,022	165,920
General and administrative	99,601	99,584	10,694	103,191
Restructuring and impairment	16,770	36,301	537	50,127
Goodwill impairment charge	—	222,816	—	—
Other (income) expense, net	(3,479)	2,208	4,888	(33,235)
Interest expense, net	34,445	33,406	3,880	55,104

	308,316	550,844	35,021	341,107

Loss before reorganization items, income taxes, and minority interest	(38,843)	(303,116)	(14,521)	(6,208)
REORGANIZATION ITEMS, NET	—	3,887	—	3,166
FRESH START ACCOUNTING ADJUSTMENTS, NET	—	—	(176,638)	—
DEBT FORGIVENESS ADJUSTMENTS	(6,702)	—	(46,755)	—
INCOME TAX PROVISION (BENEFIT)	14,775	14,309	(2,482)	3,271
MINORITY INTEREST	529	(18)	26	467

Net income (loss)	$(47,445)	$(321,294)	$211,328	$(13,112)

The accompanying notes are an integral part of these statements.

EXIDE GLOBAL HOLDING NETHERLANDS C.V. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2006	March 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$25,515	$33,699
Restricted cash	561	1,323
Receivables, net of allowance for doubtful accounts of $14,148 and $16,647, respectively	449,368	530,521
Receivables from affiliates	22,425	24,996
Inventories	254,351	259,922
Prepaid expenses and other	16,676	3,094
Deferred income taxes	9,557	4,305

Total current assets	778,453	857,860

Property, plant and equipment, net	417,085	497,473

Other assets:
Note receivable from affiliates	—	812
Other intangibles, net	125,399	129,569
Investments in affiliates	1,316	4,510
Deferred financing costs, net	3,705	1,839
Deferred income taxes	56,358	55,771
Other	8,617	11,511

	195,395	204,012

Total assets	$1,390,933	$1,559,345

LIABILITIES AND EQUITY
Current liabilities:
Short-term borrowings	$11,375	$1,595
Current maturities of long-term debt	5,360	21,785
Accounts payable	258,513	244,315
Payables to affiliates	29,724	53,180
Accrued expenses	190,880	249,210

Total current liabilities	495,852	570,085
Long-term debt	183,625	190,102
Notes payable to affiliates	94,138	109,892
Noncurrent retirement obligations	186,533	185,494
Deferred income tax liability	24,808	24,050
Other noncurrent liabilities	23,507	32,548

Total liabilities	1,008,463	1,112,171

Commitments and contingencies	—	—
Minority interest	12,666	12,764

EQUITY
Partners’ capital	739,692	739,692
Accumulated deficit	(368,739)	(321,294)
Accumulated other comprehensive income (loss)	(1,149)	16,012

Total equity	369,804	434,410

Total liabilities and equity	$1,390,933	$1,559,345

The accompanying notes are an integral part of these statements.

EXIDE GLOBAL HOLDING NETHERLANDS C.V. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY

(In thousands)

						Accumulated Other Comprehensive Income (Loss)
	Exide Holding Europe SAS Common Stock	Exide Holding Asia Pte Limited Common Stock	Partners’ Capital	Additional Paid-in Capital	Accumulated Deficit	Minimum Pension Liability, Net of Tax	Cumulative Translation Adjustment	Comprehensive Income (Loss)
Balance at March 31, 2004 (Predecessor Company)	$83,332	$18,015	$—	$394,347	$(100,752)	$(29,306)	$(140,602)

Net income for the period April 1, 2004 to May 5, 2004	—	—	—	—	211,328	—	—	$211,328
Translation adjustment	—	—	—	—	—	—	(5,833)	(5,833)
Formation of Exide Technologies Holding Netherlands, CV	$(83,332)	$(18,015)	$606,270	$(394,347)	$(110,576)	—	—	—

Comprehensive income								$205,495

Balance at May 5, 2004 (Predecessor Company)	$—	$—	$606,270	$—	$—	$(29,306)	$(146,435)

Adoption of Fresh start reporting	—	—	(241,503)	—	—	29,306	146,435

Balance at May 5, 2004 (Successor Company)	$—	$—	$364,767	$—	$—	$—	$—

Net loss for the period May 6, 2004 to March 31, 2005	—	—	—	—	(321,294)	—	—	$(321,294)
Minimum pension liability adjustment, net of tax of $1,559	—	—	—	—	—	(3,814)	—	(3,814)
Translation adjustment	—	—	—	—	—	—	19,826	19,826
Capital contributions	—	—	374,925	—	—	—	—

Comprehensive loss								$(305,282)

Balance at March 31, 2005 (Successor Company)	$—	$—	$739,692	$—	$(321,294)	$(3,814)	$19,826

Net loss for the fiscal year ended March 31, 2006	—	—	—	—	(47,445)	—	—	$(47,445)
Minimum pension liability adjustment, net of tax of $315	—	—	—	—	—	(2,349)	—	(2,349)
Translation adjustment	—	—	—	—	—	—	(14,812)	(14,812)

Comprehensive loss								$(64,606)

Balance at March 31, 2006 (Successor Company)	$—	$—	$739,692	$—	$(368,739)	$(6,163)	$5,014

The accompanying notes are an integral part of these statements.

EXIDE GLOBAL HOLDING NETHERLANDS C.V. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Successor Company		Predecessor Company
	For the fiscal year ended March 31, 2006	For the Period May 6, 2004 to March 31, 2005	For the Period April 1, 2004 to May 5, 2004	For the fiscal year ended March 31, 2004
Cash flows from operating activities:
Net income (loss)	$(47,445)	$(321,294)	$211,328	$(13,112)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities—
Depreciation and amortization	71,725	67,713	4,784	58,935
Debt forgiveness adjustments	(6,702)	—	(46,755)	—
Fresh start accounting adjustments, net	—	—	(176,638)	—
Net loss (gain) on asset sales	(3,873)	5,254	—	(9,254)
Gain on insurance recoveries	(4,791)	(13,645)	—	—
Deferred income taxes	(2,296)	6,704	(3,179)	(7,343)
Provision for doubtful accounts	1,297	790	131	2,013
Non-cash provision for restructuring	1,280	3,986	18	217
Reorganization items, net	—	3,887	—	3,166
Goodwill impairment charge	—	222,816	—	—
Insurance proceeds	11,144	7,290	—	—
Minority interest	529	(18)	26	467
Amortization of deferred financing costs	416	—	1,251	7,594
Changes in assets and liabilities excluding effects of Fresh Start accounting and acquisitions and divestitures—
Receivables	49,023	(33,524)	45,572	17,997
Inventories	(11,791)	38,836	(5,226)	3,706
Prepaid expenses and other	(13,508)	16,940	(3,211)	(10,311)
Payables	5,862	20,398	(29,794)	14,218
Accrued expenses	(34,146)	(2,190)	(21,859)	6,299
Noncurrent liabilities	7,699	(12,990)	77	(6,444)
Other, net	17,042	12,764	12,263	(43,537)

Net cash provided by (used in) operating activities	41,465	23,717	(11,212)	24,611

Cash flows from investing activities:
Capital expenditures	(34,257)	(40,842)	(3,640)	(39,363)
Proceeds from sales of assets	19,881	24,281	2,800	26,541

Net cash used in investing activities	(14,376)	(16,561)	(840)	(12,822)

Cash flows from financing activities:
Increase (decrease) in short-term borrowings	10,347	(11,588)	2,425	(107)
Repayments under 9.125% Senior Notes (Deutschemark denominated)	—	—	(110,082)	—
Notes payable to affiliates	(11,674)	39,768	(188,377)	146,503
Borrowings under Senior Secured Credit Facility	—	—	327,500	—
Repayments under Senior Secured Credit Facility	(11,819)	(167,016)	—	—
European asset securitization	—	—	—	(160,221)
Currency Swap	(12,084)	—	—	—
Decrease in other debt	(3,857)	(5,595)	(2,412)	(2,556)
Financing costs and other	(4,237)	(1,839)	(14,672)	(1,744)
Capital contributions	—	140,557	—	—

Net cash (used in) provided by financing activities	(33,324)	(5,713)	14,382	(18,125)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(1,949)	2,239	(730)	4,841

Net (Decrease) Increase In Cash and Cash Equivalents	(8,184)	3,682	1,600	(1,495)
Cash and Cash Equivalents, Beginning of Period	33,699	30,017	28,417	29,912

Cash and Cash Equivalents, End of Period	$25,515	$33,699	$30,017	$28,417

Supplemental disclosures of cash flow information:
Cash paid during the period for—
Interest	$12,814	$19,512	$12,313	$45,794
Income taxes (net of refunds)	$9,662	$10,580	$1,139	$14,355
Supplemental disclosures of non-cash financing activities:
Capital contributions of previous debt forgiven	—	$234,368	—	—

The accompanying notes are an integral part of these statements.

EXIDE GLOBAL HOLDING NETHERLANDS C.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2006

(In thousands, except per-share and headcount data)

(1)    BASIS OF PRESENTATION

The Consolidated Financial Statements include the accounts of Exide Global Holding Netherlands C.V. (referred together with its subsidiaries, unless the context requires otherwise, as “EGHN” or the “Company”) and all of its majority-owned subsidiaries. The Company is a partnership that is ultimately wholly owned by Exide Technologies (referred to as the “Parent Company”). The Parent Company and all of its subsidiaries, which includes the Company, are referred to as “Exide”.

EGHN was formed on April 14, 2004 as a limited partnership under the laws of the Netherlands with the General Partner, Exide Technologies, owning 99.99% and the Limited Partner, EH International, LLC (a limited liability company, wholly owned by Exide Technologies), owning .01%. EGHN was formed by the Parent Company’s contribution of its ownership interest in its then wholly owned subsidiaries Exide Holding Europe S.A. (referred to as “EHE”) and Exide Holding Asia Pte Limited (referred to as “EHA”) and its interest in a participating loan due from EHE totaling $148,423, including accrued interest of $25,533. Subsequently, the Parent Company made additional contributions of $234,368 in July 2004 and $140,557 in March 2005, which the Company used to repay a portion of its Senior Secured Credit Facility. As the Company was the successor to substantially all of the business of EHE and EHA and the Company’s own operations are insignificant relative to the operations contributed, the consolidated financial statements for all periods prior to the date of formation of the Company include the consolidated financial results and position of EHE and EHA, accounted for as a merger of entities under common control.

On April 15, 2002, the Parent Company together with certain of its U.S. subsidiaries, not including the Company, filed voluntary petitions for reorganization under Chapter 11 of the federal bankruptcy laws (“Bankruptcy Code” or “Chapter 11”) in the United States Bankruptcy Court for the District of Delaware (“Bankruptcy Court”). On November 21, 2002, two additional wholly owned, non-operating subsidiaries of the Parent Company filed voluntary petitions for reorganization under Chapter 11 in the Bankruptcy Court. All of the cases were jointly administered for procedural purposes before the Bankruptcy Court under case number 02-11125KJC.

The Parent Company and such subsidiaries (the “Debtors”) continued to operate their businesses and manage their properties as debtors-in-possession throughout the course of the bankruptcy case. The Debtors, along with the Official Committee of Unsecured Creditors, filed a Joint Plan of Reorganization (the “Plan”) with the Bankruptcy Court on February 27, 2004 and, on April 21, 2004, the Bankruptcy Court confirmed the Plan. The Debtors declared May 5, 2004 as the effective date of the Plan, and substantially consummated the transactions provided for in the Plan on such date (the “Effective Date”). For accounting purposes the Company also recognized the emergence as of May 5, 2004, as this was the date upon which the material conditions related to emergence, most significantly the finalization of Exide’s exit financing, were resolved.

The emergence from Chapter 11 resulted in adoption of Fresh Start accounting and reporting in accordance with Statement of Position 90-7 (“SOP 90-7”), “Financial Reporting by Entities in Reorganization under the Bankruptcy Code.” Although EGHN was not in reorganization under Chapter 11, Fresh Start accounting was adopted for the Parent Company and all subsidiaries of the Parent Company for U.S. generally accepted accounting principles (“GAAP”) reporting purposes. Accordingly, these financial statements reflect the adoption of Fresh Start accounting as of the Effective Date. Fresh Start accounting required the Company to allocate the reorganization value to its assets based upon their estimated fair values in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations” (“SFAS 141”). In connection with the development of the plan of reorganization the Parent Company was primarily responsible for the valuation and

EXIDE GLOBAL HOLDING NETHERLANDS C.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

directed its financial advisors to prepare a valuation analysis of its business. Management of the Parent Company considered a number of factors, including valuations or appraisals, when estimating the fair values of Exide and the Company’s assets and liabilities. Each liability existing at the Plan confirmation date, other than deferred taxes, was stated at present values of amounts to be paid determined at appropriate current interest rates. Adoption of Fresh Start accounting has resulted in material adjustments to the historical carrying value of the Company’s assets and liabilities. The excess of the reorganization value over the fair value of specific tangible and identified intangible net assets was allocated to goodwill. A portion of the reorganization value and goodwill was allocated to EGHN based on the estimated future cash flows of EGHN’s businesses relative to those of Exide, as contained in the Plan.

On the date of the Parent Company’s emergence from bankruptcy, the third party holders of the Parent Company’s Senior Secured Global Credit Facility exchanged their interest in the Parent Company’s debt for shares of the Parent Company’s new common stock. Pursuant to the plan of reorganization, the Parent Company assumed the Company’s debt under the Senior Secured Global Credit Facility in exchange for an intercompany loan. The Parent Company then discharged without recourse $46,755 of the Company’s loan, which the Company recorded as debt forgiveness. The Parent Company also became the holder of $234,368 of the Company’s debt, which was subsequently contributed to the Company.

These Consolidated Financial Statements have been prepared on a going concern basis, which assumes continuity of operations and realization of assets and satisfaction of liabilities in the ordinary course of business. The ability of the Company and Exide to continue as a going concern is predicated upon, among other things, compliance with the provisions of current borrowing arrangements, the ability to generate cash flows from operations and, where necessary, obtaining financing sources sufficient to satisfy the Company and Exide’s future obligations, as well as certain contingencies described in Note 13. On February 1, 2006, Exide obtained amendments to its Senior Secured Credit Facility (the “Credit Agreement”), which provided $46,250 of additional borrowings, eliminated scheduled amortization of principal payments during the term of the facility, eliminated most financial covenants, relaxed the covenant related to minimum earnings before interest, taxes, depreciation, amortization and restructuring (“Adjusted EBITDA”), modified covenants for the maximum capital expenditures and leverage ratios for permitted acquisitions, expanded the amount of non-core asset sale proceeds to be retained by Exide and enhanced existing call protection for the lenders as well as extended such call protection to include outstanding amounts under Exide’s revolving loan facility.

On March 15, 2006, Exide obtained further amendments to the Credit Agreement, which relaxed the covenant related to Adjusted EBITDA, eliminated the “going concern” covenant for fiscal year 2006, increased call protection for the lenders in the event Exide refinances its senior credit facility, increased the applicable margin for the outstanding loans and an agreement to pay certain fees for a financial advisor for the lenders.

Exide and the Company currently believe, based upon its financial forecast and plans that it will comply with the Credit Agreement covenants for at least the period through June 30, 2007. Both the Company and Exide have suffered recurring losses and negative cash flows from operations. Additionally, given Exide’s past financial performance in comparison to its budgets and forecasts, there is no assurance Exide will be able to meet these budgets and forecasts and be in compliance with one or more of its debt covenants of its Senior Secured Credit Facility through June 30, 2007. These uncertainties with respect to Exide’s past performance in comparison to its budgets and forecasts, and its ability to maintain compliance with its financial covenants throughout fiscal 2006 resulted in both Exide and the Company receiving a going concern modification to the audit opinions for fiscal 2006. Failure to comply with the Credit Agreement covenants, without waiver, would result in a default under the Credit Agreement. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty. Should Exide be in default, it is not permitted to borrow under the Credit Agreement, which would have a very negative effect on its and the Company’s

EXIDE GLOBAL HOLDING NETHERLANDS C.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

liquidity. Although Exide has been able to obtain waivers of prior defaults, there can be no assurance that it can do so in the future or, if it can, what the cost and terms of obtaining such waivers would be. Future defaults would, if not waived, allow the Credit Agreement lenders to accelerate the loans and declare all amounts due and payable. Any such acceleration would also result in a default under the Indentures for Exide’s notes and their potential acceleration.

Generally, Exide and the Company’s principal sources of liquidity are cash from operations, borrowings under the Credit Agreement, and proceeds from any asset sales which are not used to repay Credit Agreement debt. The Credit Agreement requires that the proceeds from asset sales be used for the pay down of Term Loans, except for specific exceptions which permit Exide to retain $30,000 from specified non-core asset sales and 50% of the proceeds of the sale of other specified assets with an estimated value of $100,000.

On September 18, 2006, the Parent Company closed a $75.0 million rights offering and a $50.0 million sale of additional shares to certain investors. In connection with the rights offering, the Parent Company distributed to the record holders of its common stock as of August 23, 2006 non-transferable subscription rights to subscribe for and purchase shares of the Parent Company’s common stock at a price of $3.50 per share, which is equal to a 20% discount to the average closing price of the Parent Company’s common stock for the 30 trading day period ended July 6, 2006.

The accompanying Consolidated Financial Statements of the Predecessor Company prior to emergence from Chapter 11 have also been prepared in accordance with SOP 90-7. Revenues, expenses, realized gains and losses and provision for losses resulting from the reorganization are reported separately as Reorganization items, net, in the consolidated statements of operations.

Since the Company adopted Fresh Start reporting as of the Effective Date, the Consolidated Financial Statements for periods subsequent to May 5, 2004 are not comparable with those of prior periods. All financial information as of and for periods prior to May 5, 2004 is presented as pertaining to the Predecessor Company, while all financial information after that date is presented as pertaining to the Successor Company. The Consolidated Statements of Operations reflect the results of the reorganization and Fresh Start adjustments in accordance with SOP 90-7 in the period April 1, 2004 to May 5, 2004 as Predecessor Company information.

Certain amounts of the Parent Company’s corporate expenses, including insurance, centralized legal, accounting, information technology services, treasury, internal audit and other consulting and professional fees, have been allocated to EGHN on the basis that the Parent Company considers to be a reasonable reflection of the utilization of services provided or the benefit received by EGHN. These services are charged to the Company in the form of a fee.

(2)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The Consolidated Financial Statements include the accounts of Exide Global Holding Netherlands C.V. and all of its majority owned subsidiaries in which the Company exercises control (collectively, the “Company”). As the Company was formed on April 14, 2004, the consolidated financial statements for all periods prior to that date include the consolidated accounts of Exide Holding Europe SAS and Exide Holding Asia Pte Limited.

Investments in affiliates of less than a 20% interest are accounted for by the cost method. Investments in 20% to 50% owned companies are accounted for by the equity method. The Company’s equity in the net income (loss) of these companies is not material. All significant intercompany transactions have been eliminated. Transactions between the Company and other Exide entities have been identified in the consolidated financial statements as transactions among related parties.

EXIDE GLOBAL HOLDING NETHERLANDS C.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Nature of Operations

The Company manufactures and markets industrial and automotive batteries in Europe, the Middle East, India, Canada, Australia and New Zealand. The Company’s industrial batteries consist of motive power batteries, such as those used in forklift trucks and other electronic vehicles, and network power batteries used for back-up power applications, such as those used for telecommunication systems. The Company markets its automotive batteries to a broad range of retailers and distributors of replacement batteries and automotive original equipment manufacturers.

Major Customers and Concentration of Credit

The Company has a number of major end-user, retail and original equipment manufacturer customers. No single customer accounted for more than 10% of consolidated net sales during any of the fiscal years presented. The Company does not believe a material part of its business is dependent upon a single customer, the loss of which would have a material long-term impact on the business of the Company. However, the loss of one or more of the Company’s largest customers would most likely have a negative short-term impact on the Company’s results of operations.

Foreign Currency Translation

The functional currencies of the Company’s foreign subsidiaries are primarily the respective local currency. Assets and liabilities of the Company’s subsidiaries and affiliates are translated into U.S. dollars at the year-end exchange rate, and revenues and expenses are translated at average monthly exchange rates. Translation gains and losses are recorded as a component of accumulated other comprehensive income (loss) within partnership capital or equity. Foreign currency gains and losses from certain intercompany transactions meeting the permanently advanced criteria of Statement of Financial Accounting Standards (“SFAS”) No. 52 “Foreign Currency Translation” are also recorded as a component of accumulated other comprehensive income (loss). All other foreign currency gains and losses are included in other (income) expense, net. The Company recognized net foreign currency (gains) losses of $6,931, ($6,239), $4,877, and ($37,733) in the fiscal 2006, the period May 6, 2004 to March 31, 2005, the period April 1, 2004 to May 5, 2004, and fiscal 2004 respectively.

Cash Equivalents

Cash equivalents consist of highly liquid instruments with maturities at the time of acquisition of three months or less. Cash equivalents are stated at cost, which approximates fair value, because of the short-term maturity of these instruments.

Allowance for Doubtful Accounts

The Company maintains allowances for doubtful accounts for estimated probable losses resulting from the inability of the Company’s customers to make required payments. The Company continues to assess the adequacy of the reserves for doubtful accounts based on the financial condition of the Company’s customers and other external factors that may impact collectibility. The majority of the Company’s accounts receivable are due from trade customers. Credit is extended based on an evaluation of the Company’s customers’ financial condition and generally, collateral is not required. Payment terms vary and accounts receivable are stated in the Consolidated Financial Statements at amounts due from customers net of an allowance for doubtful accounts. Accounts outstanding longer than the payment terms are considered past due. The Company considers a number of factors in determining the allowance for doubtful accounts, including the length of time trade accounts receivable are past due, the customers’ current ability to pay their obligations to the Company, the Company’s

EXIDE GLOBAL HOLDING NETHERLANDS C.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

previous loss history, and the condition of the general economy and the industry as a whole. The Company writes off accounts receivable when they become uncollectible.

Inventories

Inventories, which consist of material, labor and overhead, are stated at the lower of cost or market using the first-in, first-out (“FIFO”) method. The Company writes down its inventory to estimated market value (when below historical cost) based on assumptions of future demand and market conditions.

Property, Plant and Equipment

Property, plant and equipment consists of:

	March 31, 2006	March 31, 2005
Land	$47,999	$60,988
Buildings and improvements	157,733	176,101
Machinery and equipment	316,107	300,710
Construction in progress	25,231	23,486

	547,070	561,285
Less—Accumulated depreciation	129,985	63,812

Property, plant and equipment, net	$417,085	$497,473

Depreciation is provided on a straight-line basis over the estimated useful lives of the assets. The range of original estimated useful lives is: buildings and improvements, 25-40 years; machinery and equipment, 3-14 years.

Cost and accumulated depreciation for property retired or disposed of are removed from the accounts, and any gain or loss on disposal is credited or charged to earnings. Expenditures for maintenance and repairs are charged to expense as incurred. Additions, improvements and major renewals are capitalized. Depreciation expense was $66,173 $63,812, $4,362, and $53,977 for fiscal 2006, the period May 6, 2004 to March 31, 2005, the period April 1, 2004 to May 5, 2004, fiscal 2004, respectively.

Capitalized Software Costs

The Company capitalizes the cost of computer software acquired or developed for internal use, in accordance with SOP 98-1 “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” The capitalized costs are amortized over the estimated useful life of the software, ranging from 3 to 5 years, on a straight-line basis.

Deferred Financing Costs

Deferred financing costs are amortized to interest expense over the life of the related debt.

Valuation of Long-Lived Assets

The Company’s long-lived assets include property, plant and equipment and identified intangible assets. Long-lived assets (other than indefinite lived intangible assets) are depreciated and amortized over their estimated useful lives, and are reviewed for impairment whenever changes in circumstances indicate the carrying

EXIDE GLOBAL HOLDING NETHERLANDS C.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

value may not be recoverable. Indefinite-lived intangible assets, which consist of trademarks and tradenames, are reviewed for impairment on both an annual basis and whenever changes in circumstances indicate the carrying value may not be recoverable. If these assets or their related assumptions change in the future, the Company may be required to record impairment charges.

Hedging Activities

The Company’s ability to utilize financial instruments as hedges was significantly restricted due to the Chapter 11 filing by Exide.

In accordance with SFAS 133, “Accounting for Derivative Instruments and Hedging Activities”, as amended and interpreted, the Company reports all derivative financial instruments on the balance sheet at their fair values. For derivative instruments designated as cash flow hedges, the effective portion of any hedge is reported in Accumulated Other Comprehensive Income (loss) until it is cleared to earnings during the same period in which the hedged item affects earnings. The ineffective portion of all hedges is recognized in current period earnings. The Company uses no derivative instruments designated as fair value hedges. In the Consolidated Statement of Cash Flows, the Company reports the cash flows resulting from its hedging activities in the same category as the related item that is being hedged.

The Parent Company enters into foreign exchange rate agreements to hedge exposure to the currency fluctuation of certain transactions denominated in a currency other than the applicable local currency.

The Parent Company also enters into certain lead forward purchase and put option agreements to economically hedge the cost of externally purchased lead. The Parent Company charges EGHN for costs related to hedges entered into by the Parent Company on behalf of EGHN.

Counterparties to foreign exchange and commodity and option agreements are major financial institutions. The Company believes the risk of incurring losses related to credit risk is remote.

Sales Returns and Allowances

The Company provides for an allowance for product returns and/or allowances. Based upon its manufacturing re-work process, the Company believes that the majority of its product returns are not the result of product defects. Many returns are in fact subsequently sold as seconds at a reduced price. The Company recognizes the estimated cost of product returns as a reduction of sales in the period in which the related revenue is recognized. The product return estimates are based on historical trends and claims experience, and include assessment of the anticipated lag between the date of sale and claim/return date.

Income Taxes

The Company accounts for income taxes under the provisions of SFAS 109 “Accounting for Income Taxes”, which requires the use of the liability method in accounting for deferred taxes. If it is more likely than not that some portion, or all, of a deferred tax asset will not be realized, a valuation allowance is recognized.

Revenue Recognition

The Company records sales when revenue is earned. Shipment terms are generally FOB shipping point and revenue is recognized when product is shipped to the customer. In limited cases, terms are FOB destination and in these cases, revenue is recognized when product is delivered to the customer’s delivery site.

EXIDE GLOBAL HOLDING NETHERLANDS C.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Accounting for Shipping and Handling Costs

The Company records shipping and handling costs incurred in cost of sales and records shipping and handling costs billed to customers in net sales.

Advertising

The Company expenses advertising costs as incurred.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recently Issued Accounting Standards

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs, an Amendment of ARB No. 43, Chapter 4” (“SFAS 151”). The standard requires that abnormal amounts of idle capacity and spoilage costs within inventory should be excluded from the cost of inventory and expensed when incurred. The provisions of SFAS 151 are applicable to inventory costs incurred during fiscal years beginning after June 15, 2005. The Company will adopt SFAS 151 effective April 1, 2006. The adoption of SFAS 151 will not have a material impact on its financial position or results of operations.

In March 2005, the FASB issued Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations, an interpretation of SFAS 143.” (“FIN 47”). This Interpretation clarifies that the term conditional asset retirement obligation refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and/or method of settlement. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. This Interpretation also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. The Company’s adoption of FIN 47, which was effective March 31, 2006, did not have a material effect on its consolidated financial position, results of operations or cash flows.

In February 2006, the FASB issued Statement of Financial Accounting Standards No. 155 (“SFAS 155”), “Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140.” SFAS 155 allows financial instruments that have embedded derivatives to be accounted for as a whole, eliminating the need to separate the derivative from its host, if the holder elects to account for the whole instrument on a fair value basis. This new accounting standard is effective April 1, 2007. The adoption of SFAS 155 is not expected to have an impact on the Company’s financial statements.

In March 2006, the FASB issued Statement of Financial Accounting Standards No. 156 (“SFAS 156”), “Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140.” SFAS 156 requires that all separately recognized servicing rights be initially measured at fair value, if practicable. In addition, this Statement permits an entity to choose between two measurement methods (amortization method or fair value measurement method) for each class of separately recognized servicing assets and liabilities. This new

EXIDE GLOBAL HOLDING NETHERLANDS C.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

accounting standard is effective April 1, 2007. The adoption of SFAS 156 is not expected to have an impact on the Company’s financial statements.

(3)    FRESH START REPORTING

The Parent Company and the Company adopted Fresh Start reporting in accordance with SOP 90-7 upon emergence from bankruptcy on the Effective Date. Fresh Start accounting required the Parent Company to allocate its reorganization value to its assets based upon their estimated fair values in accordance with SFAS 141. Each liability existing at the plan confirmation date, other than deferred taxes, was stated at present values of amounts to be paid determined at appropriate current interest rates. Adopting Fresh Start reporting resulted in material adjustments to the historical carrying values of the Company’s assets and liabilities. The estimated enterprise value of the Parent Company of $1,500,000, which served as the basis for the Plan approved by the Bankruptcy Court, was used to determine the Parent Company’s reorganization value, which was estimated at $2,729,404. A portion of the reorganization value and goodwill was allocated to EGHN based on the estimated future cash flows of EGHN’s businesses relative to those of the Parent Company, as contained in the Plan. The portion of reorganization value which could not be attributed to EGHN’s specific tangible or identified intangible assets was $222,816. In accordance with SFAS No. 142 (“SFAS 142”), “Goodwill and Other Intangible Assets”, this amount was reported as Goodwill in the consolidated balance sheet as of the Effective Date. Liabilities as of the Effective Date were stated at the present values of amounts to be paid. The determination of fair values of assets and liabilities is subject to significant estimation and assumptions.

The estimated fair values of the Company’s assets and liabilities were based upon the work of independent appraisers and actuaries, as well as internal valuation estimates of future cash flows discounted at appropriate current rates.

The following table below provides a reconciliation of the Predecessor Company’s condensed consolidated balance sheet as of May 5, 2004 to that of the Successor Company on May 5, 2004, reflecting the reorganization and Fresh Start reporting adjustments:

	Predecessor Company	Debt Restructuring		Fresh Start Adjustments		Successor Company
Current Assets:
Cash and cash equivalents	$30,017	$—		$—		$30,017
Restricted cash	16,043	—		—		16,043
Receivables, net	459,487	—		—		459,487
Receivables from affiliates	25,754	—		(5,435	)(3)	20,319
Inventories	273,469	—		3,965	(3)	277,434
Prepaid expenses and other	6,479	2,291	(1)	(4,182	)(3)	4,588
Deferred income taxes	33,188	—		—		33,188

Total current assets	844,437	2,291		(5,652)		841,076
Property, plant and equipment, net	290,899	—		221,712	(3)	512,611
Other assets:
Notes receivable from affiliates	48,340	(47,176	)(1)	—		1,164
Goodwill	472,570	—		(249,754	)(4)	222,816
Other intangibles, net	13,270	—		120,200	(3)	133,470
Investments in affiliates	3,838	—		—		3,838
Deferred financing costs, net	—	14,672	(1)	(14,672	)(3)	—
Deferred income taxes	106,588	—		(11,080	)(3)	95,508
Other	11,840	—		(64	)(3)	11,776

Total assets	$1,791,782	$(30,213)		$60,690		$1,822,259

EXIDE GLOBAL HOLDING NETHERLANDS C.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Predecessor Company	Debt Restructuring		Fresh Start Adjustments		Successor Company
Current Liabilities:
Short-term borrowings	$10,805	$—		$—		$10,805
Current maturities of long-term debt	277,263	(273,390	)(1)	—		3,873
Accounts payable	193,551	—		—		193,551
Payables to affiliates	61,376	—		—		61,376
Accrued expenses	214,295	2,946	(1)	3,200	(3)	220,441

Total current liabilities	757,290	(270,444)		3,200		490,046
Long-term debt	33,671	329,319	(1)	—		362,990
Notes payable to affiliates	377,951	(89,088	)(1)	—		288,863
Noncurrent retirement obligations	158,706			15,541	(3)	174,247
Deferred income tax liability	—	—		92,040	(3)	92,040
Other noncurrent liabilities	37,487			—		37,487

Total liabilities	1,365,105	(30,213)		110,781		1,445,673
Minority interest	24,363	—		(12,544	)(3)	11,819
Total equity (deficit)	402,314	—		(37,547	)(2)	364,767

Total liabilities and equity (deficit)	$1,791,782	$(30,213)		$60,690		$1,822,259

(1)	To record refinancing of the pre-petition Senior Secured Global Credit Facility with borrowings from the parent company and borrowings under the new Senior Secured Credit Facility.
(2)	To record gain on Fresh Start accounting adjustments.
(3)	To adjust assets and liabilities to fair value.
(4)	The unamortized balance of goodwill of the Predecessor Company has been eliminated and reorganization value in excess of amounts allocable to identified tangible and intangible net assets has been classified as goodwill.

The fair value of goodwill and intangible assets reported in the Successor Company’s condensed consolidated balance sheet as of the Effective Date were based upon the Company’s estimates of future cash flows and other factors including discount rates to determine the fair value of the respective assets.

Principally as a result of a sustained increase in lead costs and the resultant impact upon the Company’s results and future projections, in fiscal 2005 the Company recognized a goodwill impairment charge in accordance with SFAS 142.

(4)    ACCOUNTING FOR DERIVATIVES

The Company accounts for derivative instruments and hedging activities in accordance with SFAS 133 “Accounting for Derivative Instruments and Hedging Activities”, as amended by SFAS 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities” and SFAS 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities”, (collectively, “SFAS 133”). SFAS 133 establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS 133 requires that all derivatives be recognized as either assets or liabilities at fair value. The Company does not enter into derivative contracts for trading purposes. Derivatives are used only to hedge the volatility arising from movements in a portion of the cost of lead purchases as well as hedging certain interest rates and foreign currency exchange rates. Changes in the fair value of cash flow hedges for which the hedged item affects earnings immediately (foreign currency transaction hedges and interest rate hedges), ineffective portions of changes in the fair value of cash flow hedges and fair value changes on certain derivatives that, despite being utilized to effectively manage the above mentioned activities, do not qualify for hedge accounting, are recognized in earnings immediately. The change in

EXIDE GLOBAL HOLDING NETHERLANDS C.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

fair value of cash flow hedges for which the hedged item affects earnings immediately, related to hedge ineffectiveness and of derivatives not qualifying for hedge accounting, and for the fiscal year ended March 31, 2006 resulted in a net gain of $7,390, of which a gain of $1,081 was recognized in other (income) expense and a gain of $6,309 was recognized in cost of sales. For the period May 6, 2004 to March 31, 2005 was a net loss of $7,128, of which a loss of $13,165 was recognized in other (income) expense and a gain of $6,037 was recognized in cost of sales. At March 31, 2006, a net liability of $2,812 was recorded for outstanding derivative contracts.

(5)    REORGANIZATION ITEMS

Reorganization items primarily professional fees represent amounts the Company incurred as a result of the Parent Company’s Chapter 11 process and are presented separately in the consolidated statements of operations. The following have been incurred and paid:

	For the fiscal year ended March 31, 2006	For the period May 6, 2004 to March 31, 2005	For the period April 1, 2004 to May 5, 2004	For the fiscal year ended March 31, 2004
Reorganization items, net	$0	$3,887	—	$3,166
Gain on settlement of liabilities subject to compromise and recapitalization	—	—	(46,755)	—
Fresh Start accounting adjustments	—	—	(176,638)	—

Loss (gain) on reorganization items	$0	$3,887	$(223,393)	$3,166

Professional fees include financial, legal and valuation services directly associated with the reorganization process, including fees incurred related to asset sales.

(6)    ACCOUNTING FOR INTANGIBLE ASSETS AND GOODWILL

Intangible Assets

The Company completed its most recent annual impairment assessment of intangible assets (as required under SFAS 142) effective March 31, 2006, utilizing its updated five-year business plan as the basis for development of cash flows and an estimate of fair values. As a result of the comparison of the book carrying values of its reporting units against these estimated fair values, no adjustment of carrying values was deemed necessary.

Intangible assets consist of:

	Trademarks and Tradenames (not subject to amortization)	Trademarks and Tradenames (subject to amortization)	Customer relationships	Technology	Total
As of March 31, 2005
Gross Amount	$37,846	$8,608	$71,039	$15,977	$133,470
Accumulated Amortization	—	(623)	(2,551)	(726)	(3,901)

Net	$37,846	$7,985	$68,488	$15,251	$129,569

As of March 31, 2006
Gross Amount	$37,846	$8,608	$71,450	$15,977	$133,881
Accumulated Amortization	—	(1,303)	(5,660)	(1,519)	(8,482)

Net	$37,846	$7,305	$65,790	$14,458	$125,399

Aggregate annual amortization expense was $4,581 and $3,901 for the fiscal year ended March 31, 2006, the period May 6, 2004 to March 31, 2005, respectively, and is expected to amount to approximately $4,400 for each of the next five fiscal years.

EXIDE GLOBAL HOLDING NETHERLANDS C.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Goodwill

The fair values of the assets as determined by Fresh Start reporting were based on estimates of future cash flows. The estimated enterprise value of Exide of $1,500,000 which served as the basis for the Plan approved by the Bankruptcy Court, was used to determine Exide’s reorganization value, which was estimated at $2,729,404. A portion of the reorganization value and goodwill was allocated to EGHN based on the estimated future cash flows of EGHN’s businesses relative to those of Exide, as contained in the Plan. The portion of reorganization value which could not be attributed to EGHN’s specific tangible or identified intangible assets was $222,816. In accordance with SFAS No. 142 (“SFAS 142”), “Goodwill and Other Intangible Assets”, this amount was reported as Goodwill in the consolidated balance sheet as of the Effective Date. Liabilities as of the Effective Date were stated at the present values of amounts to be paid. The determination of fair values of assets and liabilities is subject to significant estimation and assumptions. The enterprise value that served as the basis for determining the reorganization value was calculated using the discounted cash flow method. The cash flows, taken from Exide’s Plan of Reorganization, were projected over five years, utilizing discount rates of 9% to 11%, respectively, for Exide’s transportation and industrial businesses in order to reflect the inherent risks of each business. The enterprise value was based on an assumed tax rate of 0% in the U.S. in years 1 through 3 (in consideration of Exide’s NOL tax position), and 38% in the remaining years. For Europe and Rest of World, a tax rate of 25% was assumed for all periods reflected.

The Company completed its annual impairment assessment of goodwill effective December 31, 2004, utilizing its five-year business plan as the basis for development of discounted cash flows and an estimate of fair values. As a result of the comparison of the book carrying values of its reporting units, including goodwill, against these estimated fair values, the Company determined that goodwill was fully impaired and a write-down of the entire $222,816 balance of goodwill was recorded in fiscal 2005.

(7)    INVENTORIES

Inventories, valued by the first-in, first-out (“FIFO”) method, consist of:

	March 31, 2006	March 31, 2005
Raw materials	$38,022	$38,028
Work-in-process	46,028	47,253
Finished goods	170,301	174,641

	$254,351	$259,922

(8)    OTHER ASSETS

Other assets consist of:

	Fiscal Year ended March 31, 2006	Fiscal Year ended March 31, 2005
Capitalized software, net	$1,369	$2,367
Loan to affiliate	3,563	4,930
Other	3,685	4,214

	$8,617	$11,511

EXIDE GLOBAL HOLDING NETHERLANDS C.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(9)    DEBT

At March 31, 2006 and 2005, short-term borrowings of $11,375 and $1,595, respectively, consisted of various operating lines of credit and working capital facilities maintained by certain of the Company’s subsidiaries. Certain of these borrowings are collateralized by receivables, inventories and/or property. These borrowing facilities, which are typically for one-year renewable terms, generally bear interest at current local market rates plus up to one percent per annum. The weighted average interest rate on these borrowings was 3.6% and 11.1% at March 31, 2006 and 2005, respectively.

Total long-term debt at March 31, 2006 and 2005 comprised the following:

	March 31, 2006	March 31, 2005
Senior Secured Credit Facility	$165,917	$176,954
Other, including capital lease obligations and other loans at interest rates generally ranging up to 11.0% due in installments through 2015(1)	23,068	34,933

Total	188,985	211,887
Less—current maturities	5,360	21,785

	$183,625	$190,102

Total debt at March 31, 2006 and 2005 was $200,360 and $213,482, respectively.

(1)	Includes various operating lines of credit and working capital facilities maintained by certain of the Company’s subsidiaries.

On May 5, 2004, the Parent Company and the Company entered into a $600,000 Senior Secured Credit Agreement (the “Credit Agreement”) which included a $500,000 Multi-Currency Term Loan Facility and a $100,000 Multi-Currency Revolving Loan Facility including a letter of credit sub-facility of up to $40,000. The Credit Agreement is the Company’s most important source of liquidity outside of its cash flows from operations. The Revolving Loan Facility matures on May 5, 2009, while the Term Loan Facility matures on May 5, 2010. The Term Loan Facility and the Revolving Loan Facility bear interest at LIBOR plus 6.25% per annum. Credit Agreement borrowings are guaranteed by substantially all of the subsidiaries of the Parent Company and are collateralized by substantially all of the assets of the Parent Company and the subsidiary guarantors. Availability for Exide under the Revolving Loan Facility was $29,669 as of March 31, 2006. At March 31, 2006 and 2005, weighted average interest on the Credit Agreement was 10.58% and 7.06%, respectively.

The Credit Agreement requires Exide to comply with financial covenants, including an Adjusted EBITDA covenant for the relevant periods. The Credit Agreement also contains other customary covenants, including reporting covenants and covenants that restrict Exide’s ability to incur indebtedness, create or incur liens, sell or dispose of assets, make investments, pay dividends, change the nature of Exide’s business or enter into related party transactions.

On February 1, 2006, Exide obtained amendments to the Credit Agreement which, provided $46,250 of additional borrowings, eliminated scheduled amortization of principal payments during the term of the facility, eliminated most financial covenants, relaxed the covenant related to Adjusted EBITDA modified covenants for the maximum capital expenditures and leverage ratios for permitted acquisitions, expanded the amount of non-core asset sale proceeds to be retained by Exide and enhanced existing call protection for the lenders as well as extended such call protection to include outstanding amounts of Exide’s revolving loan facility.

On March 15, 2006, Exide obtained further amendments to the Credit Agreement, which relaxed the covenant related to Adjusted EBITDA, eliminated the “going concern” covenant for fiscal year 2006, increased call protection for the lenders in the event Exide refinances the senior credit facility, increased the applicable margin for the outstanding loans and an agreement to pay certain fees for a financial advisor for the lenders.

EXIDE GLOBAL HOLDING NETHERLANDS C.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In March 2005, the Parent Company issued $290,000 in aggregate principal amount of 10.5% Senior Secured Notes due 2013. Interest of $15,225 is payable semi-annually on March 15 and September 15. The 10.5% Senior Secured Notes are redeemable at the option of the Parent Company, in whole or in part, on or after March 15, 2009, initially at 105.25% of the principal amount, plus accrued interest, declining to 100% of the principal amount, plus accrued interest on or after March 15, 2011. The 10.5% Senior Secured Notes are redeemable at the option of the Parent Company, in whole or in part, subject to payment of a make whole premium, at any time prior to March 15, 2009. In addition, until May 15, 2008, up to 35% of the 10.5% Senior Secured Notes are redeemable at the option of the Parent Company, using the net proceeds of one or more qualified equity offerings. In the event of a change of control or the sale of certain assets, the Parent Company may be required to offer to purchase the 10.5% Senior Secured Notes from the note holders. Those notes are secured by a junior priority lien on the assets of the U.S. Parent Company, including the stock of its subsidiaries. The indenture for these notes contains financial covenants which limit the ability of the Parent Company and its subsidiaries to among other things incur debt, grant liens, pay dividends, invest in non-subsidiaries, engage in related party transactions and sell assets.

Also, in March 2005, the Parent Company issued Floating Rate Convertible Senior Subordinated Notes due September 18, 2013, with an aggregate principal amount of $60,000. These notes bear interest at a per annum rate equal to the 3-month LIBOR, adjusted quarterly, minus a spread of 1.5%. The weighted average interest on these notes was 3.41% and 1.53% at March 31, 2006 and 2005, respectively. Interest is payable quarterly. The notes are convertible into the Parent Company’s common stock at a conversion rate of 57.5705 shares per one thousand dollars principal amount at maturity, subject to adjustments for any common stock splits, dividends on the common stock, tender and exchange offers by the Parent Company for the common stock and third party tender offers, and in the case of a change in control in which 10% or more of the consideration for the common stock is cash or non-traded securities, the conversion rate increases, depending on the value offered and timing of the transaction, to as much as 70.2247 shares per one thousand dollars principal amount.

The Company’s variable rate debt at March 31, 2006 and March 31, 2005 was $177,292 and $178,549, respectively, none of which was hedged.

Annual principal payments required under long-term debt obligations at March 31, 2006 are as follows:

Fiscal Year	Amount
2007	$—
2008	—
2009	—
2010	6,545
2011	159,372
2012 and beyond	—

$165,917

(10)	EMPLOYEE BENEFIT PLANS AND POSTRETIREMENT HEALTH CARE AND LIFE INSURANCE BENEFITS

European subsidiaries of the Company sponsor several defined benefit plans that cover substantially all employees who are not covered by statutory plans. For defined benefit plans, charges to expense are based upon costs computed by independent actuaries. In most cases, the defined benefit plans are not funded. The Company has noncontributory defined benefit pension plans covering substantially all hourly and salaried employees in Canada. Plans covering hourly employees provide pension benefits of stated amounts for each year of credited service. The Company has numerous defined contribution plans with related expense of $5,277, $4,913, $450, and $5,145, in fiscal 2006, the period May 6, 2004 to March 31, 2005, the period April 1, 2004 to May 5, 2005, and fiscal 2004, respectively.

EXIDE GLOBAL HOLDING NETHERLANDS C.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company provides certain health care and life insurance benefits for a limited number of retired employees. The Company accrues the estimated cost of providing postretirement benefits during the employees’ applicable years of service.

The following table sets forth the plans’ funded status and the amounts recognized in the Company’s Consolidated Financial Statements at March 31, 2006 and 2005:

Pension Benefits:

	Fiscal Year Ended March 31, 2006	Period From May 6, 2004 to March 31, 2005	Period From April 1, 2004 to May 5, 2004
Change in benefit obligation:
Benefit obligation at beginning of period	$319,822	$299,617	$308,718
Service cost	4,956	4,987	442
Interest cost	15,008	15,185	1,327
Actuarial loss (gain)	4,547	5,831	—
Plan participants’ contributions	1,218	1,210	106
Benefits paid	(11,830)	(12,560)	(1,139)
Plan amendments	259	—	—
Currency translation	(22,699)	22,934	(9,808)
Settlements and other	(6,461)	(17,382)	(29)

Benefit obligation at end of period	304,820	319,822	299,617

Change in plan assets:
Fair value of plan assets at beginning of period	126,424	116,824	119,956
Actual return on plan assets	29,153	11,435	1,371
Employer contributions	15,219	17,754	961
Plan participants’ contributions	1,218	1,210	106
Benefits paid	(11,830)	(12,560)	(1,139)
Currency translation	(10,129)	8,255	(4,431)
Settlements and other	(7,122)	(16,494)	—

Fair value of plan assets at end of period	142,933	126,424	116,824

Reconciliation of funded status:
Funded status	(161,887)	(193,398)	(182,793)
Prior service cost	258	—	—
Actuarial loss (gain)	(14,548)	1,848	—

Net amount recognized	(176,177)	(191,550)	(182,793)

Amounts recognized in Statement of Financial Position:
Prepaid benefit cost	332	86	—
Accrued benefit cost	(184,804)	(197,009)	(182,793)
Intangible asset	258	—	—
Accumulated other comprehensive (income) loss	8,037	5,373	—

Net amount recognized	$(176,177)	$(191,550)	$(182,793)

EXIDE GLOBAL HOLDING NETHERLANDS C.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Other Post-Retirement Benefits:

	Fiscal Year Ended March 31, 2006	Period From May 6, 2004 to March 31, 2005	Period From April 1, 2004 to May 5, 2004
Change in benefit obligation:
Benefit obligation at beginning of period	$4,250	$3,408	$3,558
Service cost	101	82	6
Interest cost	243	202	16
Actuarial loss (gain)	416	229	—
Benefits paid	(306)	(230)	(20)
Currency translation	110	559	(152)

Benefit obligation at end of period	4,814	4,250	3,408

Change in plan assets:
Fair value of plan assets at beginning of period
Employer contributions	306	230	20
Benefits paid	(306)	(230)	(20)

Fair value of plan assets at end of period	—	—	—

Reconciliation of funded status:
Funded status	(4,814)	(4,250)	(3,408)
Actuarial loss (gain)	672	—	—
Contributions after measurement date	—	241	—

Net amount recognized	(4,142)	(4,009)	(3,408)

Amounts recognized in statement of financial position:
Accrued benefit cost	(4,142)	(4,009)	(3,408)

Net amount recognized	$(4,142)	$(4,009)	$(3,408)

Disclosure Assumptions:

	Pension Benefits		Other Post-Retirement Benefits
	March 31, 2006	March 31, 2005	March 31, 2006	March 31, 2005
Weighted-average assumptions as of
Discount rate	4.8%	5.1%	5.3%	5.9%
Rate of compensation increase	3.3%	3.2%	n/a	n/a

Expense Assumptions:

	Pension Benefits		Other Post-Retirement Benefits
	FY 2007 Expense	FY 2006 Expense	FY 2007 Expense	FY 2006 Expense
Weighted-average assumptions for
Discount rate	4.8%	5.1%	5.3%	5.9%
Expected return on plan assets	6.5%	6.9%	n/a	n/a
Rate of compensation increase	3.3%	3.2%	n/a	n/a

EXIDE GLOBAL HOLDING NETHERLANDS C.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For fiscal year 2006 expense, the Company assumed an expected weighted average return on plan assets of 6.9%. In developing this rate assumption, the Company evaluated input from third party pension plan asset managers, including their review of asset class return expectations and long-term inflation assumptions.

For other post-retirement benefit measurement purposes, an 8.2% and 8.4% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2006 and 2005, respectively. The rate was assumed to decrease gradually to 5.3% over five years for 2006 and 2005, and remain at that level thereafter.

The following tables set forth the plans’ expense recognized in the Company’s Consolidated Financial Statements:

	Pension Benefits
	Fiscal Year Ended March 31, 2006	Period From May 6, 2004 to March 31, 2005	Period From April 1, 2004 to May 05, 2004	Fiscal Year Ended March 31, 2004
Components of net periodic benefit cost:
Service cost	$4,956	$4,987	$442	$5,169
Interest cost	15,008	15,185	1,327	14,681
Expected return on plan assets	(8,297)	(7,802)	(683)	(6,449)
Amortization of: Transition obligation	—	—	—	11
Prior service cost	—	—	2	5
Actuarial loss	—	—	226	2,751

Net periodic benefit cost(a)	$11,667	$12,370	$1,314	$16,168

(a)	Excludes the impact of settlement net losses (gains) of $622, $156 and ($1,437) in fiscal 2006, in the period from May 6, 2004 to March 31, 2005 and fiscal 2004, respectively, and curtailment net losses (gains) of ($829), ($646) and ($2,744), in fiscal 2006, in the period from May 6, 2004 to March 31, 2005, and fiscal 2004, respectively.

	Other Post-Retirement Benefits
	Fiscal Year Ended March 31, 2006	Period From May 6, 2004 to March 31, 2005	Period From April 1, 2004 to May 05, 2004	Fiscal Year Ended March 31, 2004
Components of net periodic benefit cost:
Service cost	$101	$82	$7	69
Interest cost	243	202	16	199
Amortization of: Transition obligation	—	—	2	23
Prior service cost	—	—	—	—
Actuarial loss	—	—	1	—

Net periodic benefit cost	$344	$284	$26	$291

The measurement dates for the Company’s Pension and Other Post-Employment benefit plans were March 31, 2006 and March 31, 2005.

The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets were $155,194, $148,549 and $6,236, respectively, as of March 31, 2006 and $311,359, $276,289 and $117,560, respectively, as of March 31, 2005.

EXIDE GLOBAL HOLDING NETHERLANDS C.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The accumulated benefit obligation for the Company’s pension plans was $271,911 as of March 31, 2006. Expected future benefit payments are as follows:

Fiscal Year	Pension Benefits	Other Post- Retirement Gross Expected Benefit Payments
2007	$13,655	$292
2008	13,669	304
2009	14,949	321
2010	15,304	334
2011	15,475	357
2012 to 2016	88,454	1,941

The asset allocation for the Company’s pension plans at March 31, 2006, and the long term target allocation, by asset category, are as follows:

	Target Allocation 2007	Percentage of Plan Assets at Year End
Asset Category		2006	2005
Equity securities	71%	81%	80%
Fixed income securities	22%	12%	14%
Real estate and other	1%	3%	1%
Cash	6%	4%	5%

Total	100%	100%	100%

The Company invests in a diversified portfolio of investments consisting almost entirely of equity and fixed income securities. The equity portfolio includes direct and indirect interests in equity securities, both in developed and emerging market companies. The fixed income portfolio is primarily high-quality bond funds.

The estimated fiscal 2007 pension plan contributions are $16,054 and postretirement contributions are $292.

Cash contributions to the Company’s pension plans are generally made in accordance with minimum regulatory requirements.

Assumed health care cost trend rates have a significant effect on the amounts reported for other post-retirement benefits. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

	One Percentage- Point Increase	One Percentage- Point Decrease
Effect on total of service and interest cost components	$77	$(59)
Effect on the postretirement benefit obligation	$787	$(628)

Several plans had under-funded accrued benefit obligations that exceeded their accrued benefit liabilities at March 31, 2006 and 2005. Additional minimum liabilities of $8,038 and $5,373 were established at March 31, 2006 and 2005, respectively, to increase the accrued benefit liabilities to the values of the under-funded accrued benefit obligations.

EXIDE GLOBAL HOLDING NETHERLANDS C.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(11)    INCOME TAXES

The provision for income taxes includes local, federal, and foreign taxes currently payable and those deferred because of net operating losses and temporary differences between the financial statement and tax bases of assets and liabilities. The components of the provision for income taxes for the fiscal year ended March 31, 2006, the period May 6, 2004 to March 31, 2005, the period April 1, 2004 to May 5, 2004, and the fiscal year ended March 31, 2004 are as follows:

	Year Ended March 31, 2006	Period From May 6, 2004 to March 31, 2005	Period From April 1, 2004 to May 5, 2004	Year Ended March 31, 2004
Current:
Netherlands	$1,340	$2,883	$120	$1,890
Foreign	15,731	4,722	577	8,724

	17,071	7,605	697	10,614

Deferred:
Netherlands	368	(2,194)	—	1,207
Foreign	(2,664)	8,898	(3,179)	(8,550)

	(2,296)	6,704	(3,179)	(7,343)

Total provision (benefit)	$14,775	$14,309	$(2,482)	$3,271

Major differences between the Netherlands federal statutory rate and the effective tax rate are as follows:

	Year Ended March 31, 2006	Period From May 6, 2004 to March 31, 2005	Period From April 1, 2004 to May 5, 2004	Year Ended March 31, 2004
Netherlands statutory rate	(31.5)%	(34.5)%	(34.5)%	(34.5)%
Loss on liquidation	11.7	—	—	—
Intercompany debt forgiveness	(89.6)	—	—	—
Thin cap disallowance	10.5	—	—	—
Nondeductible goodwill impairment/amortization	—	25.2	—	—
Fresh start accounting adjustments	—	—	29.2	—
Discharge of liabilities subject to compromise	—	—	7.7	—
Tax losses not benefited	—	2.9	—	101.3
Increase (decrease) in valuation allowances	155.4	13.2	—	(100.6)
Rate differences on foreign subsidiaries	(29.5)	(9.7)	4.7	32.9
Intercompany stock sales	—	4.6	—	(27.9)
Other, net	17.1	2.9	(5.9)	63.7

Effective tax rate	44.1%	4.6%	1.2%	34.9%

EXIDE GLOBAL HOLDING NETHERLANDS C.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following is a summary of the significant components of the Company’s deferred tax assets and liabilities as of March 31, 2006 and 2005:

	March 31, 2006	March 31, 2005
Deferred tax assets:
Operating loss and tax credit carry-forwards	$220,058	$199,193
Compensation reserves	21,329	18,299
Warranty	2,944	3,997
Asset and other realization reserves	4,940	4,795
Other	5,531	29,518
Valuation allowance	(157,565)	(161,837)

	97,237	93,965

Deferred tax liabilities:
Property, plant and equipment	(18,691)	(31,169)
Intangible assets	(37,439)	(26,770)

	(56,130)	(57,939)

Net deferred tax assets	$41,107	$36,026

The net deferred income tax asset is classified in the consolidated balance sheet as follows:

	March 31, 2006	March 31, 2005
Current asset	$9,557	$4,305
Noncurrent asset	56,358	55,771
Noncurrent liability	(24,808)	(24,050)

	$41,107	$36,026

At March 31, 2006, certain of the Parent Company’s subsidiaries have net operating loss carry-forwards for income tax purposes of approximately $733,900, of which approximately $93,500 expire in years 2006 through 2019. The remaining losses are available for carry-forward indefinitely.

Valuation allowances have been recognized in certain tax jurisdictions, to reduce the deferred tax assets for net operating loss carry-forwards and temporary differences for which it is more likely than not that the related tax benefits will not be realized. In other jurisdictions, the Company’s net deferred tax assets include net operating loss carry-forwards and temporary differences which management believes are realizable through a combination of forecasted future taxable income and anticipated tax planning strategies. The majority of the net deferred tax assets are derived in Germany where there is no expiration on the utilization of net operating loss carry-forwards. The Company has implemented certain tax planning strategies in prior years to utilize a portion of such deferred tax assets. Failure to achieve forecasted future taxable income might affect the ultimate realization of any remaining deferred tax assets.

As of March 31, 2005, the Company had not provided for withholding or income taxes on current year undistributed earnings of certain other subsidiaries since such earnings are expected to be reinvested indefinitely or be substantially offset by available foreign tax credits and operating loss carry forwards.

EXIDE GLOBAL HOLDING NETHERLANDS C.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(12)    ENVIRONMENTAL MATTERS

As a result of its multinational manufacturing, distribution and recycling operations, the Company is subject to numerous federal and local environmental, occupational safety and health laws and regulations, in the countries in which the Company operates (collectively “EH&S laws”). For a discussion of environmental matters, see Note 13 to the Consolidated Financial Statements.

(13)    COMMITMENTS AND CONTINGENCIES

Historical Federal Plea Agreement

In 2001, Exide reached a plea agreement with the U.S. Attorney for the Southern District of Illinois resolving an investigation into a scheme by former officers and certain corporate entities involving fraudulent representations and promises in connection with the distribution, sale and marketing of automotive batteries between 1994 and 1997. Exide agreed to pay a fine of $27,500 over five years, to five-years probation and to cooperate with the U.S. Attorney in its prosecution of the former officers. Exide was sentenced pursuant to the terms of the plea agreement in February 2002. Generally, failure to comply with the provisions of the plea agreement, including the obligation to pay the fine, would permit the U.S. Government to reopen the case against Exide.

On April 15, 2002, the Parent Company and certain subsidiaries not including the Company filed for protection under Chapter 11 of the Bankruptcy Code. Later in 2002, the United States Attorney’s Office for the Southern District of Illinois filed a claim as a general unsecured creditor of the Parent Company’s subsidiary, Exide Illinois, Inc. for $27,900. Exide did not pay any installments of the criminal fine before or during its bankruptcy proceedings, nor did it pay any installments of the criminal fine after the Parent Company and certain subsidiaries emerged from bankruptcy in May 2004. As previously reported by Exide, if the U.S. Government were to assert that the obligation to pay the fine was not discharged under the Plan of Reorganization, Exide could be required to pay it.

In December 2004, the U.S. Attorney’s Office requested additional information regarding whether Exide adequately disclosed its financial condition at the time the plea agreement and the associated fine were approved by the U.S. District Court. Exide supplied correspondence and other materials responsive to this request.

On November 18, 2005 the U.S. Attorney’s Office filed a motion in the District Court for a hearing to make inquiry of Exide’s failure to comply with the Court’s judgment and terms of probation, principally through failure to pay the fine, and a motion to show cause why Exide should not be held in contempt. In its motion, the U.S. Attorney’s Office asserts that Exide Illinois is in default from its nonpayment of the criminal fine and is in violation of the terms of probation. The U.S. Attorney also asserted that bankruptcy does not discharge criminal fines, and that Exide did not adequately disclose its financial condition at the time the plea agreement and associated fines were approved by the District Court.

On May 31, 2006, the District Court approved a Joint Agreement and Proposed Joint Resolution of Issues Raised in the Government’s Motion Filed on November 18, 2005 Regarding the Payment of Criminal Fine. The District Court entered an order consistent with the Joint Agreement and Proposed Joint Resolution, and modified Exide’s schedule to pay the $27,500 fine through quarterly payments over the next five years, ending in 2011.

Under the order, Exide must provide security in a form acceptable to the court and to the government by February 26, 2007 for its guarantee of any remaining unpaid portion of the fine, but may petition the court prior thereto if Exide believes its financial viability would be jeopardized by providing such security. The court’s order

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

reflects that Exide is not obligated to pay interest on outstanding amounts of unpaid fine if Exide is current on all installment payments, and allows for penalties and interest to be imposed if Exide does not comply with the modified fine payment schedule.

Private Party Lawsuits and other Legal Proceedings

On March 14, 2003, Exide served notices to reject certain executory contracts with EnerSys, including a 1991 Trademark and Trade Name License Agreement (the “Trademark License”), pursuant to which Exide had licensed to EnerSys use of the “Exide” trademark on certain industrial battery products in the United States and 80 foreign countries. EnerSys objected to the rejection of certain of the executory contracts, including the Trademark License, and the Bankruptcy Court conducted a hearing on Exide’s rejection request. On April 3, 2006, the Court granted Exide’s request to reject the contracts. EnerSys has filed a notice of appeal. Unless the appeal is successful, EnerSys will likely lose all rights to use the “Exide” trademark over time and Exide will have greater flexibility in its ability to use that mark for industrial battery products. Because the Bankruptcy Court authorized rejection of the Trademark License, as with other executory contracts at issue, EnerSys will have a pre-petition general unsecured claim relating to the alleged damages arising therefrom. Exide reserves the ability to consider payment in cash of some portion of any settlement or ultimate award on Enersys’ claim of alleged rejection damages. In June 2006, the Bankruptcy Court ordered a two year transition period and denied Enersys’ motion for a stay. Enersys has appealed that order. The parties engaged in court ordered mediation on July 27, 2006 which was unsuccessful. Exide has filed a motion to expedite the appeal.

In July 2001, Pacific Dunlop Holdings (US), Inc. (“PDH”) and several of its foreign affiliates under the various agreements through which the Parent Company and its affiliates acquired GNB, filed a complaint in the Circuit Court for Cook County, Illinois alleging breach of contract, unjust enrichment and conversion against the Parent Company and three of its foreign affiliates. The plaintiffs maintain they are entitled to approximately $17,000 in cash assets acquired by the defendants through their acquisition of GNB. In December 2001, the Court denied the defendants’ motion to dismiss the complaint, without prejudice to re-filing the same motion after discovery proceeds. The defendants filed an answer and counterclaim. On July 8, 2002, the Court authorized discovery to proceed as to all parties except Exide. In August 2002, the case was removed to the U.S. Bankruptcy Court for the Northern District of Illinois and in October 2002, the parties presented oral arguments, in the case of PDH, to remand the case to Illinois state court and, in the case of Exide, to transfer the case to the U.S. Bankruptcy Court for the District of Delaware. On February 4, 2003, the U.S. Bankruptcy Court for the Northern District of Illinois transferred the case to the U.S. Bankruptcy Court in Delaware. On November 19, 2003, the Bankruptcy Court denied PDH’s motion to abstain or remand the case and issued an opinion holding that the Bankruptcy Court had jurisdiction over PDH’s claims and that liability, if any, would lie solely against the Parent Company and not against any of its foreign affiliates. PDH subsequently filed a motion to reconsider, and on June 16, 2005, the Bankruptcy Court denied PDH’s motion to reconsider. PDH has appealed the Bankruptcy court’s decisions to the U.S. District Court for the District of Delaware. That court, pursuant to a Standing Order requiring mandatory mediation of all appeals from the Bankruptcy Court, scheduled mediation in Wilmington, Delaware which took place on November 3, 2005. The appeal will proceed and remains pending. In December 2001, PDH filed a separate action in the Circuit Court for Cook County, Illinois seeking recovery of approximately $3,100 for amounts allegedly owed by the Parent Company under various agreements between the parties. The claim arises from letters of credit and other security allegedly provided by PDH for GNB’s performance of certain of GNB’s obligations to third parties that PDH claims the Parent Company was obligated to replace. The Parent Company’s answer contested the amounts claimed by PDH and the Parent Company filed a counterclaim. Although this action has been consolidated with the Cook County suit concerning GNB’s cash assets, the claims relating to this action have been transferred to the U.S. Bankruptcy Court for the District of Delaware and are currently subject to a stay injunction by that court. The Parent Company plans to vigorously defend itself and pursue its counterclaims.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

From 1957 to 1982, CEAC, the Company’s principal French subsidiary, operated a plant using crocidolite asbestos fibers in the formation of battery cases, which, once formed, encapsulated the fibers. Approximately 1,500 employees worked in the plant over the period. Since 1982, the French governmental agency responsible for worker illness claims received 64 employee claims alleging asbestos-related illnesses. For some of those claims, CEAC is obligated to and has indemnified the agency in accordance with French law for approximately $260 and $378 in calendar 2003 and 2004, respectively. In addition, CEAC has been adjudged liable to indemnify the agency for approximately $200 and $107 during the same periods to date for the dependents of four such claimants. The Company was not required to indemnify or make any payments in calendar year 2005 or through June 30, 2006. Although the Company cannot predict the number or size of any future claims, the Company does not believe resolution of the current or any future claims, individually or in the aggregate, will have a material adverse effect on the Company’s financial condition, cash flows or results of operations.

In April 2003, the Company sold its Torrejon, Spain nickel-cadmium plant. The Company has learned that the Torrejon courts are conducting an investigation of three petitions submitted to determine whether criminal charges should be filed for alleged injuries and endangerment of workers’ health at the former Torrejon plant. The petitions contain criminal allegations against current and former employees but only allegations of civil liability against the Company. The investigations have been consolidated into one court. The Company has retained counsel in the event that any charges ultimately are filed.

Between 1996 and 2002, one of the Company’s Spanish subsidiaries negotiated dual-scale salaries under collective bargaining agreements for workers at numerous facilities. Several claims challenging the dual-scale salary system have been brought in various Spanish courts covering multiple jurisdictions. To date, the Company has lost its challenges in only one jurisdiction, where it continues to litigate some of these claims and prevailed in other jurisdictions. The Company does not currently anticipate any material adverse affect on the Company’s financial condition, cash flows or results of operations.

In June 2005, the Parent Company received notice that two former stockholders, Aviva Partners LLC and Robert Jarman, had separately filed purported class action lawsuits against the Parent Company and certain of its current and former officers alleging violations of certain federal securities laws. The cases were filed in the United States District Court for the District of New Jersey purportedly on behalf of those who purchased the Parent Company’s stock between November 16, 2004 and May 17, 2005. The complaints allege that the named officers violated Sections 10(b) and 20(a) of the Securities Exchange Act and SEC Rule 10b-5 in connection with certain allegedly false and misleading public statements made during this period by the Parent Company and its officers. The complaints did not specify an amount of damages sought. The Parent Company denies the allegations in the complaints and intends to vigorously pursue its defense.

On August 29, 2005, District Judge Mary L. Cooper consolidated the Aviva Partners and Jarman cases under the Aviva Partners v. Exide Technologies, Inc. caption, lead docket number 05-3098 (MLC). On March 24, 2006 District Judge Cooper appointed the Alaska Hotel & Restaurant Employees Pension Trust Fund and Lakeway Capital Management Co-Lead Plaintiffs for the putative class of former Parent Company stockholders and appointed the law firms of Lerach Coughlin Stoja Geller Rudman & Robbins LLP and Schatz & Nobel, P.C. as Co-Lead Counsel for the putative class. On May 8, 2006 Co-Lead Plaintiffs filed their consolidated amended complaint in which they reiterated the claims described above but purported to state a claim on behalf of those who purchased the Parent Company’s stock between May 5, 2004 and May 17, 2005. Defendants have moved to dismiss all claims against them and await a ruling on their motion. Discovery is currently stayed pursuant to the discovery-stay provisions of the Private Securities Litigation Reform Act of 1995.

On October 6, 2005, Murray Capital Management, Inc., filed suit against the Parent Company, certain of its current and former officers and Deutsche Bank Securities, Inc. The case was filed in the U.S. District Court for

EXIDE GLOBAL HOLDING NETHERLANDS C.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

the Southern District of New York under the caption Murray Capital Management, Inc. v. Exide Technologies, et al., docket number 05 Civ. 8570 (AKH), and alleges that the defendants violated Sections 10(b) and 20(a) of the Securities Exchange Act and SEC Rule 10b-5, among other related state laws, in connection with certain allegedly false and misleading public statements made by the Parent Company and its officers. While Murray’s claims are largely duplicative of those set out in the Aviva and Jarman complaints, Murray also claims that false and misleading statements were made in connection with the Parent Company’s March 2005 issuance of convertible notes and concurrent issuance of senior notes. The complaint does not specify the amount of damages sought in the suit.

In October 2005, Deutsche Bank Securities Inc. made formal written demand that the Parent Company indemnify it in connection with the Murray litigation pursuant to the purchase agreement for the Senior Secured Notes and the Floating Rate Convertible Senior Subordinated Notes. The Parent Company has accepted its indemnification obligations from Deutsche Bank.

On August 21, 2006, the U.S. District Court for the Southern District of New York held a hearing on the Parent Company's Motion to Dismiss the complaint filed in 2005 by Murray Capital Management, Inc. The Court granted the Parent Company's Motion to Dismiss without prejudice, and permitted the plaintiff 45 days to file an amended complaint.

On August 18, 2006 a shareholder derivative complaint was filed in the District Court for the District of New Jersey against certain current and former officers and directors of the Parent Company. The suit alleges that named parties breached their fiduciary duties to Exide by, among other things, making statements between November, 2004 and July, 2005 which plaintiffs claim were false and misleading and by allegedly failing to implement adequate internal controls and means of supervision at Exide. The suit seeks an unspecified amount of damages from the named parties and modifications to Exide's corporate governance policies. The suit further alleges that the defendants gave false or misleading statements and assurances to the public and shareholders between November 2004 and the present ("Relevant Period") when they knew or should have known that material facts were improperly concealed from shareholders and the public including the alleged facts that: information presented in financial statements and related press releases during the Relevant Period was inaccurate; that there were no (or insufficient) internal controls with the result that actual and forecasted inventories, sales, and related financial results were not accurately reported; that from November 2004 forward, the defendants knew or should have known that Exide would violate the Leveraged Ratio and EBITDA Covenants of its senior secured credit facility for fiscal year 2005; Exide presented its financial results and statements in a manner that violated generally accepted accounting principles ("GAAP"); the Exide’s restructuring had not reduced costs; Exide did not adequately hedge against the sharp price increases in lead and other commodities and falsely assured investors otherwise; Exide was not able to properly forecast its inventory requirements and failed to timely write down the value of obsolete inventory thereby overstating net income; and that Exide violated the terms of a contract with a large customer. The allegations in the complaint are similar to the previously filed and disclosed shareholder class action suit described in Note 13 to the financial statements contained in Exide's Form 10-Q filed on August 8, 2006. The individual defendants intend to vigorously defend the suit.

On July 1, 2005, Exide was informed by the Enforcement Division of the Securities and Exchange Commission (the “SEC”) that it commenced a preliminary inquiry into statements Exide made in fiscal 2005 regarding its ability to comply with fiscal 2005 loan covenants and the going concern modification in the audit report in Exide’s annual report on Form 10-K for fiscal 2005. The SEC noted that the inquiry should not be construed as an indication by the SEC or its staff that any violations of law have occurred. Exide intends to fully cooperate with the inquiry and continues to do so.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company’s Norwegian subsidiary, Exide Sonnak AS, has received notice of claims for property damage in the approximate amount of $5,600 allegedly as the result of a warehouse fire occurring on or about July 8, 2005 in Trondheim, Norway due to an alleged malfunctioning battery charger allegedly manufactured by the Company. The Company and its counsel are evaluating those claims. The Company currently believes that any potential liability would be covered by applicable insurance, subject to any deductible.

The Company is involved in various other claims and litigation incidental to the conduct of its business. Based on consultation with legal counsel, the Company does not believe that any such claims or litigation to which the Company is a party, either individually or in the aggregate, will have a material adverse effect on the Company’s financial condition, cash flows or results of operations.

Environmental Matters

As a result of its manufacturing, distribution and recycling operations, the Company is subject to numerous federal and local environmental, occupational safety and health laws and regulations, including limits on employee blood lead levels, as well as similar laws and regulations in the countries in which the Company operates (collectively, “EH&S laws”).

The Company is exposed to liabilities under such EH&S laws arising from its past handling, release, storage and disposal of hazardous substances and hazardous wastes.

The Company is also involved in the assessment and remediation of various other properties, including certain Company owned or operated facilities. Such assessment and remedial work is being conducted pursuant to applicable EH&S laws with varying degrees of involvement by appropriate legal authorities. Where probable and reasonably estimable, the costs of such projects have been accrued by the Company, as discussed below. In addition, certain environmental matters concerning the Company are pending in various courts or with certain environmental regulatory agencies with respect to these currently or formerly owned or operating locations. While the ultimate outcome of the foregoing environmental matters is uncertain, after consultation with legal counsel, the Company does not believe the resolution of these matters, individually or in the aggregate, will have a material adverse effect on the Company’s financial condition, cash flows or results of operations.

The Company has established reserves for on-site and off-site environmental remediation costs where such costs are probable and reasonably estimable and believes that such reserves are adequate. As of March 31, 2006 and 2005, the amount of such reserves on the Company’s consolidated balance sheet was approximately $8,100 and $9,200, respectively. Because environmental liabilities are not accrued until a liability is determined to be probable and reasonably estimable, not all potential future environmental liabilities have been included in the Company’s environmental reserves and, therefore, additional earnings charges are possible. Also, future findings or changes in estimates could have a material effect on the recorded reserves and cash flows.

The site that currently has the largest reserves is the following:

Azambuja (SONALUR) Portugal

The Azambuja (SONALUR) facility is an active secondary lead smelter. Materials from past operations present at the site are stored in above-ground concrete containment vessels and in underground storage deposits. The Company finalized the process of obtaining site characterization data to evaluate remediation alternatives agreeable to local authorities. Costs for remediation are currently estimated at $3,500 to $7,000.

Legislation has recently been proposed in the European Union which would ban lead in batteries, but with broad categories of exemptions which apply to all or nearly all of the Company’s products. It is possible that

EXIDE GLOBAL HOLDING NETHERLANDS C.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

such legislation, if finalized, will impose further duties on the Company for the reclamation of lead from spent batteries.

Guarantees

At March 31, 2006, the Parent Company had outstanding letters of credit with a face value of $2,154 on behalf of the Company’s subsidiaries. The letters of credit have been issued as collateral or financial assurance with respect to certain liabilities the Company has recorded, including but not limited to environmental remediation obligations and self-insured workers compensation reserves. Failure of the Company to satisfy its obligations with respect to the primary obligations secured by the letters of credit could entitle the beneficiary of the related letter of credit to demand payments pursuant to such instruments. The letters of credit generally have terms up to one year.

Certain of the Company’s European subsidiaries have bank guarantees outstanding, which have been issued as collateral or financial assurance in connection with environmental obligations, income tax claims and customer contract requirements. At March 31, 2006, bank guarantees with a face value of $16,849 were outstanding.

Sales Returns and Allowances

The Company provides for an allowance for product returns and/or allowances. Based upon its manufacturing re-work process, the Company believes that the majority of its product returns are not the result of product defects. Many returns are in fact subsequently sold as seconds at a reduced price. The Company recognizes the estimated cost of product returns as a reduction of sales in the period in which the related revenue is recognized. The product return estimates are based upon historical trends and claims experience, and include assessment of the anticipated lag between the date of sale and claim/return date.

A reconciliation of changes in the Company’s consolidated sales returns and allowances liability follows:

Balance at March 31, 2005	$27,567
Accrual for sales returns and allowances provided during the period	22,111
Settlements made (in cash or credit) during the period	(24,543)
Currency translation	(1,342)

Balance at March 31, 2006	$23,793

Leases

Future minimum lease payments under operating and capital leases that have initial or remaining noncancelable lease terms in excess of one year at March 31, 2006, are:

Fiscal Year	Operating	Capital
2007	$12,361	$3,955
2008	8,219	3,971
2009	5,497	3,178
2010	3,176	4,561
2011	2,144	1,600
Thereafter	7,365	6,275

Total minimum payments	$38,762	23,540

Less—Interest on capital leases		3,947

Total principal payable on capital leases (included in Long-term debt)		$19,593

EXIDE GLOBAL HOLDING NETHERLANDS C.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Rent expense amounted to $23,619, $23,704, $2,547, and $30,923, for the fiscal year ended March 31, 2006, the period May 6, 2004 to March 31, 2005, the period April 1, 2004 to May 5, 2004 and the fiscal year ended March 31, 2004, respectively.

The Company has various purchase commitments for materials, supplies and other items incident to the ordinary course of business.

(14)    RESTRUCTURING

During fiscal 2006, the Company has continued to implement operational changes to streamline and rationalize its structure in an effort to simplify the organization and eliminate redundant and or unnecessary costs. As part of these restructuring programs, the nature of the positions eliminated range from plant employees and clerical workers to operational and sales management.

During the year ended March 31, 2006, the Company recognized restructuring and impairment charges of $16,770, representing $11,234 for severance and $5,536 for related closure costs. These charges resulted from actions completed during fiscal 2006, which related to consolidation efforts in the Industrial Energy Europe and ROW segment, closure costs for the Company’s Casalnuovo, Italy industrial facility, corporate severance, and headcount reductions in the Transportation Europe and ROW segment,. Approximately 342 positions have been eliminated in connection with the fiscal 2006 restructuring activities. The following is a summary of restructuring reserve movements from March 31, 2003 through March 31, 2006:

	Severance	Closure Costs	Total
Balance, March 31, 2003	$12,759	$12,763	$25,522
Charges, Fiscal 2004	42,508	7,383	49,891
Payments and Currency Changes	(20,120)	(4,779)	(24,899)
Reclassifications	(5,145)	(3,855)	(9,000)

Balance, March 31, 2004	30,002	11,512	41,514
Charges, April 1, 2004 to May 5, 2004	190	329	519
Payments and Currency Changes	(4,741)	(1,502)	(6,243)

Balance, May 5, 2004	25,451	10,339	35,790
Charges, May 6, 2004 to March 31, 2005	26,382	5,919	32,301
Payments and Currency Changes	(28,752)	(8,555)	(37,307)
Reclassifications	1,159	—	1,159

Balance, March 31, 2005	24,240	7,703	31,943
Charges, Fiscal 2006	11,234	5,536	16,770
Payments and Currency Changes	(30,419)	(10,260)	(40,679)

Balance, March 31, 2006	$5,055	$2,979	$8,034

Remaining expenditures principally represent a) severance and related benefits payable, per employee agreements over periods up to three years and/or regulatory requirements; b) lease commitments for certain closed facilities, branches, and offices, as well as leases for excess and permanently idle equipment payable in accordance with contractual terms, over periods up to five years; and c) certain other closure costs including dismantlement and costs associated with removal obligations incurred in connection with the exit of facilities.

EXIDE GLOBAL HOLDING NETHERLANDS C.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following tables provide additional detail of specific restructuring actions taken during each of the fiscal periods covered in the table above:

Fiscal 2006	Severance Costs	Closure Costs	Total
Closure of Nanterre, France	$234	$2,711	$2,945
Closure of Casalnuovo, Italy	2,004	2,670	4,674
Headcount Reductions (Transportation Europe and ROW)	2,953	317	3,270
European Headcount Reductions (including Corporate)	3,135	—	3,135
Headcount Reductions and Closure Costs (Industrial Energy Europe and ROW)	2,908	(162)	2,746

Total Charge in the Statement of Operations	$11,234	$5,536	$16,770

Period May 6, 2004 to March 31, 2005	Severance Costs	Closure Costs	Total
Closure of Nanterre, France	$15,475	$1,518	$16,993
Closure of Weiden, Germany	323	606	929
Closure of Maple, Ontario Plant	516	—	516
Closure of Casalnuovo, Italy	529	2,696	3,225
Headcount Reductions (Transportation Europe and ROW)	6,011	1,034	7,045
European Headcount Reductions (including Corporate)	1,356	112	1,468
Headcount Reductions and Closure Costs (Industrial Energy Europe and ROW)	2,172	(47)	2,125

Total Charge in the Statement of Operations	$26,382	$5,919	$32,301

Period April 1, 2004 to May 5, 2004	Severance Costs	Closure Costs	Total
Closure of Casalnuovo, Italy	$—	$143	$143
Headcount Reductions (Transportation Europe and ROW)	152	180	332
European Headcount Reductions (including Corporate)	12	—	12
Headcount Reductions and Closure Costs (Industrial Energy Europe and ROW)	26	6	32

Total Charge in the Statement of Operations	$190	$329	$519

Fiscal 2004	Severance Costs	Closure Costs	Total
Closure of Weiden, Germany	$11,189	$2,862	$14,051
Closure of Casalnuovo, Italy	7,361	708	8,069
Headcount Reductions (Transportation Europe and ROW)	6,934	1,173	8,107
European Headcount Reductions (including Corporate)	3,121	164	3,285
Headcount Reductions and Closure Costs (Industrial Energy Europe and ROW)	13,903	2,476	16,379

Total Charge in the Statement of Operations	$42,508	$7,383	$49,891

EXIDE GLOBAL HOLDING NETHERLANDS C.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(15)    INTEREST EXPENSE, NET

Interest income of $1,011, $1,765, $64, and $2,018, is included in Interest expense, net for the fiscal year ended March 31, 2006, the period May 6, 2004 to March 31, 2005, the period April 1, 2004 to May 5, 2004, and the fiscal year ended March 31, 2004, respectively. These amounts include interest income from affiliates. See Note 18.

(16)    OTHER (INCOME) EXPENSE, NET

Other (income) expense, net consist of:

	Year Ended March 31, 2006	Period From May 6, 2004 to March 31, 2005	Period From April 1, 2004 to May 5, 2004	Year Ended March 31, 2004
Net loss on sales of accounts receivable	$—	$—	$—	$11,260
Net (gain) loss on asset sales	(3,873)	5,254	—	(9,254)
Equity income	—	—	—	(10)
Currency (gain) loss	6,931	(6,239)	4,877	(37,733)
(Gain) loss on revaluation of foreign currency forward contract	(1,081)	13,165	—	—
Other(a)	(5,456)	(9,972)	11	2,502

	$(3,479)	$2,208	$4,888	$(33,235)

(a)	On September 24, 2004, the Company experienced a fire at one of its facilities in Europe. While damage to the facility was contained, the Company has experienced disruption to certain of its business operations and activities while the Company restored production capacity and diverted production to alternative sites. During fiscal 2005, the Company recognized $13,645 of insurance recoveries; $10,807 included above in other and $2,838 in cost of sales. This represents partial reimbursement for both business interruption and replacement of property damaged by the fire. In fiscal 2006, the Company recognized the remaining $4,791 (included in Other above) of total insurance recoveries of $18,436 related to this incident.

(17)    FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair value of financial instruments has been determined by the Company using available market information and appropriate methodologies; however, considerable judgment is required in interpreting market data to develop these estimates. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. Certain of these financial instruments are with major financial institutions and expose the Company to market and credit risks and may at times be concentrated with certain counterparties or groups of counterparties. The creditworthiness of counterparties is continually reviewed, and full performance is anticipated.

The methods and assumptions used to estimate the fair value of each class of financial instruments are set forth below:

•	Cash and cash equivalents, accounts receivable and accounts payable—the carrying amounts of these items are a reasonable estimate of their fair values.

•	Long-term receivables—the carrying amounts of these items are a reasonable estimate of their fair value.

•	Short-term borrowings—Borrowings under miscellaneous line of credit arrangements have variable rates that reflect currently available terms and conditions for similar debt. The carrying amount of these line of credit arrangements is a reasonable estimate of its fair value.

•	Long-term debt—Borrowings by foreign subsidiaries have variable rates that reflect currently available terms and conditions for similar debt.

EXIDE GLOBAL HOLDING NETHERLANDS C.V. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The carrying values and estimated fair values of these obligations are as follows at March 31, 2006 and 2005:

	2006		2005
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Senior Secured Credit Facility	$165,917	$167,576	$176,954	$175,779

At March 31, 2006, the Company had a liability of $2,812 representing the estimated fair value of an outstanding foreign currency forward contract. At March 31, 2005, the Company recognized an asset of $2,656 representing the estimated fair value of outstanding lead forward contracts.

(18)    RELATED PARTY TRANSACTIONS

The Parent Company charges EGHN certain fees. These costs are classified in the Consolidated Statements of Operations as General and administrative expenses. The cost of these functions and services has been directly charged to EGHN using a method that the Parent Company’s management believes is reasonable. Because of the relationship between the Company and the Parent Company, it is possible that the terms and costs of the services provided are not the same as those that would result from transactions among wholly unrelated parties. Fees charged during the year ended March 31, 2006, the period May 6, 2004 to March 31, 2005, the period April 1, 2004 to May 5, 2004, and the year ended March 31, 2004 were $12,000, $11,000, $1,000, and $10,753, respectively.

The Parent Company enters into certain lead forward purchase and put option agreements to economically hedge the cost of externally purchased lead. While these agreements are entered into by the Parent Company, they are utilized to economically hedge a portion of the lead requirements for EGHN and its subsidiaries. Gains or losses on these commodity contracts are charged by the Parent Company to EGHN. These costs, which are included in Cost of Sales, were $6,309, $6,037, $0, and $0 for the year ended March 31, 2006, the period May 6, 2004 to March 31, 2005, the period April 1, 2004 to May 5, 2004, and the year ended March 31, 2004, respectively.

Current intercompany balances represent commercial trading activities and other transactions in the normal course of business between EGHN and other Parent Company affiliates. Sales to Parent Company affiliates are at prices that approximate the cost of the products sold. Purchases from Parent Company affiliates during the year ended March 31, 2006, the period May 6, 2004 to March 31, 2005, the period April 1, 2004 to May 5, 2004, and the year ended March 31, 2004 were $29,724, $53,180, $4,003, and $52,771, respectively. Purchases from Parent Company affiliates are at prices that include a profit margin over and above the cost of the products purchased.

Long-term intercompany balances represent financing activities between EGHN and other Parent Company affiliates. The Parent Company charges interest to EGHN based on the actual interest cost on intercompany indebtedness. At March 31, 2006 and March 31, 2005, the company had notes payable to affiliates of $94,138 and $109,892, respectively. Notes payable to affiliates include a Euro denominated participating loan of $124,409, granted in fiscal 1996 by Exide International, Inc., a wholly owned subsidiary of the Parent Company, as of March 31, 2004. The loan which was repayable on December 22, 2093, bore interest at a variable rate, approximately 5.6% as of March 31, 2004. As described in Note 1, the Parent Company contributed the loan totaling $148,423 to EGHN in April 2004. Interest expense related to intercompany financing arrangements and included in Interest expense, net in the Consolidated Statements of Operations for the year ended March 31, 2006, the period May 6, 2004 to March 31, 2005, the period April 1, 2004 to May 5, 2004, and the year ended March 31, 2004 was $10,203, $8,057, $1,624, and $14,769, respectively. Interest income from affiliates included in Interest expense, net for the year ended March 31, 2006, the period May 6, 2004 to March 31, 2005, the period April 1, 2004 to May 5, 2004, and the year ended March 31, 2004 was $181, $502, $42, and $889, respectively.

EXIDE GLOBAL HOLDING NETHERLANDS C.V. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands)

	For the three months ended
	June 30, 2006	June 30, 2005
NET SALES
Net customer sales	$404,887	$393,510
Net affiliate sales	13,572	10,056
COST OF SALES
Customer sales	343,520	331,286
Affiliate sales	13,572	10,098

Gross profit	61,367	62,182

EXPENSES:
Selling, marketing and advertising	42,212	43,463
General and administrative	27,881	25,822
Restructuring and impairment	2,131	1,753
Other (income) expense, net	(3,832)	8,107
Interest expense, net	8,776	7,197

	77,168	86,342

Loss before income taxes and minority interest	(15,801)	(24,160)
INCOME TAX PROVISION (BENEFIT)	3,390	(754)
MINORITY INTEREST	211	95

Net loss	$(19,402)	$(23,501)

The accompanying notes are an integral part of these statements.

EXIDE GLOBAL HOLDING NETHERLANDS C.V. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)

	June 30, 2006	March 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$30,545	$25,515
Restricted cash	619	561
Receivables, net of allowance for doubtful accounts of $17,948 and $14,148, respectively	440,358	449,368
Receivables from affiliates	26,401	22,425
Inventories	272,151	254,351
Prepaid expenses and other	12,407	16,676
Deferred income taxes	8,460	9,557

Total current assets	790,941	778,453

Property, plant and equipment, net	427,100	417,085

Other assets:
Other intangibles, net	130,535	125,399
Investments in affiliates	1,377	1,316
Deferred financing costs, net	3,724	3,705
Deferred income taxes	58,974	56,358
Other	8,751	8,617

	203,361	195,395

Total assets	$1,421,402	$1,390,933

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$11,794	$11,375
Current maturities of long-term debt	5,064	5,360
Accounts payable	253,056	258,513
Payables to affiliates	32,303	29,724
Accrued expenses	191,928	190,880

Total current liabilities	494,145	495,852
Long-term debt	199,066	183,625
Notes payable to affiliates	99,173	94,138
Noncurrent retirement obligations	195,639	186,533
Deferred income tax liability	24,305	24,808
Other noncurrent liabilities	24,936	23,507

Total liabilities	1,037,264	1,008,463

Commitments and contingencies	—	—
Minority interest	13,413	12,666

EQUITY
Partners’ capital	739,692	739,692
Accumulated deficit	(388,141)	(368,739)
Accumulated other comprehensive income (loss)	19,174	(1,149)

Total equity	370,725	369,804

Total liabilities and equity	$1,421,402	$1,390,933

The accompanying notes are an integral part of these statements.

EXIDE GLOBAL HOLDING NETHERLANDS C.V. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)

	For the three months ended
	June 30, 2006	June 30, 2005
Cash Flows From Operating Activities:
Net loss	$(19,402)	$(23,501)
Adjustments to reconcile net loss to net cash provided by operating activities—
Depreciation and amortization	18,685	18,588
Net (gain) loss on asset sales	(128)	1,301
Deferred income taxes	(591)	—
Provision for doubtful accounts	1,136	299
Non-cash provision for restructuring	1,207	5
Minority interest	211	95
Amortization of deferred financing costs	238	81
Changes in assets and liabilities excluding effects acquisitions and divestitures—
Receivables	26,547	53,106
Inventories	(4,449)	(17,402)
Prepaid expenses and other	5,399	(491)
Payables	(15,688)	(12,609)
Accrued expenses	(8,621)	(21,700)
Noncurrent liabilities	(1,872)	176
Other, net	(2,336)	6,535

Net cash provided by operating activities	336	4,483

Cash Flows From Investing Activities:
Capital expenditures	(5,998)	(8,414)
Proceeds from sales of assets	—	9,772

Net cash (used in) provided by investing activities	(5,998)	1,358

Cash Flows From Financing Activities:
Increase in short-term borrowings	9	11,352
Notes payable to affiliates	880	(7,081)
Borrowings under Senior Secured Credit Facility	152	—
Currency Swap	—	(12,084)
Increase in other debt	8,745	9,789

Net cash provided by financing activities	9,786	1,976

Effect of Exchange Rate Changes on Cash and Cash Equivalents	906	(1,757)

Net Increase In Cash and Cash Equivalents	5,030	6,060
Cash and Cash Equivalents, Beginning of Period	25,515	33,699

Cash and Cash Equivalents, End of Period	$30,545	$39,759

The accompanying notes are an integral part of these statements.

EXIDE GLOBAL HOLDING NETHERLANDS C.V. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2006

(In thousands)

(Unaudited)

(1)    BASIS OF PRESENTATION

The Condensed Consolidated Financial Statements include the accounts of Exide Global Holding Netherlands C.V. (referred together with its subsidiaries, unless the context requires otherwise, as “EGHN” or the “Company”) and all of its majority-owned subsidiaries. The Company is a partnership that is ultimately wholly owned by Exide Technologies (referred to as the “Parent Company”). The Parent Company and all of its subsidiaries, which includes the Company, are referred to as “Exide”. These statements are presented in conformity with generally accepted accounting principles (“GAAP”) for interim financial information and therefore do not include all of the disclosures normally required by GAAP. Accordingly, for further information, refer to the audited consolidated financial statements and footnotes of the Company. The financial information contained herein is unaudited.

The financial information has been prepared in accordance with the Company’s customary accounting practices. In the Company’s opinion, the accompanying condensed consolidated financial information includes all adjustments of a normal recurring nature necessary for a fair statement of the results of operations and financial position for the periods presented.

EGHN was formed on April 14, 2004 as a limited partnership under the laws of the Netherlands with the General Partner, Exide Technologies, owning 99.99% and the Limited Partner, EH International, LLC (a limited liability company, wholly owned by Exide Technologies), owning .01%. EGHN was formed by the Parent Company’s contribution of its ownership interest in its then wholly owned subsidiaries Exide Holding Europe S.A. (referred to as “EHE”) and Exide Holding Asia Pte Limited (referred to as “EHA”) and its interest in a participating loan due from EHE totaling $148,423, including accrued interest of $25,533. Subsequently, the Parent Company made additional contributions of $234,368 in July 2004 and $140,557 in March 2005, which the Company used to repay a portion of its Senior Secured Credit Facility. As the Company was the successor to substantially all of the business of EHE and EHA and the Company’s own operations are insignificant relative to the operations contributed, the consolidated financial statements for all periods prior to the date of formation of the Company include the consolidated financial results and position of EHE and EHA, accounted for as a merger of entities under common control.

These Condensed Consolidated Financial Statements have been prepared on a going concern basis, which assumes continuity of operations and realization of assets and satisfaction of liabilities in the ordinary course of business. The ability of the Company to continue as a going concern is predicated upon, among other things, Exide’s compliance with the provisions of the covenants of its current borrowing arrangements, the ability of Exide to generate cash flows from operations and, where necessary, obtaining financing sources sufficient to satisfy Exide’s future obligations, as well as certain contingencies described in Note 12.

As of September 20, 2006, Exide believes, based upon their financial forecast and plans that they will comply with the Credit Agreement covenants for at least the period through June 30, 2007. Both the Company and Exide have suffered recurring losses and negative cash flows from operations. Additionally, given Exide’s past financial performance in comparison to its budgets and forecasts, there is no assurance Exide will be able to meet these budgets and forecasts and be in compliance with one or more of its covenants of its Credit Agreement. These uncertainties with respect to Exide’s past performance in comparison to its budgets and forecasts and its ability to maintain compliance with its financial covenants throughout fiscal 2006 resulted in both Exide and the Company receiving a going concern modification to the audit opinion for fiscal 2006. Failure to comply with the Credit Agreement covenants, without waiver, would result in a default under the Credit Agreement. The

EXIDE GLOBAL HOLDING NETHERLANDS C.V. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainties. Should Exide be in default, it is not permitted to borrow under the Credit Agreement, which would have a very negative effect on liquidity. Although Exide has been able to obtain waivers of prior defaults, there can be no assurance that it can do so in the future or, if it can, what the cost and terms of obtaining such waivers would be. Future defaults would, if not waived, allow the Credit Agreement lenders to accelerate the loans and declare all amounts due and payable. Any such acceleration would also result in a default under the Indentures for Exide’s notes and their potential acceleration.

Generally, the Company and Exide’s principal sources of liquidity are cash from operations, borrowings under the Credit Agreement, and proceeds from any asset sales which are not used to repay Credit Agreement debt. The Credit Agreement requires that the proceeds from asset sales be used for the pay down of Term Loans, except for specific exceptions which permit Exide to retain $30,000 from specified non-core asset sales and 50% of the proceeds of the sale of other specified assets with an estimated value of $100,000.

On September 18, 2006, the Parent Company closed a $75.0 million rights offering and a $50.0 million sale of additional shares to certain investors. In connection with the rights offering, the Parent Company distributed to the record holders of its common stock as of August 23, 2006 non-transferable subscription rights to subscribe for and purchase shares of the Parent Company’s common stock at a price of $3.50 per share, which is equal to a 20% discount to the average closing price of the Parent Company’s common stock for the 30 trading day period ended July 6, 2006.

On April 15, 2002, the Parent Company together with certain of its subsidiaries not including the Company (the “Debtors”), filed voluntary petitions for reorganization under Chapter 11 of the federal bankruptcy laws (“Bankruptcy Code” or “Chapter 11”) in the United States Bankruptcy Court for the District of Delaware (“Bankruptcy Court”). The Debtors continued to operate their businesses and manage their properties as debtors-in-possession throughout the course of the bankruptcy case. The Debtors, along with the Official Committee of Unsecured Creditors, filed a Joint Plan of Reorganization (the “Plan”) with the Bankruptcy Court on February 27, 2004 and, on April 21, 2004, the Bankruptcy Court confirmed the Plan. The Debtors declared May 5, 2004 as the effective date of the Plan, and substantially consummated the transactions provided for in the Plan on such date (the “Effective Date”).

The emergence from Chapter 11 resulted in adoption of Fresh Start accounting and reporting in accordance with Statement of Position 90-7 (“SOP 90-7”), “Financial Reporting by Entities in Reorganization under the Bankruptcy Code.” Although EGHN was not in reorganization under Chapter 11, Fresh Start accounting was adopted by the Parent Company and for all subsidiaries of Exide for GAAP reporting purposes. Accordingly, these financial statements reflect the adoption of Fresh Start accounting as of the Effective Date. Fresh Start reporting required Exide to allocate the reorganization value to its assets based upon their estimated fair values in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations” (“SFAS 141”). In connection with the development of the plan of reorganization the Parent Company was primarily responsible for the valuation and directed its financial advisors to prepare a valuation analysis of its business. Management of the Parent Company considered a number of factors, including valuations or appraisals, when estimating the fair values of Exide and the Company’s assets and liabilities. Each liability existing at the Plan confirmation date, other than deferred taxes, was stated at present values of amounts to be paid determined at appropriate current interest rates. Adoption of Fresh Start reporting has resulted in material adjustments to the historical carrying value of the Company’s assets and liabilities. The excess of the reorganization value over the fair value of specific tangible and identified intangible net assets was allocated to goodwill. A portion of the reorganization value and goodwill was allocated to EGHN based on the estimated future cash flows of EGHN’s businesses relative to those of Exide, as contained in the Plan.

Certain amounts of the Parent Company’s corporate expenses, including insurance, centralized legal, accounting, information technology services, treasury, internal audit and other consulting and professional fees,

EXIDE GLOBAL HOLDING NETHERLANDS C.V. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

have been allocated to EGHN on the basis that the Parent Company considers to be a reasonable reflection of the utilization of services provided or the benefit received by EGHN. These services are charged to the Company in the form of a fee.

(2) FRESH START REPORTING

The Parent Company and the Company adopted Fresh Start reporting in accordance with SOP 90-7 upon emergence from bankruptcy on the Effective Date. Fresh Start accounting required the Parent Company to allocate its reorganization value to its assets based upon their estimated fair values in accordance with SFAS 141. Each liability existing at the plan confirmation date, other than deferred taxes, was stated at present values of amounts to be paid determined at appropriate current interest rates. Adopting Fresh Start reporting resulted in material adjustments to the historical carrying values of the Company’s assets and liabilities. The estimated enterprise value of the Parent Company of $1,500,000, which served as the basis for the Plan approved by the Bankruptcy Court, was used to determine the Parent Company’s reorganization value, which was estimated at $2,729,404. A portion of the reorganization value and goodwill was allocated to EGHN based on the estimated future cash flows of EGHN’s businesses relative to those of the Parent Company, as contained in the Plan. The portion of reorganization value which could not be attributed to EGHN’s specific tangible or identified intangible assets was $222,816. In accordance with SFAS No. 142 (“SFAS 142”), “Goodwill and Other Intangible Assets”, this amount was reported as Goodwill in the consolidated balance sheet as of the Effective Date. The Company completed its most recent annual impairment assessment of goodwill effective December 31, 2004, utilizing its updated five-year business plan as the basis for development of discounted cash flows and an estimate of fair values. As a result of the comparison of the book carrying values of its reporting units, including goodwill, against these estimated fair values, the Company determined that goodwill was fully impaired and a write-down of the entire balance of goodwill was recorded in fiscal 2005. Liabilities as of the Effective Date were stated at the present values of amounts to be paid. The determination of fair values of assets and liabilities is subject to significant estimation and assumptions.

The estimated fair values of the Company’s assets and liabilities were based upon the work of independent appraisers and actuaries, as well as internal valuation estimates of future cash flows discounted at appropriate current rates.

(3)    COMPREHENSIVE INCOME (LOSS)

Total comprehensive income (loss) and its components are as follows:

	For the three months ended
	June 30, 2006	June 30, 2005
Net loss	$(19,402)	$(23,501)
Additions and changes to minimum pension liability	(352)	—
Change in cumulative translation adjustment	20,675	(20,516)

Total comprehensive income (loss)	$921	$(44,017)

EXIDE GLOBAL HOLDING NETHERLANDS C.V. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(4)    INTANGIBLE ASSETS, NET AND GOODWILL

Intangible assets, net:

Intangible assets consist of:

	Trademarks and Tradenames (not subject to amortization)	Trademarks and Tradenames (subject to amortization)	Customer relationships	Technology	Total
As of March 31, 2006
Gross Amount	$37,846	$8,608	$71,450	$15,977	$133,881
Accumulated Amortization	—	(1,303)	(5,660)	(1,519)	(8,482)

Net	$37,846	$7,305	$65,790	$14,458	$125,399

As of June 30, 2006
Gross Amount	$39,748	$9,041	$75,084	$16,780	$140,653
Accumulated Amortization	—	(1,547)	(6,768)	(1,803)	(10,118)

Net	$39,748	$7,494	$68,316	$14,977	$130,535

Amortization expense of intangible assets for the first quarter of fiscal 2007 and 2006 was $1,161 and $1,063 respectively. Excluding the impact of any future acquisitions (if any), the Company anticipates annual amortization of intangible assets for each of the next five years to average $4,400. Intangible assets have been pushed down to the proper legal entity and are subject to foreign currency fluctuation.

Goodwill:

During fiscal 2005, as part of the annual goodwill impairment assessment, Exide determined based on its market capitalization—which was allocated to Exide’s reporting units—that the Company’s net assets for each reporting unit exceeded the fair value of each reporting unit. Exide viewed market capitalization as the best indicator of fair value for each reporting unit for the following reasons: given it is the value placed on Exide as a whole by third party shareholders; the value of Exide’s common shares had decreased from the date of emergence from bankruptcy and had failed to recover for over six months; and Exide continued to fail to meet its business plan and forecasts. Exide utilized its revised 5 year plan and cash flow analysis to allocate market capitalization to the reporting units in which goodwill resided as it was believed this was the most appropriate way to allocate the market capitalization. As a result, it was determined that the goodwill in each of the Company’s reporting units was fully impaired and, accordingly, an impairment charge of $222,816 was recorded by the Company.

(5)    INVENTORIES

Inventories, valued by the first-in, first-out (“FIFO”) method, consist of:

	June 30, 2006	March 31, 2006
Raw materials	$35,928	$38,022
Work-in-process	46,085	46,028
Finished goods	190,138	170,301

	$272,151	$254,351

EXIDE GLOBAL HOLDING NETHERLANDS C.V. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(6)    OTHER ASSETS

Other assets consist of:

	June 30, 2006	March 31, 2006
Capitalized software, net	$1,278	$1,369
Loan to affiliate	3,565	3,563
Other	3,908	3,685

	$8,751	$8,617

(7)    DEBT

At June 30, 2006 and March 31, 2006, short-term borrowings of $11,794 and $11,375, respectively, consisted of various operating lines of credit and working capital facilities maintained by certain of the Company’s subsidiaries. Certain of these borrowings are collateralized by receivables, inventories and/or property. These borrowing facilities, which are typically for one-year renewable terms, generally bear interest at current local market rates plus up to one percent per annum.

Total long-term debt is as follows:

	June 30, 2006	March 31, 2006
Senior Secured Credit Facility	$180,841	$165,917
Other, including capital lease obligations and other loans at interest rates generally ranging up to 11% due in installments through 2015	23,289	23,068

Total	204,130	188,985
Less—current maturities	5,064	5,360

	$199,066	$183,625

Total debt including above and short-term borrowings at June 30, 2006 and March 31, 2006 was $215,924 and $200,360, respectively.

(8)    INTEREST EXPENSE, NET

Interest income of $272 and $128 is included in Interest expense, net for the three months ended June 30, 2006 and 2005. These amounts include interest income from affiliates. See Note 15.

(9)    OTHER (INCOME) EXPENSE, NET

Other (income) expense, net consist of:

	For the three months ended
	June 30, 2006	June 30, 2005
Net (gain) loss on asset sales	$(128)	$1,301
Currency (gain) loss	(3,429)	8,075
Gain on revaluation of foreign currency forward contract	—	(1,081)
Other	(275)	(188)

	$(3,832)	$8,107

EXIDE GLOBAL HOLDING NETHERLANDS C.V. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(10)    EMPLOYEE BENEFITS

The components of the Company’s net periodic pension and other post-retirement benefit cost are as follows:

	Pension Benefits
	For the three months ended
	June 30, 2006	June 30, 2005
Components of net periodic benefit cost:
Service cost	$1,398	$1,311
Interest cost	3,700	3,858
Expected return on plan assets	(2,449)	(2,122)
Amortization of: Prior service cost	5	—
Actuarial loss	(292)	—

Net periodic benefit cost	$2,362	$3,047

	Other Post-Retirement Benefits
	For the three months ended
	June 30, 2006	June 30, 2005
Components of net periodic benefit cost:
Service cost	$42	$25
Interest cost	65	59
Amortization of: Prior service cost	3	—

Net periodic benefit cost	$110	$84

Cash contributions to the Company’s pension plans are generally made in accordance with minimum regulatory requirements. The Company expects that cumulative contributions to its pension plans will total approximately $84,000 from fiscal 2007 to fiscal 2011, including $16,054 in fiscal 2007. In addition, the Company expects that cumulative contributions to its other post-retirement benefit plans will total approximately $1,600 from fiscal 2007 to fiscal 2011, including $292 in fiscal 2007.

(11)    ENVIRONMENTAL MATTERS

As a result of its multinational manufacturing, distribution and recycling operations, the Company is subject to numerous federal and local environmental, occupational safety and health laws and regulations, as well as similar laws and regulations in the countries in which the Company operates. For a discussion of environmental matters, see Note 12.

(12)    COMMITMENTS AND CONTINGENCIES

Historical Federal Plea Agreement

In 2001, Exide reached a plea agreement with the U.S. Attorney for the Southern District of Illinois resolving an investigation into a scheme by former officers and certain corporate entities involving fraudulent

EXIDE GLOBAL HOLDING NETHERLANDS C.V. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

representations and promises in connection with the distribution, sale and marketing of automotive batteries between 1994 and 1997. Exide agreed to pay a fine of $27,500 over five years, to five-years probation and to cooperate with the U.S. Attorney in its prosecution of the former officers. Exide was sentenced pursuant to the terms of the plea agreement in February 2002. Generally, failure to comply with the provisions of the plea agreement, including the obligation to pay the fine, would permit the U.S. Government to reopen the case against Exide.

On April 15, 2002, the Parent Company and certain subsidiaries not including the Company filed for protection under Chapter 11 of the Bankruptcy Code. Later in 2002, the United States Attorney’s Office for the Southern District of Illinois filed a claim as a general unsecured creditor of the Parent Company’s subsidiary, Exide Illinois, Inc. for $27,900. Exide did not pay any installments of the criminal fine before or during its bankruptcy proceedings, nor did it pay any installments of the criminal fine after the Parent Company and certain subsidiaries emerged from bankruptcy in May 2004. As previously reported by Exide, if the U.S. Government were to assert that the obligation to pay the fine was not discharged under the Plan of Reorganization, Exide could be required to pay it.

In December 2004, the U.S. Attorney’s Office requested additional information regarding whether Exide adequately disclosed its financial condition at the time the plea agreement and the associated fine were approved by the U.S. District Court. Exide supplied correspondence and other materials responsive to this request.

On November 18, 2005 the U.S. Attorney’s Office filed a motion in the District Court for a hearing to make inquiry of Exide’s failure to comply with the Court’s judgment and terms of probation, principally through failure to pay the fine, and a motion to show cause why Exide should not be held in contempt. In its motion, the U.S. Attorney’s Office asserts that Exide Illinois is in default from its nonpayment of the criminal fine and is in violation of the terms of probation. The U.S. Attorney also asserted that bankruptcy does not discharge criminal fines, and that Exide did not adequately disclose its financial condition at the time the plea agreement and associated fines were approved by the District Court.

On May 31, 2006, the District Court approved a Joint Agreement and Proposed Joint Resolution of Issues Raised in the Government’s Motion Filed on November 18, 2005 Regarding the Payment of Criminal Fine. The District Court entered an order consistent with the Joint Agreement and Proposed Joint Resolution, and modified Exide’s schedule to pay the $27,500 fine through quarterly payments over the next five years, ending in 2011.

Under the order, Exide must provide security in a form acceptable to the court and to the government by February 26, 2007 for its guarantee of any remaining unpaid portion of the fine, but may petition the court prior thereto if Exide believes its financial viability would be jeopardized by providing such security. The court’s order reflects that Exide is not obligated to pay interest on outstanding amounts of unpaid fine if Exide is current on all installment payments, and allows for penalties and interest to be imposed if Exide does not comply with the modified fine payment schedule.

Private Party Lawsuits and other Legal Proceedings

On March 14, 2003, Exide served notices to reject certain executory contracts with EnerSys, including a 1991 Trademark and Trade Name License Agreement (the “Trademark License”), pursuant to which Exide had licensed to EnerSys use of the “Exide” trademark on certain industrial battery products in the United States and 80 foreign countries. EnerSys objected to the rejection of certain of the executory contracts, including the Trademark License, and the Bankruptcy Court conducted a hearing on Exide’s rejection request. On April 3, 2006, the Court granted Exide’s request to reject the contracts. EnerSys has filed a notice of appeal. Unless the appeal is successful, EnerSys will likely lose all rights to use the “Exide” trademark over time and Exide will

EXIDE GLOBAL HOLDING NETHERLANDS C.V. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

have greater flexibility in its ability to use that mark for industrial battery products. Because the Bankruptcy Court authorized rejection of the Trademark License, as with other executory contracts at issue, EnerSys will have a pre-petition general unsecured claim relating to the alleged damages arising therefrom. Exide reserves the ability to consider payment in cash of some portion of any settlement or ultimate award on Enersys’ claim of alleged rejection damages. In June 2006, the Bankruptcy Court ordered a two year transition period and denied Enersys’ motion for a stay. Enersys has appealed that order. The parties engaged in court ordered mediation on July 27, 2006 which was unsuccessful. Exide has filed a motion to expedite the appeal.

In July 2001, Pacific Dunlop Holdings (US), Inc. (“PDH”) and several of its foreign affiliates under the various agreements through which the Parent Company and its affiliates acquired GNB, filed a complaint in the Circuit Court for Cook County, Illinois alleging breach of contract, unjust enrichment and conversion against the Parent Company and three of its foreign affiliates. The plaintiffs maintain they are entitled to approximately $17,000 in cash assets acquired by the defendants through their acquisition of GNB. In December 2001, the Court denied the defendants’ motion to dismiss the complaint, without prejudice to re-filing the same motion after discovery proceeds. The defendants filed an answer and counterclaim. On July 8, 2002, the Court authorized discovery to proceed as to all parties except Exide. In August 2002, the case was removed to the U.S. Bankruptcy Court for the Northern District of Illinois and in October 2002, the parties presented oral arguments, in the case of PDH, to remand the case to Illinois state court and, in the case of Exide, to transfer the case to the U.S. Bankruptcy Court for the District of Delaware. On February 4, 2003, the U.S. Bankruptcy Court for the Northern District of Illinois transferred the case to the U.S. Bankruptcy Court in Delaware. On November 19, 2003, the Bankruptcy Court denied PDH’s motion to abstain or remand the case and issued an opinion holding that the Bankruptcy Court had jurisdiction over PDH’s claims and that liability, if any, would lie solely against Exide Technologies and not against any of its foreign affiliates. PDH subsequently filed a motion to reconsider, and on June 16, 2005, the Bankruptcy Court denied PDH’s motion to reconsider. PDH has appealed the Bankruptcy court’s decisions to the U.S. District Court for the District of Delaware. That court, pursuant to a Standing Order requiring mandatory mediation of all appeals from the Bankruptcy Court, scheduled mediation in Wilmington, Delaware which took place on November 3, 2005. The appeal will proceed and remains pending. In December 2001, PDH filed a separate action in the Circuit Court for Cook County, Illinois seeking recovery of approximately $3,100 for amounts allegedly owed by the Parent Company under various agreements between the parties. The claim arises from letters of credit and other security allegedly provided by PDH for GNB’s performance of certain of GNB’s obligations to third parties that PDH claims the Parent Company was obligated to replace. The Parent Company’s answer contested the amounts claimed by PDH and the Parent Company filed a counterclaim. Although this action has been consolidated with the Cook County suit concerning GNB’s cash assets, the claims relating to this action have been transferred to the U.S. Bankruptcy Court for the District of Delaware and are currently subject to a stay injunction by that court. The Parent Company plans to vigorously defend itself and pursue its counterclaims.

From 1957 to 1982, CEAC, the Company’s principal French subsidiary, operated a plant using crocidolite asbestos fibers in the formation of battery cases, which, once formed, encapsulated the fibers. Approximately 1,500 employees worked in the plant over the period. Since 1982, the French governmental agency responsible for worker illness claims received 64 employee claims alleging asbestos-related illnesses. For some of those claims, CEAC is obligated to and has indemnified the agency in accordance with French law for approximately $378 in calendar 2004. In addition, CEAC has been adjudged liable to indemnify the agency for approximately $107 during the same period for the dependents of four such claimants. The Company was not required to indemnify or make any payments in calendar year 2005 and through June 30, 2006. Although the Company cannot predict the number or size of any future claims, the Company does not believe resolution of the current or any future claims, individually or in the aggregate, will have a material adverse effect on the Company’s financial condition, cash flows or results of operations.

EXIDE GLOBAL HOLDING NETHERLANDS C.V. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In April 2003, the Company sold its Torrejon, Spain nickel-cadmium plant. The Company has learned that the Torrejon courts are conducting an investigation of three petitions submitted to determine whether criminal charges should be filed for alleged injuries and endangerment of workers’ health at the former Torrejon plant. The petitions contain criminal allegations against current and former employees but only allegations of civil liability against the Company. The investigations have been consolidated into one court. The Company has retained counsel in the event that any charges ultimately are filed.

Between 1996 and 2002, one of the Company’s Spanish subsidiaries negotiated dual-scale salaries under collective bargaining agreements for workers at numerous facilities. Several claims challenging the dual-scale salary system have been brought in various Spanish courts covering multiple jurisdictions. To date, the Company has lost its challenges in only one jurisdiction, where it continues to litigate some of these claims and prevailed in other jurisdictions. The Company does not currently anticipate any material adverse affect on the Company’s financial condition, cash flows or results of operations.

In June 2005, the Parent Company received notice that two former stockholders, Aviva Partners LLC and Robert Jarman, had separately filed purported class action lawsuits against the Parent Company and certain of its current and former officers alleging violations of certain federal securities laws. The cases were filed in the United States District Court for the District of New Jersey purportedly on behalf of those who purchased the Parent Company’s stock between November 16, 2004 and May 17, 2005. The complaints allege that the named officers violated Sections 10(b) and 20(a) of the Securities Exchange Act and SEC Rule 10b-5 in connection with certain allegedly false and misleading public statements made during this period by the Parent Company and its officers. The complaints did not specify an amount of damages sought. The Parent Company denies the allegations in the complaints and intends to vigorously pursue its defense.

On August 29, 2005, District Judge Mary L. Cooper consolidated the Aviva Partners and Jarman cases under the Aviva Partners v. Exide Technologies, Inc. caption, lead docket number 05-3098 (MLC). On March 24, 2006 District Judge Cooper appointed the Alaska Hotel & Restaurant Employees Pension Trust Fund and Lakeway Capital Management Co-Lead Plaintiffs for the putative class of former Parent Company stockholders and appointed the law firms of Lerach Coughlin Stoja Geller Rudman & Robbins LLP and Schatz & Nobel, P.C. as Co-Lead Counsel for the putative class. On May 8, 2006 Co-Lead Plaintiffs filed their consolidated amended complaint in which they reiterated the claims described above but purported to state a claim on behalf of those who purchased the Parent Company’s stock between May 5, 2004 and May 17, 2005. Defendants have moved to dismiss all claims against them and await a ruling on their motion. Discovery is currently stayed pursuant to the discovery-stay provisions of the Private Securities Litigation Reform Act of 1995.

On October 6, 2005, Murray Capital Management, Inc., filed suit against the Parent Company, certain of its current and former officers and Deutsche Bank Securities, Inc. The case was filed in the U.S. District Court for the Southern District of New York under the caption Murray Capital Management, Inc. v. Exide Technologies, et al., docket number 05 Civ. 8570 (AKH), and alleges that the defendants violated Sections 10(b) and 20(a) of the Securities Exchange Act and SEC Rule 10b-5, among other related state laws, in connection with certain allegedly false and misleading public statements made by the Parent Company and its officers. While Murray’s claims are largely duplicative of those set out in the Aviva and Jarman complaints, Murray also claims that false and misleading statements were made in connection with the Parent Company’s March 2005 issuance of convertible notes and concurrent issuance of senior notes. The complaint does not specify the amount of damages sought in the suit.

In October 2005, Deutsche Bank Securities Inc. made formal written demand that the Parent Company indemnify it in connection with the Murray litigation pursuant to the purchase agreement for the Senior Secured Notes and the Floating Rate Convertible Senior Subordinated Notes. The Parent Company has accepted its indemnification obligations from Deutsche Bank.

EXIDE GLOBAL HOLDING NETHERLANDS C.V. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On August 21, 2006, the U.S. District Court for the Southern District of New York held a hearing on the Company’s Motion to Dismiss the complaint filed in 2005 by Murray Capital Management, Inc. The Court granted the Company’s Motion to Dismiss without prejudice, and permitted the plaintiff 45 days to file an amended complaint.

On August 18, 2006 a shareholder derivative complaint was filed in the District Court for the District of New Jersey against certain current and former officers and directors. The suit alleges that named parties breached their fiduciary duties to the Company by, among other things, making statements between November, 2004 and July, 2005 which plaintiffs claim were false and misleading and by allegedly failing to implement adequate internal controls and means of supervision at the Company. The suit seeks an unspecified amount of damages from the named parties and modifications to the Company’s corporate governance policies. The suit further alleges that the defendants gave false or misleading statements and assurances to the public and shareholders between November 2004 and the present (“Relevant Period”) when they knew or should have known that material facts were improperly concealed from shareholders and the public including the alleged facts that: information presented in financial statements and related press releases during the Relevant Period was inaccurate; that there were no (or insufficient) internal controls with the result that actual and forecasted inventories, sales, and related financial results were not accurately reported; that from November 2004 forward, the defendants knew or should have known that the Company would violate the Leveraged Ratio and EBITDA Covenants of its senior secured credit facility for fiscal year 2005; the Company presented its financial results and statements in a manner that violated generally accepted accounting principles (“GAAP”); the Company’s restructuring had not reduced costs; the Company did not adequately hedge against the sharp price increases in lead and other commodities and falsely assured investors otherwise; the Company was not able to properly forecast its inventory requirements and failed to timely write down the value of obsolete inventory thereby overstating net income; and that the Company violated the terms of a contract with a large customer. The allegations in the complaint are similar to the previously filed and disclosed shareholder class action suit described in Note 13 to the financial statements contained in the Company’s Form 10-Q filed on August 8, 2006. The individual defendants intend to vigorously defend the suit.

On July 1, 2005, Exide was informed by the Enforcement Division of the Securities and Exchange Commission (the “SEC”) that it commenced a preliminary inquiry into statements Exide made in fiscal 2005 regarding its ability to comply with fiscal 2005 loan covenants and the going concern modification in the audit report in Exide’s annual report on Form 10-K for fiscal 2005. The SEC noted that the inquiry should not be construed as an indication by the SEC or its staff that any violations of law have occurred. Exide intends to fully cooperate with the inquiry and continues to do so.

The Company’s Norwegian subsidiary, Exide Sonnak AS, has received notice of claims for property damage in the approximate amount of $5,600 allegedly as the result of a warehouse fire occurring on or about July 8, 2005 in Trondheim, Norway due to an alleged malfunctioning battery charger allegedly manufactured by the Company. The Company and its counsel are evaluating those claims. The Company currently believes that any potential liability would be covered by applicable insurance, subject to any deductible.

The Company is involved in various other claims and litigation incidental to the conduct of its business. Based on consultation with legal counsel, the Company does not believe that any such claims or litigation to which the Company is a party, either individually or in the aggregate, will have a material adverse effect on the Company’s financial condition, cash flows or results of operations.

Environmental Matters

As a result of its manufacturing, distribution and recycling operations, the Company is subject to numerous federal, state and local environmental, occupational safety and health laws and regulations, including limits on employee blood lead levels, as well as similar laws and regulations in other countries in which the Company operates (collectively, “EH&S laws”).

EXIDE GLOBAL HOLDING NETHERLANDS C.V. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company is exposed to liabilities under such EH&S laws arising from its past handling, release, storage and disposal of materials now designated as hazardous substances and hazardous wastes.

The Company is involved in the assessment and remediation of various properties, including certain Company owned or operated facilities. Such assessment and remedial work is being conducted pursuant to applicable EH&S laws with varying degrees of involvement by appropriate legal authorities. Where probable and reasonably estimable, the costs of such projects have been accrued by the Company, as discussed below. In addition, certain environmental matters concerning the Company are pending in various courts or with certain environmental regulatory agencies with respect to these currently or formerly owned or operating locations. While the ultimate outcome of the foregoing environmental matters is uncertain, after consultation with legal counsel, the Company does not believe the resolution of these matters, individually or in the aggregate, will have a material adverse effect on the Company’s financial condition, cash flows or results of operations.

The Company has established reserves for on-site and off-site environmental remediation costs where such costs are probable and reasonably estimable and believes that such reserves are adequate. As of June 30, 2006 and March 31, 2006, the amount of such reserves on the Company’s consolidated balance sheet was approximately $7,200 and $8,100, respectively. Because environmental liabilities are not accrued until a liability is determined to be probable and reasonably estimable, not all potential future environmental liabilities have been included in the Company’s environmental reserves and, therefore, additional earnings charges are possible. Also, future findings or changes in estimates could have a material effect on the recorded reserves and cash flows.

The site that currently has the largest reserves includes the following:

Azambuja (SONALUR) Portugal

The Azambuja (SONALUR) facility is an active secondary lead recycling plant. Materials from past operations present at the site are stored in above-ground concrete containment vessels and in underground storage deposits. The Company finalized the process of obtaining site characterization data to evaluate remediation alternatives agreeable to local authorities. Costs for remediation are currently estimated at $3,500 to $7,000.

Guarantees

At June 30, 2006, the Parent Company had outstanding letters of credit with a face value of $2,314 on behalf of the Company’s subsidiaries. The majority of the letters of credit have been issued as collateral or financial assurance with respect to certain liabilities the Company has recorded, including but not limited to environmental remediation obligations and self-insured workers compensation reserves. Failure of the Company to satisfy its obligations with respect to the primary obligations secured by the letters of credit or surety bonds could entitle the beneficiary of the related letter of credit or surety bond to demand payments pursuant to such instruments. The letters of credit generally have terms up to one year.

Certain of the Company’s European subsidiaries have bank guarantees outstanding, which have been issued as collateral or financial assurance in connection with environmental obligations, income tax claims and customer contract requirements. At June 30, 2006, bank guarantees with a face value of $15,689 were outstanding.

Sales Returns and Allowances

The Company provides for an allowance for product returns and/or allowances. Based upon its manufacturing re-work process, the Company believes that the majority of its product returns are not the result of product defects. Many returns are in fact subsequently sold as seconds at a reduced price. The Company

EXIDE GLOBAL HOLDING NETHERLANDS C.V. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

recognizes the estimated cost of product returns as a reduction of sales in the period in which the related revenue is recognized. The product return estimates are based upon historical trends and claims experience, and include assessment of the anticipated lag between the date of sale and claim/return date.

A reconciliation of changes in the Company’s consolidated sales returns and allowances liability follows:

Balance at March 31, 2006	$23,793
Accrual for sales returns and allowances provided during the period	5,407
Settlements made (in cash or credit) during the period	(5,284)
Currency translation	1,072

Balance at June 30, 2006	$24,988

(13)    RESTRUCTURING

During the first quarter of fiscal 2007, the Company has continued to implement operational changes to streamline and rationalize its structure in an effort to simplify the organization and eliminate redundant and/or unnecessary costs. As part of these restructuring programs, the nature of the positions eliminated range from plant employees and clerical workers to operational and sales management.

During the three months ended June 30, 2006, the Company recognized restructuring charges of $2,131, representing $946 for severance and $1,185 for related closure costs. These charges resulted from consolidation efforts in the Industrial Energy Europe and Rest of World (“ROW”) segment, headcount reductions in the Transportation Europe and ROW segment, and corporate severance. Approximately 44 positions have been eliminated in connection with fiscal 2007 restructuring activities.

Summarized restructuring reserve activity follows:

	Severance	Closure Costs	Total
Balance, March 31, 2006	$5,055	$2,979	$8,034
Charges, Three Months Ended June 30, 2006	946	1,185	$2,131
Payments and Currency Changes	(3,574)	(1,364)	$(4,938)

Balance, June 30, 2006	$2,427	$2,800	$5,227

Remaining expenditures principally represent (i) severance and related benefits payable per employee agreements and regulatory requirements over periods up to three years (ii) lease commitments for certain closed facilities, branches and offices, as well as leases for excess and permanently idle equipment payable in accordance with contractual terms, over periods up to five years and (iii) certain other closure costs including dismantlement and costs associated with removal obligations incurred in connection with the exit of facilities.

(14)    RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In November 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 151 (“SFAS 151”), “Inventory Costs—an amendment of ARB No. 43, Chapter 4.” SFAS 151 discusses the general principles applicable to the pricing of inventory. Paragraph 5 of ARB 43, Chapter 4 provides guidance on allocating certain costs to inventory. This Statement amends ARB 43, Chapter 4, to clarify that abnormal amounts of idle facility expense, freight, handling costs and wasted materials (spoilage) should be recognized as current-period charges. In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of production facilities. As required by SFAS 151, we adopted this new accounting standard on April 1, 2006. The adoption of SFAS 151 did not have a material impact on the Company’s financial position or results of operations.

EXIDE GLOBAL HOLDING NETHERLANDS C.V. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In June 2005, the FASB issued Statement of Financial Accounting Standards No. 154 (“SFAS 154”), “Accounting Changes and Error Corrections.” SFAS 154 changes the requirements for the accounting for and reporting of a change in accounting principle. This Statement requires retrospective applications to prior periods’ financial statements of a voluntary change in accounting principle unless it is impracticable. In addition, this Statement requires that a change in depreciation, amortization or depletion for long-lived, non-financial assets be accounted for as a change in accounting estimate effected by a change in accounting principle. This new accounting standard was effective April 1, 2006. The adoption of SFAS 154 had no impact on the Company’s financial statements.

In February 2006, the FASB issued Statement of Financial Accounting Standards No. 155 (“SFAS 155”), “Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140.” SFAS 155 allows financial instruments that have embedded derivatives to be accounted for as a whole, eliminating the need to separate the derivative from its host, if the holder elects to account for the whole instrument on a fair value basis. This new accounting standard is effective April 1, 2007. The adoption of SFAS 155 is not expected to have an impact on the Company’s financial statements.

In March 2006, the FASB issued Statement of Financial Accounting Standards No. 156 (“SFAS 156”), “Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140.” SFAS 156 requires that all separately recognized servicing rights be initially measured at fair value, if practicable. In addition, this Statement permits an entity to choose between two measurement methods (amortization method or fair value measurement method) for each class of separately recognized servicing assets and liabilities. This new accounting standard is effective April 1, 2007. The adoption of SFAS 156 is not expected to have an impact on the Company’s financial statements.

In July 2006, the FASB issued FIN 48 “Accounting For Uncertainty In Income Taxes—an Interpretation of FASB Statement 109.” FIN 48 clarifies that an entity’s tax benefits recognized in tax returns must be more likely than not of being sustained prior to recording the related tax benefit in the financial statements. As required by FIN 48, the Company will adopt this new accounting standard effective April 1, 2007. The Company is currently reviewing the impact of FIN 48 on its financial statements.

In September 2006, the FASB issued SFAS No. 158, “Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans” (an amendment of FASB Statements No. 87, 88, 106, and 132R) (SFAS 158). SFAS 158 requires an employer to recognize in its statement of financial position an asset for a plan’s over funded status or a liability for a plan’s under funded status, measure a plan’s assets and its obligations that determine its funded status as of the end of the employer’s fiscal year (with limited exceptions), and recognize changes in the funded status of a defined benefit postretirement plan in the year in which the changes occur. Those changes will be reported in our comprehensive income and as a separate component of stockholders’ equity. SFAS 158 is effective for recognition of the funded status of the benefit plans for fiscal years ending after December 15, 2006 and is effective for the measurement date provisions for fiscal years ending after December 15, 2008. The Company is currently evaluating the effect of SFAS 158 on its financial statements.

(15)    RELATED PARTY TRANSACTIONS

The Parent Company charges EGHN certain fees. These costs are classified in the Consolidated Statements of Operations as General and administrative expenses. The cost of these functions and services has been directly charged to EGHN using a method that the Parent Company’s management believes is reasonable. Because of the relationship between the Company and the Parent Company, it is possible that the terms and costs of the services provided are not the same as those that would result from transactions among wholly unrelated parties. Fees charged during the three months ended June 30, 2006 and 2005 were $3,000 and $3,000, respectively.

EXIDE GLOBAL HOLDING NETHERLANDS C.V. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Parent Company enters into certain lead forward purchase and put option agreements to economically hedge the cost of externally purchased lead. While these agreements are entered into by the Parent Company, they are utilized to economically hedge a portion of the lead requirements for EGHN and its subsidiaries. Gains or losses on these commodity contracts are charged by the Parent Company to EGHN. These costs, which are included in Cost of Sales, were $0 and a gain of $1,033 for three months ended June 30, 2006 and 2005, respectively.

Current intercompany balances represent commercial trading activities and other transactions in the normal course of business between EGHN and other Parent Company affiliates. Sales to Parent Company affiliates are at prices that approximate the cost of the products sold. Purchases from Parent Company affiliates during three months ended June 30, 2006 and 2005 were $19,093 and $15,044, respectively. Purchases from Parent Company affiliates are at prices that include a profit margin over and above the cost of the products purchased.

Long-term intercompany balances represent financing activities between EGHN and other Parent Company affiliates. The Parent Company charges interest to EGHN based on the actual interest cost on intercompany indebtedness. At June 30, 2006 and March 31, 2006, the company had notes payable to affiliates of $99,173 and $94,138, respectively. Interest expense related to intercompany financing arrangements and included in Interest expense, net in the Consolidated Statements of Operations for three months ended June 30, 2006 and 2005 was $2,557 and $2,634, respectively. Interest income from affiliates included in Interest expense, net for three months ended June 30, 2006 and 2005 was $1 and $16, respectively.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

We are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such persons in connection with any threatened, pending or completed actions, suits or proceedings in which such persons are made a party by reason of being or having been a director, officer, employee or agent to the corporation. The Delaware General Corporation Law provides that Section 145 is not excluding other rights to which those seeking indemnification may be entitled under any certificate of incorporation, bylaws, agreement, vote of stockholders or disinterested directors or otherwise. Our bylaws provide for indemnification by us of our directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (iv) for any transactions from which the director derived an improper personal benefit. Our certificate of incorporation provides for such limitations of liability to the fullest extent permitted by Delaware General Corporation Law.

We have entered into indemnification agreements with certain of our officers and all members of our board of directors. The indemnification agreements provide that we will indemnify our officers and directors party thereto against any losses, expenses and taxes arising from any action taken against the officers and directors by reason of or relating to their status or actions taken in their capacity as our officers or directors. We are not responsible for indemnifying officers and directors for any action initiated or brought voluntarily by any officer or director against us or any of our employees.

We maintain standard policies of insurance under which coverage is provided (i) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (ii) to us with respect to payments which may be made by us to such directors and officers pursuant to the above indemnification provision or otherwise as a matter of law.

Item 21. Exhibits and Financial Statement Schedules

(a) The list of exhibits in the Exhibit Index to this report is incorporated herein by reference.

(b) Financial Statement Schedules: See Index to Financial Statements and Schedule at Page F-1.

Item 22. Undertakings

(a) Exide Technologies hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Exide Technologies hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of Exide Technologies’ annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) The undersigned hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired therein, that was not the subject of and included in the registration statement when it became effective.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Alpharetta, State of Georgia, on the 10th day of October, 2006.

EXIDE TECHNOLOGIES

By:	/s/ GORDON A. ULSH
Name:	Gordon A. Ulsh
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Barbara A. Hatcher and Brad S. Kalter and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement (and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, for the offering which this Registration Statement relates), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

* * * *

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-4 and Power of Attorney have been signed by the following persons in the capacities and on the dates indicated:

Signatures	Capacity	Dates

/S/ GORDON A. ULSH Gordon A. Ulsh	President, Chief Executive Officer and Director (Principal Executive Officer)	October 10, 2006

/S/ FRANCIS M. CORBY JR. Francis M. Corby Jr.	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	October 10, 2006

/S/ PHILLIP A. DAMASKA Phillip A. Damaska	Senior Vice President and Corporate Controller (Principal Accounting Officer)	October 10, 2006

/S/ JOHN P. REILLY John P. Reilly	Chairman of the Board of Directors	October 10, 2006

/S/ HERBERT F. ASPBURY Herbert F. Aspbury	Director	October 10, 2006

/s/ MICHAEL R. D’APPOLONIA Michael R. D’Appolonia	Director	October 10, 2006

Signatures	Capacity	Dates

/S/ DAVID S. FERGUSON David S. Ferguson	Director	October 10, 2006

/S/ MICHAEL P. RESSNER Michael P. Ressner	Director	October 10, 2006

/S/ CARROLL R. WETZEL Carroll R. Wetzel	Director	October 10, 2006

EXHIBIT INDEX

Exhibit Number	Description
2.1	Joint Plan of Reorganization of the Official Committee of Unsecured Creditors and the Debtors, dated March 11, 2004, incorporated by reference to the Company’s Current Report on Form 8-K filed on May 6, 2004.

2.2	Amended Technical Amendment to Joint Plan of Reorganization of the Official Committee of Unsecured Creditors and the Debtors, dated April 21, 2004, incorporated by reference to Exhibit 2.2 of the Company’s Current Report on Form 8-K, dated May 6, 2004.

2.3	Order confirming the Joint Plan of Reorganization of the Official Committee of Unsecured Creditors and the Debtors entered April 21, 2004, incorporated by reference to Exhibit 2.3 of the Company’s Current Report on Form 8-K, dated May 6, 2004.

3.1	Amended and Restated Certificate of Incorporation of the Company, incorporated by reference to Exhibit 3.1 of the Company’s Registration Statement on Form S-3 dated August 2, 2006.

3.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation, incorporated by reference to Exhibit 3.1 to the Company’s Report on Form 8-K dated August 24, 2006.

3.3	Amended and Restated Bylaws of the Company, effective April 28, 2005, incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2006.

4.1	Credit and Guarantee Agreement dated as of May 5, 2004 by and among the Company, Exide Global Holding Netherlands C.V., the Lenders from time to time partly thereto, Credit Suisse First Boston and Fleet Securities Inc., Syndication Agents, Deutsche Bank AG New York Branch, as Administration Agent, Credit Suisse First Boston, as Book Running Manager, and Deutshe Bank Securities Inc, as Sole Lead Arranger and Book Running Manager, incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K dated May 7, 2004.

4.2	Warrant Agreement dated as of May 5, 2004 by and between the Company and American Stock Transfer Trust Company, incorporated by reference to Exhibit 3 to the Company’s on Form 8-A dated May 6, 2004.

4.3	First Amendment and Waiver to Credit Agreement, dated as of November 10, 2004, among the Company, Exide Global Holding Netherlands C.V., a limited partnership organized under the laws of The Netherlands, the Lenders from time to time party hereto and Deutsche Bank AG New York Branch, as Administrative Agent, incorporated by reference to the Company’s Report on Form 10-Q dated November 15, 2004.

4.4	Second Amendment and Waiver to Credit Agreement, dated as of February 14, 2005, among the Company, Exide Global Holding Netherlands C.V., a limited partnership organized under the laws of the Netherlands, the Lenders from time to time party hereto and Deutsche Bank AG New York Branch, as Administrative Agent, incorporated by reference to the Company’s Report on Form 10-Q dated February 14, 2005.

4.5	Third Amendment and Waiver to Credit Agreement, dated as of February 24, 2005, among the Company, Exide Global Holding Netherlands C.V., a limited partnership organized under the laws of the Netherlands, the Lenders from time to time party hereto and Deutsche Bank AG New York Branch, as Administrative Agent, incorporated by reference to the Company’s Report on Form 8-K dated February 28, 2005.

4.6	Indenture dated as of March 18, 2005 by and between the Company and SunTrust Bank (as predecessor to U.S. Bank National Association) relating to the 10 1/2% Senior Secured Notes due 2013, incorporated by reference to Exhibit 10.1 to the Company’s Report on Form 8-K dated
March 24, 2005.

4.7	Indenture dated as of March 18, 2005 by and between the Company and SunTrust Bank relating to the Floating Rate Convertible Senior Subordinated Notes due 2013, incorporated by reference to Exhibit 10.2 to the Company’s Report on Form 8-K dated March 24, 2005.

Exhibit Number	Description
4.8	Fourth Amendment and Waiver to Credit Agreement, dated as of June 13, 2005, among the Company, Exide Global Holding Netherlands C.V., a limited partnership organized under the laws of the Netherlands, the Lenders from time to time party hereto and Deutsche Bank AG New York Branch, as Administrative Agent, incorporated by reference to Exhibit 99.1 to the Company’s Report on Form 8-K dated June 15, 2005.

4.9	Copy of Intercreditor Agreement dated as of March 18, 2005 reflecting changes from First Amendment to Intercreditor Agreement dated as of June 10, 2005 among the Company, the administrative agent under the senior credit facility, the trustee for the Company’s two series of notes and the Pension Benefit Guaranty Corporation, incorporated by reference to Exhibit 99.4 to the Company’s Report on Form 8-K dated June 15, 2005.

4.10	Fifth Amendment and Waiver to Credit Agreement, dated as of June 29, 2005, among the Company, Exide Global Holding Netherlands C.V., a limited partnership organized under the laws of the Netherlands, the Lenders from time to time party hereto and Deutsche Bank AG New York Branch, as Administrative Agent, incorporated by reference to Exhibit 99.2 to the Company’s Report on Form 8-K dated June 30, 2005.

4.11	Sixth Amendment and Waiver to Credit Agreement, dated as of January 25, 2006, among the Company, Exide Global Holding Netherlands C.V., a limited partnership organized under the laws of the Netherlands, the Lenders from time to time party hereto and Deutsche Bank AG New York Branch, as Administrative Agent, incorporated by reference to Exhibit 99.1 to the Company’s Report on Form 8-K dated February 1, 2006.

4.12	Seventh Amendment and Waiver to Credit Agreement, dated as of March 10, 2006, among the Company, Exide Global Holding Netherlands C.V., a limited partnership organized under the laws of the Netherlands, the Lenders from time to time party hereto and Deutsche Bank AG New York Branch, as Administrative Agent, incorporated by reference to Exhibit 10.1 to the Company’s Report on Form 8-K dated March 15, 2006.

4.13	Security Agreement between the Company and the Pension Benefit Guaranty Corporation dated as of June 10, 2005, incorporated by reference to Exhibit 99.2 to the Company’s Report on Form 8-K dated June 15, 2005.

4.14	Pledge Agreement between the Company and the Pension Benefit Guaranty Corporation dated as of June 10, 2005, incorporated by reference to Exhibit 99.3 to the Company’s Report on Form 8-K dated June 15, 2005.

5.1	Opinion of Kirkland & Ellis LLP. **

10.19	Corporate Incentive Plan, incorporated by reference to Exhibit 10.20 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2002.

10.21	North American Supply Agreement dated December 15, 1999 between Daramic, Inc. and the Company (certain confidential portions have been omitted and filed separately with the SEC pursuant to a request for confidential treatment), incorporated by reference to Exhibit 10.22 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2002.

10.22	Automotive and Industrial Supply Contract dated July 31, 2001 between Daramic, Inc. and the Company (certain confidential portions have been omitted and filed separately with the SEC pursuant to a request for confidential treatment), incorporated by reference to Exhibit 10.23 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2002.

10.23	Golf Cart Separator Supply Contract dated July 31, 2001 between Daramic, Inc. and the Company (certain confidential portions have been omitted and filed separately with the SEC pursuant to a request for confidential treatment), incorporated by reference to Exhibit 10.24 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2002.

Exhibit Number	Description
10.24	Amendment to Supply Contracts dated July 31, 2001 between Daramic, Inc. and the Company (certain confidential portions have been omitted and filed separately with the SEC pursuant to a request for confidential treatment), incorporated by reference to Exhibit 10.25 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2002.

10.25	Amendment No. 2 to Supply Contracts dated July 11, 2002 between Daramic, Inc. and the Company (certain confidential portions have been omitted and filed separately with the SEC pursuant to a request for confidential treatment), incorporated by reference to Exhibit 10.26 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2002.

10.26	Exide Technologies et al. Debtors Income Protection Plan, incorporated by reference to Exhibit 10.27 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2002.

10.27	Exide Technologies’ 2004 Stock Incentive Plan, incorporated by reference to Exhibit 10.1 to the Company’s Report on Form 8-K dated October 19, 2005.

10.28	Employment Agreement, dated as of March 2, 2005, by and between the Company and Gordon A. Ulsh, incorporated by reference to Exhibit 10.1 to the Company’s Report on Form 8-K dated October 12, 2004.

10.29	Employment Agreement, dated as of February 16, 2006, by and between the Company and Francis M. Corby, Jr., incorporated by reference to Exhibit 10.1 to the Company’s Report on Form 8-K dated February 16, 2006.

10.30	Form of Indemnity Agreement, dated February 27, 2006, incorporated by reference to Exhibit 10.1 to the Company’s Report on Form 8-K dated March 2, 2006.

10.33	Standby Purchase Agreement among the Company and Tontine Capital Partners, L.P., Legg Mason Investment Trust, Inc. and Arklow Capital, LLC, dated June 28, 2006, incorporated by reference to Exhibit 10.1 to the Company’s Report on Form 8-K dated June 29,2006.

10.34	Form of Registration Rights Agreement to be entered into among the Company and Tontine Capital Partners, L.P., Legg Mason Investment Trust, Inc. and Arklow Capital, LLC, incorporated by reference to Exhibit 10.1 to the Company’s Report on Form 8-K dated June 29, 2006.

10.35	Amendment to Standby Purchase Agreement between the Company and Tontine Capital Partners, L.P., Legg Mason Investment Trust, Inc. and Arklow Capital, LLC, incorporated by reference to Exhibit 2.3 to the Company’s Registration Statement on Form S-3 dated August 2, 2006.

10.36	Registration Rights Agreement dated September 18, 2006, between Exide Technologies, Tontine Capital Partners, L.P., Tontine Partners, L.P., Tontine Overseas Associates, L.L.C., Tontine Capital Overseas Master Fund, L.P., Arklow Capital, LLC and Legg Mason Investment Trust, Inc. incorporated by reference to Exhibit 10.1 to the Company’s report on Form 8-K dated September 19, 2006.

12.1	Computation of Ratio of Earnings to Fixed Charges.*

23.1	Consent of PricewaterhouseCoopers LLP.*

23.2	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).**

24.1	Power of Attorney (included in signature page).*

25.1	Statement of Eligibility and Qualification of the Trustee on Form T-1.*

99.1	Form of Letter of Transmittal to be used by Holders of Exide Technologies’ 10 1/2% Senior Secured Notes due 2013.*

99.2	Form of Instructions to Holders of Exide Technologies’ 10 1/2% Senior Secured Notes due 2013.*

99.3	Form of Notice of Guaranteed Delivery.*

*	Filed herewith.
**	To be filed by amendment.